Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

SEASPINE HOLDINGS CORPORATION

as Parent

- and -

PROJECT MAPLE LEAF ACQUISITION ULC

as Purchaser

- and -

7D SURGICAL INC.

as the Company

- and -

MICHAEL CADOTTE and JOEL ROSE

as the Shareholder Representatives

ARRANGEMENT AGREEMENT

March 22, 2021

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of March 22, 2021,

AMONG:

SeaSpine Holdings Corporation, a corporation incorporated under the laws of Delaware,

(the “Parent”)

- and -

Project Maple Leaf Acquisition ULC, an unlimited liability company incorporated under the laws of the Province of British Columbia,

(the “Purchaser”)

- and -

7D Surgical Inc., a corporation incorporated under the laws of the Province of Ontario,

(the “Company”)

- and -

Michael Cadotte, an individual resident in the Province of Ontario (acting solely in his capacity as “Shareholder Representative”),

- and -

Joel Rose, an individual resident in the Province of Ontario (acting solely in his capacity as “Shareholder Representative”),

(Michael Cadotte and Joel Rose, together the “Shareholder Representatives”)

WHEREAS the Purchaser proposes to acquire all of the issued and outstanding Company Shares (as hereafter defined);

AND WHEREAS the Board (as hereinafter defined) has unanimously determined that the sale of all of the Company Shares to the Purchaser on the terms contemplated herein is in the best interests of the Company and the Company Shareholders (as hereinafter defined) and unanimously determined to recommend approval of the Arrangement Resolution (as hereinafter defined) to the Company Shareholders;

AND WHEREAS concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Purchaser and Parent to enter into this Agreement, each of the Key Shareholders (as hereinafter defined) has entered into a Voting Support Agreement (as hereinafter defined) pursuant to which, among other things, such Key Shareholder has agreed to vote its Company Shares in favour of the Arrangement Resolution;

AND WHEREAS the Parties (as hereafter defined) intend to carry out, among other things, the purchase and sale of the Company Shares by way of the Arrangement (as hereafter defined) under the provisions of the OBCA (as hereinafter defined) in accordance with and subject to the terms and conditions of the Plan of Arrangement (as hereafter defined);

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings:

“2020 U.S. Tax Acts” has the meaning ascribed thereto in Section (14)(v) of Schedule C.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and the Plan of Arrangement and other than any transaction involving only the Company and/or one or more of its wholly-owned Subsidiaries, any offer, proposal or inquiry (written or oral) from any Person or group of Persons other than the Purchaser (or any affiliate of the Purchaser or any Person acting in concert with the Purchaser or any affiliate of the Purchaser) after the date of this Agreement relating to (i) any sale or disposition (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), direct or indirect, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company and its Subsidiaries or of 20% or more of the voting or equity securities of the Company or any of its Subsidiaries (or rights or interests in such voting or equity securities), (ii) any take-over bid, tender offer or exchange offer or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities of the Company or any of its Subsidiaries, (iii) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving the Company or any of its Subsidiaries, or (iv) any other similar transaction or series of transactions involving the Company or any of its Subsidiaries.

“Accounting Firm” has the meaning ascribed thereto in Section 2.13(2).

“Additional D&O Insurance” has the meaning ascribed thereto in Section 4.10.

“Adjustment Escrow Amount” means an amount of cash equal to US$250,000.

“Adjustment Statement” has the meaning ascribed thereto in Section 2.13(1).

“Advanced Customer Payments” means the payments received by the Company Entities from their customers on account of service agreements for Company Products that become effective after the expiration of the initial warranty on the corresponding Company Products.

“Assets” means all property and assets of the Company Entities of every nature and kind and whosesoever situate.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with that other Person. For purposes of this definition, a Person “controls” another Person if that Person possesses, directly or indirectly, the power to direct the management and policies of that other Person, whether through ownership of voting securities, by contract or otherwise and “controlled by” and “under common control with” have similar meanings.

“Agreement” means this arrangement agreement.

“Anti-Corruption Laws” mean any applicable law for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada), the U.K. Bribery Act 2010 and any applicable anti-corruption or anti-bribery law of any other applicable jurisdiction.

“Arrangement” means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of

Arrangement made in accordance with the terms of this Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Arrangement Expenses” means all third-party fees, costs, expenses, payments, and expenditures incurred or required to be paid by the Company or any of its Subsidiaries at or prior to the Effective Time in connection with the transactions contemplated herein, whether or not, billed or accrued prior to the Effective Time (including (a) any fees, costs expenses, payments and expenditures of legal counsel, accountants, financial advisors, the Shareholder Representatives (other than as provided for in the Shareholder Representative Fund Amount) and other service providers, (b) the fees, costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons, (c) 50% of the fees, costs and expenses payable to the Depositary, the Escrow Agent and the R&W Insurance Provider in connection with the transactions contemplated herein, (d) all Change in Control Payments, (e) the preparation of and mailing of the Company Circular, applications for the Interim Order and the Final Order, fees and expenses relating to the Company Meeting, (f) all premiums and other amounts payable in respect of the D&O Tail Insurance and to obtain the Additional D&O Insurance, (g) any transaction or retention bonuses paid or agreed to be paid by the Company in connection with the Arrangement prior or subsequent to the Effective Time, (h) all payments required to obtain Regulatory Approvals required by the Company, or consents, waivers, terminations or amendments under any Contract of the Company, in each case as mutually agreed by the parties to be required prior to the Effective Time as a result of or in connection with the Arrangement, (i) an amount, in cash, representing the aggregate Purchase Price per Company Share that would have been payable to each Dissenting Shareholder that remains entitled, as of the Effective Time, to be paid fair value (had such Dissenting Shareholder not exercised Dissent Rights), for each Company Share in respect of which each such Dissenting Shareholder exercised Dissent Rights, (j) if requested by the Purchaser prior to the Effective Date, any fees, costs, expenses, payments and expenditures payable in connection with the dissolution of 7D Surgical International Inc., and (k) any VAT incurred by the Company in connection with, or relating to the fees, costs, payments and expenditures set forth in paragraphs (a)-(j) above), in each case to the extent unpaid immediately prior to the Effective Time, but expressly excluding any fees, costs, expenses, payments or expenditures incurred by or at the express direction of Purchaser, Parent or any of their Affiliates (including for the purpose of obtaining the NASDAQ Approval, or review or audit of any additional financial statements or financial information of the Company requested by the Purchaser, Parent or any of their Affiliates).

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting, substantially in the form of Schedule B.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement required by the OBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.

“ASPE” means Canadian accounting standards for private enterprises as set out in Part II of the Chartered Professional Accountants of Canada Handbook, as issued by the Accounting Standard Boards in Canada, which are applicable on the date on which any calculation is to be effective using ASPE.

“Authority” means, whether domestic or foreign, (i) any multinational, federal, provincial, state, regional, municipal, local or other government, or any governmental or public department, ministry, minister, central bank, court, tribunal, arbitral body, commission, commissioner, board, regulatory body, bureau, agency or other similar instrumentality, (ii) any subdivision, agent or authority of any of the foregoing, or (iii) any quasi-governmental or private body, including any tribunal, commission, securities exchange, regulatory agency or self-regulatory organization exercising any executive, legislative, judicial, regulatory, prosecutorial, administrative, expropriation, taxing or other governmental or quasi-governmental authority under or for the account of any of the foregoing.

“Authorization” means, with respect to any Person, any order, permit, approval, grant, consent, waiver, license, registration, or similar authorization of any Authority having jurisdiction over the Person.

“Backup Plans” has the meaning ascribed thereto in Section (26)(t)(vi) of Schedule C.

“Base Purchase Price” means US$110,000,000.

“Board” means the board of directors of the Company as constituted from time to time.

“Board Observer Agreement” means the letter agreement effective as of the Effective Time, between the Parent and the Shareholder Representatives setting out the right of the Company Shareholders to appoint one individual, who shall be reasonably acceptable to the Parent, and who initially shall be Andrew Rock but may be replaced at the direction of the Company Shareholders representing more than 50% of the Company Shares as of immediately prior to the Effective Time, to attend all meetings of the board of directors of the Parent (save for any meeting or portion thereof in which the Agreement, the Arrangement and any matters incidental or relating thereto are discussed) for one year following the Effective Date, subject to customary right and restrictions applicable to board observers.

“Books and Records” means, whether in paper or electronic form, all books, documents, records, files and papers of the Company Entities, including financial records, drawings, engineering information, manuals and data, sales, purchase and advertising documents, research and development records, correspondence, lists of present and former customers and suppliers, employment records, and the minute and share certificate books of the Company Entities.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in the Province of Ontario or the State of California.

“Callco” has the meaning ascribed thereto in the Plan of Arrangement.

“Canadian Export and Import Laws” means the Export and Import Permit Acts, R.S.C 1985, c E-19, Export Permits Regulations, SOR/97-204, Export Control List, SOR/89-202, General Export Permit No. 41 — Dual-use Goods and Technology to Certain Destinations, SOR/2015-200, Foreign Extraterritorial Measures Act, R.S.C. 1985, c F-29, United Nations Act, R.S.C. 1985, c U-2, Special Economic Measures Act, S.C. 1992, c 17, the laws and regulations administered by the Canada Border Services Agency, and all other Canadians laws and regulations regulating exports, imports or re-exports to or from Canada, including the export or re-export of goods, services or technical data from Canada, and all other legal requirements imposing economic sanctions against foreign countries or Persons.

“CARES Act” has the meaning ascribed thereto in Section (14)(v) of Schedule C.

“Cash Consideration” has the meaning ascribed thereto in the Plan of Arrangement.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement.

“Change in Control Payments” means all bonus, “single-trigger” and “double-trigger” severance or other payment obligations payable by the Company or any of its Subsidiaries to any directors, officers, Company Employees or contractors pursuant to an employment agreement, severance plan or any other agreement, plan or arrangement of the Company in effect prior to the Effective Time, which payment obligations may be triggered as a result of the transactions contemplated herein (other than with respect to severance), including the employer portion of any payroll Taxes with respect thereto.

“Claim” means a suit, action, dispute, civil or criminal litigation, claim, demand, arbitration, citation, or legal, administrative or other proceeding, grievance, audit, investigation or inquiry, including appeals and applications for review, by or before any Authority.

“Claim Notice” has the meaning ascribed thereto in Section 8.4.

“Closing Cash” means the sum of, without duplication, (i) all unrestricted cash and cash equivalents of the Company Entities (as defined by and determined in accordance with ASPE), and (ii) any cash actually spent by the Company Entities in payment of fees, costs, expenses, payments or expenditures incurred by or at the express direction of Purchaser, Parent or any of their Affiliates (including for the purpose of obtaining the NASDAQ Approval, or for the purpose of preparation, review or audit of any financial statements or financial information (in addition to the Company Financial Statements required to be prepared pursuant to this Agreement for purposes of calculating the Net Working Capital and Purchase Price) of the Company requested by the Purchaser, Parent or any of their Affiliates), as of immediately prior to the Effective Time.

“Closing Indebtedness” means the aggregate amount of all outstanding Indebtedness (including principal and accrued and unpaid interest) of the Company Entities as of immediately prior to the Effective Time, and any interest, fees, penalties, change of control payments, prepayment premiums, retention payments and other expenses that would be associated with the full repayment and retirement of such Indebtedness at the Effective Time.

“Closing Payment” has the meaning ascribed thereto in Section 2.14(1).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Agreement” means any collective agreement, collective bargaining agreement, letter of understanding, letter of intent or other written communication or Contract with any trade union, labour union, employee association, association that may qualify as a trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent, which would apply to any of the Company Employees.

“Company” means 7D Surgical Inc., a corporation incorporated under the laws of Ontario.

“Company Business means the Company’s business of developing optical technologies and machine vision-based registration algorithms to improve surgical workflow and patient care in spine and cranial surgeries.

“Company Circular” means the notice of the Company Meeting required by the OBCA, including all schedules, appendices and exhibits to, and information incorporated by reference in such notice, to be sent to the holders of the Company Shares in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Company Consents” means the notices to be provided by the Company and the consents and waivers to be obtained by the Company in connection with the Arrangement, as set forth in Section 1.1(b) of the Company Disclosure Letter.

“Company Data Room” means the electronic documentation site established by Thomson Reuters HighQ on behalf of the Company.

“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Company to the Purchaser and the Parent with this Agreement.

“Company Employees” means the individuals employed by the Company and/or its Subsidiaries, whether on a full-time or part-time basis.

“Company Entities” means the Company and its Subsidiaries.

“Company Financial Statements” means the unaudited, non-consolidated annual financial statements as at and for the period ended March 31, 2020, and the selected non-consolidated interim financial information as at and for the period ended December 31, 2020, of each of the Company Entities, including, in each case, any notes and schedules thereto.

“Company Fundamental Representations” means those representations and warranties set out in Section (1) of Schedule C (Formation and Authority), Section (2) of Schedule C (Non Contravention), Section (5) of Schedule C (Capitalization) and Section (29) of Schedule C (Finders’ Fees).

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means Intellectual Property owned by any Person other than the Company that is (i) licensed to the Company, (ii) for which Company has received from such Person a covenant not to sue or assert or other immunity from suit, or (iii) such Person has undertaken an obligation to Company to assert any Intellectual Property against one or more Persons prior to asserting such Intellectual Property against Company or an obligation to exhaust remedies as to particular Intellectual Property against one or more Persons prior to seeking remedies against Company.

“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular.

“Company Optionholder” means the holder of one or more Company Options.

“Company Option” means an option (whether or not vested), granted by the Company to purchase Company Shares.

“Company Owned Intellectual Property” means all Intellectual Property (i) owned solely by the Company or that is purported by the Company to be owned solely by the Company, (ii) Intellectual Property in which Company has any joint ownership interest or in which Company purports to have any joint ownership interest, and (iii) all Intellectual Property where applicable Law precludes an employee, consultant, contractor or other Person from assigning Intellectual Property to the Company where such employee, contractor, consultant or other Person grants to the Company, in lieu of such prohibited assignment, exclusive, irrevocable, transferrable and sublicensable licenses and usage rights to fully exploit, use and practice such non-assignable Intellectual Property.

“Company Permits” has the meaning ascribed thereto in Section 6(b) of Schedule C.

“Company Products” means each and all (i) products manufactured, made commercially available, marketed, distributed, supported, sold, leased, imported for resale or licensed out by or on behalf of Company, or which the Company intends to manufacture, make commercially available, market, distribute, support, sell, lease, import for resale, or license, (ii) services offered, made commercially available, marketed, delivered or provided by Company, and (iii) Technology used in the provision or delivery of services by or on behalf of Company to any other Person, in the case of (i) – (ii) above, whether currently being distributed or used, currently under development, or otherwise anticipated to be distributed or used under any product or service “road map” of Company; provided, however that in each case of (i) – (ii) above, Company Products shall only comprise products and services marketed under tradenames and trademarks owned by the Company.

”Company Registered Intellectual Property” means all Registered Intellectual Property that is included in the Company Owned Intellectual Property.

“Company Securities” has the meaning ascribed thereto in Section 5(a) of Schedule C.

“Company Shares” means the common shares in the capital of the Company.

“Company Shareholders” means the registered or beneficial holders of the Company Shares.

“Company Source Code” means the source code of all software, firmware, middleware owned by or purported to be owned by the Company (including in or comprising any Company Products), together with all extracts, portions and segments thereof.

“Company Stock Option Plan” means that certain 7D Surgical Inc. Option Plan as amended and restated on August 5, 2015.

“Company Technology” means all Company Products and all other Technology owned by or licensed to the Company or purported to be owned by or licensed to the Company that is used by or on behalf of the Company in connection with the conduct of the Company Business.

“Confidentiality Agreement” means the confidentiality provisions of the letter of intent dated December 29, 2020, and the non-disclosure agreement dated December 17, 2020, each between the Parent and the Company.

“Consideration” means the aggregate of the Cash Consideration, the SeaSpine Share Consideration and the Exchangeable Share Consideration.

“Constating Documents” means articles or certificate of incorporation, amalgamation, or continuation, as applicable, by-laws and all amendments to such articles or by-laws.

“Continuing Employee” has the meaning ascribed thereto in Section 4.15(a).

“Contract” means any agreement, commitment, engagement, contract, franchise, license, lease, arrangement, obligation or undertaking (written or oral) to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject.

“Copyrights” means all copyrights, copyrightable works and mask works (including all applications and registrations for each of the foregoing and including all unregistered, and all other rights corresponding thereto throughout the world, including economic rights in copyrights.

“Court” means the Ontario Superior Court of Justice (Commercial List), or other court as applicable.

“D&O Tail Insurance” has the meaning ascribed thereto in Section 4.10.

“Damages” means any and all claims, losses, Liabilities, damages, obligations, injuries, royalties, awards, judgments, settlements, demands, fines, penalties, Taxes, interest, fees, costs and expenses, including reasonable and documented costs of investigation and defense and reasonable and documented fees and expenses of counsel, experts and other professionals.

“Data Activities” has the meaning ascribed thereto in Section (28)(a) of Schedule C.

“Data Room USB” means the USB flash drive containing the documents and other information in the Company Data Room as of the date that is one day prior to the date hereof in electronic form that can be read, a copy of which has been certified by a senior officer of the Company.

“Depositary” means American Stock Transfer & Trust Company, LLC, or such other Person as the Parties may agree in writing, acting reasonably.

“Depositary Agreement” means the depositary agreement entered into among the Depositary, the Company, the Purchaser, the Parent and the Shareholder Representatives in respect of, among other things, the deposit and delivery of the Consideration to the Company Shareholders pursuant to the Arrangement.

“Device Regulatory Authorization” means, any and all approvals, licenses, listings, registrations, certificates, permits, consents, exemptions, notifications, clearances or authorizations issued by the FDA or other Device Regulatory Authority or made effective pursuant to Applicable Law as are necessary to test, manufacture, commercially distribute, import, export, sell or market a medical device, which shall include where applicable: 510(k) premarket notification clearances, de novo classifications, pre-market approvals, investigational device exemptions, CE Mark certifications, or their foreign equivalents.

“Device Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils, or other Authority regulating or otherwise exercising authority with respect to the development, testing, manufacture, commercial distribution, sale, or marketing of medical devices, including the United States Food and Drug Administration and any Notified Body.

“Direct Claim” means any claim by a Purchaser Indemnified Party for indemnification under this Agreement for Damages that do not result from a Third Party Claim.

“Director” means the Director appointed pursuant to Section 278 of the OBCA.

“Disputed Matters” has the meaning ascribed thereto in Section 2.13(2).

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Dissenting Shareholder” has the meaning ascribed thereto in the Plan of Arrangement.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date.

“Election Deadline” means the date of the Company Meeting.

“Eligible Holder” has the meaning ascribed thereto in the Plan of Arrangement.

“Employee Plans” means all plans, agreements, programs, practices, or policies, whether funded or unfunded, registered or unregistered, as listed in Section 3.1(24)(a) of the Company Disclosure Letter, by which any Company Entity is a party to or bound by or which any Company Entity sponsors, maintains, has any liability or contingent liability with respect to, in each case, which have any application to employees of any Company Entity, to the extent providing for retirement savings, pensions or benefits, including any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan or supplemental pension or retirement plan, or any bonus, deferred profit-sharing, profit-sharing, stock option, restricted stock unit, deferred stock unit, performance stock unit, share purchase, stock appreciation, deferred compensation, incentive compensation, supplemental unemployment benefits, hospitalization, health, dental, disability, life insurance, death or survivor’s benefit, employment insurance, vacation pay, severance or retention pay, termination pay or other benefit plan with respect to any Company Employees, or eligible dependents of any Company Employees, including, among other things, each “employee benefit plan” as defined in Section 3(3) of ERISA.

“Equity Interests” means, with respect to any Person, (a) any share capital of, or other ownership, membership, partnership, joint venture or equity interest in, such Person, (b) any indebtedness, securities, options, warrants, call, subscription or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such share capital or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested, (c) any stock appreciation right, phantom stock, interest in the ownership or earnings of such Person or other equity equivalent or equity-based award or right, (d) or in the case of the Company, any Indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which any Company Shareholder may vote.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means AST Trust Company (Canada), or such other Person as the Parties may agree in writing, acting reasonably.

“Escrow Agreement” means the escrow agreement to be entered into at the Effective Time among the Escrow Agent, the Company, the Parent, the Purchaser and the Shareholder Representatives, pursuant to which the Purchaser will deposit with the Escrow Agent (a) the Adjustment Escrow Amount as security for any adjustment in accordance with Section 2.13, and (b) the Retention Escrow Amount as security for any Claims in accordance with Article 8.

“Estimated Arrangement Expenses” has the meaning ascribed thereto in Section 2.12(2).

“Estimated Closing Cash” has the meaning ascribed thereto in Section 2.12(2).

“Estimated Closing Indebtedness” has the meaning ascribed thereto in Section 2.12(2).

“Estimated Closing Statement” has the meaning ascribed thereto in Section 2.12(2).

“Estimated Price per Share” has the meaning ascribed thereto in the Plan of Arrangement.

“Estimated Purchase Price” means the amount that is equal to the (a) the Base Purchase Price, plus (b) the Estimated Closing Cash, minus (c) the Estimated Closing Indebtedness, minus (d) the Estimated Arrangement Expenses, plus or minus (e) the amount by which the Estimated Working Capital was greater than, or less than, the Target Working Capital.

“Estimated Working Capital” has the meaning ascribed thereto in Section 2.12(2).

“ETA” has the meaning ascribed thereto in Section (14)(n) of Schedule C.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchangeable Share Consideration” has the meaning ascribed thereto in the Plan of Arrangement.

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares set out in Appendix I to the Plan of Arrangement.

“Exchangeable Shares” means the non-voting, exchangeable shares in the capital of the Purchaser.

“Exchange and Support Agreement” means the Support Agreement as defined in the Plan of Arrangement.

“FDA” means the United States Food and Drug Administration or any successor agency.

“Final Arrangement Expenses” has the meaning ascribed thereto in Section 2.13(1).

“Final Closing Cash” has the meaning ascribed thereto in Section 2.13(1).

“Final Closing Indebtedness” has the meaning ascribed thereto in Section 2.13(1).

“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

“Final Working Capital” has the meaning ascribed thereto in Section 2.13(1).

“Foreign Export and Import Laws” means the legal requirements of a foreign (non-Canadian) Authority regulating exports, imports or re-exports to or from such foreign country, including the export or re-export of any goods, services or technical data, and economic sanctions imposed by a foreign Authority.

”Government Involvement” has the meaning ascribed thereto in Section (26)(j) of Schedule C.

“Government Official” has the meaning ascribed thereto in Section (7)(a)(i) of Schedule C.

“Healthcare Law(s)” means, to the extent applicable to any Company Entity, (i) all laws and regulations applicable to Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), (ii) the Federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), (iii) the Federal Stark Law (42 U.S.C. § 1395nn), (iv) the Civil False Claims Act (31 U.S.C. §§ 3729 et seq.), (v) the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), (vi) the Anti-Inducement Law (42 U.S.C. § 1320a-7a), (vii) the Medicare and Medicaid Patient and Program Protection Act of 1987 (42 U.S.C. Section 1320a-7b), (viii) the Health Insurance Portability and Accountability Act of 1996 (HIPAA), as amended, and the Health Information Technology for Economic and Clinical Health Act (HITECH) inclusive of all implementing regulations and any other laws pertaining to the privacy and security of patient Personal Information (collectively the “HIPAA Regulations”), (ix) the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), (x) TRICARE Laws (10 U.S.C. § 1071 et seq.), (xi) any comparable self-referral, false claims or fraud and abuse laws and any regulations thereunder promulgated by the U.S. Department of Health and Human Services or any applicable state agency relating to the foregoing, and (xii) any other federal or state law or regulation of general applicability to health care fraud and kickback/fee-splitting prohibitions governing or regulating the delivery of health care services and management of health care providers.

“Indebtedness” means (i) any liability for borrowed money (current or funded, secured or unsecured), or evidenced by an instrument for the payment of money, or incurred in connection with the acquisition of any property, services or assets (including securities), or relating to a capitalized lease obligation, other than accounts payable or any other indebtedness to trade creditors created or assumed in the Ordinary Course in connection with the obtaining of materials or services, and all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable shares of capital stock or securities convertible into shares of capital stock, (ii) any obligations under exchange rate contracts, interest rate protection agreements or other hedging or derivatives arrangements, (iii) any obligations to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent and (iv) any payments, fines, fees, penalties or other amounts applicable to or otherwise incurred in connection with, or as a result of any prepayment or early satisfaction of, any obligation described in clauses (i) through (iii) above; provided that Indebtedness shall not include amounts in respect of the PPP Loan.

“Indemnifying Parties” means the Company Shareholders, which for greater certainty, shall exclude Dissenting Shareholders that remain entitled to be paid fair value but include all holders of Equity Interests of the Company that receive Company Shares upon the exercise of Company Options pursuant to the Plan of Arrangement.

“Information Technology” means all computer hardware, software (including source code and object code, documentation, interface and development tools), websites, datebooks, telecommunication equipment and facilities and other information technology and all proprietary rights in the computer software and programs.

“Insolvency Event” means, in respect of a Person, any of the following events:

(i)

the Person is unable to or states that it is unable to pay its debts as they fall due or stops or threatens to stop paying its debts as they fall due, or is or states that it is an insolvent under administration or insolvent;

(ii)

it is in liquidation, in provisional liquidation, under administration or wound up or has had a controller appointed to its property, or an administration order has been made or a petition has been presented for such an order in respect of the Person;

(iii)

a receiver or receiver and manager, liquidator or statutory manager or monitor has been appointed in respect of the Person or in respect of the whole or any part of the assets or undertaking of the Person;

(iv)	an application has been made, a resolution passed or proposed in a notice of meeting, or any other steps taken for the winding up of the Person;

(v)

it is subject to any arrangement (including a deed of company arrangement or scheme of arrangement), assignment, moratorium, compromise or composition, protected from creditors under any statute, or dissolved; or

(vi)

the Person has otherwise become, or is otherwise taken to be, insolvent in any jurisdiction or an event occurs in any jurisdiction in relation to the Person which is analogous to, or which has a substantially similar effect to, any of the events referred to in paragraphs (i) to (v) above (inclusive).

“Intellectual Property” means any and all of the following in any country: (a)(i) Patents, (ii) Trademarks, (iii) rights in domain names, uniform resource locators and other names and locators associated with the Internet, including applications and registrations thereof (collectively, “domain names”) and rights in social networking names and tags, (iv) Copyrights, (v) Trade Secrets, (vi) rights of publicity and other rights to use the name, likeness, image, photograph, voice, or identity of individuals, and (vii) other intellectual property rights, including design rights; and (b) the right (whether at law, in equity, by contract or otherwise) to use, practice or otherwise exploit any of the foregoing.

“Insurance Policies” has the meaning ascribed thereto in Section (25)(a) of Schedule C.

“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.

“Key Shareholders” mean each of the Restricted Parties and the members of the Board.

“Labour Disturbance” means any strike, picketing, employee boycott, lockout, slow down, sit-in, sit-down, or other such concerted activity involving a group of employees, including an unfair labour practice or similar complaint which has been commenced at the relevant provincial labour relations board.

“Law” means, with respect to any Person, any and all applicable law (statutory, common, civil or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by an Authority that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Authority, as amended.

“Leased Properties” means premises which are leased or subleased by the Company, including those listed or described in Section 3.1(17)(a) of the Company Disclosure Letter, and the interest of the Company in all plants, buildings, structures, fixtures, erections, improvements, easements, rights-of-way, spur tracks and other appurtenances situated on or forming part of those premises.

“Leases” has the meaning ascribed thereto in Section (17)(a) of Schedule C.

“Letter of Transmittal and Election Form” means the letter of transmittal and election form for use by holders of Company Shares (and holders of Company Options who will acquire Company Shares pursuant to the Plan of Arrangement), in the form accompanying the Company Circular, which for clarity, may be amended or revoked by a holder of the Company Shares and Company Options up to the Election Deadline.

“Liabilities” (and, with correlative meaning, “Liability”) means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with ASPE or disclosed in the notes thereto.

“License” means any license, permit, approval, authorization, certificate, directive, order, variance, registration, right, privilege, concession or franchise issued, granted, conferred or otherwise created by any

Authority and which is held by the Company or required by the Company to operate the Company Business in accordance with applicable Laws.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, or encumbrance of any kind.

“Material Adverse Effect” means, in respect of a Party, any change, event, development, occurrence or effect that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the properties, assets (tangible or intangible), Liabilities, capital, results of operations or condition (financial or otherwise) of the Party and its Subsidiaries, taken as a whole, or their respective businesses, excluding, in each case, any change, after the date hereof, that results directly from or relates directly to changes in or arising from (a) Canadian, United States or global economic conditions, credit markets or capital markets, (b) any fluctuation in interest or inflation rates or Canadian and U.S. currency exchange rates, (c) the industry in which the Party and its Subsidiaries operate, (d) any changes in any Laws or the interpretation, application or non-application of any Laws by any Authority or self-regulatory authority, including any changes in applicable accounting requirements or principles, (e) war, acts of terrorism, civil unrest, natural disaster, pandemic, outbreaks of illness (including the COVID-19 virus or public health emergencies as declared by the World Health Organization and the worsening thereof) or similar event, (f) existing commercial arrangements between any of the Parent, its Subsidiaries or the Company Entities, (g) any litigation or claim threatened or initiated against a Party or any of its Subsidiaries in respect of the transactions contemplated by this Agreement, (h) the failure of the Party to meet any internal or published projections, forecasts, guidance or estimates of revenues, earning or cash flow for any period ending on or after the date of this Agreement (provided, however, that the causes underlying such failure may be considered to determine whether such causes constitute a Material Adverse Effect), (i) the announcement of this Agreement or the transactions contemplated hereby, (j) any action taken (or omitted to be taken) by the Party that is consented to by the other Party expressly in writing or that is taken (or omitted to be taken) upon the written request of the other Party, or (k) any action taken by the Party or any of its Subsidiaries which is required to be taken pursuant to this Agreement; provided, in the case of clauses (a), (c), (d), or (e), that such change does not affect the Party in a manner that is materially disproportionate to the effect on other comparable companies and entities of a similar size operating in the industry in which the Party operates.

“Material Contract” has the meaning ascribed thereto in Section 22(a) of Schedule C.

“Material Customer” has the meaning ascribed thereto in Section 21(b) of Schedule C.

“Material Distributor” has the meaning ascribed thereto in Section 21(c) of Schedule C.

“Misrepresentation” has the meaning ascribed thereto in the Securities Act (Ontario).

“Money Laundering Laws” means any law governing financial recordkeeping and reporting requirements, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, and any other applicable money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental Authority.

“Moral Rights” means moral rights in any works of authorship, including the right to the integrity of the work, the right to be associated with the work as its author by name or under pseudonym and the right to remain anonymous, whether existing under judicial or statutory law of any country or jurisdiction worldwide, regardless of whether such right is called or generally referred to as a “moral right.”

“NASDAQ” means the Nasdaq Global Select Market.

“NASDAQ Approval” means the conditional approval of the listing and posting for trading on the NASDAQ of the SeaSpine Shares issuable pursuant to Arrangement, including those SeaSpine Shares issuable upon the exchange of the Exchangeable Shares.

“Net Working Capital” means, as of a specified date, the amount calculated by subtracting the sum of Working Capital Liability Accounts of the Company Entities from the sum of Working Capital Asset Accounts of the Company Entities. Such amounts will be calculated in accordance with ASPE, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company Financial Statements. For the avoidance of doubt, any items or amounts used in the calculation of Closing Cash, Indebtedness and/or Arrangement Expenses and all intercompany balances between the Company Entities shall not be included in the calculation or determination of Net Working Capital. A model calculation of Net Working Capital is attached as Exhibit I hereto, but for the avoidance of doubt, the omission of a line item or category of Working Capital Liability Accounts or Working Capital Asset Accounts of the Company Entities in the model calculation set out in Exhibit I may only reflect a nil amount for such line item or category in the model calculation and is not intended to limit the scope of Working Capital Liability Accounts or Working Capital Asset Accounts for the purposes of any Net Working Capital calculation unless expressly so stated.

“Non-Compete Agreements” means the non-compete and non-solicitation agreements to be entered into as of the Effective Date by the Company, the Parent and each Restricted Party.

“Notice of Disagreement” has the meaning ascribed thereto in Section 2.13(2).

“Notified Body” means an organization designated by the national governments of the EU member states to make independent judgments about whether a product complies with the requirements established by each CE marking directive.

“OBCA” means the Business Corporations Act (Ontario).

“officer” has the meaning ascribed thereto in the Securities Act (Ontario).

“Open License Terms” means terms applicable to a Work which include, as a condition of use, reproduction, modification and/or distribution of the Work (or any portion thereof) or of any Related Software, any of the following: (a) an obligation to make available the source code or any other information regarding the Work or any Related Software; (b) an obligation to grant permission to create modifications to or derivative works of the Work or any Related Software; (c) an obligation to grant a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under Intellectual Property (including Patents) regarding the Work alone, any Related Software alone or the Work or Related Software in combination with other hardware or software; (d) restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property through any means; (e) an obligation to include or otherwise communicate to other Persons any form of acknowledgement and/or copyright notice regarding the origin of the Work or Related Software; or (f) an obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages. By means of example only and without limitation, Open License Terms includes any versions of the following agreements, licenses or distribution models: (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkeley Software Distribution (BSD); (xi) the Mozilla Public License (MPL), (xii) the Microsoft Limited Public License and (xiii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the site www.opensource.org.

“Order” means any order, judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order or other order of any Authority or arbitrator.

“Ordinary Course” means, with respect to an action taken by the Company, that such action is consistent with the past practices of the Company and is taken in the ordinary course of the normal conduct of the Company Business.

“Outside Date” means June 30, 2021, or such later date as may be agreed to in writing by the Parties.

“Parent” means SeaSpine Holdings Corporation, a corporation incorporated under the laws of Delaware.

“Parent Circular Disclosure” means all information regarding Purchaser and Parent and their Affiliates provided by Purchaser or Parent for inclusion in the Company Circular.

“Parent Financial Statements” has the meaning ascribed thereto in Section (10)(b) of Schedule D.

“Parties” means the Company, the Purchaser, the Parent and the Shareholder Representatives and “Party” means any one of them.

“Patents” means all issued patents (including utility and design patents) and pending patent applications (including invention disclosures, records of invention, certificates of invention and applications for certificates of inventions and priority rights filed with any Registration Office), including all non-provisional and provisional patent applications, substitution, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

“Permitted Liens” means any one or more of the following:

(a)	Liens for Taxes which are not due or in arrears or are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in conformity with ASPE;

(b)

inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of the Assets, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any Assets and in respect of which adequate holdbacks are being maintained as required by applicable Law;

(c)

deposits and pledges of cash securing (i) the performance of bids, tenders, leases, contracts (other than for the payment of money) or statutory obligations that arise in the Ordinary Course or (ii) obligations incurred in the Ordinary Course that are not past due or that are being contest in good faith by appropriate proceeding promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by ASPE shall have been made therefor in the books of account of the applicable Person;

(d)

pledges, deposits and Liens in connection with workers’ compensation, employment insurance and other similar legislation and deposits securing liability to insurance carriers under insurance arrangements to the extent required by Law;

(e)

Liens incurred, created and granted in the Ordinary Course to a public utility, municipality or Authority in connection with business operations but only to the extent those Liens relate to costs and expenses for which payment is not due;

(f)	rights reserved or vested in any Authority to control or regulate assets in any manner;

(g)	Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, to secure the payment of arrears of rent in respect of leased properties;

(h)

the right reserved to or vested in any Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of the Company or any of its Subsidiaries, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition of their continuance; and

(i)	Liens listed and described in Section 1.1(a) of the Company Disclosure Letter.

“Person” includes any individual, body corporate, unlimited liability company, limited liability corporation, partnership, limited liability partnership, sole proprietorship, firm, joint stock company, joint venture, trust, unincorporated association, unincorporated organization, syndicate, government (including a governmental entity or Authority) and any other entity or organization of any nature whatsoever.

“Personal Data” means any data that identifies or is capable of identifying a natural person or a natural person’s electronic device, or any data that constitutes personal data, personally identifiable information, personal information, protected health information (as defined under the HIPAA Regulations) or similar terms under applicable Law. Personal Data also includes aggregated data that has not been deidentified.

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule A, subject to any amendments or variations to such plan made in accordance with Section 9.1 or made at the direction of the Court in the Final Order with the prior written consent of the Parties, each acting reasonably.

“PPP Escrow Amount” means any unforgiven amount outstanding under the PPP Loan as of the Effective Date.

“PPP Loan” means the Paycheck Protection Program loan for the principal amount of $252,400 granted to the U.S. Subsidiary by Newtek Small Business Finance, LLC on May 23, 2020.

“Pre-Closing Tax Period” means any taxable period ending prior to the Effective Date and the portion of any Straddle Tax Period ending prior to the Effective Date.

“Pre-Closing Taxes” means any and all Liabilities for (a) Taxes of the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries is liable to pay, with respect to a Pre-Closing Tax Period; and (b) Taxes of any Person imposed on the Company or any of its Subsidiaries (i) as a result of being a member of an affiliated, consolidated, controlled, fiscal, combined or unitary group prior to the Effective Date, (ii) as a transferee or successor of another entity prior to the Effective Date, or (iii) by Contract, and in each such case described in this paragraph (b), which Taxes relate to an event or transaction occurring before the Effective Date.

“Privacy and Data Security Policies” has the meaning ascribed thereto in Section (28)(b) of Schedule C.

“Privacy Laws” has the meaning ascribed thereto in Section (28)(a) of Schedule C.

“Programs” has the meaning ascribed thereto in Section (8)(c) of Schedule C.

“Pro Rata Share” means, with respect to a Company Shareholder (including, for greater certainty, all holders of Company Options that receive Company Shares upon the exercise of Company Options pursuant to the Plan of Arrangement), and as determined immediately before the acquisition of the Company Shares by the Purchaser pursuant to the Plan of Arrangement, the quotient, expressed as a percentage, which is obtained when the number of Company Shares held by such Company Shareholder at such time is divided by the aggregate number of Company Shares held by all of the Company Shareholders at such time.

“Public Software” means any software, libraries or other code that is licensed under or is otherwise subject to Open License Terms.

“Purchase Price” has the meaning ascribed thereto in Section 2.12(1).

“Purchaser” means Project Maple Leaf Acquisition ULC, an unlimited liability company incorporated under the laws of the Province of British Columbia.

“Purchaser Confidential Information” means all information that is confidential, non-public, or proprietary with respect to the Company Entities or the Company Business (including any confidentiality or non-disclosure Contracts that the Company Entities or their respective Affiliates or Representatives have executed with other potential buyers of the Company or the Company Business) or any other business of the Parent, the Purchaser or their Affiliates, including any related operations, clients, customers, prospects, personnel, properties, processes and products, financial, technical, commercial and other information (regardless of the form or format of the information or the manner or media) that is provided to or otherwise obtained by the Company Entities or their Affiliates, the Shareholder Representatives or any of their respective Representatives, except for such information that: (a) is or becomes generally available to the public through no direct or indirect act or omission by any Company Shareholder, the Company Entities or their Affiliates, the Shareholder Representatives or any of their respective Representatives; or (b) is already available to, or is or becomes available on a non-confidential basis to the Company Entities or their Affiliates, the Shareholder Representatives or any of their respective Representatives from a source, other than the Parent, the Purchaser or their respective Affiliates or Representatives, which source is not prohibited from disclosing such portions to any such Person by any contractual, legal or fiduciary obligation.

“Purchaser Indemnified Parties” has the meaning ascribed thereto in Section 8.2(1).

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy obtained by the Purchaser and bound by the R&W Insurance Provider on the Effective Date in relation to the transactions contemplated by this Agreement.

“R&W Insurance Provider” means the provider(s) of the R&W Insurance Policy.

“Real Property” means any real property, whether owned or leased, including plants, buildings, structures, fixtures, erections, improvements, and other appurtenances situate on or forming part of such real property.

“Registered Intellectual Property” means Intellectual Property for which registrations have been obtained or applications for registration have been filed with a Registration Office.

“Registration Office” means, collectively, the United States Patent and Trademark Office, United States Copyright Office, all equivalent foreign patent, trademark, copyright offices in any country or jurisdiction, or any other Authority that performs the functions of a patent, trademark or copyright office in any country or jurisdiction.

“Regulatory Approval” means the approvals, permits, sanctions, rulings, exemptions, acknowledgements, orders and consents of Authorities, that are required in connection with the Arrangement as listed on Schedule E.

“Related Software” means, with respect to a Work consisting of software, libraries or other code, any other software, libraries or code (or a portion of any of the foregoing), in each case that is incorporated into or includes, relies on, is linked to or with, is derived from in any manner (in whole or in part), or is distributed with such Work.

“Representatives” means, in respect of a Party, any officer, director, employee, representative (including any financial or other adviser) or agent.

“Required Approval” has the meaning ascribed thereto in Section 2.2(b).

”Reserve Amount” has the meaning ascribed thereto in Section 8.14(2).

“Resolution Period” has the meaning ascribed thereto in Section 2.13(2).

“Restricted Party” means each of Beau Standish, Adrian Mariampillai, Brian Stuart, Michael Leung, Daniel Ziskind and Steve Martin.

“Retention Escrow Amount” means cash equal to US$550,000.

“Retention Escrow Release Date” has the meaning ascribed thereto in Section 8.14.

“Ryerson Agreement” means the Technology Licence Agreement between Ryerson University and the Company dated July 25, 2013.

“Ryerson Purchase Option” means the option of the Company under Section 2.5 of the Ryerson Agreement to purchase all of Ryerson University’s rights, title and interest to certain intellectual property and technology as described in the Ryerson Agreement.

“SeaSpine Shares” means the common stock in the capital of the Parent.

“SeaSpine Share Consideration” has the meaning ascribed thereto in the Plan of Arrangement.

“Securities Laws” means the Securities Act (Ontario) and any other applicable provincial and territorial securities Laws.

“Share Consideration” has the meaning ascribed thereto in the Plan of Arrangement.

“Shareholder Representative Fund Amount” means cash equal to US$[***].

“Shareholder Representatives” means Michael Cadotte and Joel Rose.

“Straddle Tax Period” means any taxable period beginning prior to and ending on or after the Effective Date.

“Subsidiary” has the meaning ascribed thereto in National Instrument 45-106—Prospectus Exemptions as in effect on the date of this Agreement.

“Surgeon Advisor” means any surgeon or healthcare professional who has provided services to the Company as an employee, contractor or consultant, or who is an investor in the Company.

“Systems” means all software, computer hardware (whether general or special purpose), servers, networks, platforms, peripherals, and other similar or related items of automated, computerized and/or software systems and any other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) used by Company in connection with the conduct of the Company Business, including any such items provided by a third party that are used by or relied on by Company in connection with the operation or conduct of the Company Business.

“Target Working Capital” means $1,861,255.

“Tax Act” means the Income Tax Act (Canada).

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.

“Tax” or “Taxes” includes (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Authority, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; and (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Authority on or in respect of amounts of the type described in clause (i) above or this clause (ii).

“Tax Credits” has the meaning ascribed thereto in Section (14)(o) of Schedule C.

“Technology” means (a) all (i) works of authorship (including software, firmware, games and middleware, in source code and executable code form, architecture, databases, plugins, libraries, APIs, interfaces, algorithms and documentation); (ii) inventions (whether or not patentable), designs, discoveries, and improvements; (iii) proprietary, confidential and/or technical data and information, Trade Secrets, and know-how; (iv) databases, data compilations and collections, and technical data, (v) methods and processes, and (vi) devices, prototypes, designs, specifications and schematics, and (b) all tangible items constituting, disclosing or embodying any Intellectual Property, including all versions thereof and all technology from which such items were or are derived. Technology does not include Personal Data.

“Third-Party Claim” means any Claim that is instituted or asserted by a third party, including an Authority, against a Purchaser Indemnified Party which entitles the Purchaser Indemnified Party to make a Claim for indemnification under this Agreement.

“Trade Secrets” means (i) all know-how, confidential, proprietary and non-public information, however documented and whether or not documented and (ii) all trade secrets within the meaning of applicable Law. The term “Trade Secrets” includes concepts, ideas, knowledge, rights in research and development, financial, marketing and business data, pricing and cost information, plans (including business and marketing plans), algorithms, formulae, inventions, processes, techniques, technical data, designs, drawings (including engineering and auto-cad drawings), specifications, databases, blue prints, and customer and supplier lists and information, in each case that has or derives economic value, actual or potential, as a result of being a secret and not known to the public, whether patentable or not and whether or not reduced to practice.

“Trademarks” means all (i) trademarks, service marks, logos, insignias, designs, trade dress, symbols, trade names, emblems, slogans, other similar designations of source or origin and general intangibles of like nature (including all applications and registrations for each of the foregoing and including unregistered trademarks), and (ii) all goodwill associated with or symbolized by any of the foregoing.

“Union” means any union, works council or other labour or trade organization or association of employees that has as one of its purposes the regulation of relations between employers and employees through collective bargaining, or any similar representative of employees.

“U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120—130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR) (15 CFR 730-774), regulations administered by the U.S. Office of Foreign Assets Control (31 CFR Parts 500-598), the laws and regulations administered by Customs and Border Protection (19 CFR Parts 1-199) and all other United States laws and regulations regulating exports, imports or re-exports to or from the United States of America, including the export or re-export of goods, services or technical data from the United States of America, and all other legal requirements imposing economic sanctions against foreign countries or Persons.

“U.S. Securities Act” means United States Securities Act of 1933 (as amended).

“U.S. Securities Laws” means all applicable securities laws in the United States, including without limitation, the U.S. Securities Act, the United States Securities Exchange Act of 1934 (as amended), and all rules and regulations promulgated thereunder, and any other applicable state securities laws or stock exchange rules.

“U.S. Subsidiary” means 7D Surgical USA Inc., a wholly-owned subsidiary of the Company.

“VAT” has the meaning ascribed thereto in Section (14)(m) of Schedule C.

“Viruses” has the meaning ascribed thereto in Section (26)(q) of Schedule C.

“Voting Support Agreements” mean the voting support agreements entered into as of the date hereof between the Parent, the Purchaser and each of the Key Shareholders.

“Work” means any work of authorship, including software, libraries or other code (including middleware and firmware).

“Working Capital Asset Accounts” is comprised of: (i) the current assets of the Company Entities, excluding any cash and amounts due from related parties and receivables related to the PPP Loan, (ii) long-term accounts receivable, and (iii) long-term lease payments receivable.

“Working Capital Liability Accounts” is comprised of: (i) the current liabilities of the Company Entities, excluding the current portion of any outstanding Indebtedness or amounts due to related parties, and (ii) Advanced Customer Payments.

Section 1.2 Certain Rules of Interpretation.

In this Agreement, unless otherwise specified:

(1)

Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(2)

Currency. All references to dollars or to $ are references to Canadian dollars. All cash payments required to be made under this Agreement shall be paid in U.S. dollars unless otherwise agreed. The exchange rate to be applied to any foreign currency taken into account in calculating any amounts payable under this Agreement, including but not limited to the Estimated Purchase Price and the amounts set forth in the Adjustment Statement, shall be the Bank of Canada’s exchange rate as of the closest practicable relevant date. Any withholding made in Canadian dollars with respect to payments made hereunder in U.S. dollars shall be calculated in such manner as the Company, the Purchaser the Parent and the Depositary reasonably determine to be in compliance with applicable Law and any currency conversion commissions reasonably incurred will be borne by the applicable Company Shareholder(s) and deducted from payments to be made to such Company Shareholder(s).

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)

Certain Phrases and References, etc. The words “including”, “includes” and “include” mean “including (or includes or include) without limitation,” and “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. Unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it. The term “made available” means the subject material was included in the Company Data Room as of two (2) Business Days prior to the date hereof.

(5)	Capitalized Terms. All capitalized terms used in any Schedule or in the Company Disclosure Letter have the meanings ascribed to them in this Agreement.

(6)

Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company Entities it shall be deemed to refer to the actual knowledge, after due inquiry, of any of Beau Standish, Victor Yang, Adrian Mariampillai, Michael Leung, Brian Stuart and Steve Martin. Where any representation or warranty is expressly qualified by reference to the knowledge of the Purchaser or Parent it shall be deemed to refer to the actual knowledge, after due inquiry, of Keith Valentine, John Bostjancic and Patrick Keran.

(7)

Accounting Terms. All accounting terms are to be interpreted in accordance with ASPE and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with ASPE.

(8)

Statutes. Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(9)

Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:00 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:00 p.m. on the next Business Day if the last day of the period is not a Business Day.

(10)	Time References. References to time are to local time, Toronto, Ontario.

(11)

Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of the Company, each such provision shall be construed as a covenant by the Company to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

Section 1.3 Schedules

(1)	The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

(2)

The Company Disclosure Letter itself and all information contained in it is confidential information and may not be disclosed unless (i) it is required to be disclosed pursuant to Law unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes or (ii) a Party needs to disclose it in order to enforce or exercise its rights under this Agreement.

(3)

The Company Disclosure Letter will be arranged in Sections with subsections and subclauses corresponding to the lettered and numbered Sections, subsections and subclauses of this Agreement, and the exceptions and disclosures on each Section (or subsection or subclause thereof), shall apply only to the correspondingly numbered Section, subsection or subclause of this Agreement (and to any other Section, subsection or subclause of the Company Disclosure Letter to the extent that the relevance of the disclosure set out or the document referenced therein is clear on its face).

ARTICLE 2

THE ARRANGEMENT

Section 2.1 Arrangement

The Company and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement, the Plan of Arrangement, the Interim Order and the Final Order. In the event of any conflict between the terms of this Agreement and the Plan of Arrangement, the Plan of Arrangement shall govern.

Section 2.2 Interim Order

As soon as reasonably practicable after the date hereof, but in sufficient time to permit the Company Meeting to be convened in accordance with Section 2.3, the Company covenants that it shall apply in a manner acceptable to the Purchaser, acting reasonably, pursuant to Section 182 of the OBCA and, in cooperation with the Purchaser, prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)

for the calling and holding of the Company Meeting, including the record date for determining the Persons to whom notice is to be provided in respect of the transactions contemplated herein and the Company Meeting and for the manner in which such notice is to be provided;

(b)

that the required level of approval (the “Required Approval”) for the Arrangement Resolution shall be not less than 66 2/3% of the votes cast on the Arrangement Resolution by Company Shareholders present in person or represented by proxy at the Company Meeting;

(c)

that, in all other respects, the terms, restrictions and conditions of the Company’s Constating Documents, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(d)	for the grant of the Dissent Rights to those Company Shareholders who are registered Company Shareholders;

(e)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)	that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(g)

that it is the Parent’s intention to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the SeaSpine Share Consideration and the Exchangeable Share Consideration pursuant to the Arrangement, based on the Court’s approval of the Arrangement;

(h)	that the Company Meeting may be held in-person or be a virtual meeting or hybrid meeting whereby all Company Shareholders may join virtually; and

(i)	for such other matters as the Purchaser may reasonably require, subject to obtaining the prior consent of the Company, such consent not to be unreasonably withheld or delayed.

Provided that the Arrangement Resolution is approved at the Company Meeting, the Company shall, as soon as reasonably practicable following the Company Meeting, and, subject to Court availability, not later than three (3) Business Days after the Arrangement Resolution is passed at the Company Meeting in accordance with the Interim Order, submit the Arrangement to the Court and apply for the Final Order.

Section 2.3 The Company Meeting

The Company shall:

(a)

unless otherwise agreed to in writing by the Parties, convene and conduct the Company Meeting in accordance with the Interim Order, the Company’s Constating Documents and Law as soon as reasonably practicable after the date hereof (and in any event no later than May 14, 2021), and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the Purchaser, except (i) in the case of an adjournment required for quorum purposes, or (ii) as required by Law;

(b)

subject to the terms of this Agreement and compliance by the directors and officers of the Company with their fiduciary duties, use commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Company Shareholder that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement;

(c)

provide the Purchaser with copies of or access to information regarding the Company Meeting generated by any dealer or proxy solicitation services firm (if applicable), as requested from time to time by the Purchaser;

(d)

consult with the Purchaser in fixing the date of the Company Meeting, give notice to the Purchaser of the Company Meeting and allow the Purchaser’s Representatives and legal counsel to attend the Company Meeting;

(e)

promptly advise the Purchaser, at such times as the Purchaser may reasonably request and at least on a daily basis on each of the last 10 Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution;

(f)

promptly advise the Purchaser of any communication (written or oral) received after the date hereof from any Company Shareholder in opposition to the Arrangement, written notice of dissent, purported exercise or withdrawal of Dissent Rights, and written communications sent by or on behalf of the Company to any Company Shareholder exercising or purporting to exercise Dissent Rights;

(g)	not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Dissent Rights without the prior written consent of the Purchaser; and

(h)

at the request of the Purchaser from time to time, provide the Purchaser with a list (in both written and electronic form) of (i) the Company Shareholders, together with their addresses and respective holdings of Company Shares, and (ii) the names, addresses and holdings of all Persons having rights issued by the Company to acquire Company Shares (including holders of Company Options). The Company shall from time to time require that its registrar and transfer agent (if applicable) furnish the Purchaser with such additional information, including updated or additional lists of Company Shareholders, and lists of securities positions and other assistance as the Purchaser may reasonably request.

Section 2.4 The Company Circular

(1)

The Company shall, as soon as reasonably practicable following the date of this Agreement (but taking into account the need for Parent to provide the Parent Circular Disclosure), prepare and complete, in consultation with the Purchaser, the Company Circular together with any other documents required by Law in connection with the Company Meeting and the Arrangement, and the Company shall, promptly after obtaining the Interim Order, cause the Company Circular and such other documents to be sent to each Company Shareholder and other Person as required by the Interim Order and Law, in each case so as to permit the Company Meeting to be held by the date specified in Section 2.3(a).

(2)

The Company shall ensure that the Company Circular complies in all material respects with Law, does not contain any Misrepresentation (except that Company shall not be responsible for the accuracy of any Parent Circular Disclosure) and provides the Company Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meeting. Without limiting the generality of the foregoing, and subject to abstentions and Changes in Recommendation, the Company Circular shall include: (i) a statement that the Board (A) has unanimously determined that the Arrangement Resolution is fair and reasonable to the Company Shareholders and in the best interests of the Company and (B) recommends that the Company Shareholders vote in favour of the Arrangement Resolution, (iii) a statement that each Key Shareholder, director and officer of the Company intends to vote all of such individual’s Company Shares in favour of the Arrangement Resolution and against any resolution submitted by any Company Shareholder that is inconsistent with the Arrangement Resolution or would materially impede, prevent or delay the transactions contemplated herein, (iv) the Company Financial Statements, (v) the Parent Financial Statements for the fiscal years ending December 31, 2019 and December 31, 2020 and management’s discussion and analysis thereon, and (vi) such information as may be required to allow Parent and the Purchaser to rely upon the exemption from registration provided under Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the

SeaSpine Share Consideration and the Exchangeable Share Consideration pursuant to the Arrangement.

(3)

The Company shall give the Purchaser, the Parent and their legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents, and shall give reasonable consideration to any comments made by the Purchaser and its counsel, and agrees that all information relating solely to the Purchaser included in the Company Circular must be in a form and content satisfactory to the Purchaser, acting reasonably.

(4)

The Purchaser and the Parent will assist the Company with the preparation of the Company Circular to the extent reasonably required by the Company and shall provide on a timely basis the Parent Circular Disclosure including all necessary information concerning the Purchaser and/or the Parent that is reasonably requested by the Company or required by Law to be included by the Company in the Company Circular or other related documents (including for greater certainty but not limited to, all information relating to the Parent, the Purchaser, the Exchangeable Shares and the SeaSpine Shares and the Parent Financial Statements for the fiscal years ending December 31, 2019 and December 31, 2020 and management’s discussion and analysis thereon) to the Company in writing, and shall ensure that such information does not contain any Misrepresentation.

(5)

Each Party shall promptly notify the other Party if it becomes aware that the Company Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall co-operate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Company Shareholders and, if required by the Court or by Law, file the same with the Securities Authorities or any other Authority as required.

Section 2.5 Final Order

The Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 182 of the OBCA, as soon as reasonably practicable, and subject to Court availability, not later than three (3) Business Days after the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order.

Section 2.6 Court Proceedings

In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall:

(a)	diligently pursue, and cooperate with the Purchaser in diligently pursuing, the Interim Order and the Final Order;

(b)

provide the Purchaser, the Parent and their legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and give reasonable consideration to all such comments;

(c)

provide the Purchaser, the Parent and their legal counsel with copies of any notice of appearance, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(d)

not object to legal counsel to the Purchaser making such submissions on the hearing of the motion for the Interim Order and the application of the Final Order as such counsel considers appropriate, provided that the Company is advised of the nature of any submissions on a timely basis prior to the hearing and such submissions are consistent in all material respects with this Agreement and the Plan of Arrangement;

(e)	ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement;

(f)

subject to applicable Law, not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided, that, the Purchaser is not required to agree or consent to any increase in the Consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations, or diminishes or limits the Purchaser’s rights, set forth in any such filed or served materials or under this Agreement; and

(g)

oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order do so only after notice to, and in consultation and cooperation with, the Purchaser.

Section 2.7 Treatment of Company Options

(1)

The Company covenants and agrees that it shall, prior to the Effective Time, cause all of the outstanding and unvested Company Options to be accelerated and become vested Company Options, which will be dealt with in accordance with the Plan of Arrangement.

(2)

The Parties acknowledge that no deduction will be claimed by the Company or any Person not dealing at arm’s length with the Company in respect of any payment made to a holder of Company Options in respect of the Company Options pursuant to the Plan of Arrangement who is a resident of Canada or who is employed in Canada (both within the meaning of the Tax Act) in computing the Parties’ taxable income under the Tax Act of the Company or any Person not dealing at arm’s length with the Company, and the Company shall: (i) where applicable, make an election pursuant to subsection 110(1.1) of the Tax Act in respect of the consideration given in exchange for the cancellation of Company Options, and (ii) provide evidence in writing of such election to holders of Company Options, it being understood that holders of Company Options shall be entitled to claim any deductions available to such persons pursuant to the Tax Act in respect of the calculation of any benefit arising from the surrender of Company Options.

Section 2.8 Implementation Steps by the Purchaser and the Parent

Subject to the terms of this Agreement, the Purchaser and the Parent will cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order and, subject to the Company obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 6 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date) as soon as reasonably practicable thereafter (and in any event no later than two (2) Business Days thereafter), take any and all steps and actions, and if applicable, making all filings with Authorities necessary to give effect to the Arrangement and carry out the terms of the Plan of Arrangement applicable to each of them prior to the Outside Date.

Section 2.9 Articles of Arrangement and Effective Date

(1)

The Company shall file the Articles of Arrangement with the Director on the Effective Date, unless another time or date is agreed to in writing by the Parties. The Arrangement shall become effective at the Effective Time on the Effective Date. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective as of the Effective Time.

(2)

The closing of the Arrangement will take place at the offices of DLA Piper (Canada) LLP at 1 First Canadian Place, Suite 6000, Toronto, Ontario, M5X 1E2, or at such other location as may be agreed upon by the Parties.

Section 2.10 Withholding Taxes

The Purchaser, the Parent, the Company and the Depositary, as applicable, shall be entitled to deduct and withhold from any consideration otherwise payable or otherwise deliverable to any Person under the Plan of Arrangement such amounts as the Purchaser, the Parent, the Company, or the Depositary, as applicable, are required or reasonably believe to be required to deduct and withhold from such consideration under any provision of any Law in respect of Taxes (including the Tax Act, the Code or any provision of provincial, state, local or foreign tax laws, in each case, as amended). Any such amounts will be deducted, withheld and remitted from the consideration payable pursuant to the Plan of Arrangement and shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Authority.

Section 2.11 U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that all SeaSpine Share Consideration and Exchangeable Share Consideration issued on completion of the Arrangement to the Company Shareholders will be issued by the Parent and Purchaser under the Arrangement in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereunder. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and applicable U.S. state securities laws, the Parties agree that the Arrangement will be carried out on the following basis:

(1)	The procedural and substantive fairness of the terms and conditions of the Arrangement will be subject to the approval of the Court;

(2)

The Court will be advised as to the intention of the Parties to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act prior to the hearing required to approve the procedural and substantive fairness of the terms and conditions of the Arrangement;

(3)	The Court will be required to satisfy itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to the Company Shareholders, subject to the Arrangement;

(4)

The Company will ensure that each Company Shareholder entitled to receive SeaSpine Share Consideration or Exchangeable Share Consideration on completion of the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to approve the procedural and substantive fairness of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(5)

The Company Shareholders entitled to receive SeaSpine Share Consideration or Exchangeable Share Consideration will be advised that the SeaSpine Share Consideration and the Exchangeable Share Consideration issued pursuant to the Arrangement have not been and will not be registered under the U.S. Securities Act and will be issued by the Parent in reliance on the exemption provided by Section 3(a)(10) of the U.S. Securities Act, and that certain restrictions on resale under the securities laws of the United States, including, as applicable, Rule 144 under the U.S. Securities Act, may be applicable with respect to securities issued to affiliates of the Company;

(6)

The Final Order approving the terms and conditions of the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being procedurally and substantively fair to the Company Shareholders;

(7)

The Interim Order approving the Company Meeting will specify that each Company Shareholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time;

(8)	The Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement; and

(9)	The Final Order shall include a statement to substantially the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the distribution of securities of the Parent and Purchaser, pursuant to the Plan of Arrangement.”

Section 2.12 Purchase Price

(1)

Subject to adjustment and the timing and manner of payment as set forth herein and in the Plan of Arrangement, the aggregate consideration (consisting of the Consideration) payable to the Company Shareholders (including all holders of Company Options that become Company Shareholders upon the exercise of Company Options as contemplated in the Plan of Arrangement, but excluding Dissenting Shareholders that remain entitled to be paid fair value), shall be the amount that is equal to the Base Purchase Price plus (a) the Final Closing Cash, minus (b) the Final Closing Indebtedness, minus (c) the Final Arrangement Expenses, plus or minus (d) the amount by which the Final Working Capital was greater than, or less than, the Target Working Capital (such aggregate amount being, the “Purchase Price”).

(2)

As soon as practicable prior to the Effective Date, but in no event later than three (3) Business Days prior to the Effective Date, the Company, acting reasonably, shall provide to the Parent and the Purchaser a good faith estimate (the “Estimated Closing Statement”) of: (a) the calculation of Net Working Capital, including in support of the calculation of the Net Working Capital an itemized list of each material element relevant to the calculation of the Net Working Capital (the “Estimated Working Capital”), (b) the Arrangement Expenses (the “Estimated Arrangement Expenses”), together with a description of the nature of such Arrangement Expense and the Person to whom such Arrangement Expense is owed, (c) the amount of Closing Cash (the “Estimated Closing Cash”), (d) an itemized list of each item of Closing Indebtedness with a description of the nature of such Closing Indebtedness and the Person to whom such Closing Indebtedness is owed (the “Estimated Closing Indebtedness”), (e) the determination of the Pro Rata Share of each Company Shareholder (including all holders of Company Options that become Company Shareholders upon the exercise of Company Options as contemplated in the Plan of Arrangement), and (f) the determination of the Estimated Purchase Price and the Estimated Price per Share, together with an updated register of the Company Shares, and a calculation of the amount of all Taxes and other deductions required under any applicable Tax Laws to be withheld from each payment made by the Purchaser in accordance with Section 2.10.

Section 2.13 Purchase Price Adjustment

(1)

Within ninety (90) days after the Effective Date, the Parent shall prepare and deliver to the Shareholder Representatives a statement setting forth in reasonable detail the Parent and the Purchaser’s good faith calculation of the Net Working Capital, including in support of the calculation of the Net Working Capital an itemized list of each material element relevant to the calculation of the Net Working Capital (subject to Section 2.13(2) to (4), the “Final Working Capital”), the aggregate amount of Closing Cash (subject to Section 2.13(2) to (4), the “Final Closing Cash”), the amount of Closing Indebtedness (subject to Section 2.13(2) to (4), the “Final Closing Indebtedness”), and the amount of Arrangement Expenses (subject to Section 2.13(2) to (4), the “Final Arrangement Expenses”), in each case as of immediately prior to the Effective Time (the “Adjustment Statement”).

(2)

During the thirty (30)-day period following the Shareholder Representatives’ receipt of the Adjustment Statement, upon reasonable notice to the Parent and the Purchaser, the Parent shall permit the Shareholder Representatives and their Representatives to have reasonable access to the books, records and other documents of the Company or any of its Subsidiaries used to prepare the Adjustment Statement and shall provide the Shareholder Representatives with copies thereof (subject to compliance with the accountants’ customary procedures for release of work papers and subject to any limitations that are required to preserve any applicable attorney-client privilege). The Adjustment Statement shall become final and binding upon the parties hereto on the thirtieth (30th)-day following delivery thereof, unless the Shareholder Representatives give written notice of their good faith disagreement with the Adjustment Statement (a “Notice of Disagreement”) to the Parent prior to such date. Any Notice of Disagreement shall specify in reasonable detail the specific items and matters in dispute (the “Disputed Matters”), including what the Shareholder Representatives believe to be the correct amounts with respect to any Disputed Matters. If a Notice of Disagreement is received by the Parent in a timely manner, then the Adjustment Statement (as revised in accordance with this paragraph) shall become final and binding upon the Shareholder Representatives and the Parent on the earlier of (i) the date the Shareholder Representatives and the Parent resolve in writing the Disputed Matters or (ii) the date any Disputed Matters are finally resolved in writing by an independent international accounting firm mutually agreed upon by the Shareholder Representatives and the Parent (the “Accounting Firm”) in accordance with this Section 2.13(2). During the twenty (20)-day period following the delivery of a Notice of Disagreement (the “Resolution Period”), the Shareholder Representatives and the Parent shall seek in good faith to resolve in writing the Disputed Matters. Within thirty (30) days following the expiration of the Resolution Period, the Shareholder Representatives and the Parent shall submit in writing to the Accounting Firm for review any remaining Disputed Matters. The Shareholder Representatives and the Parent shall jointly request that the Accounting Firm render its reasoned, written decision with respect to such remaining Disputed Matters within the forty-five (45)-day period following submission of such Disputed Matters to the Accounting Firm. The Accounting Firm will consider only those items and amounts set forth in the Adjustment Statement and in the Notice of Disagreement which the Parent and the Shareholder Representatives are unable to resolve during the Resolution Period; provided, that each of the Parent and the Shareholder Representatives shall be entitled to make a presentation to the Accounting Firm regarding the items and amounts that they are unable to resolve. The Accounting Firm will make its determination as an expert and not an arbitrator, based solely on such presentations and not on the basis of an independent review. In making its determination, the Accounting Firm shall (i) be bound by the terms and conditions of this Agreement, including the definitions of Net Working Capital, Closing Indebtedness, Closing Cash, Arrangement Expenses, and the terms of this Section 2.13, and (ii) not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either the Shareholder Representatives or the Parent or that is less than the lowest value for such amount claimed by either the Shareholder Representatives or the Parent. Absent fraud or manifest error, the determination of the Accounting Firm will be conclusive and binding upon the Company Shareholders, the Shareholder Representatives and the Parent. The costs and fees related to such determination by the Accounting Firm, including the costs relating to any negotiations with the Accounting Firm with respect to the terms and conditions of such Accounting Firm’s engagement, will be paid by the Shareholder Representatives and the Parent on an inversely proportional basis, based upon the relative portions of the Disputed Matters that have been submitted to the Accounting Firm for resolution that ultimately are awarded in favor of the Company Shareholders and the Parent, as the case may be, (e.g., if $100,000 is in dispute, and of that amount the Accounting Firm awards $75,000 in favor of the Parent and $25,000 in favor of the Company Shareholders, then the Parent will be responsible for 25%, and the Shareholder Representatives for 75%, of the costs and fees of the Accounting Firm).

(3)

If (i) the Final Working Capital plus Final Closing Cash minus Final Closing Indebtedness minus Final Arrangement Expenses (in each case, as finally determined pursuant to Section 2.13(2) above) is greater than the aggregate amount of (ii) the Estimated Working Capital plus Estimated Closing Cash minus Estimated Closing Indebtedness minus Estimated Arrangement Expenses (in each case, as set forth in the Estimated Closing Statement) by more than $25,000, then the Shareholder Representatives shall instruct the Escrow Agent to disburse or cause to be disbursed to each

Company Shareholder such Person’s Pro Rata Share of the Adjustment Escrow Amount, and the Parent or the Purchaser shall promptly (but in any event within five (5) Business Days after such final determination) pay or cause to be paid to each Company Shareholder such Person’s Pro Rata Share of an amount equal to such excess beyond the $25,000 threshold.

(4)

If (i) the Final Working Capital plus Final Closing Cash minus Final Closing Indebtedness minus Final Arrangement Expenses (in each case, as finally determined pursuant to Section 2.13(2) above) is less than the aggregate amount of (ii) the Estimated Working Capital plus Estimated Closing Cash minus Estimated Closing Indebtedness minus Estimated Arrangement Expenses (in each case, as set forth in the Estimated Closing Statement) by more than $25,000, then the Parent or the Purchaser shall promptly (but in any event within five (5) Business Days after such final determination) instruct the Escrow Agent to deliver the amount of such shortfall beyond the $25,000 threshold to the Parent via a disbursement from the Adjustment Escrow Fund, and if such shortfall exceeds the Adjustment Escrow Amount, such excess from the Retention Escrow Amount and thereafter, from each Company Shareholder in accordance with its Pro Rata Share, less the amount paid from the Adjustment Escrow Amount and Retention Escrow Amount (if any), by wire transfer of immediately available funds to an account or accounts designated by the Purchaser or the Parent.

Section 2.14 Payment of Consideration

(1)

Following receipt of the Final Order and on or before the Business Day prior to the filing by the Company of the Articles of Arrangement with the Director, the Purchaser shall, on account of the Purchase Price, pay or cause to be paid to the Depositary, on behalf of the Company Shareholders, (i) the Base Purchase Price, plus (ii) the Estimated Closing Cash, minus (iii) the Estimated Closing Indebtedness, minus (iv) the Estimated Arrangement Expenses, plus or minus (v) the amount by which the Estimated Working Capital was greater than, or less than, the Target Working Capital, minus (vi) the Adjustment Escrow Amount, minus (vii) the Retention Escrow Amount, minus (viii) the Shareholder Representative Fund Amount, minus (ix) the PPP Escrow Amount (the “Closing Payment”).

(2)

Following receipt of the Final Order and on or before the Business Day prior to the filing by the Company of the Articles of Arrangement with the Director, the Purchaser shall pay or cause to be paid to the Depositary, on behalf of the Persons entitled to receipt thereof, as an advance to the Company (and at the direction of the Company and the Shareholder Representatives): (i) an amount equal to the Estimated Closing Indebtedness, and (ii) an amount equal to the Estimated Arrangement Expenses, in each case in accordance with written instructions to be delivered by the Shareholder Representatives to the Purchaser at least three (3) Business Days prior to the Effective Date. For greater certainty, at the Effective Time, the Company will be deemed to have paid the full amount of the Estimated Closing Indebtedness and the Estimated Arrangement Expenses to the Persons entitled to receipt thereof, and the Parties shall cause the Depositary to make the payments contemplated in satisfaction of the Estimated Closing Indebtedness and the Estimated Arrangement Expenses on the Effective Date, in each case to the persons entitled thereto in accordance with written instructions to be delivered by the Shareholder Representatives to the Purchaser at least three (3) Business Days prior to the Effective Date.

(3)	The Parties shall cause the Depositary to make the following payments contemplated in the Plan of Arrangement, equal in the aggregate to the Estimated Purchase Price:

(a)	to the Escrow Agent, an amount in cash equal to the Adjustment Escrow Amount;

(b)	to the Escrow Agent, an amount in cash equal to the Retention Escrow Amount;

(c)	to the Person designated to hold the PPP Escrow Amount pursuant to Section 2.16, an amount in cash equal to the PPP Escrow Amount;

(d)

to the Shareholder Representatives, an amount in cash equal to the Shareholder Representative Fund Amount, in accordance with written instructions to be delivered by the Shareholder Representatives to the Purchaser at least three (3) Business Days prior to the Effective Date; and

(e)

to the Company Shareholders, the Closing Payment, which shall include (i) sufficient cash to pay the Cash Consideration, and (ii) the SeaSpine Share Consideration and Exchangeable Share Consideration (the terms and conditions of such escrow and direction to be satisfactory to the Company, the Parent and the Purchaser, acting reasonably) payable to each Company Shareholder (other than Dissenting Shareholders that remain entitled to be paid fair value) in accordance with the Letter of Transmittal and Election Forms and the Plan of Arrangement.

Section 2.15 Exercise of the Ryerson Purchase Option

At the Effective Time, and subject to the receipt by the Purchaser of the duly executed assignment agreement between the Company and Ryerson University, as contemplated in Section 6.2(8)(q) of this Agreement, the Purchaser will pay, or will cause to be paid, an amount of $1,250,000 to MaRS Innovations, in its capacity as agent to Ryerson University, such amount representing the one-time lump sum payment required to exercise the Ryerson Purchase Option under the Ryerson Agreement. For greater certainty, the payment of such amount by the Purchaser will not represent an adjustment to the Purchase Price.

Section 2.16 PPP Escrow Amount

To the extent that the PPP Loan has not been forgiven in full on or prior to the Effective Date, the Company, the Purchaser and the Parent shall make arrangements for the PPP Escrow Amount to be placed in escrow on the Effective Date with such Person as the Company, the Purchaser and the Parent shall agree, and on such terms as the Company, the Purchaser and the Parent shall agree, in each case acting reasonably, and in compliance with the legal, regulatory and contractual requirements applicable to the Company, the Purchaser and the Parent. If any amount of the PPP Loan is forgiven within twelve (12) months after the Effective Date, then the Shareholder Representatives shall instruct the Person holding the PPP Escrow Amount to disburse or cause to be disbursed to each Company Shareholder such Person’s Pro Rata Share of the portion of the PPP Escrow Amount equal to the amount forgiven. If, following twelve (12) months after the Effective Date, there is any portion of the PPP Escrow Amount that is not eligible for disbursement to Company Shareholders pursuant to the immediately preceding sentence, then the Parent or the Purchaser shall promptly instruct the Person holding the PPP Escrow Amount to deliver the amount the remaining PPP Escrow Amount by wire transfer of immediately available funds to an account or accounts designated by the Purchaser or the Parent or as otherwise contemplated by the escrow arrangements relating to the PPP Escrow Amount.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company

(1)

Except as set forth in the Company Disclosure Letter, the Company represents and warrants to the Purchaser and the Parent as set forth in Schedule C and acknowledges and agrees that the Purchaser and the Parent are relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)

Except for the representations and warranties set forth in this Agreement, neither the Company nor any other Person makes or has made any representation or warranty, express or implied, either written or oral, at law or in equity, on behalf of or in respect of the Company.

(3)	The representations and warranties of the Company contained in this Agreement shall survive the completion of the Arrangement and shall expire as set forth in Section 8.1.

Section 3.2 Representations and Warranties of the Parent and Purchaser

(1)

The Parent and Purchaser jointly and severally represent and warrant to the Company and as set forth in Schedule D and acknowledge and agree that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)

Nothing herein shall operate to limit, restrict or invalidate any claim that an Indemnifying Party may have (or may otherwise have had) at any time against Purchaser, Parent or any other Person under applicable securities laws.

(3)

The representations and warranties of the Parent and Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4

COVENANTS

Section 4.1 Conduct of Business of the Company Entities

(1)

From the date of this Agreement until the earlier of (i) the Effective Time, and (ii) the termination of this Agreement in accordance with its terms, except (A) with the prior written consent of the Purchaser, (B) as otherwise contemplated or permitted by this Agreement or the Plan of Arrangement, (C) as required by Law or an Authority, or (D) as contemplated by Section 4.1(1) of the Company Disclosure Letter, the Company Entities shall (i) conduct business in the Ordinary Course; (ii) use all commercially reasonable efforts to maintain the goodwill of the Company Entities and preserve the business of the Company Entities and its relationships with all customers, suppliers, manufacturers, distributors, landlords, Company Employees and others having business relationships with the Company Entities; (iii) use commercially reasonable efforts to continue in force all policies of insurance maintained by or for the benefit of the Company Entities; and (iv) not, except as contemplated or permitted by this Agreement:

(a)	cause, adopt or propose any amendments to the terms of any of its outstanding securities, its Constating Documents or any organizational instruments;

(b)

other than any issuances of Company Shares in connection with previously issued Company Options, issue, sell, pledge, dispose of, encumber, agree or offer to issue, sell, pledge, dispose of or encumber any additional securities, or any options, restricted share units, warrants, calls, conversion privileges or rights of any kind to acquire any Equity Interests of the Company;

(c)	split, combine or reclassify any outstanding securities;

(d)

redeem, purchase or offer to purchase any Equity Interests of the Company (including any such purchases under a normal course issuer bid), other than in connection with the exercise of Company Options outstanding on the date hereof;

(e)

except as may be required as a result of a change in Law or ASPE, change any of the accounting principles or practices used by it which would materially affect its reported non-consolidated assets, Liabilities or results of operations;

(f)

(i) acquire (by merger, amalgamation, consolidation, or acquisition of shares or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material equity interest therein, or (ii) authorize or make any new capital expenditure or expenditures or investments exceeding $300,000 in the aggregate;

(g)

sell, lease, license or otherwise dispose or permit to lapse of any of its material tangible or intangible Assets, other than sales and non-exclusive licenses in respect of the Company Products in the Ordinary Course, or enter into any Contract with respect to the foregoing;

(h)	enter into any agreement for the purchase, sale or lease of any Real Property;

(i)	place or allow the creation of any Liens (other than a Permitted Lien) on any of its properties;

(j)

enter into, amend or terminate any material employment, labour, consulting or service contract or Employee Plan, or increase the compensation payable to any senior officer of the Company or any of its Subsidiaries, other than as required by the terms of the applicable contract or Employee Plan or Law, or in accordance with existing employment arrangements, retention arrangements, compensation plans that have been approved by the Board, or in the Ordinary Course;

(k)

provide any material incentives by way of cash payments, securities or otherwise, contingent or actual, to any Company Employee, except to the extent required by the terms of any employment, labour, consulting or service contract or Employee Plan in effect on the date hereof, or in the Ordinary Course;

(l)	incur, create, assume or guarantee any obligations, Liabilities (fixed or contingent) or indebtedness, other than Liabilities of the Company Entities incurred in the Ordinary Course;

(m)

commence a Claim other than (i) for the routine collection of bills, (ii) in such cases where the Company Entities determine in good faith that failure to commence a Claim would result in the material impairment of a valuable aspect of its business (provided, that the Company consults with the Purchaser prior to the filing of such a Claim), or (iii) settle, agree to settle or compromise any pending or threatened lawsuit or other dispute;

(n)

sell, grant a license in, encumber or otherwise dispose of any of the Company Entities’ material assets, securities, properties, interests or businesses having a value of $100,000 in the aggregate, other than sales and non-exclusive licenses in respect of the Company Products in the Ordinary Course;

(o)	allow to lapse or terminate, or fail to renew, any License or Company Permit;

(p)	write off or waive any accounts receivable which are individually or in the aggregate greater than $25,000 and that have not previously been reserved against as doubtful accounts;

(q)

fail to pay or otherwise satisfy when due, other than in the Ordinary Course, any accounts payable, Liabilities or obligations of greater than $50,000 in the aggregate; provided, however, that any such failure to pay or otherwise satisfy such obligations does not and will not give rise to, or result in, any penalties on the part of the Company Entities;

(r)	make any material change to its practices and policies regarding the payment and collection of accounts receivable and accounts payable and Liabilities;

(s)	materially amend, waive any of the terms of, renew, terminate or enter into any Material Contract;

(t)

enter into any non-compete agreement, any material non-solicit agreement outside of the Ordinary Course, or similar restrictive agreement, that in each case is binding on and restricting the Company Entities or the Company Business;

(u)	enter into any Contract that (A) contains any exclusivity obligations or similar restrictions binding on the Company Entities such that any of the Company Entities is prohibited from engaging in any business or activity whether alone or with third parties, (B) grants to any Person an option or a right of first refusal, right of first-offer or similar preferential right to purchase or acquire any Assets, or (C) contains a “most favored nation” (or equivalent) provision in favor of any third-party;

(v)

(i) execute any new distribution or resale Contract, unless such Contract can be terminated on less than sixty (60) days’ notice, or (ii) amend any existing distribution or resale Contract such that, as amended, the notice period of the Company in the event of a change of control or sale of the Company, is extended;

(w)	materially change the amount of, or terminate, any insurance coverage;

(x)

(i) fail to duly and timely file, in accordance with applicable Laws, all material Tax Returns required to be filed by it on or after the date hereof; (ii) fail to timely withhold, collect, remit and pay all material Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable except for any such Taxes contested in good faith pursuant to applicable Laws; (iii) make or rescind any material election relating to Taxes (except as otherwise contemplated in this Agreement or the Plan of Arrangement); (iv) make a request for a material Tax ruling or enter into a closing agreement with any Authority; (v) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; and (vi) change in any material respect any of its methods of reporting income, deductions, or accounting for income tax purposes from those employed in the preparation of its income Tax Returns in previous periods, except as may be required by applicable Laws;

(y)

(i) transfer or license, other than in the Ordinary Course, from any Person any rights to any of the Company’s Intellectual Property or data, other than non-exclusive licenses of the Company Products entered in the Ordinary Course, or (ii) publish or make any open source licensing of any of the Company’s Intellectual Property, unless so required by a Contract entered into by the Company or any of its Subsidiaries prior to the date hereof that has been made available to the Purchaser;

(z)

abandon, cancel or commit any action or omission regarding the relinquishment of rights to a patent, patent application or other registered Intellectual Property or material unregistered Intellectual Property of the Company;

(aa)	enter into any commitment or obligation to do any of the foregoing.

(2)

Take or agree in writing or otherwise to take, (i) any of the actions described in paragraphs (a) through (aa) in this Section 4.1, or (ii) any action which would reasonably be expected to make any of the Company’s representations or warranties contained herein untrue or incorrect such that the condition set forth in Section 6.2(1) would not be satisfied, or prevent the Company from performing or cause the Company not to perform one or more covenants, agreements or obligations required hereunder to be performed by the Company such that the condition set forth in Section 6.2(2) would not be satisfied.

Section 4.2 Conduct of Business of the Parent

(1)

From the date of this Agreement until the earlier of (i) the Effective Time, and (ii) the termination of this Agreement in accordance with its terms, except (A) with the prior written consent of the Company, (B) as otherwise contemplated or permitted by this Agreement or the Plan of Arrangement, (C) as required by Law or an Authority, or (D) as contemplated by Schedule F, the Parent and its Affiliates shall (i) conduct business in the ordinary course consistent with past practice; (ii) use commercially reasonable efforts to continue in force all policies of insurance maintained by or for the benefit of the Parent and its Affiliates; and (iii) not, except as contemplated or permitted by this Agreement or the Plan of Arrangement:

(a)	except as disclosed in Schedule F, cause, adopt or propose any amendments to the terms of any of the Parent’s outstanding securities, its Constating Documents or any organizational instruments;

(b)

declare or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of the Parent’s securities, or split, combine or reclassify any outstanding securities of the Parent;

(c)	except as disclosed in Schedule F, redeem, purchase or otherwise acquire or offer to purchase or otherwise acquire securities of the Parent;

(d)	adopt or propose a plan of liquidation or resolutions providing for the liquidation or dissolution of the Parent or its Affiliates;

(e)

merge, amalgamate or consolidate the Parent or its Affiliates with any other Person that is not a wholly-owned Subsidiary as of the date hereof, or enter into any agreement providing for the acquisition, from holders of SeaSpine Shares, of more than 20% of the issued and outstanding SeaSpine Shares;

(f)

acquire (by merger, amalgamation, consolidation, or acquisition of shares or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material equity interest therein;

(g)

sell, pledge, lease, dispose of, mortgage, license, encumber of otherwise transfer or agree to sell, pledge, lease, dispose of, mortgage, license, encumber or otherwise transfer all or substantially all of the assets of the Parent and its Affiliates (on a consolidated basis);

(h)	return capital or otherwise reduce the capital in respect of any of the securities of the Parent;

(i)	materially change the business carried on by the Parent and its Affiliates, taken as a whole;

(j)

take any action or fail to take any action which action or failure to act would reasonably be expected to cause any Authority to institute proceedings for the suspension of, or the revocation or limitation of rights under, any material authorizations necessary to conduct its businesses as now conducted;

(k)	take any action or series of actions that cause or would reasonably be expected to cause the SeaSpine Shares to cease being traded on the NASDAQ;

(l)	enter into any commitment or obligation to do any of the foregoing; or

(m)

take or agree in writing or otherwise to take, (i) any of the actions described in paragraphs (a) through (m) in this Section 4.2, or (ii) any action which would reasonably be expected to make any of the Parent’s or Purchaser’s representations or warranties contained herein untrue or incorrect such that the condition set forth in Section 6.3(1) would not be satisfied, or prevent the Parent or Purchaser from performing or cause the Parent or Purchaser not to perform one or more covenants, agreements or obligations required hereunder to be performed by the Parent or Purchaser such that the condition set forth in Section 6.3(2) would not be satisfied.

(2)

Subject to the obligations of the Parent and the Purchaser herein, the Parties acknowledge and agree that Company shall not have any right to exercise direction, control, directly or indirectly, of the operations or the business of the Parent, the Purchaser or any of its or their Subsidiaries at any time prior to the Effective Time.

Section 4.3 Regarding the Arrangement

(1)

The Company shall use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under Law to consummate the Arrangement as soon as practicable, including:

(a)

using its commercially reasonable efforts to take all actions, and to cause other actions to be taken which are within its power to control, to satisfy (or cause the satisfaction of) the conditions in favour of the Purchaser and Parent set out in Section 6.1 and Section 6.2;

(b)

using its commercially reasonable efforts to obtain and maintain all Company Consents, or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (A) required to be obtained under any Material Contracts in connection with the Arrangement, or (B) required in order to maintain the Material Contracts in full force and effect following completion of the Arrangement, in each case, on terms that are satisfactory to the Purchaser, acting reasonably, but without paying or committing itself or the Purchaser to pay any consideration or incurring any liability or obligation that is not conditioned on consummation of the Arrangement;

(c)

using its commercially reasonable efforts to, on prior written approval of the Purchaser, oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;

(d)

carrying out the terms of the Interim Order and the Final Order applicable to it and complying promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement or the Arrangement; and

(e)

not taking any action, or refraining from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement.

(2)	The Company shall promptly notify the Purchaser of:

(a)	any Material Adverse Effect or any change, effect, event, development, occurrence, circumstance or state of facts which would reasonably be expected to have a Material Adverse Effect;

(b)

any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement or the Arrangement;

(c)

any notice or other communication from any Authority in connection with this Agreement (and the Company shall contemporaneously provide a copy of any such written notice or communication to the Purchaser);

(d)

any actions, suits, Claims, investigations or proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, as the case may be, including ongoing material developments related thereto; or

(e)	any filing, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement.

(3)

The Purchaser shall promptly notify the Company in writing of any material filings, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving the Purchaser or the Parent that relate to this Agreement or the Arrangement. The Purchaser and the Parent shall use their commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under Law to consummate the Arrangement as soon as practicable, including:

(a)

using their commercially reasonably efforts, from the date hereof until the earlier of the completion of the Arrangement and the termination of this Agreement in accordance with Article 7, to cause the Effective Date to occur and the Arrangement to be completed on or before June 30, 2021 and to take all actions, and to cause other actions to be taken which are within its power to control, to satisfy (or cause the satisfaction of) the conditions in favour of the Company set out in Section 6.1 and Section 6.3;

(b)

using their commercially reasonable efforts to obtain and maintain all consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are required to be obtained under any material contracts to which the Parent or its Affiliates are a party in connection with the Arrangement, or (B) required in order to maintain any material contracts to which the Parent or its Affiliates are a party in full force and effect following completion of the Arrangement;

(c)

using their commercially reasonable efforts to cooperate with the Company in its efforts to obtain and maintain all Company Consents or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (A) necessary or advisable to be obtained under the Material Contracts in connection with the Arrangement or (B) required in order to maintain the Material Contracts in full force and effect following completion of the Arrangement, in each case, on terms that are satisfactory to the Purchaser, acting reasonably;

(d)

using their commercially reasonable efforts to, on prior written approval of the Company, oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;

(e)

carrying out the terms of the Interim Order and the Final Order applicable to it and complying promptly with all requirements imposed by Law on it with respect to this Agreement or the Arrangement; and

(f)

not taking any action, or refraining from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement.

(4)

The Purchaser and Parent will promptly upon request by the Company from time to time reimburse the Company for all properly-incurred, documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with the preparation, review or audit of any financial statements or financial information of the Company (in addition to the Company Financial Statements required to be prepared pursuant to this Agreement for purposes of calculating the Net Working Capital and Purchase Price) requested by the Purchaser, Parent or any of their Affiliates.

Section 4.4 Regarding the Exchangeable Shares

The Parent and the Purchaser shall:

(a)

prior to the Effective Time, amend the Constating Documents of the Purchaser to create and authorize the issuance of an unlimited number of Exchangeable Shares having the rights, privileges, restrictions and conditions set out in the Exchangeable Share Provisions attached to the Plan of Arrangement as Appendix I;

(b)	prior to the Effective Time, incorporate and organize Callco under the laws of British Columbia;

(c)

not take any action which could reasonably be expected to prevent the exchange of Company Shares for consideration that includes Exchangeable Shares under the Arrangement by Eligible Holders who make and file a valid tax election under subsection 85(1) or (2) of the Tax Act as described and on the terms set forth in the Plan of Arrangement from being treated as a tax-deferred transaction for purposes of the Tax Act if such holders are otherwise eligible for such treatment; and

(d)	do all things necessary (as further described in the Exchange and Support Agreement and the Exchangeable Share Provisions) to permit the exchange of the Exchangeable Shares for SeaSpine Shares.

Section 4.5 Regarding the SeaSpine Shares

The Parties covenant and agree that:

(a)

the aggregate number of SeaSpine Shares and Exchangeable Shares to be issued by the Parent and the Purchaser, respectively, on the Effective Date as the Share Consideration pursuant to the Arrangement shall be 4,289,848;and

(b)

for the purpose of Section 8.3(4), the value of each SeaSpine Share and Exchangeable Share shall be the aggregate dollar value of the Share Consideration as set forth in the Plan of Arrangement divided by the aggregate number of SeaSpine Shares and Exchangeable Shares set forth in Section 4.5(a) above.

Section 4.6 Regulatory Approvals

Each Party, as promptly as practicable after the date of this Agreement, shall use its commercially reasonable efforts to obtain, at or prior to the Effective Time, all Regulatory Approvals set out in Schedule E required to be obtained by such Party, and shall, in the prescribed manner and within the prescribed time, make all other filings with and give all other notices to any Authority that are required in connection with the lawful completion of the Arrangement and the other transactions contemplated by this Agreement or to maintain all rights and benefits of the Company under any Contract, Order or License held by the Company after Closing. The Parties shall co-operate fully in good faith with each other and their respective Representatives and advisors for the purposes of those Regulatory Approvals, filings and notifications, and the Company will be responsible for all filing and application fees incurred prior to the Effective Time in connection therewith, other than in respect of the filing and application fees incurred in connection with the NASDAQ Approval, which will be the responsibility of the Parent and the Purchaser. A Party shall not make any filing or submission without first providing to any other Party with a copy of that filing or submission in draft form and giving the other Party a reasonable opportunity to discuss its content before it is provided to the relevant Authority. The Party seeking to make a filing or submission shall then consider and take into account any and all reasonable comments timely made by any other Parties and revise the draft filing or submission accordingly. Each Party shall provide reasonable access to information to and shall maintain ongoing communications with the other Parties in connection with the Regulatory Approvals and the filings and notifications relating thereto. Subject to Law, and except in respect of the NASDAQ Approval to be obtained by the Parent in connection with the Arrangement, each Party shall keep the other Parties reasonably informed on a timely basis of the status of discussions relating to obtaining or concluding the Regulatory Approvals sought by each such Party and, for greater certainty, no Party shall participate in any substantive meeting (whether in person, by telephone or videoconference, or otherwise) with an Authority in respect of obtaining or concluding the required Regulatory Approvals unless it advises the other Parties in advance and gives such other Parties an opportunity to attend.

Section 4.7 Access to Information; Confidentiality

(1)

Subject to Law, the Company shall give the Purchaser and the Parent and their respective Representatives reasonable access during normal business hours to its and its Subsidiaries’ (i) premises, (ii) property and assets (including all Books and Records, whether retained internally or otherwise), (iii) Contracts and Leases, (iv) senior executives, and (v) such other financial and operating data or other information with respect to the assets or business of the Company as the Purchaser or the Parent from time to time reasonably requests, in each case, so long as the access does not unduly interfere with the Ordinary Course conduct of the business of the Company.

(1)

Investigations made by or on behalf of the Purchaser or the Parent, whether under this Section 4.7(1) or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the Company in this Agreement.

(2)

Each Party acknowledges that the Confidentiality Agreement continues to apply and that any information provided under Section 4.6 and this Section 4.7 that is non-public and/or proprietary in nature to the other Party shall be subject to the terms of the Confidentiality Agreement. If this Agreement is terminated in accordance with its terms, the obligations under the Confidentiality Agreement shall survive the termination of this Agreement.

(3)

Notwithstanding the foregoing, from and after the Effective Date, the Shareholder Representatives shall hold in confidence all Purchaser Confidential Information, except as may be necessary for administration or enforcement of matters as the Shareholder Representatives hereunder or as required by applicable Law. If the Shareholder Representatives are requested or required by Order to disclose any such Purchaser Confidential Information, the Shareholder Representatives shall promptly notify the Purchaser of the same to permit the Purchaser, at the Purchaser’s sole expense, to seek a protective order or take other action deemed appropriate by the Purchaser. In such circumstances, the Shareholder Representatives will use commercially reasonable efforts to participate and cooperate with the Purchaser in its efforts to obtain a protective order or other reasonable assurance that confidential treatment will be afforded to such Purchaser Confidential Information. If absent the entry of a protective order, the Shareholder Representatives are, in the written opinion of their internal or external legal counsel, compelled as a matter of Law to disclose any such Purchaser Confidential Information, the Shareholder Representatives may disclose to the party compelling disclosure only that part of such Purchaser Confidential Information as is required by Law to be disclosed, and such Person shall exercise its commercially reasonable efforts to obtain confidential treatment therefor.

Section 4.8 Public Communications

Each Party agrees to consult with the other Parties prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press releases or otherwise make public statements with respect to this Agreement or the Arrangement. Without limiting the generality of the foregoing, no Party will issue any press release regarding the Arrangement, this Agreement or any transaction relating to this Agreement without first providing a draft of such press release to the other Parties and reasonable opportunity for comment and obtaining their consent to issue (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing will be subject to each Party’s overriding obligation to make any such disclosure required in accordance with Law, including, for greater certainty, any filings or disclosure required to be made by the Parent pursuant to U.S. Securities Laws and NASDAQ rules. If such disclosure is required and the other Party has not reviewed or commented on or consented to the disclosure, the Party making such disclosure will use all commercially reasonable efforts to give prior oral or written notice to the other Party, and if such prior notice is not possible, to give such notice promptly following such disclosure.

Section 4.9 Notice and Cure Provisions

(1)	Each Party shall promptly notify the other Party of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a)

cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Effective Time if such failure to be true or accurate would cause any condition in Section 6.2(1) or Section 6.3(1), as applicable, to not be satisfied; or

(b)

result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement if such failure to comply would cause any condition in Section 6.2(2) or Section 6.3(2), as applicable, to not be satisfied.

(2)

Notification provided under this Section 4.9 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

Section 4.10 Insurance and Indemnification

(1)

The Purchaser will, or will cause the Company and the Company Entities to, maintain in effect for six (6) years from the Effective Date customary policies of directors’ and officers’ liability insurance providing protection no less favourable to the protection provided by the policies maintained by the Company and the Company Entities which are in effect immediately prior to the Effective Date; and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date (the “D&O Tail Insurance”); provided, however, that the Purchaser acknowledges and agrees that prior to the Effective Time, notwithstanding any other provision hereof, the Company may, at its option, purchase prepaid run-off directors’ and officers’ liability insurance (“Additional D&O Insurance”) on terms substantially similar to the directors’ and officers’ liability policies currently maintained by the Company and the Company Entities, but providing coverage for a period of six (6) years from the Effective Date with respect to claims arising from or related to facts or events which occurred on or prior to the Effective Date; provided further, that the Company Entities will bear the cost of any such Additional D&O Insurance.

(2)

The Purchaser shall cause the Company Entities to honour, and shall not take any action or do anything that would derogate from, the Company and the Company Entities’ indemnification obligations now existing in favour of present and former employees, officers and directors of the Company Entities, whether such rights are contractual or are provided in the Constating Documents of the Company Entities in effect as of the date of this Agreement, and the Purchaser acknowledges that such rights, shall survive the completion of the Arrangement, shall not be amended or rescinded, and shall continue in full force and effect until the earlier of (i) the date on which such indemnification obligation expires in accordance with its terms, and (ii) the date that is six years from the Effective Date.

(3)

If the Purchaser, the Company Entities or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and is not a continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties or assets to any Person, the Purchaser shall make commercially reasonable efforts to ensure that any successor or assign (including, as applicable, any acquirer of substantially all of the properties or assets of the Company Entities) assumes all of the obligations set forth in this Section 4.10.

(4)

This Section 4.10 shall survive the consummation of the Arrangement and is intended to be for the benefit of, and shall be enforceable by, each present and former employee, officer and directors of the Company Entities and his or her heirs, executors, administrators and personal representatives and shall be binding on the Company and the Purchaser and their respective successors and assigns, and for such purpose, the Shareholder Representatives hereby confirms that they are acting as agent and trustee on behalf of such persons; provided, however that no approval of any beneficiary of such trust will be required in connection with any amendment or variation of this Section 4.10 prior to the Effective Time.

Section 4.11 R&W Insurance Policy

The parties acknowledge that the Purchaser has obtained the R&W Insurance Policy subject to a conditional binder, and that Purchaser will pay the required fees, costs and expenses of the R&W Insurance Provider at such times as required by R&W Insurance Policy and the conditional binder (provided that 50% of such fees, costs and expenses shall be considered Arrangement Expenses as set forth in the definition thereof). The Purchaser acknowledges and agrees that the R&W Insurance Policy attached hereto as Schedule G is in substantively final form (subject to any waivers, amendments or changes to this Agreement or any of its related documents (other than the R&W Insurance Policy), or any material change in facts or circumstances) and shall expressly state that: (i) the R&W Insurance Policy Provider shall have no, and shall waive and not pursue any and all claims by way of subrogation, for contribution or otherwise against any Indemnifying Parties, except in the case of fraud on the part of such Indemnifying Party regarding any representations and warranties made by it in its Letter of Transmittal and Election Form, or, to the extent applicable, with respect to the representations and warranties contained in this Agreement, (ii) each Indemnifying Party is a third-party beneficiary of such waiver; and (iii) the Purchaser will not, without the prior written consent of the Shareholder Representatives (such consent not to be unreasonably withheld, conditioned or delayed, it being understood that it shall not be unreasonable for the Shareholder Representatives to withhold consent in the event that any such amendment, repeal or modification would adversely affect the Indemnifying Parties, in the sole discretion of the Shareholder Representatives), (a) amend or waive any provisions of the R&W Insurance Policy in a manner adverse to any of the Indemnifying Parties such that it will increase the liability or indemnification obligations of the Indemnifying Parties (including with respect to the subrogation provisions or the exclusion provisions), or (b) cause the termination of the R&W Insurance Policy. The Purchaser acknowledges that the purpose of the R&W Insurance Policy is to provide a source of reimbursement to the Purchaser for such claims as may arise regarding any representations and warranties in this Agreement, in the Letters of Transmittal and Election Forms, or in any certificate or instrument delivered pursuant to this Agreement, within the scope of the coverage of the R&W Insurance Policy, and will take all commercially reasonable steps to recover from the R&W Insurance Policy, and to enforce those provisions of the R&W Insurance Policy preventing subrogation against them.

Section 4.12 Tax Matters

(1)

The Company and its Subsidiaries shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed on or prior to the Effective Date in a manner consistent with past practice except as otherwise required by applicable Law, and shall timely pay when due all Liabilities for Taxes shown thereon. The Company or the relevant Subsidiary, as applicable, shall deliver any such Tax Return that is an income Tax Return to Parent for its review and comment at least fifteen (15) calendar days prior to the due date for filing thereof (taking into account extensions) and shall make such revisions to such Tax Returns that are reasonably requested by Parent and that are consistent with past practice except as otherwise required by applicable Law.

(2)

Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company and any of its Subsidiaries in respect of a Pre-Closing Tax Period that are required to be filed on or after the Effective Date in a manner consistent with past practice except as otherwise required by applicable Law. Parent shall deliver any such Tax Return that is an income Tax Return to the Shareholder Representatives for their review and comment at least fifteen (15) calendar days prior to the due date for filing thereof (taking into account extensions) and shall make such revisions to such Tax Returns that are reasonably requested by the Shareholder Representatives and that are consistent with past practice except as otherwise required by applicable Law. No election under subsection 256(9) of the Tax Act, or any provincial equivalent, shall be made in respect of the taxation year of any Company Entity that is a resident of Canada for purposes of the Tax Act ending as a result of the acquisition of the Company Shares by the Purchaser pursuant to the Plan of Arrangement. In addition, the Company shall make a designation under paragraph 111(4)(e) of the Tax Act, and any provincial equivalent, in respect of its taxation year ending as a result of the acquisition of the Company Shares by the Purchaser pursuant to the Plan of Arrangement in respect of the property or properties, and in such amount(s), as determined by the Company or the Shareholder Representatives, as applicable, with a draft of such designation to be prepared as soon as practicable prior to the Effective Date, but in no event later than three (3) Business Days prior to the Effective Date, and a final version of such designation to be prepared in conjunction with the Tax Returns of the Company referred to this Section 4.12(2). The Company and the Shareholder Representatives agree to consult with the Purchaser and the Parent regarding the designation of the Company under paragraph 111(4)(e) of the Tax Act, provided that the Company and the Shareholder Representatives shall not be obligated to designate any particular property, or amount in respect thereof, if such designation would give rise to recapture or Pre-Closing Taxes.

(3)

Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company in respect of its taxation year ending as a result of any amalgamation of the Purchaser and the Company on or following the Effective Date (being, for greater certainty, the taxation year which will commence at the first moment on the Effective Date and end at the actual time of such amalgamation) in a manner consistent with past practice and the transactions occurring pursuant to the Plan of Arrangement (including the election contemplated in Section 2.7(2)) except as otherwise required by applicable Law. Parent shall deliver any such Tax Return that is an income Tax Return to the Shareholder Representatives for their review and comment at least fifteen (15) calendar days prior to the due date for filing thereof (taking into account extensions) and shall make such revisions to such Tax Returns that are reasonably requested by the Shareholder Representatives and that are consistent with past practice except as otherwise required by applicable Law.

(4)

In the case of any Tax with respect to the Company or any of its Subsidiaries that is assessed with respect to a Straddle Tax Period, the amount of such Taxes based on or measured by income, sales, use, receipts or similar items (other than property and ad valorem Taxes) for the portion of the Straddle Tax Period ending prior to the Effective Date shall be determined based on an interim closing of the books as of the close of business on the day prior to the Effective Date, and the amount of any other Taxes and any exemptions, allowances or deductions determined for the entire Straddle Tax Period, that in each case relates to the portion of the Straddle Tax Period ending prior to the Effective Date shall equal the amount of such Tax, exemption, allowance, or deduction for the entire Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Tax Period ending prior to the Effective Date and the denominator of which is the total number of days in such Straddle Tax Period.

(5)

Each of Parent, Purchaser, the Shareholder Representatives, the Company Shareholders and the Company shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with Taxes of the Company or any of its Subsidiaries. Such cooperation shall include: (i) the valuation of the assets of any Company Entity for accounting and Tax purposes (including, in particular, a valuation to support the designation to be made by the Company under paragraph 111(4)(e) of the Tax Act, as referred to Section 4.12(2), and the status of the Company Shares as “qualified small business corporation shares” as defined in subsection 110.6(1) of the Tax Act), and including in each case with respect to taking positions for Tax, accounting or any other purposes relating thereto, and (ii) the retention and (upon request therefor) the provision of records and information and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, Purchaser, the Company, the Shareholder Representatives and the Company Shareholders agree to retain all Books and Records in their possession or control with respect to Tax matters pertinent to the Company or any of its Subsidiaries relating to any taxable period beginning before the Effective Date until expiration of the statute of limitations of the respective taxable periods, to abide by all applicable record retention laws, regulations and agreements entered into with any tax Authority.

(6)

Purchaser shall be permitted, but not obligated, to make an election pursuant to Section 338(g) of the Code (and any similar or corresponding election under state, local or other applicable Tax Law) with respect to the acquisition of the Company by Purchaser pursuant to this Agreement, and Company Shareholders and the Shareholder Representatives shall reasonably cooperate with Purchaser in connection with the making of any such election.

(7)	The Company and the Purchaser agree to make the elections and designations under the Tax Act as contemplated in the Plan of Arrangement.

(8)

In connection with any “eligible dividend” as defined in subsection 89(1) of the Tax Act paid or to be paid by the Company in respect of a Pre-Closing Tax Period or as part of the Arrangement, the Company shall obtain, by means of the Letter of Transmittal and Election Form, the concurrence of any Company Shareholder entitled to receive any portion of such dividend, as contemplated by subsection 185.1(3) of the Tax Act, to the making of an election by the Company under subsection 185.1(2) of the Tax Act in respect of such dividend should an Authority later assert that the Company made an “excessive eligible dividend designation” as defined in subsection 89(1) of the Tax Act in respect thereof. If an Authority assesses, or proposes to assess, the Company under Part III.1 of the Tax Act in respect of any eligible dividend paid by the Company in respect of a Pre-Closing Tax Period or as part of the Arrangement, the Company (or any successor thereto) agrees to file an election in the manner and within the time prescribed by subsections 185.1(2) of the Tax Act.

(9)

In connection with any “capital dividend” as defined in subsection 248(1) of the Tax Act paid or to be paid by the Company in respect of a Pre-Closing Tax Period or as part of the Arrangement, the Company shall obtain, by means of the Letter of Transmittal and Election Form, the concurrence of any Company Shareholder entitled to receive any portion of such dividend, as contemplated by subsection 184(4) of the Tax Act, to the making of an election by the Company under subsection 184(3) of the Tax Act in respect of such dividend should an Authority later assert that the Company made an “excessive capital dividend election” as described in subsection 184(2) of the Tax Act in respect thereof. If an Authority assesses, or proposes to assess, the Company under Part III of the Tax Act in respect of any capital dividend paid by the Company in respect of a Pre-Closing Tax Period or as part of the Arrangement, the Company (or any successor thereto) agrees to file an election in the manner and within the time prescribed by subsections 184(3) of the Tax Act. The Purchaser shall promptly notify the Shareholder Representatives if an Authority assesses or proposes to assess the Company under Part III of the Tax Act and the Purchaser shall cause the Company (or any successor) to designate all or any portion of a taxable dividend resulting from an election under subsection 184(3) of the Tax Act as an eligible dividend to the extent permitted by the Tax Act and as agreed to by the Purchaser and the Shareholder Representatives, acting reasonably.

(10)

After the Effective Date, Parent and the Purchaser shall not amend or rescind any Tax Return of a Company Entity, including for greater certainty, any Tax election or designation to be made by a Company Entity as contemplated by this Agreement or the Plan of Arrangement, without the consent of the Shareholder Representatives.    The Parent and the Purchaser and their affiliates shall not voluntarily approach any Authority regarding any Taxes or Tax Returns of the Company for any Pre-Closing Tax Period or cause or permit the Company to file any Tax Return in respect of a Pre-Closing Tax Period in any jurisdiction where the Company has not previously filed Tax Returns. For greater certainty, nothing herein shall preclude the Company from filing a “protective” Form 1120-F with the Internal Revenue Service for the March 31, 2020 and March 31, 2021 taxation years of the Company and the short taxation year of the Company ending on or the Effective Date, in each case pursuant to U.S. Treasury Regulation Section 1.882-4(a)(3)(vi).

Section 4.13 SeaSpine Shares for Exchange

Parent shall duly reserve for issuance the number of SeaSpine Shares issuable in connection with the exchange by Company Shareholders of Exchangeable Shares and upon issuance of such SeaSpine Shares in accordance with the terms and conditions applicable to such exchange, such SeaSpine Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. Parent shall use commercially reasonable efforts, subject to the obligations of the Company Shareholders contained in this Section 4.13, to cause the SeaSpine Shares to be issued to Company Shareholders in exchange for Exchangeable Shares pursuant to the terms of the Exchangeable Shares and the Plan of Arrangement, to be registered under the U.S. Securities Act pursuant to a resale registration statement on Form S-3 (each, a “Registration Statement”) to be declared effective by the U.S. Securities and Exchange Commission within ninety (90) days following the Effective Date and to take all commercially reasonable efforts to ensure that such Registration Statement (or a replacement Registration Statement) remains effective until the earliest of (i) the date that all of the SeaSpine Shares registered pursuant to the Registration Statement have been sold or are otherwise no longer held by any Company Shareholder, (ii) such time as Rule 144(b)(1) or another similar exemption under the U.S. Securities Act is available for the sale of all shares held by any Company Shareholder without limitation during a three-month period without registration, and (iii) five (5) years after the date that Registration Statement first becomes effective. Parent shall use commercially reasonable efforts to cause any such Registration Statement to comply with all applicable requirements of federal and state securities laws of the United States. It shall be a condition precedent for any Company Shareholder that wishes to register any SeaSpine Shares in the Registration Statement to (i) consent to the use of its name and to the inclusion of business information relating to such Company Shareholder in any such Registration Statement; (ii) agree to provide promptly to Parent such information concerning its business and affairs as may reasonably be requested by Parent for inclusion in any such Registration Statement, or in any amendments or supplements thereto; and (iii) agree to cause its counsel (if any) to cooperate with Parent’s counsel in the preparation of any such Registration Statement. Each Company Shareholder shall promptly advise the Purchaser, in writing, if at any time prior to the effectiveness of any such Registration Statement in which its SeaSpine Shares are to be registered, such Company Shareholder shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the information previously provided by such Company Shareholder contained in any such Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable legal requirements.

Section 4.14 Blue Sky Laws

Parent shall use commercially reasonable efforts to ensure that the SeaSpine Share Consideration to be issued pursuant to the Arrangement shall, at the Effective Time, either be registered or qualified under all applicable state securities or “blue sky” laws, or exempt from such registration and qualification requirements.

Section 4.15 Employee Covenant

(a)

For a period of 6 months following the Effective Time, Purchaser shall cause to be provided by the Company, (i) to each Company Employee (for so long as he or she remains employed, a “Continuing Employee”), annual base salary or base hourly wages and cash incentive compensation opportunities that in each case are no less favorable in the aggregate than as in effect immediately prior to the Effective Time, and (ii) to all Continuing Employees, other employee benefits that are substantially comparable in the aggregate to those in effect immediately prior to the Effective Time (save for Company Options that are exercised or cancelled, in accordance with the Plan of Arrangement).

(b)

In the event that any Continuing Employee is terminated without cause during the 6-month period following the Effective Time, Purchaser shall cause to be provided by the Company, to such Continuing Employee termination and severance benefits that are no less favorable in the aggregate than those in effect immediately prior to the Effective Time, or such greater benefits as may be required by Law or Contract.

(c)

To the extent that any Continuing Employee becomes subject to a Purchaser Plan, other than with respect to defined-benefit pension accruals, Purchaser shall credit each Continuing Employee with his or her years of service with the Company, its Subsidiaries and any predecessor entities for purposes of the employee benefit plans of Purchaser providing benefits to the Continuing Employees (the “Purchaser Plans”) to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service; provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service.

(d)

To the extent that any Continuing Employee becomes subject to a Purchaser Plan, Purchaser shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Purchaser Plan that is a welfare benefit plan that such Continuing Employees may be eligible to participate in after the Effective Time; and (ii) provide credit under any such Purchaser Plans for any copayments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs.

The provisions of this Section 4.15 are solely for the benefit of the Parties to the Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) or any other Person shall be regarded for any purpose as a third-party beneficiary of the Agreement, and no provision of this Section 4.15 shall create such rights in any such Persons. No provision of this Agreement shall (i) guarantee employment for any period of time or preclude the ability of Purchaser to terminate the employment of any Continuing Employee at any time and for any reason, (ii) require Purchaser to establish or continue any Employee Plans, Purchaser Plans or other employee benefit plans or arrangements, or prevent the amendment, modification or termination thereof after the Effective Time, (iii) establish or amend any Employee Plans, Purchaser Plans or other employee benefit plans or arrangements, or (iv) prevent the Purchaser from making changes to the annual base salary, base hourly wages, cash incentive compensation opportunities and employee benefits of Continuing Employees after the Effective Time; provided that such changes are made proportionately to all similarly situated employees of the Parent and its Affiliates based on their jurisdiction of employment, and in accordance with applicable Laws.

Furthermore, the Parties acknowledge and agree that the Purchaser may take any action that is contrary to this Section 4.15 if such action is endorsed, recommended or approved by Beau Standish in his capacity as an officer of the Company.

Section 4.16 Dissolution of Subsidiary

If so requested by the Purchaser, the Company shall use commercially reasonable efforts to cause the dissolution of 7D Surgical International Inc. as soon as reasonably practicable following such request.

ARTICLE 5

ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

Section 5.1 Non-Solicitation

(1)	Except as expressly provided in this Agreement, the Company shall not, directly or indirectly, through any Representatives, or otherwise, and shall not permit any such Person to:

(a)

solicit, initiate, entertain, knowingly encourage, promote, or otherwise facilitate, (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or any Subsidiary or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(b)

enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the Purchaser) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(c)	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal; or

(d)	enter into or publicly propose to enter into any agreement, arrangement or understanding in respect of an Acquisition Proposal.

(2)

The Company shall, and shall cause its Subsidiaries and its Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of this Agreement with any Person (other than the Purchaser or the Parent) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection with such termination shall:

(a)	discontinue access to and disclosure of all information, including any data room, properties, facilities, Books and Records of the Company or any Subsidiary; and

(b)

request, and exercise all rights it has to require (i) the return or destruction of all copies of any confidential information regarding the Company or any Subsidiary provided to any Person other than the Purchaser, and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company or any Subsidiary, to the extent that such information has not previously been returned or destroyed, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(3)

The Company represents and warrants that neither the Company nor any of its Subsidiaries has waived any confidentiality, standstill or similar agreement or restriction to which the Company or any Subsidiary is a party, and covenants and agrees that (i) the Company shall take all necessary action to enforce each confidentiality, standstill or similar agreement or restriction to which the Company or any Subsidiary is a party, and (ii) neither the Company, nor any Subsidiary nor any of their respective Representatives have released or will, without the prior written consent of the Purchaser (which may be withheld or delayed in the Purchaser’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Company, or any of its Subsidiaries, under any confidentiality, standstill or similar agreement or restriction to which the Company or any Subsidiary is a party (it being acknowledged by the Purchaser that the automatic termination or release of any standstill restrictions of any such agreements as a result of entering into and announcing this Agreement shall not be a violation of this Section 5.1(3)).

Section 5.2 Breach by Subsidiaries and Representatives

Without limiting the generality of the foregoing, the Company shall advise its Subsidiaries and the Representatives of the prohibitions set out in Section 5.1 and any violation of the restrictions set forth in this Section 5.1 by the Company, its Subsidiaries or Representatives is deemed to be a breach of this Article 5 by the Company.

ARTICLE 6

CONDITIONS AND CLOSING DELIVERABLES

Section 6.1 Mutual Conditions Precedent

The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied on or prior to the Effective Time, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(1)	Arrangement Resolution. The Arrangement Resolution has been approved and adopted by the Company Shareholders at the Company Meeting in accordance with the Interim Order.

(2)

Interim and Final Order. The Interim Order and the Final Order have each been obtained on terms consistent with this Agreement, and have not been set aside or modified in a manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise.

(3)	Regulatory Approvals. All Regulatory Approvals shall have been obtained or received on terms that are acceptable to the Purchaser and the Company, each acting reasonably.

(4)

No Orders. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting the Arrangement or other transactions contemplated herein, or Parent or Purchaser’s ownership, conduct or operation of the Company Business following the Effective Time shall be in effect, and no action shall have been taken by any governmental Authority seeking any of the foregoing, and no applicable Law or Order shall have been enacted, entered, enforced or deemed applicable to the Arrangement that makes the consummation of the Arrangement illegal.

Section 6.2 Additional Conditions Precedent to the Obligations of the Purchaser and the Parent

The Purchaser and the Parent are not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Purchaser and the Parent and may only be waived, in whole or in part, by the Purchaser and the Parent in their sole discretion:

(1)

Representations and Warranties. All representations and warranties of the Company set forth in this Agreement shall have been (i) for the representations and warranties qualified as to materiality or Material Adverse Effect, true and correct in all respects, and (ii) for all other representations and warranties, true and correct in all material respects, as of the date of this Agreement and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that date), and the Company shall deliver to the Purchaser, dated the Effective Date, a certificate signed by a senior officer of the Company, in his or her capacity as an officer and not in his or her personal capacity, confirming satisfaction of this condition.

(2)

Performance of Covenants. The Company has fulfilled or complied in all material respects with each of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and has delivered a certificate confirming same to the Purchaser, executed by a senior officer of the Company, in his or her capacity as an officer and not in his or her personal capacity, addressed to the Purchaser and dated the Effective Date.

(3)

Dissent Rights. Dissent Rights shall not have been validly exercised (and not withdrawn) with respect to Company Shares representing in aggregate more than 5% of votes attached to the issued and outstanding Company Shares.

(4)	No Legal Action. There is no action or proceeding pending or threatened by any Person (other than the Purchaser or the Parent) in any jurisdiction that is reasonably likely to:

(a)

cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, the Purchaser’s or the Parent’s ability to acquire, hold, or exercise full rights of ownership over, any Company Shares, including the right to vote the Company Shares;

(b)

prohibit, impair or restrict the Arrangement, or the ownership or operation by the Purchaser or the Parent of any material portion of the business or Assets of the Company Entities, or compel the Purchaser or Parent to dispose of or hold separate any material portion of the business or Assets of the Company Entities as a result of the Arrangement; or

(c)	prevent or materially delay the consummation of the Arrangement, or if the Arrangement is consummated, have a Material Adverse Effect in respect of the Company.

(5)	Voting Support Agreements. The Voting Support Agreements are in force and have not been terminated prior to the Effective Time.

(6)	Company Consents. The Company Consents shall have been obtained on terms that are acceptable to the Purchaser, acting reasonably, and not withdrawn or modified.

(7)

No Material Adverse Effect. There shall not have occurred since the date of this Agreement any event, change, effect or development that individually or in the aggregate, has had a Material Adverse Effect on the Company.

(8)	Closing Deliveries. The Parent and the Purchaser must have received the following from the Company and/or the Shareholder Representatives, as applicable:

(a)

certified copies of (i) the articles and by-laws of the Company, (ii) the Arrangement Resolution and any other resolutions of the board of directors of the Company authorizing the entering into and completion of the transactions contemplated by this Agreement, and (iii) a list of the directors and officers of the Company authorized to sign agreements together with their specimen signatures;

(b)	a certificate of status, compliance, good standing or like certificate with respect to the Company and the U.S. Subsidiary, issued by the appropriate Authority in its jurisdiction of existence;

(c)	the certificates referred to in Section 6.2(1) and (2);

(d)	the Data Room USB;

(e)

a rectifying resolution of the Board, approving, ratifying and confirming the appointment of Stephen Martin and Brian Stuart as Chief Financial Officer and Chief Revenue Officer of the Company, respectively;

(f)

customary payoff letters and collateral releases in form and substance acceptable to the Purchaser, acting reasonably, reflecting the payoff and termination of the Estimated Closing Indebtedness and the authorized release of all related security;

(g)

a discharge registration for the Lien registered against the Company in favour of Royal Bank of Canada in respect of the $1,500,000.00 revolving demand facility provided by Royal Bank of Canada pursuant to a loan agreement dated May 26, 2020, such Lien bearing file number 761750901 and registration number 20200506 1046 1529 3824;

(h)	a copy of the written consent of the Minister of Finance (Ontario) permitting the Company to apply to continue in another jurisdiction outside of Ontario;

(i)

resignations from each director and officer of the Company Entities as of the Effective Date, against receipt by such Persons of commercially reasonable material releases from the Company, in a form acceptable to the Purchaser, acting reasonably;

(j)	copies of all duly executed Letters of Transmittal and Election Forms that were delivered to the Company by Company Shareholders and Company Optionholders prior to the Election Deadline;

(k)	the Voting Support Agreements duly executed by each of the Key Shareholders;

(l)	the Estimated Closing Statement;

(m)	the Board Observer Agreement duly executed by the nominee of the Company Shareholders and the Shareholder Representatives;

(n)	the Non-Compete Agreements duly executed by the Company and each of the Restricted Parties;

(o)	the Escrow Agreement duly executed by the Company and the Shareholder Representatives;

(p)	the Depositary Agreement duly executed by the Company and the Shareholder Representatives;

(q)

a duly executed assignment agreement between the Company and Ryerson University, in a form acceptable to the Parent and the Purchaser, acting reasonably, assigning to the Company all of Ryerson University’s rights, title and interest in and to certain intellectual property and technology of Ryerson University in connection with and as contemplated by the exercise of the Ryerson Purchase Option under the terms of the Ryerson Agreement; and

(r)

all other documentation and evidence reasonably requested by the Parent and/or the Purchaser in order to establish the due authorization and completion of and to effectively implement the transactions contemplated by this Agreement.

Section 6.3 Additional Conditions Precedent to the Obligations of the Company

The Company is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(1)

Representations and Warranties. All representations and warranties of the Parent and Purchaser set forth in this Agreement shall have been (i) for the representations and warranties qualified as to materiality or Material Adverse Effect, true and correct in all respects, and (ii) for all other representations and warranties, true and correct in all material respects, as of the date of this Agreement and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that date), and the Parent and Purchaser shall deliver to the Company, dated the Effective Date, a certificate signed by a senior officer of each of the Parent and Purchaser, in his or her capacity as an officer and not in his or her personal capacity, confirming satisfaction of this condition.

(2)

Performance of Covenants. Each of the Parent and Purchaser have fulfilled or complied in all material respects with each of the covenants of each of the Parent and Purchaser contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and have delivered a certificate confirming same to the Company, executed by a senior officer of each of the Parent and Purchaser, in his or her capacity as an officer and not in his or her personal capacity, addressed to the Company and dated the Effective Date.

(3)

Listing of SeaSpine Shares. The SeaSpine Shares issuable to the Company Shareholders pursuant to the Arrangement and upon the exchange of the Exchangeable Shares, shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(4)

No Material Adverse Effect. There shall not have occurred since the date of this Agreement any event, change, effect or development that individually or in the aggregate, has had a Material Adverse Effect on the Parent.

(5)	Closing Deliveries. The Company must have received the following from the Purchaser and/or the Parent, as applicable:

(a)

a certificate of status, compliance, good standing or like certificate with respect to each of the Parent and the Purchaser, issued by the appropriate Authority in each of their jurisdictions of incorporation;

(b)	the certificates referred to in Section 6.3(1) and (2);

(c)	the R&W Insurance Policy;

(d)	the Voting Support Agreements duly executed by the Parent and the Purchaser;

(e)	the Board Observer Agreement duly executed by the Parent;

(f)	the Non-Compete Agreements duly executed by the Parent;

(g)	the Escrow Agreement duly executed by the Purchaser and the Parent;

(h)	the Depositary Agreement duly executed by the Parent and the Purchaser;

(i)	the Exchange and Support Agreement duly executed by the Parent, the Purchaser and Callco;

(j)	payment or a direction to be paid the Consideration in the manner provided in this Agreement and the Plan of Arrangement; and

(k)

all other documentation and evidence reasonably requested by the Company in order to establish the due authorization and completion of and to effectively implement the transactions contemplated by this Agreement.

Section 6.4 Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 will be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Director. For certainty, and notwithstanding the terms of any escrow arrangement entered into between the Parties and the Depositary other than the Escrow Agreement, all Consideration held in escrow by the Depositary shall be release from escrow at the Effective Time without any further act or formality required on the part of any Person, and the Adjustment Escrow Amount and the Retention Escrow Amount will be held and released at the time and in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

ARTICLE 7

TERMINATION

Section 7.1 Termination

(1)	This Agreement may be terminated prior to the Effective Time by:

(a)	the mutual written agreement of the Parties; or

(b)	either the Company, the Parent or the Purchaser if:

(i)	the Required Approval is not obtained at the Company Meeting in accordance with the Interim Order;

(ii)

after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the Purchaser from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable; or

(iii)

the Effective Time does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 7.1(1)(b)(iii) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement.

(c)	the Company if:

(i)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser or the Parent under this Agreement occurs that would cause any condition in Section 6.3(1) or (2) not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date; provided that the Company is not then in breach of this Agreement so as to cause any condition in Section 6.2(1) or (2) not to be satisfied;

(ii)	there has occurred a Material Adverse Effect with respect to the Parent which is incapable of being cured on or prior to the Outside Date; or

(iii)

any of the conditions in Section 6.1 or Section 6.3 is not satisfied or waived in accordance with those sections and such condition is incapable of being satisfied by the Outside Date provided that the Company is in material compliance with the terms and conditions of this Agreement.

(d)	the Purchaser or Parent if:

(i)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 6.2(1) or (2) not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date; provided that the Purchaser is not then in breach of this Agreement so as to cause any condition in Section 6.3(1) or (2) not to be satisfied;

(ii)	there has occurred a Material Adverse Effect with respect to the Company which is incapable of being cured on or prior to the Outside Date; or

(iii)

any of the conditions in Section 6.1 or Section 6.2 is not satisfied or waived in accordance with those sections and such condition is incapable of being satisfied by the Outside Date provided that the Purchaser and the Parent are in material compliance with the terms and conditions of this Agreement.

Section 7.2 Effect of Termination/Survival

(1)

If this Agreement is terminated pursuant to Section 7.1(1), this Agreement shall become void and of no further force or effect, except that: (a) in the event of termination under Section 7.1, this Section 7.2, Section 9.2 through to and including Section 9.11, Section 4.3(4) and Section 4.7(2) shall survive, and provided further that no Party shall be relieved of any liability for any intentional or willful breach by it of this Agreement.

(2)

As used in this Section 7.2, “willful breach” means a material breach that is a consequence of an act undertaken by the breaching Party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a material breach of this Agreement.

ARTICLE 8

SURVIVAL; INDEMNIFICATION

Section 8.1 Survival

(1)

The representations and warranties of the Company contained in this Agreement shall survive the completion of the Arrangement and terminate upon the later of 12 months from the Effective Date and the expiry of coverage under the R&W Insurance Policy, except that:

(a)

Company Fundamental Representations and the representations and warranties given by any Company Shareholder in a Letter of Transmittal and Election Form, as applicable, will survive the completion of the Arrangement and continue in full force and effect for a period of six years;

(b)

the representations and warranties set out in Section (14) of Schedule C (Taxes) shall survive completion of the Arrangement and continue in full force and effect for a period ending ninety (90) days following the expiration of all prescription periods pursuant to applicable Laws, taking into account any waiver or similar document extending such period; and

(c)

the representations and warranties relating to eligibility for overtime and overtime pay set out in Sections (23)(a), (23)(d) and 23(h) of Schedule C (Employment Matters) survive completion of the Arrangement and continue in full force and effect for a period ending ninety (90) days following the expiration of all limitation periods pursuant to applicable Laws, taking into account any waiver or similar document extending such period.

(2)

The representations and warranties of the Parent and Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

(3)

The covenants and agreements of the Parties contained in this Agreement (and the right to bring claims pursuant to this Agreement based upon or arising out of such covenants and agreements) will survive the completion of the Arrangement and continue in full force and effect in accordance with their terms.

(4)

Notwithstanding anything herein contained to the contrary, (i) each indemnity, representation or warranty that is the subject of one or more Claim Notice before the expiration of any applicable survival period set forth above will survive with respect to the related claim or claims until the final resolution thereof, and (ii) in the case of any breach by a Party of any representation or warranty involving fraud, intentional misrepresentation or wilful breach by such Party, there shall be no time limitation on the right of the other Parties to bring any claim in respect of such breach and to be indemnified in respect thereof.

Section 8.2 Indemnification in Favour of the Purchaser Indemnified Parties

(1)

Subject to Section 8.3, pursuant to the Plan of Arrangement and the provisions of the Letters of Transmittal and Election Forms, each Indemnifying Party shall, severally (not jointly and severally) in accordance with Section 8.3(5), indemnify and save the Parent, the Purchaser and their respective Affiliates (including, after completion of the Arrangement, the Company and its Subsidiaries) and each of their respective directors, officers, employees, successors and permitted assigns (the “Purchaser Indemnified Parties”) harmless from, and shall pay for, any Damages suffered by, imposed upon or asserted against such Purchaser Indemnified Parties as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(a)

any breach or inaccuracy of any representation and warranty given by the Company in this Agreement or the corresponding representations and warranties set out in the certificate to be delivered pursuant to Section 6.2(1);

(b)	any breach or inaccuracy of any representation and warranty or breach of any covenant given by such Indemnifying Party in his, her or its Letter of Transmittal and Election Form, as applicable;

(c)	based upon or resulting from the breach or non-fulfilment of any covenant in this Agreement on the part of the Company prior to the Effective Date;

(d)	any Indebtedness that is unpaid after the Effective Time and not accounted for in the Adjustment Statement;

(e)	any Arrangement Expenses which were not accounted for in the Adjustment Statement;

(f)

any claims by (A) any then current or former holder or alleged then-current or former holder of any Equity Interests of the Company (including any predecessors), arising out of, resulting from or in connection with (1) this Agreement or the transactions contemplated herein, including the allocation of the Purchase Price, and any inaccuracies in the distribution of the Purchase Price as directed by the Company, or (2) such Person’s status or alleged status as a holder of Equity Interests of the Company (including any predecessors) at any time at or prior to the Effective Time, or (B) any Person to the effect that such Person is entitled to any Equity Interest in the Company or any payment in connection with the transactions contemplated herein by virtue of such Equity Interest;

(g)

any (A) Pre-Closing Taxes, except to the extent such Taxes were reflected as a “current liability” in the calculation of the Final Working Capital or taken into account in calculating Final Arrangement Expenses or Final Closing Cash that reduce the Purchase Price; provided however, that the Indemnifying Parties shall have no liability for Taxes of the Company or any Subsidiary arising from any election made by the Purchaser under section 338(g) of the Code with respect to the acquisition of the Company by Purchaser pursuant to this Agreement, and (B) any failure of the Purchaser, the Parent or the Company, or anyone acting on their behalf, to deduct or withhold Taxes, or legally required deductions at source, from any consideration payable or otherwise deliverable by the Company pursuant to this Agreement or the Plan of Arrangement in respect of the steps involving the cancellation and exercise of Company Options pursuant to Section 2.10;

(h)

fraud, intentional misrepresentation or willful breach by any Company Entity or any of their respective officers, directors or employees (whether or not any such officer, director or employee was authorized to take such action or omission constituting fraud, intentional misrepresentation or willful breach); or

(i)	the matters set forth in Section 8.2(1)(i) of the Company Disclosure Letter.

Section 8.3 Limitations

(1)

An Indemnifying Party shall have no obligation or liability for indemnification or otherwise with respect to any representation or warranty in this Agreement, after the end of the applicable time period specified in Section 8.1(1), except for claims in respect of which the Purchaser Indemnified Party has delivered a Claim Notice in accordance with the provisions of Section 8.4 prior to the end of the applicable time period, or in the case of fraud, intentional misrepresentation or wilful breach on the part of the Company or the relevant Indemnifying Party.

(2)

An Indemnifying Party shall have no obligation or liability for indemnification or otherwise with respect to any representation or warranty of the Company in this Agreement, until the aggregate amount of recoverable claims for indemnification against all of the Indemnifying Parties shall exceed US$550,000 (the “Seller Deductible”), in which event the Purchaser Indemnified Parties shall then only be entitled to recover the amount of such recoverable claims in excess of the Seller Deductible; provided, however, that the foregoing limitation shall not apply to a claim arising from a breach of any Company Fundamental Representation, or in the case of fraud, intentional misrepresentation or wilful breach on the part of the Company.

(3)

The Indemnifying Parties’ aggregate Liability to the Purchaser Indemnified Parties under Section 8.2(1)(a) for any inaccuracy in or breach of any representation or warranty of the Company contained in this Agreement (other than the Company Fundamental Representations or in the case of fraud, intentional misrepresentation or wilful breach on the part of the Company), will in no event exceed the Retention Escrow Amount, and other than in the case of a breach of the Company Fundamental Representations, in the case of fraud, intentional misrepresentation or wilful breach on the part of the Company), or with respect to any recovery that may be available under the R&W Insurance Policy, the Retention Escrow Amount shall be the sole and exclusive source of funds for satisfaction of any such Liability under Section 8.2(1)(a).

(4)

The maximum Liability of any Indemnifying Party for Damages under this Agreement with respect to a Claim for indemnification arising from any inaccuracy in or breach of any of the Company Fundamental Representations, or a Claim for indemnification under Section 8.2(1)(b) through (i) (other than in the case of fraud, intentional misrepresentation or wilful breach on the part of the Indemnifying Party) shall be equal to 100% of the actual proceeds paid or payable to such Indemnifying Party under this Agreement and under the Plan of Arrangement, including any portion of the Adjustment Escrow Amount and Retention Escrow Amount released to the Indemnifying Party in accordance with Section 2.13 and Section 8.14. For greater certainty, an Indemnifying Party shall be entitled to satisfy any amount owing to the Purchaser Indemnified Parties from time to time under this Section 8.3(4), in whole or in part, by way of delivering some or all of the SeaSpine Shares or Exchangeable Shares received by the Indemnifying Party under this Agreement and under the Plan of Arrangement. For the purposes of the preceding sentence, each SeaSpine Share and each Exchangeable Share shall have the value determined in accordance with Section 4.5. In the event that an Indemnifying Party has, prior to the time that Damages are assessed, disposed of any SeaSpine Share Consideration or Exchangeable Share Consideration received by the Indemnifying Party directly or indirectly for cash consideration in a bona fide arm’s length transaction, “proceeds” for purposes of this Section 8.3(4) shall be mean the amount of such cash consideration.

(5)

The obligations of the Indemnifying Parties to indemnify the Purchaser Indemnified Parties pursuant to this Agreement, the Plan of Arrangement and the provisions of the Letters of Transmittal and Election Form, including this Article 8, are several (and not joint or joint and several) based on each such Indemnifying Party’s Pro Rata Share. Accordingly, each Indemnifying Party is liable to the Purchaser Indemnified Parities severally (and not jointly or jointly and severally) only for such Indemnifying Party’s Pro Rata Share of the amount of any indemnifiable Damages pursuant to Section 8.2, subject to the additional limitations provided in this Article 8.

(6)

Notwithstanding anything to the contrary in the Agreement, an Indemnifying Party shall not be obligated to indemnify a Purchaser Indemnified Party for any Damages to the extent that such Damages are reimbursable to the Purchaser Indemnified Party by insurance proceeds actually received.

Section 8.4 Notification

(1)

If a Purchaser Indemnified Party becomes aware of any act, omission, fact or circumstance that may give rise to Damages in respect of which a right of indemnification is provided for to the Purchaser Indemnified Party under this Article 8, the Purchaser Indemnified Party shall promptly notify any Indemnifying Party from whom indemnification may be sought in writing (a “Claim Notice”), which Claim Notice must:

(a)	specify whether the potential Damages arise as a result of a Third Party Claim or a Direct Claim; and

(b)	specify (A) the factual basis for the Direct Claim or Third Party Claim, as the case may be; and (B) the amount or estimated amount of the potential Damages arising therefrom, if known.

(2)

Delivery of a Claim Notice to an Indemnifying Party under this Section 8.4 with notice of a Direct Claim or a Third Party Claim is an assertion of a claim for indemnification against the Indemnifying Party under this Agreement. Upon receipt of such Claim Notice, the provisions of Section 8.6 shall apply to any Third Party Claim and the provisions of Section 8.5 shall apply to any Direct Claim. Notwithstanding anything to the contrary in this Agreement, if the Purchaser Indemnified Party is required to notify any Indemnifying Party, any notifications or communications required to be made to such Indemnifying Party shall only be required to be made to a Shareholder Representative.

(3)

Notwithstanding anything to the contrary in this Agreement the failure to provide reasonably prompt notice will not relieve the Indemnifying Party from any Liability under this Article 8, except to the extent, and then only to the extent, that the Indemnifying Party is actually prejudiced by such failure, and will not relieve such Indemnifying Party from any other Liability or obligation that it may have other than under this Article 8.

Section 8.5 Direct Claims

(1)

Following receipt of a Claim Notice in respect of a Direct Claim, the Indemnifying Party has 60 days to investigate the Direct Claim and respond in writing. For purposes of the investigation, subject to the terms of the Confidentiality Agreement and Section 4.7, the Purchaser Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Purchaser Indemnified Party to substantiate the Direct Claim, together with such other information, books and records and access to employees as the Indemnifying Party may reasonably request.

(2)

If the Indemnifying Party disputes the validity or amount of the Direct Claim, the Indemnifying Party shall provide written notice of the dispute to the Purchaser Indemnified Party within the 60-day period specified in Section 8.5(1) (the “Dispute Notice”). The Dispute Notice must describe in reasonable detail the nature of the Indemnifying Party’s dispute. During the 60-day period immediately following receipt of a Dispute Notice by the Purchaser Indemnified Party, the Indemnifying Party and the Purchaser Indemnified Party shall attempt in good faith to resolve the dispute. If the Indemnifying Party and the Purchaser Indemnified Party fail to resolve the dispute within that 60-day time period, the Purchaser Indemnified Party is free to pursue all rights and remedies available to it, subject to this Agreement. If the Indemnifying Party fails to respond in writing to the Direct Claim within the 60-day period specified in Section 8.5(1), the Indemnifying Party is deemed to have rejected the Direct Claim, in which event the Purchaser Indemnified Party is free to pursue all rights and remedies available to it, subject to this Agreement.

Section 8.6 Third Party Claims

(1)

Upon receiving a Claim Notice in respect of a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in but not control the negotiation, settlement or defence of the Third Party Claim, which control shall rest at all times with the Purchaser Indemnified Party, unless the Indemnifying Party delivers written notice to the Purchaser Indemnified Party within twenty (20) days of the Purchaser Indemnified Party’s delivering notice of the Third-Party Claim under Section 8.4, acknowledging responsibility for its obligations under this Agreement to indemnify the Purchaser Indemnified Parties (subject to the limitations in Section 8.3), relating to the Third Party Claim, in which case the Indemnifying Party may assume such control at its expense through counsel of its choice, but otherwise reasonably acceptable to the Purchaser Indemnified Party. With respect to the matters set forth in clauses (e) to (h) of Section 8.2(1)(i) of the Company Disclosure Letter, the Indemnifying Party may assume control of the negotiation, settlement or defence thereof following the Effective Date, at their expense through counsel of their choice, including prior to receiving any Claim Notice.

(2)

If the Indemnifying Party elects to assume control as contemplated in Section 8.6(1), the Indemnifying Party shall reimburse the Purchaser Indemnified Party for the Purchaser Indemnified Party’s reasonable out-of-pocket expenses incurred as a result of such assumption. The Purchaser Indemnified Party shall continue to have the right to participate in the negotiation, settlement or defence of such Third Party Claim. The Purchaser Indemnified Party shall co-operate with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defence and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow the Indemnifying Party access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim. Notwithstanding the foregoing, if (i) there exists or would, or would reasonably be expected to, exist a conflict of interest that, based on the views of counsel, would make it inappropriate for the same counsel to represent both the Purchaser Indemnified Party and the Indemnifying Party, (ii) the Purchaser Indemnified Party elects to pursue one or more defenses or counterclaims available to it that are inconsistent with one or more of those that are being pursued by the Indemnifying Party in respect of such Third Party Claim or any litigation relating thereto, or (iii) the Purchaser Indemnified Party reasonably concludes that its business interests warrant such action, then the Purchaser Indemnified Party may participate in the defense of such Third Party Claim and may retain its own counsel in each jurisdiction for which the Purchaser Indemnified Party reasonably determines counsel is required, at the expense of the Indemnifying Party in the case of (i) above or the expense of such Purchaser Indemnified Party in the case of (ii) or (iii) above.

(3)

If, having elected to assume control as contemplated by Section 8.6(1), the Indemnifying Party thereafter fails to conduct the negotiation, settlement or defence of the relevant Third Party Claim in good faith, in a timely manner, or with reasonable diligence, then the Purchaser Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Purchaser Indemnified Party with respect to such Third Party Claim, provided the Purchaser Indemnified Party conducted the negotiation, settlement and defense of the claim with reasonable diligence and that the Purchaser Indemnified Party shall not settle any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(4)

If the Indemnifying Party does not assume control of the defence of any Third Party Claim pursuant to Section 8.6(1), the Purchaser Indemnified Party shall have the exclusive right to contest the amount claimed and the Indemnifying Party shall be bound by the results obtained by the Purchaser Indemnified Party with respect to such Third Party Claim, provided the Purchaser Indemnified Party conducted the negotiation, settlement and defense of the claim with reasonable diligence and that the Purchaser Indemnified Party shall not settle any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(5)

Notwithstanding anything in this Section 8.6 to the contrary, if (i) the Purchaser Indemnified Party delivers notice of a Third-Party Claim to the Indemnifying Party and the Indemnifying Party does not, within twenty (20) days after delivery of such notice, deliver notice to the Purchaser Indemnified Party of its election to assume the defense of the Third-Party Claim and thereafter promptly assume such defense in accordance with the terms hereof, (ii) the Indemnifying Party does not promptly assume and continue to pursue the defense of the Third-Party Claim following notice of such election, (iii) the Third-Party Claim seeks injunctive or other nonmonetary relief against the Purchaser Indemnified Party, (iv) the Third-Party Claim involves a material customer or supplier of the Purchaser Indemnified Party, or (v) the Third-Party Claim relates to or arises in connection with any criminal proceeding, indictment, allegation, investigation or other Claim, then, in any such case, the Purchaser Indemnified Party may conduct the defense of such Third-Party Claim using counsel of its own choice approved by the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed) at the expense of the Indemnifying Party, in each case subject to the limitations set forth in this Article 8. Each of the Indemnifying Party and the Purchaser Indemnified Party will cooperate in all reasonable respects with the conduct of such defense, whether by the Indemnifying Party or the Purchaser Indemnified Party. Each such Party will consider in good faith any recommendation made by the other Party with respect to the defense of such Third-Party Claim. Both the Indemnifying Party and the Purchaser Indemnified Parties, to the extent directly or indirectly conducting the defense of the Third Party Claim as contemplated hereby will not enter into, or offer to enter into, any settlement or compromise with respect to the Third-Party Claim without the other party’s prior written approval (not to be unreasonably withheld, conditioned or delayed), and any judgment, settlement or compromise made without such approval shall not be determinative of the parties’ Liability thereunder. Notwithstanding that, the party conducting the defense may approve the entry of any judgment or enter into, or offer to enter into, any settlement or compromise with respect to the Third-Party Claim without the other party’s prior written approval if the Purchaser Indemnified Party has no Liability thereunder (whether injunctive or otherwise) and the terms of such judgment, settlement or compromise provide for a complete, unconditional release of the Purchaser Indemnified Party for any Liability arising out of such Third-Party Claim.

Section 8.7 Exclusive Remedy

Following the Effective Date, without limiting the effect of Section 8.15 and Section 9.5, the indemnities provided in this Article 8 and the Letter of Transmittal and Election Forms constitute the only remedy of the Purchaser Indemnified Parties for any breach of the representations and warranties contained in this Agreement. Notwithstanding anything to the contrary herein, nothing shall limit or prevent (i) any remedy available against a Party that has committed fraud, intentional misrepresentation or wilful breach, provided that same has been finally determined by a court of competent jurisdiction (provided, that the judgment or decree of such court shall be deemed final when the time for filing a notice of appeal, if any, shall have expired or when all appeals taken shall have been finally determined), or (ii) any recovery which any Purchaser Indemnified Party may have under the R&W Insurance Policy.

Section 8.8 Materiality

For purposes of determining (i) whether a breach of a representation or warranty of the Company contained in Schedule C exists for purposes of this Agreement, and (ii) the amount of any Damages in connection with such a breach for which a Purchaser Indemnified Party is entitled to indemnification under this Agreement, each representation and warranty contained in Schedule C of this Agreement shall be read without giving effect to any qualification that is based on materiality, including the words “material”, “Material Adverse Effect”, “in any material respect” and other uses of the word “material” or words of similar meaning (and shall be treated as if such words were deleted from such representation or warranty). For the avoidance of doubt, the materiality qualification set forth in clause (a) of Section 8.2(1)(i) of the Company Disclosure Letter shall not be taken into account in determining the amount of Damages with respect to a claim thereunder.

Section 8.9 Duty to Mitigate

Nothing in this Agreement shall in any way restrict or limit, or enhance, the general obligation at law of a Purchaser Indemnified Party to mitigate any Damages that it may suffer or incur by reason of the breach of any representation, warranty, covenant or obligation under this Agreement. Notwithstanding the foregoing, the Parties acknowledge and agree that the Parent and the Purchaser shall not be required to take any action to mitigate Damages if it would not be commercially reasonable to do so.

Section 8.10 One Recovery

Notwithstanding anything else in this Agreement, no Indemnified Party shall be entitled to double recovery for any Claim even though such Claim may have resulted from the breach of more than one of the representations, warranties, covenants and obligations o in this Agreement.

Section 8.11 First Recovery

Subject to Section 8.3, any indemnity payment due to the Purchaser Indemnified Parties pursuant to this Article 8 shall be satisfied: (A) first, from the then-remaining Retention Escrow Amount (until distributed pursuant to the Escrow Agreement), (B) second, from the R&W Insurance Policy (subject to the policy limits thereof and to the extent recourse is available thereunder) which the Purchaser Indemnified Parties shall use all commercially efforts to recover under, (C) third, in the Purchaser’s sole discretion, from the then-remaining Adjustment Escrow Amount, and (D) thereafter, only with respect to claims pursuant to Section 8.2(1)(a) (but only to the extent such claim arises as a result of a breach of a Company Fundamental Representation), Section 8.2(1)(b) through (i), or fraud, intentional misrepresentation or wilful breach, from the Indemnifying Parties (severally (not jointly or jointly and severally)) in accordance with such Indemnifying Parties’ Pro Rata Share. If applicable, unless the Shareholder Representatives (or particular Indemnifying Party, in respect of a Claim attributable to such Indemnifying Party) is disputing such Claim, the Purchaser and Shareholder Representatives shall promptly execute and deliver written instructions to such effect and any other documentation necessary to cause the Escrow Agent to transfer such applicable amounts to Purchaser to satisfy such Claim (in whole or in part).

Section 8.12 Adjustment to Purchase Price

Any payment made by any Indemnifying Party pursuant to this Article 8 shall constitute a dollar-for-dollar adjustment to the Purchase Price.

Section 8.13 No Right to Contribution

No Indemnifying Party shall have any claim or right to contribution or indemnity from the Company or any of its Subsidiaries or any of the other Purchaser Indemnified Parties with respect to any Damages or claims for indemnification pursuant to this Article 8 or other amounts required to be paid by any of the Company Shareholders or the Shareholder Representatives pursuant to this Agreement.

Section 8.14 Payment of Claims from Retention Escrow Amount

(1)

The Retention Escrow Amount and the Adjustment Escrow Amount shall be deposited with the Escrow Agent, governed by the provisions set forth herein and in the Escrow Agreement. Subject to the other provisions of this Article 8, the Retention Escrow Amount shall be available to compensate the Purchaser or the Parent (on behalf of itself or any other Purchaser Indemnified Party) for Damages pursuant to the indemnification obligations of the Indemnifying Parties under this Article 8. The Escrow Agent shall retain the Retention Escrow Amount until 11:59 p.m. Eastern time on the date that is 12 months after the Effective Time (the “Retention Escrow Release Date”). No portion (nor all) of the Retention Escrow Amount, nor any beneficial interest therein, may be pledged, subjected to any Lien, sold, assigned or transferred, by any Indemnifying Party, or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Indemnifying Party, in each case prior to the disbursement of the Retention Escrow Amount to any Indemnifying Party in accordance with Section 8.14(2), except that each Indemnifying Party shall be entitled to assign such Indemnifying Party’s rights to such Indemnifying Party’s Escrow Pro Rata Share of the Retention Escrow Amount by will, by the laws of intestacy or by other operation of Law.

(2)

As soon as practicable and in any event no later than five (5) Business Days following the Retention Escrow Release Date, the Shareholder Representatives shall instruct the Escrow Agent in writing to disburse or cause to be disbursed to each Indemnifying Party such Indemnifying Party’s Pro Rata Share of the excess of (i) the then-remaining Retention Escrow Amount, minus (ii) that portion of the Retention Escrow Amount that is determined in the good faith judgment of Purchaser or the Parent, to be necessary to satisfy all unsatisfied or disputed Claims for indemnification specified in any Claim Notice (pursuant to the requirements of Section 8.4) delivered to the Escrow Agent and the Shareholder Representatives prior to the Retention Escrow Release Date in accordance with this Article 8, if any (the “Reserve Amount”). The Reserve Amount shall be retained by the Escrow Agent until such claims for indemnification have been resolved or satisfied. As soon as practicable and in any event within five (5) Business Days following resolution of such Claims, the Shareholder Representatives shall instruct the Escrow Agent in writing to disburse or cause to be disbursed to each Indemnifying Party such Indemnifying Party’s Pro Rata Share of any portion of the Reserve Amount that is not awarded to the Purchaser or the Parent upon the resolution of such Claims. Simultaneously with providing any such instruction described in this Section 8.14(2) to the Escrow

Agent, the Shareholder Representatives shall provide a copy of such instruction to the Purchaser and the Parent, whom shall then have up to five (5) Business Days following the receipt of such copy to notify the Shareholder Representatives and the Escrow Agent whether or not the Purchaser and the Parent agrees with the calculation of the amount that the Shareholder Representatives have instructed the Escrow Agent to disburse from the Retention Escrow Amount.

(3)

During the term of the Escrow Agreement (exclusive of any extension thereof past its regular term which occurs solely as a result of a claim being made thereunder, other than with respect to such claim), any indemnification obligation pursuant to Section 8.1 shall first be satisfied by making a claim in the amount of any such indemnification obligation upon the then-remaining Retention Escrow Amount (if any) that is not then subject to an unresolved Claim hereunder. Upon either (a) the entering into of a settlement in accordance with this Agreement between any Purchaser Indemnified Party and the Shareholder Representatives with respect to any Claim pursuant to Section 8.1, or (b) the issuance of any Final Order with respect to any Claim pursuant to Section 8.1, in respect of which, in either case, any amount is recoverable hereunder from the Retention Escrow Amount, each of the Purchaser, the Parent and the Shareholder Representatives shall within two (2) Business Days following the date of such settlement or Final Order, as the case may be, jointly direct the Escrow Agent in writing to release such amount to such Purchaser Indemnified Party as the Parent and the Purchaser shall specify in writing. For the purposes of this Section 8.14 only, “Final Order” shall mean an Order issued by a court or arbitral body of competent jurisdiction.

Section 8.15 Shareholder Representatives

(1)

Pursuant to the Plan of Arrangement, at the Effective Time, each of the Indemnifying Parties shall be deemed to have irrevocably nominated, constituted and appointed Michael Cadotte and Joel Rose as the Shareholder Representatives. The Shareholder Representatives shall be the agents and true and lawful attorneys-in-fact for and on behalf of the Indemnifying Parties (subject to the limitations on authority set forth in this Agreement) to: (i) execute, as Shareholder Representatives, this Agreement and any agreement or instrument entered into or delivered by Shareholder Representatives in connection with the transactions contemplated herein, (ii) give and receive notices, instructions, and communications permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Indemnifying Party, to or from the Parent or the Purchaser (on behalf of itself or any other Purchaser Indemnified Party) relating to this Agreement or any of the transactions and other matters contemplated by this Agreement or by such other agreement, document or instrument (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Indemnifying Party individually), (iii) execute any documents and take any actions in relation to any Claim for indemnification pursuant to this Article 8, and review, negotiate and agree to and authorize the Parent or the Purchaser to reclaim funds from the Adjustment Escrow Amount and/or Retention Escrow Amount in satisfaction of Claims asserted by the Parent or the Purchaser (on behalf of itself or any other Purchaser Indemnified Party, including by not objecting to such Claims) pursuant to this Article 8, (iv) review, negotiate and agree to the Adjustment Statements and authorize the Parent or the Purchaser to reclaim funds from the Adjustment Escrow Amount pursuant to Section 2.13, (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated herein, by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Indemnifying Party or necessary in the judgment of the Shareholder Representatives for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, (vi) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Indemnifying Parties, (vii) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Indemnifying Parties in accordance with the terms hereof and in the manner provided herein and (viii) take all actions necessary or appropriate in the judgment of the Shareholder Representatives for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any

Person under any circumstance. The Parent and its Affiliates (including after the Effective Time, the Company) shall be entitled to rely on the appointment of Michael Cadotte and Joel Rose as the Shareholder Representatives and treat such Shareholder Representatives as the duly appointed attorneys-in-fact of each Indemnifying Party and as having the duties, power and authority provided for in this Agreement; provided, however, that the Parent and the Purchaser may conclusively rely upon, without independent verification or investigation, any decision, act, consent or instruction of either Shareholder Representative, as being the irrevocable decision, act, consent or instruction of each Company Shareholder, and the Parent and the Purchaser shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon such Shareholder Representative’s decision, act, consent or instruction. Each of the Shareholder Representatives agrees in favour of the Indemnifying Parties and the other Shareholder Representative that it will not make or take any decision, act, consent or instruction without the consent of the other Shareholder Representative. The Indemnifying Parties shall be bound by all actions taken and documents executed by the Shareholder Representatives in connection with this Article 8, and Parent and other Purchaser Indemnified Parties shall be entitled to rely exclusively on any action or decision of the Shareholder Representatives, that are within the scope of the Shareholder Representatives’ authority as provided in this Agreement. The Persons serving as the Shareholder Representatives may be removed or replaced from time to time (or if such a Person resigns from its position as Shareholder Representative then a successor may be appointed) by consent of Indemnifying Parties who received, in the aggregate, more than 50% of the amount of cash payable to all Indemnifying Parties pursuant to this Agreement in respect of the Company Shares owned by all Indemnifying Parties as of immediately prior to the Effective Time upon not less than seven (7) days’ prior written notice to Parent. A Person serving as Shareholder Representative may resign upon not less than seven (7) days’ prior written notice to the Parent and the Indemnifying Parties. No bond shall be required of the Shareholder Representatives.

(2)

The Shareholder Representative shall not be liable to any Indemnifying Party for any act done or omitted hereunder as the Shareholder Representatives while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence, fraud or willful misconduct. The Indemnifying Parties shall jointly (not jointly and severally), in accordance with their respective Pro Rata Share, indemnify the Shareholder Representatives and hold him/her/it harmless against any loss, Liability or expense incurred without gross negligence, fraud, willful misconduct or bad faith on the part of the Shareholder Representatives and arising out of, resulting from or in connection with the acceptance or administration of him/her/its duties hereunder, including all reasonable out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Shareholder Representatives.

(3)

After the Effective Time, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Shareholder Representatives that is within the scope of the Shareholder Representatives’ authority under this Agreement shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Indemnifying Parties and shall be final, binding and conclusive upon each Indemnifying Party; and each Purchaser Indemnified Party shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Indemnifying Party. The Parent, the Purchaser, the Company and the Purchaser Indemnified Parties are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Shareholder Representatives.

(4)	Effective after the Effective Time, the Company, the Shareholder Representatives and the Indemnifying Parties further agree that:

(i)

Each of the Shareholder Representatives is authorized to incur reasonable costs and expenses in connection with the administration of this Agreement, the representation of the Indemnifying Parties and in connection with any other claims of any type that the Indemnifying Parties, directors, officers, employees or agents may be liable notwithstanding this Agreement, in each case including, without limitation, reasonable attorneys’ and accountants’ fees. For greater certainty, the Shareholders Representatives may consult with their own counsel and, without limiting the foregoing, they shall have full and complete authorization and protection for any action taken by them in accordance with the opinion of such counsel, except in the case of fraud or willful misconduct by the Shareholder Representatives or either one of them. Such costs and expenses shall be paid out of a fund in the amount of the Shareholder Representative Fund Amount (the “Shareholders Representatives Fund”) to be funded pursuant to Section 2.14(d) hereof. The Shareholder Representatives shall not be entitled to any compensation for their time or any other payment, except payment from the Shareholder Representative Fund Amount for (i) the reasonable costs and expenses incurred in accordance with this Section 8.15 and (ii) for each hour spent by a Shareholder Representative in carrying out his or her duties under this Agreement in excess of 15 hours for each Shareholder Representative, compensation in the amount of [***].

(ii)

The Shareholder Representatives shall invest any or all amounts in the Shareholder Representative Fund Amount, and any undistributed accretions thereto or income with respect thereto, in only any of the following:

A.	obligations issued or guaranteed by the United States of America or Canada or any agency or instrumentality thereof;

B.	certificates of deposit of or accounts with national banks or corporations endowed with trust powers having capital and surplus in excess of $100,000,000;

C.	commercial paper at the time of investment rated A-1 by Standard & Poor’s Corporation or Prime-1 by Moody’s Investor’s Service, Inc.;

D.	fixed income securities rated A by Standard & Poors Corporation or A by Moody’s Investor’s Service, Inc., or of a comparable quality; or

E.	any mutual fund which is invested primarily in one or more of the obligations described in paragraphs (A), (B), (C) and (D) above;

The Shareholder Representatives, in their sole discretion, shall select such investments.

(iii)

The Shareholder Representatives may make withdrawals from the Shareholder Representative Fund Amount for their own account in accordance with an invoice for expenses or compensation as provided for herein.

(iv)

Promptly after the Shareholder Representatives, in their sole discretion, determine that all of the matters enumerated in this Section 8.15 above have been finally determined and no further action by the Shareholder Representatives is required, any and all amounts in the Shareholder Representative Fund Amount, including any income thereon, shall be distributed by the Shareholder Representatives to the Depositary for distribution to the Indemnifying Parties.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1 Amendments

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c)	modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(d)	modify any mutual conditions contained in this Agreement.

Section 9.2 Expenses and Expense Reimbursement

Except as specifically set forth in this Agreement, all out-of-pocket third party transaction expenses incurred in connection with this Agreement and the Arrangement, including all costs, expenses and fees of the Company incurred prior to or after the Effective Date in connection with, or incidental to, the Arrangement, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated.

Section 9.3 Notices

Any notice, or other communication given regarding the matters contemplated by this Agreement (must be in writing, sent by personal delivery, courier, facsimile or electronic mail) and addressed:

(a)	to the Company at:

60 Scarsdale Rd

North York, ON

M3B 2R7

Attention:    Beau Standish

Email:          [***]

with a copy to:

Torys LLP

79 Wellington St W #3300

Toronto, ON M5K 1N2

Attention:    Cheryl Reicin and Matthew Atkey

Email:          creicin@torys.com and matkey@torys.com

(b)	to the Shareholder Representatives at:

Michael Cadotte

[***]

[***]

[***]

Email:    [***]

Joel Rose

[***]

[***]

[***]

Email:    [***]

(c)	to the Purchaser and Parent at:

c/o SeaSpine Holdings Corporation

5770 Armada Drive

Carlsbad, CA 92008

Attention:    Patrick Keran

Email:          Patrick.Keran@seaspine.com

with a copy to:

DLA Piper LLP (US)

Attention:    Mike Kagnoff

Email:          michael.kagnoff@dlapiper.com

- and -

DLA Piper (Canada) LLP

Attention:    Robert Fonn

Email:          robert.fonn@dlapiper.com

Any notice or other communication is deemed to be given and received (i) if sent by personal delivery, same day courier, facsimile or electronic mail, on the date of delivery or transmission (as applicable) if it is a Business Day and the delivery or transmission was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (ii) if sent by overnight courier, on the next Business Day. A Party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party.

The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

Section 9.4 Time of the Essence.

Time is of the essence in this Agreement.

Section 9.5 Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at Law or in equity.

Section 9.6 Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 9.7 Entire Agreement

This Agreement (including all its schedules and the Company Disclosure Letter), constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 9.8 Successors and Assigns

(1)

This Agreement becomes effective only when executed by the Company, the Purchaser, the Parent and the Shareholder Representatives. After that time, it will be binding upon and enure to the benefit of the Company, the Purchaser, the Parent, and the Shareholder Representatives and their respective successors and permitted assigns.

(2)

No assignment of this Agreement or of any rights or obligations hereunder may be made by any of the Parties hereto (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void; provided, that the Parent or the Purchaser may assign this Agreement and any or all rights hereunder (including the Parent and the Purchaser’s rights to purchase the Company Shares and the Parent and the Purchaser’s rights to seek indemnification hereunder) to any Affiliate of the Parent or Purchaser or to any lender of the Parent or Purchaser as collateral security, provided that the Parent and Purchaser shall remain responsible for all of their obligations hereunder. Upon any such permitted assignment, the references in this Agreement to the Parent or Purchaser shall also apply to any such assignee unless the context otherwise requires. For the avoidance of doubt, (x) any such lender as referenced in this Section 9.8(2) is an intended third party beneficiary of this Section 9.8(2) which the Parties hereto intend to be enforced by any such lender directly, and (y) this Section 9.8(2) may not be amended, modified, waived or terminated in a manner that is adverse in any material respect to any such lender as referenced in this Section 9.8(2) without the prior written consent of such lender.

Section 9.9 Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.10 Governing Law

(1)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(2)

Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 9.11 Rules of Construction

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 9.12 Language

The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

Section 9.13 Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

Section 9.14 Privileged Information

(1)

Each of Purchaser and Parent, on behalf of itself and their respective Affiliates (including, after the Effective Date, the Company Entities), and each of their respective successors and assigns (individually and collectively, the “Consenting Parties”), hereby irrevocably acknowledge and agree that all pre-Effective Date solicitor-client privileged communications between the Company Shareholders and Company Optionholders, on the one hand, and Torys LLP, on the other hand, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with this Agreement (and only to such extent) shall continue after the Effective Date to be privileged communications of the former Company Shareholders and Company Optionholders with such counsel and neither the Consenting Parties nor any Person purporting to act on behalf of or through the Consenting Parties, shall waive any such privilege on the grounds that the privilege attaching to such communications belongs to the Company Entities, and not the former Company Shareholders and Company Optionholders.

(2)

If any former Company Shareholder or Company Optionholder or if the Shareholder Representatives so desire and without the need for any consent or waiver by the Consenting Parties, Torys LLP shall be permitted to represent such former Company Shareholder or Company Optionholder and the Shareholder Representatives after the Effective Date in connection with any matter, including anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto and Consenting Parties hereby irrevocably consent to, and waives any conflict associated with, any such representation in any such matter. Without limiting the generality of the foregoing, after the Effective Date, Torys LLP shall be permitted to represent the Shareholder Representatives or any former Company Shareholder or Company Optionholder, in connection with any negotiation, transaction or dispute (“dispute”, for the purposes of this Section 9.14 includes litigation, arbitration or other adversary proceeding) with the Consenting Parties or any of their agents or affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement, whether or not such matter is substantially related to any prior representation by Torys LLP of the Company (“Company Engagements”).

(3)

After the Effective Date, the Company shall cease to have any solicitor-client relationship with Torys LLP including with respect to any Company Engagements, unless Torys LLP is specifically engaged in writing by the Company to represent the Company after the Effective Date and either such engagement involves no conflict of interest with respect to the Shareholder Representatives or the former Company Shareholders or Company Optionholders and the Shareholder Representatives consent in writing at the time to such engagement. Any such representation of the Company by Torys LLP after the Effective Date shall not affect the foregoing provisions hereof.

(4)

The Consenting Parties consent to the foregoing arrangements and waive any actual or potential conflict of interest that may be involved in connection with any representation by Torys LLP permitted hereunder.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement.

SEASPINE HOLDINGS CORPORATION

By:	/s/ Keith Valentine
Keith Valentine Authorized Signing Officer

PROJECT MAPLE LEAF ACQUISITION ULC

By:	/s/ Patrick Keran
Patrick Keran Authorized Signing Officer

7D SURGICAL INC.

By:	/s/ Beau Standish
Authorized Signing Officer

/s/ Michael Cadotte
Michael Cadotte, as Shareholder Representative

/s/ Joel Rose
Joel Rose, as Shareholder Representative

Arrangement Agreement - Signature Page

SCHEDULE A

PLAN OF ARRANGEMENT

UNDER THE PROVISIONS OF SECTION 182

OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

Article 1

INTERPRETATION

1.1	Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

(a)	“Adjustment Escrow Amount” has the meaning set out in the Arrangement Agreement.

(b)

“Arrangement” means an arrangement under section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations made in accordance with the Arrangement Agreement or Section 8.1 or made at the direction of the Court in the Final Order with the prior written consent of the Parties, each acting reasonably.

(c)

“Arrangement Agreement” means the arrangement agreement made as of March 22, 2021, among the Parties (including the Schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with its terms.

(d)	“Arrangement Resolution” means the special resolution approving the Plan of Arrangement presented to the Company Shareholders at the Company Meeting.

(e)

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the OBCA to be sent to the Director after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to the Parties, each acting reasonably.

(f)

“Authority” means, whether domestic or foreign: (i) any multinational, federal, provincial, state, regional, municipal, local or other government, or any governmental or public department, ministry, minister, central bank, court, tribunal, arbitral body, commission, commissioner, board, regulatory body, bureau, agency or other similar instrumentality, (ii) any subdivision, agent or authority of any of the foregoing, or (iii) any quasi-governmental or private body, including any tribunal, commission, securities exchange, regulatory agency or self-regulatory organization exercising any executive, legislative, judicial, regulatory, prosecutorial, administrative, expropriation, taxing or other governmental or quasi-governmental authority under or for the account of any of the foregoing.

(g)	“Business Day” means a day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in the Province of Ontario or the State of California.

(h)	“Callco” means Project Maple Leaf Holdings ULC, an unlimited liability company incorporated under the laws of British Columbia.

(i)

“Cash Consideration” means the aggregate cash consideration payable by the Purchaser to Company Shareholders in respect of Company Shares (other than Dissenting Shares held by Dissenting Shareholders described in Section 4.1(a)) to be acquired by the Purchaser pursuant to the steps in Sections 3.1(k), 3.1(l) and 3.1(m), which amount shall be equal to the Purchase Price, less US$82,500,000.

(j)

“Cash Consideration per Share” means the amount equal to the Cash Consideration divided by the number of issued and outstanding Company Shares (other than Dissenting Shares held by Dissenting Shareholders described in Section 4.1(a)) immediately before the step in Section 3.1(k), subject to adjustment as provided for in Section 6.2(c).

(k)	“Certificate of Arrangement” means the certificate of arrangement issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement.

(l)	“Closing Notice” means the notice to be prepared by the Company and the Depositary prior to the Effective Date:

(i)	setting out the amount of the Dividend (in Canadian dollars), as determined by the Company, to be paid by the Company in the step in Section 3.1(c); and

(ii)

compiling the following information as contained in or with the Letter of Transmittal and Election Form of each Qualifying Holdco Shareholder: (A) the name of the Qualifying Holdco Shareholder, (B) the name of such holder’s Qualifying Holdco, (C) the number of Exchangeable Elected Shares held by such holder immediately prior to the Effective Time, (D) the number of Qualifying Holdco Elected Shares to be transferred by such holder to such holder’s Qualifying Holdco as part of the Arrangement, (E) the Qualifying Holdco Share Consideration, (F) the Qualifying Holdco Stated Capital Amount, and (G) such other information as the Company and the Depositary may reasonably determine or the Company, the Depositary or the Purchaser may reasonably require.

(m)	“Closing Payment” has the meaning set out in the Arrangement Agreement.

(n)	“Company” means 7D Surgical Inc., a corporation incorporated under the laws of Ontario.

(o)	“Company Articles” means the certificate of incorporation dated June 3, 2009, and the certificate and articles of amendment of the Company dated June 23, 2014.

(p)	“Company Circular” has the meaning set out in the Arrangement Agreement.

(q)	“Company New Common Shares” has the meaning specified in Section 3.1(a).

(r)	“Company Option” means an option (whether or not vested) granted by the Company to purchase Company Shares.

(s)	“Company Optionholder” means, at the relevant time, the holder of one or more Company Options.

(t)	“Company Preferred Shares” has the meaning specified in Section 3.1(a).

(u)

“Company Promissory Note” means a promissory note bearing interest at a rate of 0.01% per annum, payable on demand and having a principal amount and fair market value equal to the amount of the Dividend, with each $1.00 of principal amount convertible at the option of the holder into one Company Preferred Share.

(v)

“Company Shareholders” means, at the relevant time, the holders of Company Shares or Company New Common Shares (including, for greater certainty, holders of shares which are defined in this Plan of Arrangement as, or by virtue of Sections 3.1(b) and 3.1(f) are considered to be, Dissenting Shares, Exchangeable Elected Shares, Opt-in Shares, Option Shares and Qualifying Holdco Elected Shares).

(w)	“Company Shares” means the common shares in the capital of the Company.

(x)	“Company Stock Option Plan” means that certain 7D Surgical Inc. Option Plan, as amended and restated on August 5, 2015.

(y)	“Consideration” means the aggregate of the Cash Consideration, the SeaSpine Share Consideration and the Exchangeable Share Consideration.

(z)	“Court” means the Ontario Superior Court of Justice (Commercial List), or other court as applicable.

(aa)	“CRA” means the Canada Revenue Agency.

(bb)

“Current Market Price” means, in respect of a SeaSpine Share on any date, the closing price of one SeaSpine Share on the NASDAQ on such date; provided, however, that if in the opinion of the board of directors of the Parent, acting reasonably, the public distribution or trading activity of SeaSpine Shares during such period does not reflect the fair market value of a SeaSpine Share, then the Current Market Price of a SeaSpine Share shall be determined by the board of directors of the Parent, based upon the advice of such qualified independent financial advisors as the board of directors of the Parent may deem to be appropriate; and provided further that any such selection, opinion or determination by the board of directors of the Parent shall be conclusive and binding, absent manifest error.

(cc)	“Depositary” means American Stock Transfer & Trust Company, LLC, or such other Person as may be appointed as the depositary and exchange agent as agreed to by the Parties in writing.

(dd)

“Depositary Agreement” means the agreement entered into among the Depositary, the Company, the Purchaser, the Parent and the Shareholder Representatives in respect of, among other things, the engagement of the Depositary as exchange and paying agent and the deposit and delivery of the Consideration to the Company Shareholders pursuant to the Plan of Arrangement.

(ee)	“Director” means the Director appointed pursuant to section 278 of the OBCA.

(ff)	“Disposed Options” has the meaning specified in Section 3.1(i).

(gg)	“Dissent Rights” has the meaning specified in Section 4.1.

(hh)

“Dissenting Shareholder” means a registered holder of Company Shares who has duly exercised its Dissent Rights and has not withdrawn such exercise of Dissent Rights prior to the Effective Time, but only in respect of Dissenting Shares held by such holder.

(ii)	“Dissenting Shares” means Company Shares held by a Dissenting Shareholder in respect of which Dissent Rights have been and remain validly exercised at the Effective Time.

(jj)	“Dividend” has the meaning specified in Section 3.1(c).

(kk)

“Dividend Amount” means an amount equal to all declared and unpaid dividends on an Exchangeable Share held by a holder on any dividend record date which occurred prior to the date of purchase, redemption or other acquisition of such share by Callco or SeaSpine from such holder pursuant to the Exchangeable Share Provisions.

(ll)	“Dividend per Share” means an amount equal to the amount of the Dividend divided by the number of issued and outstanding Opt-in Shares immediately before the step in Section 3.1(e).

(mm)	“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

(nn)	“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date.

(oo)	“Election Deadline” means the date of the Company Meeting.

(pp)

“Eligible Holder” means a Company Shareholder who is either: (i) a Person, other than a partnership, that is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act, or (ii) a partnership any direct or indirect member of which is a Person, other than a partnership, that is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act.

(qq)	“Escrow Agent” has the meaning set out in the Arrangement Agreement.

(rr)	“Escrow Agreement” has the meaning set out in the Arrangement Agreement.

(ss)

“Estimated Option Consideration” means, with respect to a Disposed Option, an amount equal to the Canadian dollar equivalent of the aggregate Estimated Price per Share (based on the most recent daily exchange rate published by the Bank of Canada on the date that the Estimated Closing Statement is delivered) of the number of Company Shares underlying the Disposed Option, less the aggregate exercise price of the Disposed Option.

(tt)

“Estimated Price per Share” means the Estimated Purchase Price divided by the number of issued and outstanding Company Shares (other than Dissenting Shares held by Dissenting Shareholders described in Section 4.1(a)) immediately before the step in Section 3.1(k).

(uu)	“Estimated Purchase Price” has the meaning set out in the Arrangement Agreement.

(vv)

“Exchangeable Elected Shares” means Company Shares in respect of which an Eligible Holder has duly made an Exchangeable Share Election in accordance with Section 3.2 and the Letter of Transmittal and Election Form.

(ww)

“Exchangeable Share Consideration” means the aggregate Exchangeable Share Consideration per Share payable by the Purchaser to Company Shareholders in respect of Exchangeable Elected Shares and Qualifying Holdco Elected Shares to be acquired by the Purchaser pursuant to the step in Section 3.1(m), subject to adjustment as provided for in Section 6.2(b).

(xx)

“Exchangeable Share Consideration per Share” means [•] of a fully paid Exchangeable Share for each Exchangeable Elected Share (or, if applicable, a Qualifying Holdco Elected Share), subject to adjustment as provided for in Section 6.2(a).

(yy)	“Exchangeable Share Election” has the meaning specified in Section 3.2(a).

(zz)	“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares set out in Appendix I to this Plan of Arrangement.

(aaa)	“Exchangeable Shares” means the non-voting, exchangeable shares in the capital of the Purchaser.

(bbb)

“Exercised Options” means the outstanding In-the-Money Company Options to be exercised by a Company Optionholder in the step in Section 3.1(j) and equal to the number of outstanding In-the-Money Company Options held by such Company Optionholder immediately before the Effective Time, less the number of such holder’s Disposed Options.

(ccc)	“Indemnifying Parties” has the meaning set out in the Arrangement Agreement.

(ddd)

“In-the-Money Company Option” means, as of immediately before the Effective Time, a Company Option that is outstanding where the aggregate fair market value of the Company Shares subject to such Company Option (determined in accordance with sections 2.12, 2.13 and 2.14 of the Arrangement Agreement) exceeds the aggregate exercise price of such Company Option.

(eee)

“Letter of Transmittal and Election Form” means the letter of transmittal and election form for use by registered holders of Company Shares, and holders of Company Options, in the form accompanying the Company Circular, which for clarity, may be amended or revoked by a registered holder of Company Shares or a holder of Company Options up to the Election Deadline.

(fff)	“Liquidation Call Purchase Price” has the meaning specified in Section 7.1(a).

(ggg)	“Liquidation Call Right” has the meaning specified in Section 7.1(a).

(hhh)	“Liquidation Date” has the meaning set out in section 5(1) of the Exchangeable Share Provisions.

(iii)	“NASDAQ” means Nasdaq Global Select Market.

(jjj)

“Non-resident Shareholder” means a Company Shareholder who is either: (i) a Person, other than a partnership, that is a non-resident of Canada for purposes of the Tax Act, or (ii) a partnership that is not a “Canadian partnership” within the meaning of the Tax Act.

(kkk)	“OBCA” means the Business Corporations Act (Ontario), as amended.

(lll)	“Opt-in Election” has the meaning specified in Section 3.2(c).

(mmm)

“Opt-in Shares” means, with respect to a Company Shareholder that has duly made an Opt-in Election in accordance with Section 3.2 and the Letter of Transmittal and Election Form, all of the issued and outstanding Company Shares (other than Option Shares acquired by such holder on or after the date of the Arrangement Agreement and Dissenting Shares) held by such holder immediately before the Effective Time.

(nnn)

“Option Consideration” means, with respect to a Disposed Option, an amount equal to the Canadian dollar equivalent of the aggregate Price per Share (based on the daily closing exchange rate published by the Bank of Canada on the Effective Date) of the number of Company Shares underlying the Disposed Option, less the aggregate exercise price of the Disposed Option.

(ooo)

“Option Shares” means Company Shares acquired by a Company Optionholder on the exercise of Company Options (including, for greater certainty, Company Shares to be acquired by Company Optionholders in the step in Section 3.1(j)) that is governed by section 7 of the Tax Act.

(ppp)	“Out-of-the-Money Company Option” means, as of immediately before the Effective Time, a Company Option that is outstanding and that is not an In-the-Money Company Option.

(qqq)	“Parent” means SeaSpine Holding Corporation, a corporation incorporated under the laws of Delaware.

(rrr)	“Parties” means the Company, the Purchaser, the Parent and the Shareholder Representatives and “Party” means any one of them.

(sss)

“Plan of Arrangement” means this plan of arrangement proposed under section 182 of the OBCA, and any amendments or variations made in accordance with section 9.1 of the Arrangement Agreement or Section 8.1, or made at the direction of the Court in the Final Order with the consent of the Parties, each acting reasonably.

(ttt)	“PPP Escrow Amount” has the meaning set out in the Arrangement Agreement.

(uuu)

“Price per Share” means the Purchase Price divided by the number of issued and outstanding Company Shares (other than Dissenting Shares held by Dissenting Shareholders described in Section 4.1(a)) immediately before the step in Section 3.1(k).

(vvv)	“Pro Rata Share” has the meaning set out in the Arrangement Agreement.

(www)

“Proportionate Interest” means, with respect to a holder of Opt-in Shares immediately before the step in Section 3.1(c), the quotient, expressed as a percentage, which is obtained when the number of Opt-in Shares held by such holder is divided by the aggregate number of issued and outstanding Opt-in Shares immediately before the step in Section 3.1(c).

(xxx)	“PUC” means “paid-up capital” as defined in subsection 89(1) of the Tax Act.

(yyy)	“Purchase Price” has the meaning set out in the Arrangement Agreement.

(zzz)	“Purchaser” means Project Maple Leaf Acquisition ULC, an unlimited liability company incorporated under the laws of British Columbia.

(aaaa)	“Purchaser Indemnified Parties” has the meaning set out in the Arrangement Agreement.

(bbbb)	“Qualifying Holdco” has the meaning specified in Section 3.2(b).

(cccc)

“Qualifying Holdco Elected Shares” means Exchangeable Elected Shares of an Eligible Holder in respect of which such holder has duly made a Qualifying Holdco Election in accordance with Section 3.2 and the Letter of Transmittal and Election Form.

(dddd)	“Qualifying Holdco Election” has the meaning specified in Section 3.2(b).

(eeee)	“Qualifying Holdco Share Consideration” has the meaning specified in Section 3.2(d).

(ffff)

“Qualifying Holdco Shareholder” means an Eligible Holder who has duly made an Exchangeable Share Election and a Qualifying Holdco Election in accordance with Section 3.2 and the Letter of Transmittal and Election Form.

(gggg)	“Qualifying Holdco Shares” means shares in the capital of a Qualifying Holdco.

(hhhh)	“Qualifying Holdco Stated Capital Amount” has the meaning specified in Section 3.2(d).

(iiii)	“Redemption Call Purchase Price” has the meaning specified in Section 7.2(a).

(jjjj)	“Redemption Call Right” has the meaning specified in Section 7.2(a).

(kkkk)	“Redemption Date” has the meaning set out in the Exchangeable Share Provisions.

(llll)	“Retention Escrow Amount” has the meaning set out in the Arrangement Agreement.

(mmmm)	“SeaSpine Share” means a share of common stock in the capital of the Parent.

(nnnn)

“SeaSpine Share Consideration” means the aggregate SeaSpine Share Consideration per Share payable by the Purchaser to Company Shareholders in respect of Company Shares (other than Exchangeable Elected Shares and Dissenting Shares held by Dissenting Shareholders described in Section 4.1(a)) to be acquired by the Purchaser in the steps in Sections 3.1(k) and 3.1(l), subject to adjustment as provided for in Section 6.2(b).

(oooo)	“SeaSpine Share Consideration per Share” means [•] of a fully paid SeaSpine Share for each Company Share, subject to adjustment as provided for in Section 6.2(a).

(pppp)	“Share Consideration” means an aggregate of the SeaSpine Share Consideration and the Exchangeable Share Consideration.

(qqqq)	“Shareholder Representative Fund Amount” has the meaning set out in the Arrangement Agreement.

(rrrr)

“Support Agreement” means the exchange and support agreement to be made among the Parent, the Purchaser and Callco in connection with this Plan of Arrangement, substantially in the form set out in Appendix II of this Plan of Arrangement.

(ssss)	“Tax Act” means the Income Tax Act (Canada), as amended.

(tttt)

“Tax Election Package” means two copies of CRA form T-2057, or, if the Company Shareholder is a partnership, two copies of CRA form T-2058, and two copies of any applicable equivalent provincial or territorial election form, which forms have been duly and properly completed and executed by the Company Shareholder in accordance with the rules contained in the Tax Act or the relevant provincial legislation.

(uuuu)

“Terminated Agreements” means: (i) the Stock Option Plan, and (ii) the second amended and restated unanimous shareholders’ agreement among the Company and all of the Company Shareholders dated August 5, 2015.

(vvvv)	“Transfer Agent” means such Person, which may include the Purchaser, as may from time to time be appointed by the Purchaser as the registrar and transfer agent for the Exchangeable Shares.

(wwww)	“U.S. Securities Act” means United States Securities Act of 1933, as amended.

In addition, words and phrases used herein and defined in the OBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the OBCA unless the context otherwise clearly requires.

1.2	Headings and References

The division of this Plan of Arrangement into Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, “Sections” refer to Sections of this Plan of Arrangement.

1.3	Number, Gender and Persons; Derivatives

In this Plan of Arrangement, unless the context otherwise clearly requires, words used herein importing the singular include the plural and vice versa; words imparting any gender shall include all genders and the neuter gender. If a word is defined in this Plan of Arrangement, a grammatical derivative of that word will have a corresponding meaning. The words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

1.4	Date of Any Action

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal and Election Form refer to the local time of the Company (being the time in Toronto, Ontario) unless otherwise stipulated herein or therein.

1.6	Statutory References

Unless otherwise indicated, references in this Plan of Arrangement to any statute include all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

1.7	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada, and “$” refers to Canadian dollars. All references in this Plan of Arrangement to sums of money expressed in lawful money of the United States refer to “US$”.

Article 2

EFFECT OF THE ARRANGEMENT

2.1	Shareholder Representatives

(a)

In order to efficiently administer the transactions contemplated by the Arrangement Agreement, this Plan of Arrangement and the Escrow Agreement, including: (i) the determination of the final and binding Adjustment Statement and the allocation of the Consideration among the Company Shareholders in accordance with the terms of this Plan of Arrangement, the Arrangement Agreement and the Company Articles, (ii) the waiver of any condition to the obligations of the Company or the Company Shareholders to consummate the transactions contemplated hereby; and (iii) the pursuit, defence and/or settlement of any claims for indemnification on behalf of the Company Shareholders pursuant to the Arrangement Agreement and/or this Plan of Arrangement, the Shareholder Representatives, by virtue of the approval of this Plan of Arrangement by the Company Shareholders and the Court, are irrevocably constituted and appointed as the true, exclusive and lawful representatives, attorneys-in-fact and agents for the Company Shareholders in accordance with, and to the extent provided in, the Arrangement Agreement.

(b)

The Shareholder Representatives are hereby authorized to: (i) make all decisions relating to the determination of the final and binding Adjustment Statement and the allocation of the Consideration among the Company Shareholders in accordance with the terms of this Plan of Arrangement, the Arrangement Agreement and the Company Articles, (ii) make all decisions relating to the waiver of any condition to the obligations of the Company or the Company Shareholders to consummate the transactions contemplated hereby, (iii) to give and receive all notices required to be given under the Arrangement Agreement, this Plan of Arrangement and the Escrow Agreement, (iv) to take all action necessary in connection with the pursuit, defence and/or settlement of any claims for indemnification on behalf of the Company Shareholders pursuant to the Arrangement Agreement, and (v) to take any and all additional action as is contemplated to be taken by the Shareholder Representatives on behalf of the Company Shareholders, by the terms of the Arrangement Agreement, this Plan of Arrangement and the Escrow Agreement.

(c)

The Purchaser, the Parent, the Company, the Depositary and the Escrow Agent may rely conclusively on the instructions of the Shareholder Representatives as to any decision or act of the Shareholder Representatives taken in accordance with the Arrangement Agreement, this Plan of Arrangement, the Escrow Agreement, the Depositary Agreement and the Final Order, and no Party shall have any cause of action against the Purchaser or the Parent for any action taken in reliance upon the instructions or decisions of either of the Shareholder Representatives.

2.2	Binding Effect

Subject to the terms of the Arrangement Agreement, the Arrangement will become effective at the Effective Time and be binding at and after the Effective Time on:

(a)	the Company;

(b)	the Purchaser;

(c)	the Parent;

(d)	Callco;

(e)	the Company Shareholders (including registered holders of Company Shares);

(f)	the Qualifying Holdcos;

(g)	the Shareholder Representatives;

(h)	the Company Optionholders;

(i)	the Dissenting Shareholders;

(j)	the Depositary; and

(k)	the Escrow Agent.

2.3	Arrangement Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein. This Plan of Arrangement constitutes an arrangement as referred to in section 182 of the OBCA. If there is any conflict or inconsistency between the provisions of this Plan of Arrangement and the provisions of the Arrangement Agreement regarding the Arrangement, the provisions of this Plan of Arrangement shall govern.

2.4	Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all Liens, claims and encumbrances.

Article 3

ARRANGEMENT

3.1	The Arrangement

Commencing at the Effective Time, except as otherwise noted, each of the steps set out below shall occur in the following sequence, in each case without any further authorization, act or formality on the part of any Person, with each step occurring one minute after the completion of the immediately preceding step:

(a)	The Company Articles shall be amended to create and authorize the issuance of (in addition to the shares that the Company is authorized to issue immediately before such amendment) the following:

(i)

an unlimited number of common shares designated as “New Common Shares” (the “Company New Common Shares”) having the rights, privileges, restrictions and conditions set out in Appendix III to this Plan of Arrangement; and

(ii)

an unlimited number of preferred shares designated as “Preferred Shares” (the “Company Preferred Shares”) having the rights, privileges, restrictions and conditions set out in Appendix III to this Plan of Arrangement;

(b)

Each issued and outstanding Company Share (other than an Opt-in Share) shall be changed into one Company New Common Share. Except as otherwise noted, each such Company New Common Share resulting from a change of:

(i)	an Option Share shall continue to be regarded as a Company Share acquired by the holder on the exercise of a Company Option governed by section 7 of the Tax Act, and thus an Option Share;

(ii)

an Exchangeable Elected Share shall continue to be regarded as a Company Share in respect of which an Eligible Holder has duly made an Exchangeable Share Election, and thus an Exchangeable Elected Share;

(iii)

a Qualifying Holdco Elected Share shall continue to be regarded as a Exchangeable Elected Share in respect of which an Eligible Holder has duly made a Qualifying Holdco Election, and thus a Qualifying Holdco Elected Share; and

(iv)	a Dissenting Share shall continue to be regarded as a Company Share in respect of which a Dissenting Shareholder has duly exercised Dissent Rights, and thus a Dissenting Share.

In connection with this change, and notwithstanding Sections 3.1(b)(i) to 3.1(b)(iv), an amount equal to the aggregate PUC of the Company Shares so changed shall be deducted by the Company from the stated capital of the Company Shares and the Company shall add that amount to the stated capital of the Company New Common Shares.

(c)

The Company shall declare a dividend on the Opt-in Shares (for greater certainty, determined without reference to Sections 3.1(b)(i) to 3.1(b)(iv)) equal to amount set out in the Closing Notice (the “Dividend”) and shall issue to the holders of the Opt-in Shares, in full and absolute payment thereof, the Company Promissory Note, and each such holder shall accept such holder’s Proportionate Interest in such note in full and absolute payment of the Proportionate Interest of the Dividend payable to such holder.

(d)

Each holder of the Company Promissory Note shall exercise the conversion rights in respect of such holder’s Proportionate Interest in such note and each $1.00 of principal amount of such note shall be converted into one Company Preferred Share, which shall be issued by the Company as a fully paid share. The Company’s obligation under the Company Promissory Note shall be paid in full as a result of the conversion and such note shall be cancelled. The Company shall add to the stated capital of the Company Preferred Shares issued in this step an amount equal to the aggregate principal amount of the Company Promissory Note.

(e)

Each holder of issued and outstanding Opt-in Shares (for greater certainty, determined without reference to Sections 3.1(b)(i) to 3.1(b)(iv)) shall make a capital contribution to the Company in an amount equal to the Dividend per Share in respect of each such issued and outstanding Opt-in Share held by such holder (with the aggregate contribution equal to the amount of the Dividend) and shall transfer to the Company, in full and absolute payment thereof, such holder’s Company Preferred Shares, and the Company Preferred Shares shall be cancelled without any payment by the Company in respect thereof.

(f)

Each issued and outstanding Company New Common Share (determined without reference to Sections 3.1(b)(i) to 3.1(b)(iv)) shall be changed into one Company Share. Except as otherwise noted, each such Company Share resulting from a change of:

(i)

a Company New Common Share that is regarded as an Option Share by virtue of Section 3.1(b)(i) shall continue to be regarded as a Company Share acquired by the holder on the exercise of a Company Option governed by section 7 of the Tax Act, and thus an Option Share;

(ii)

a Company New Common Share that is regarded as an Exchangeable Elected Share by virtue of Section 3.1(b)(ii) shall continue to be regarded as a Company Share in respect of which an Eligible Holder has duly made an Exchangeable Share Election, and thus an Exchangeable Elected Share;

(iii)

a Company New Common Share that is regarded as an Qualifying Holdco Elected Share by virtue of Section 3.1(b)(iii) shall continue to be regarded as an Exchangeable Elected Share in respect of which an Eligible Holder has duly made a Qualifying Holdco Election, and thus a Qualifying Holdco Elected Share; and

(iv)

a Company New Common Share that is regarded as a Dissenting Share by virtue of Section 3.1(b)(iv) shall continue to be regarded as a Company Share in respect of which a Dissenting Shareholder has duly exercised Dissent Rights, and thus a Dissenting Share.

In connection with this change, and notwithstanding Sections 3.1(f)(i) to 3.1(f)(iv), an amount equal to the aggregate stated capital of the Company New Common Shares so changed shall be deducted by the Company from the stated capital of the Company New Common Shares and the Company shall add that amount to the stated capital of the Company Shares.

(g)

Each Qualifying Holdco Shareholder shall transfer each issued and outstanding Qualifying Holdco Elected Share held by such holder to such holder’s Qualifying Holdco in consideration for the Qualifying Holdco Share Consideration, in each case, as specified in the Closing Notice. Each Qualifying Holdco shall add to the stated capital of each class of Qualifying Holdco Shares issued in this step an amount equal to the Qualifying Holdco Stated Capital Amount for such class as set out in the Closing Notice.

(h)

Each outstanding Out-of-the-Money Company Option that has not been duly exercised prior to the Effective Time shall be transferred by the holder of such option to the Company, and shall be cancelled without any payment by the Company in respect thereof.

(i)

Each holder of outstanding In-the-Money Company Options that have not been duly exercised prior to the Effective Time shall transfer a number of such holder’s In-the-Money Company Options (the “Disposed Options”) to the Company in exchange for, subject to Section 6.2(e), a debt claim against the Company equal to the aggregate Estimated Option Consideration for such Disposed Options, and each such Disposed Option shall be cancelled. The aggregate number of Disposed Options transferred by a Company Optionholder to the Company shall be equal to the number required for such holder to receive aggregate Estimated Option Consideration equal to the sum of:

(i)	any applicable Taxes that are required to be deducted and withheld by the Company in respect of the cancellation of the Disposed Options; and

(ii)

the aggregate exercise price of such holder’s Exercised Options, plus any applicable Taxes that are required to be deducted and withheld by the Company in respect of the exercise of the Exercised Options.

(j)

Each Exercised Option shall be exercised by the holder thereof, and all of the holder’s rights under the Exercised Option shall, notwithstanding the terms of the Exercised Option, the Company Stock Option Plan or any option agreement, grant or similar instruments relating thereto, be unconditionally exercised by the holder to acquire such number of fully paid Company Shares underlying each such Exercised Option, and such holder shall assign to the Company, in full and absolute payment of the aggregate exercise price of such holder’s Exercised Options and amounts on account of Taxes required to be deducted and withheld by the Company on the cancellation of such holder’s Disposed Options and the exercise of such holder’s Exercised Options, the debt claim of the Company acquired by such holder in the step in Section 3.1(i). The Company shall add to the stated capital of the Company Shares issued in this step an amount equal to the aggregate exercise price of the Exercised Options exercised in this step.

(k)

Each issued and outstanding Company Share held by a Company Shareholder (other than an Exchangeable Elected Share, a Qualifying Holdco Elected Share, an Option Share and a Dissenting Share held by a Dissenting Shareholder described in Section 4.1(a)) shall be transferred by such holder to the Purchaser in consideration for a combination of:

(i)	the Cash Consideration per Share; and

(ii)	subject to Section 6.5, the SeaSpine Share Consideration per Share.

(l)

Concurrently with the step in Section 3.1(k), the issued and outstanding Option Shares held by a Company Shareholder (other than Dissenting Shares held by a Dissenting Shareholder described in Section 4.1(a)) shall be transferred by such holder to the Purchaser in consideration for:

(i)	aggregate Cash Consideration equal to the Cash Consideration per Share multiplied by the number of Option Shares so transferred by such Company Shareholder in this step; and

(ii)

subject to Section 6.5, aggregate SeaSpine Share Consideration equal to the SeaSpine Share Consideration per Share multiplied by the number of Option Shares so transferred by such Company Shareholder in this step;

and each such holder shall be entitled to allocate the aggregate consideration received for such holder’s Option Shares amongst such Option Shares in the manner determined by such holder, with any such allocation being conclusive and binding on the holder and the Purchaser.

(m)

Concurrently with the step in Section 3.1(k), each issued and outstanding Exchangeable Elected Share held by a Company Shareholder (for greater certainty, other than a Qualifying Holdco), and each Qualifying Holdco Elected Share held by a Qualifying Holdco, shall be transferred by such holder to the Purchaser in consideration for a combination of:

(i)	the Cash Consideration per Share; and

(ii)	the Exchangeable Share Consideration per Share.

The Purchaser shall add to the stated capital of the Exchangeable Shares issued in this step an amount equal to the aggregate of: (iii) for Exchangeable Elected Shares and Qualifying Holdco Elected Shares transferred by a holder to the Purchaser and not subject to a valid election under section 85 of the Tax Act, an amount equal to the aggregate consideration received by the Purchaser for the issuance of the corresponding Exchangeable Shares, and (iv) for Exchangeable Elected Shares and Qualifying Holdco Elected Shares transferred by a holder to the Purchaser and subject to a valid election under section 85 of the Tax Act, an aggregate amount equal to, in respect of the transfer of Exchangeable Elected Shares by each such holder and corresponding tax election, the agreed amount (or deemed agreed amount under the provisions of the Tax Act) in such election, less the aggregate Cash Consideration received by the particular holder making the election.

(n)

Concurrently with the step in Section 3.1(k), each issued and outstanding Dissenting Share held by a Dissenting Shareholder described in Section 4.1(a) shall be transferred by such holder to the Purchaser in consideration for a debt claim against the Purchaser equal to the amount provided for in Section 4.1.

(o)

Concurrently with the steps in Sections 3.1(k), 3.1(l), 3.1(m) and 3.1(n), legal and beneficial title to each Company Share will vest in the Purchaser and the Purchaser shall be the legal and beneficial holder of the Company Shares.

(p)

Each Person who held an issued and outstanding Company Share immediately after the step in Section 3.1(j) (other than a Dissenting Shareholder in respect of any Dissenting Share described in Section 4.1(a)) shall be made an Indemnifying Party for all purposes of and under the Arrangement Agreement and this Plan of Arrangement, and shall be considered to have, in its capacity as an Indemnifying Party, become a party to and bound by the applicable terms and provisions of the Arrangement Agreement as if such Person was an original party thereto, and specifically, each such Person shall be considered to have:

(i)

irrevocably appointed the Shareholder Representatives to act on its behalf as such Person’s true and lawful attorneys-in-fact and agents in accordance with Section 2.1 and section 8.15 of the Arrangement Agreement; and

(ii)

acknowledged and agreed to be bound by Article 8 of the Arrangement Agreement in its capacity as an Indemnifying Party, including, but not limited to where applicable, being severally (not jointly and severally) liable for its respective Pro Rata Share with respect to the indemnification obligations of the Indemnifying Parties to the Purchaser Indemnified Parties under the Arrangement Agreement.

(q)

The Terminated Agreements shall be terminated and shall be of no further force or effect. The Company shall have no liabilities or obligations with respect to the Terminated Agreements and, for greater certainty, all rights of Company Optionholders to acquire any Company Shares shall be extinguished.

(r)	The Escrow Agreement, which shall have been executed and delivered by the Escrow Agent, the Shareholder Representatives and the Purchaser, shall become effective.

(s)	The Support Agreement, which shall have been executed and delivered by the Shareholder Representatives, the Parent, the Purchaser and Callco, shall become effective.

(t)

Each holder of Company Shares or Company Options outstanding immediately prior to the Effective Time, and each Qualifying Holdco, with respect to any step set out above effecting the surrender, exchange or transfer of Company Shares, or the surrender, cancellation or exercise of Company Options, shall be deemed, at the time such step occurs, to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer all affected Company Shares or Company Options in accordance with such step.

3.2	Consideration, Qualifying Holdco and Dividend Elections

(a)

A registered holder of Company Shares that is an Eligible Holder may elect with respect to each issued and outstanding Company Share (other than an Option Share and a Dissenting Share) held by such holder immediately before the Effective Time to receive the Cash Consideration per Share and the Exchangeable Share Consideration per Share for each such Company Share (the “Exchangeable Share Election”).

(b)

A registered holder of Company Shares that is an Eligible Holder and who duly makes an Exchangeable Share Election may elect with respect to each issued and outstanding Exchangeable Elected Share held by such holder immediately before the Effective Time to transfer such share to a corporation (a “Qualifying Holdco”) as part of the Arrangement (the “Qualifying Holdco Election”), provided that:

(i)

such Qualifying Holdco is governed by the laws of a Canadian jurisdiction, whether federal or provincial, and such holder is the sole shareholder of such Qualifying Holdco immediately prior to the Effective Time;

(ii)	such Qualifying Holdco is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act;

(iii)	the consideration to be paid by the Qualifying Holdco consists solely of share consideration;

(iv)

such holder and such holder’s Qualifying Holdco shall be solely responsible for preparing and filing any election under subsection 85(1) of the Tax Act, and any provincial equivalent, in respect of the transfer of Exchangeable Elected Shares under the Qualifying Holdco Election; and

(v)	such Qualifying Holdco shall be solely responsible for updating its share registers to reflect the issuance of its shares as part of the Arrangement.

(c)

A registered holder of Company Shares may elect to participate in the Dividend in respect of all the issued and outstanding Company Shares (other than Option Shares acquired by such holder on or after the date of the Arrangement Agreement and Dissenting Shares) held by such holder immediately before the Effective Time (the “Opt-in Election”).

(d)

An Exchangeable Share Election, a Qualifying Holdco Election and/or Opt-in Election shall be made by a registered holder of Company Shares by depositing with the Depositary, prior to the Election Deadline, a duly completed Letter of Transmittal and Election Form with such election(s) indicated therein, together with any certificates representing such holder’s Company Shares, and accompanied by such other information, documents and instruments as the Depositary may reasonably require, including:

(i)	in the case of a Qualifying Holdco Election:

A.	the name of the Qualifying Holdco;

B.	the number and class of Qualifying Holdco Shares to be issued by the Qualifying Holdco as consideration (the “Qualifying Holdco Share Consideration”); and

C.	the amount to be added to the stated capital of each class of Qualifying Holdco Shares to be issued as the Qualifying Holdco Share Consideration (the “Qualifying Holdco Stated Capital Amount”); and

(ii)

in the case of an Opt-in Election made by a Non-resident Shareholder, a payment direction to the Company, the Purchaser and the Depositary directing the Depositary to pay, on the holder’s behalf, a portion of the cash Closing Payment to which such holder would otherwise be entitled to receive on the Effective Date pursuant to Section 6.1(c)(v) to the Company on account of Taxes the Company would be required to deduct and withhold from the Proportionate Interest of the Dividend to be paid to such holder, together with an undertaking that, after the Effective Date, such holder will pay to the Company any additional amounts on account of any shortfall of such Taxes as provided for in Section 6.2(f).

(e)

Letters of Transmittal and Election Forms must be received by the Depositary on or before the Election Deadline, unless otherwise agreed in writing by the Purchaser and the Company. The Company shall provide not less than ten (10) days’ notice of the Election

Deadline to registered Company Shareholders by mailing notice thereof to each Company Shareholder registered on the records of the Company on the record date for the determination of Company Shareholders entitled to receive notice of the Company Meeting determined in accordance with the OBCA.

(f)	A registered holder of Company Shares (including, for greater certainty, a registered holder who fails to validly exercise Dissent Rights):

(i)

who does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline, or otherwise fails to comply with the requirements of this Section 3.2 or the Letter of Transmittal and Election Form in respect of the Exchangeable Share Election, shall be treated for all purposes of this Plan of Arrangement as not having made the Exchangeable Share Election and shall be entitled to receive only the Cash Consideration per Share and the SeaSpine Share Consideration per Share in respect of each of such holder’s Company Shares;

(ii)

who does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline, or otherwise fails to comply with the requirements of this Section 3.2 or the Letter of Transmittal and Election Form in respect of the Exchangeable Share Election or the Qualifying Holdco Election, shall be treated for all purposes of this Plan of Arrangement as not having made the Qualifying Holdco Election and shall not transfer any Exchangeable Elected Shares to a Qualifying Holdco as part of the Arrangement; or

(iii)

who does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline, or otherwise fails to comply with the requirements of this Section 3.2 or the Letter of Transmittal and Election Form in respect of the Opt-in Election, shall be treated for all purposes of this Plan of Arrangement as not having made the Opt-in Election and shall not participate in the Dividend.

3.3	Income Tax Elections

(a)	The Company will file an election under subsection 83(2) of the Tax Act in respect of the full amount of the Dividend in the prescribed manner and form referred to in subsection 83(2) of the Tax Act.

(b)

Company Shareholders (including for greater certainty Qualifying Holdcos) who are Eligible Holders and who are entitled to receive Exchangeable Shares under the Arrangement shall be entitled to make an income tax election pursuant to subsection 85(1) of the Tax Act or, if the Person is a partnership, subsection 85(2) of the Tax Act (and in each case, where applicable, the analogous provisions of provincial income tax Law) with respect to the transfer of their Company Shares to the Purchaser by providing the Tax Election Package to the Depositary within sixty (60) days following the Effective Date, duly completed with the details of the number of Company Shares transferred and the applicable agreed amounts. Thereafter, subject to the Tax Election Package being correct and complete and complying with the provisions of the Tax Act (or applicable provincial income or corporate tax Law), the relevant forms will be signed by the Purchaser and returned to such Persons within ninety (90) days after the receipt thereof by the Depositary for filing with the CRA (or the applicable provincial taxing Authority). The Purchaser will not be responsible for the proper or accurate completion of the Tax Election Package or to check or verify the content of any election form and, except for the Purchaser’s obligation to return duly completed Tax Election Packages which are received by the Depositary within sixty (60) days of the Effective Date, within ninety (90) days after the receipt thereof by the Depositary, the Purchaser will not be responsible for any taxes, interest or penalties or any other costs or damages resulting from the failure by a Company Shareholder to properly and accurately complete or file the necessary election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation). In its sole discretion, the Purchaser may choose to sign and return Tax Election Packages received more than sixty (60) days following the Effective Date, but the Purchaser will have no obligation to do so.

3.4	Registers

(a)

In connection with the steps involving Company Options in Sections 3.1(h), 3.1(i), 3.1(j), effective at the time of each applicable step: (i) each holder of the Company Options which are cancelled, disposed of or exercised pursuant to the Arrangement, as applicable, shall cease to be holders of such Company Options and to have any rights as holders of such Company Options, (ii) the names of such holders shall be removed from the register of Company Options, and (iii) all option agreements, grants and similar instruments relating to such Company Options shall be cancelled without any consideration therefor.

(b)

In connection with the steps involving Company Shares, Company New Common Shares, Company Preferred Shares and the Company Promissory Note in Sections 3.1(b), 3.1(c), 3.1(d), 3.1(e), 3.1(f), 3.1(g), 3.1(j) 3.1(k), 3.1(l), 3.1(m), 3.1(n), effective at the time of each applicable step: (i) each Company Shareholder who acquires, receives or is considered to hold Company Shares, Company New Common Shares, Company Preferred Shares or a Proportionate Interest in the Company Promissory Note pursuant to the Arrangement shall be added to the register of holders of Company Shares, Company New Common Shares, Company Preferred Shares or the Company Promissory Note at the applicable time, as applicable, and shall be entitled as of the time of the transaction to all of the rights and privileges attached to the Company Shares, the Company New Common Shares, the Company Preferred Shares or the Proportionate Interest in the Company Promissory Note, as the case may be, (ii) each Company Shareholder who transfers, contributes, exchanges, converts or disposes of a Company Share, a Company New Common Share, a Company Preferred Share or a Proportionate Interest in the Company Promissory Note shall be removed from the applicable register of holders of such Company Shares, Company New Common Shares, Company Preferred Shares or the Company Promissory Note at the time of that transfer, contribution, exchange, conversion or disposition pursuant to the Arrangement and shall cease to have any rights in respect of such Company Shares, Company New Common Shares, Company Preferred Shares or the Company Promissory Note, as applicable, and (iii) following the steps set forth in Sections 3.1(k), 3.1(l), 3.1(m), 3.1(n), the Purchaser shall become the legal and beneficial holder of all Company Shares and shall be added to the applicable Company Share register at that time and shall be entitled as of that time to all of the rights and privileges attached to the Company Shares.

(c)

Every Company Shareholder who acquires Exchangeable Shares or SeaSpine Shares pursuant to the Arrangement shall be added to the register of holders of Exchangeable Shares or SeaSpine Shares, respectively, and shall be entitled as of the time of the exchange to all of the rights and privileges attached to the Exchangeable Shares or SeaSpine Shares, as the case may be.

Article 4

DISSENT RIGHTS

4.1	Rights of Dissent

A registered holder of Company Shares (on behalf of itself or on behalf of one or more beneficial holders of Company Shares) may exercise dissent rights (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in section 185 of the OBCA, as modified by the Interim Order and this Section 4.1; provided that, notwithstanding subsection 185(6) of the OBCA, the written objection to the Arrangement Resolution referred to in subsection 185(6) of the OBCA must be received by the Company not later than 5:00 p.m. (Toronto time) two Business Days immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time). The Dissenting Shares held by Dissenting Shareholders shall be transferred to the Purchaser as provided in Section 3.1, and if they:

(a)

are ultimately entitled to be paid fair value for such Dissenting Shares, shall be entitled to be paid the fair value of such Dissenting Shares by the Purchaser, and shall not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement if such holders had not exercised their Dissent Rights in respect of such Company Shares (other than as contemplated in the steps in Sections 3.1(b) through 3.1(f), as the case may be); or

(b)

are ultimately not entitled, for any reason, to be paid fair value for such Dissenting Shares, shall be treated as having participated in the Arrangement on the same basis as a Company Shareholder who has not exercised Dissent Rights and who has not made an Exchangeable Share Election, a Qualifying Holdco Election or an Opt-in Election.

The fair value of the Dissenting Shares for the purpose of Dissent Rights described in this Section 4.1 shall be determined as of the close of business on the last Business Day before the day on which the Arrangement Resolution is approved by the Company Shareholders.

4.2	Recognition of Dissenting Shareholders

In no circumstances shall the Purchaser, the Company, the Parent or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the registered holder of those Company Shares in respect of which such rights are sought to be exercised. For greater certainty, in no case shall the Purchaser, the Company, the Parent or any other Person be required to recognize Dissenting Shareholders as holders of Company Shares in respect of which Dissent Rights have been validly exercised after the completion of the transfers to the Purchaser in the steps in either Sections 3.1(k) or 3.1(n), and the names of such Dissenting Shareholders shall be removed from the registers of holders of Company Shares in respect of such Dissenting Shares at the time of such steps. In addition to any other restrictions under section 185 of the OBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Company Options who do not exercise their Company Options prior to the Effective Time, and (ii) Company Shareholders who vote or have instructed a proxyholder to vote such Company Shares in favour of the Arrangement Resolution (but only in respect of such Company Shares).

Article 5

OUTSTANDING CERTIFICATES

5.1	Outstanding Certificates

(a)

Subject to the surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented Company Shares that were transferred to the Purchaser under the Arrangement, together with a duly completed Letter of Transmittal and Election Form and such other documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in consideration therefor, and promptly after the Effective Time the Depositary shall deliver to such Person, the Consideration which such Person is entitled to receive under this Plan of Arrangement, less any amounts withheld pursuant to Section 6.3, and any certificate so surrendered shall forthwith be cancelled. For greater certainty, notwithstanding the foregoing, Company Optionholders whose Company Options are exercised for Company Shares pursuant to the step in Section 3.1(j) shall not be required to deliver any such certificates in respect of such underlying Company Shares.

(b)

In the event of a transfer of ownership of Company Shares prior to the Effective Time which was not registered in the transfer records of the Company prior to the Effective Time, certificates representing the Share Consideration otherwise issuable to the registered holder thereof may instead be registered in the name of and issued to, and a cheque for the Cash Consideration otherwise payable to the registered holder thereof may instead be made payable to, the unregistered transferee of such Company Shares if the certificate representing such Company Shares is presented to the Depositary, accompanied by a duly completed Letter of Transmittal and Election Form and all documents required to evidence and effect such transfer.

(c)

Without limiting the provisions of Sections 5.4 and 6.2, until surrendered as contemplated by this Section 5.1, each certificate which immediately prior to the Effective Time represented one or more issued and outstanding Company Shares that, under the Arrangement, were transferred to the Purchaser pursuant to the steps in Sections 3.1(k) through 3.1(n), as applicable, shall be deemed at all times after the time such steps to represent only the right to receive upon such surrender (i) the consideration to which the holder thereof is entitled under the Arrangement, and (ii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to any Exchangeable Shares or SeaSpine Shares issued in exchange therefor as contemplated by Section 5.2, in each case less any amounts withheld pursuant to Section 6.3.

5.2	Dividends and Distributions with Respect to Unsurrendered Certificates

No dividends or other distributions paid, declared or made with respect to Exchangeable Shares or SeaSpine Shares, in each case with a record date on or after the Effective Date, shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Company Shares, unless and until such Person shall have complied with the provisions of Section 5.1. Subject to applicable Law, and to the provisions of Section 5.4, at the time such Person shall have complied with the provisions of Section 5.1 (or, in the case of clause (ii) below, at the appropriate payment date), there shall be paid to such Person, without interest: (i) the amount of dividends or other distributions with a record date on or after the Effective Date theretofore paid with respect to the Exchangeable Share or the SeaSpine Share, as the case may be, to which such Person is entitled pursuant hereto, and (ii) on the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Date but prior to the date of compliance by such Person with the provisions of Section 5.1 and a payment date subsequent to the date of such compliance and payable with respect to such Exchangeable Shares or SeaSpine Shares, as the case may be.

5.3	Loss of Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more issued and outstanding Company Shares that were transferred to the Purchaser pursuant to Section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Cash Consideration and the certificates representing the Share Consideration (and any dividends or distributions with respect thereto) to which such holder is entitled to in accordance with Section 3.1 and such holder’s Letter of Transmittal and Election Form. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom the Cash Consideration and certificates representing the Share Consideration are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to the Company, the Purchaser, the Parent and their respective transfer agents in such amount as the Company, the Purchaser or the Parent may direct (each acting reasonably) or otherwise indemnify the Company, the Purchaser and the Parent in a manner satisfactory to the Company, the Purchaser and the Parent (each acting reasonably) against any claim that may be made against the Company, the Purchaser or the Parent with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4	Extinction of Rights

Any certificate formerly representing Company Shares not duly surrendered on or before the sixth (6th) anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Company Shares of any kind or nature against or in the Company, the Purchaser or the Parent, and shall be deemed to have been surrendered to the Purchaser and shall be cancelled. For greater certainty, on such date, all Consideration to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser. None of the Company, the Purchaser, Callco, the Parent, or any of their respective successors, will be liable to any Person in respect of any consideration (including any consideration previously held by the Depositary in trust for any such former holder) which is forfeited to the Purchaser or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

Article 6

PAYMENTS

6.1	Payment of Consideration

(a)

Following receipt of the Final Order and on or before the Business Day prior to the filing by the Company of the Articles of Arrangement with the Director, the Purchaser shall pay, or cause to be paid to the Depositary, by wire transfer of immediately available funds the amount equal to the aggregate of the Closing Payment, the Retention Escrow Amount, the Adjustment Escrow Amount, the Shareholder Representative Fund Amount and the PPP Escrow Amount.

(b)

Following receipt of the Final Order and on or before the Business Day prior to the filing by the Company of the Articles of Arrangement with the Director, the Purchaser shall pay or cause to be paid to the Depositary, on behalf of the Persons entitled to receipt thereof, as an advance to the Company (and at the direction of the Company and the Shareholder Representatives): (i) an amount equal to the Estimated Closing Indebtedness (to the extent that the Company has not paid, or otherwise made arrangements to pay, such Estimated Closing Indebtedness prior to the Effective Time) to the Persons entitled to receipt thereof, and (ii) an amount equal to the Estimated Arrangement Expenses (to the extent that the Company has not paid, or otherwise made arrangements to pay, such Estimated Arrangement Expenses prior to the Effective Time), in each case in accordance with written instructions to be delivered by the Shareholder Representatives to the Purchaser at least three (3) Business Days prior to the Effective Date. For greater certainty, at the Effective Time, the Company will be deemed to have paid the full amount of the Estimated Closing Indebtedness and the Estimated Arrangement Expenses to the Persons entitled to receipt thereof, and the Parties shall cause the Depositary to make the payments contemplated in satisfaction of the Estimated Closing Indebtedness and the Estimated Arrangement Expenses on the Effective Date, in each case to the persons entitled thereto in accordance with written instructions to be delivered by the Shareholder Representatives to the Purchaser at least three (3) Business Days prior to the Effective Date. The foregoing payments shall be net of the amount of all Taxes and other deductions required under any applicable Tax Laws to be withheld from each payment, which amount shall be paid to the Company for remittance to the relevant Authority pursuant to Section 6.3.

(c)

The Parties shall cause the Depositary, in accordance with the Depositary Agreement, to make the following payments equal in the aggregate to the Estimated Purchase Price payable on the Effective Date:

(i)	to the Escrow Agent, an amount in cash equal to the Retention Escrow Amount;

(ii)	to the Escrow Agent, an amount in cash equal to the Adjustment Escrow Amount;

(iii)	to the Person designated to hold the PPP Escrow Amount pursuant to section 2.16 of the Arrangement Agreement, an amount in cash equal to the PPP Escrow Amount;

(iv)	to the Shareholder Representatives, an amount in cash equal to the Shareholder Representative Fund Amount, in accordance with written instructions to be delivered by the Shareholder Representatives to the Purchaser at least three (3) Business Days prior to the Effective Date; and

(v)

the Closing Payment shall be paid to the Company Shareholders which shall include: (i) sufficient cash to pay the Cash Consideration, and (ii) the SeaSpine Share Consideration and the Exchangeable Share Consideration payable to each Company Shareholder (other than Dissenting Shareholders in respect of any Dissenting Share described in Section 4.1(a)) in accordance with the Letter of Transmittal and Election Forms and this Plan of Arrangement, less the amount of all Taxes and other deductions required under any applicable Tax Laws to be withheld from each payment to such Company Shareholder, which amount shall be paid to the Company for remittance to the relevant Authority pursuant to Section 6.3.

(d)

The Parties shall cause the Depositary, in accordance with the Depositary Agreement and subject to any payment direction described in Section 3.2(d)(ii), to make the Closing Payment under Section 6.1(c)(v), as follows:

(i)	forward or cause to be forwarded by first class mail (postage paid) to such former Company Shareholder at the address specified in the Letter of Transmittal and Election Form; or

(ii)

if requested by such former Company Shareholder in the Letter of Transmittal and Election Form, make available at the offices of the Depositary specified in the Letter of Transmittal and Election Form for pick-up by such former Company Shareholder; or

(iii)

if the Letter of Transmittal and Election Form neither specifies an address as described in Section 6.1(d)(i) nor contains a request as described in Section 6.1(d)(ii), forward or cause to be forwarded by first class mail (postage paid) to such former Company Shareholder at the address of such former Company Shareholder as shown on the register of Company Shares maintained by or on behalf of the Company immediately prior to the Effective Time, a cheque representing the Cash Consideration payable to such former Company Shareholder in accordance with the provisions hereof and one or more direct registration advices or book entry notations, representing the Share Consideration to which such former Company Shareholder is entitled to receive in accordance with the provisions hereof, in each case less any amounts withheld pursuant to Section 6.3.

(e)

Subject to Section 6.3, the Parent and the Shareholder Representatives shall, from time to time if and when any amount of consideration held in the PPP Escrow Amount, Retention Escrow Amount and/or the Adjustment Escrow Amount becomes payable to a Purchaser Indemnified Party, or an Indemnifying Party pursuant to the Arrangement Agreement, the Escrow Agreement or other applicable escrow arrangement, cause the required disbursements to be made from such the PPP Escrow Amount, Retention Escrow Amount and/or Adjustment Escrow Amount, as applicable in accordance with the Arrangement Agreement, the Escrow Agreement or other applicable escrow arrangement.

(f)

All cash payments hereunder shall be made by wire transfer in U.S. dollars. Any withholding made in Canadian dollars with respect to payments made hereunder in U.S. dollars shall be calculated in such manner as the Company, the Purchaser, Callco, the Parent and the Depositary reasonably determine to be in compliance with applicable Law and any currency conversion commissions reasonably incurred will be borne by the applicable Company Shareholder and deducted from payments to be made to such Company Shareholder.

6.2	Adjustments and Post-Arrangement Payments

(a)

The SeaSpine Share Consideration per Share and the Exchangeable Share Consideration per Share shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into SeaSpine Shares or Company Shares, other than (i) stock dividends paid in lieu of ordinary course dividends or (ii) for greater certainty, the Dividend), reorganization, recapitalization or other like change with respect to SeaSpine Shares or Company Shares occurring after the date of the Arrangement Agreement and prior to the Effective Time.

(b)

In no event shall any holder of Company Shares be entitled to a fractional SeaSpine Share or a fractional Exchangeable Share. Where the aggregate Share Consideration to be issued or delivered to a former Company Shareholder under the Arrangement would result in a fraction of a SeaSpine Share or Exchangeable Share being issuable or deliverable, the number of such shares to be received by such Company Shareholder shall be rounded down to the nearest whole number.

(c)

In any case where the aggregate Cash Consideration payable to a particular Company Shareholder under the Arrangement would, but for this provision, include a fraction of a cent, the consideration payable shall be rounded down to the nearest whole cent.

(d)

Following the Effective Date, the Purchase Price shall be finally determined in accordance with the provisions of the Arrangement Agreement. To the extent that the Purchase Price is adjusted on account of the final and binding Adjustment Statement and such adjustment results in an increase to the Purchase Price as compared to the Estimated Purchase Price, the Purchaser shall pay such additional amount to the Depositary in accordance with the provisions of the Arrangement Agreement for distribution by the Depositary in accordance with Section 6.1(d) and the Depositary Agreement. The Adjustment Escrow Amount shall be dealt with in accordance with the provisions of the Arrangement Agreement and the Escrow Agreement.

(e)

Following the Effective Date and the determination of the Purchase Price, the Option Consideration shall be finally determined. If the Option Consideration exceeds the Estimated Option Consideration, the Company shall promptly pay such excess, less any applicable Taxes that are required to be deducted and withheld by the Company, to the Depositary for distribution by the Depositary in accordance with the Depository Agreement. If the Option Consideration is less than the Estimated Option Consideration, the Company Optionholder shall, pursuant to the undertaking of such holder in the Letter of Transmittal and Election Form, promptly pay such shortfall to the Company and no adjustment shall be made on account of any Taxes remitted by the Company to the applicable Authority as calculated based on the Estimated Option Consideration.

(f)

If, following the Effective Date, the Company or the Purchaser determines that the cash Closing Payment to which a Non-resident Shareholder holder described in Section 3.2(d) was otherwise entitled to receive on the Effective Date pursuant to Section 6.1(c)(v) was less than the Taxes the Company was required to deduct and withhold from the Proportionate Interest of the Dividend paid to such holder, the Company shall forthwith notify the holder regarding the quantum of such shortfall and the holder shall promptly make a cash payment to the Company in an amount equal to such shortfall.

6.3	Withholding Rights

The Company, the Purchaser, Callco, the Parent, the Escrow Agent and the Depositary shall be entitled to deduct and withhold from any dividend, price or consideration otherwise payable to any holder of Company Shares, Company Options, SeaSpine Shares or Exchangeable Shares such amounts as the Company, the Purchaser, Callco, the Parent, the Escrow Agent or the Depositary determines are required or permitted to be deducted and withheld with respect to such payment under the Tax Act, United States tax Laws or any other applicable Law. To the extent that amounts are so deducted and withheld, or the recipient of the payment otherwise remits to the applicable payer amounts on account of Taxes required to be deducted and withheld (including as contemplated by Sections 3.2(d)(ii) and 6.2(f) and by way of assignment of all or a portion of the debt claim as provided for in Section 3.1(j)), such deducted and withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such deducted and withholding amounts, or amounts on account of same, are actually remitted to the applicable Authority. To the extent that the amount so required or permitted to be deducted and withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, unless otherwise provided in this Plan of Arrangement, the Company, the Purchaser, Callco, the Parent, the Escrow Agent and the Depositary are hereby authorized to sell or otherwise dispose of such other portion of the consideration as is necessary to provide sufficient funds to the Company, the Purchaser, Callco, the Parent, the Escrow Agent and the Depositary, as the case may be, to enable it to comply with such deduction and withholding requirement and the Company, the Purchaser, Callco, the Parent, the Escrow Agent and the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale. None of the Company, the Purchaser, Callco, the Parent, the Escrow Agent or the Depositary will be liable for any loss arising out of any sale or disposal of the SeaSpine Shares or Exchangeable Shares, including any loss relating to the manner or timing of such sale or disposal, the prices at which such shares are sold or otherwise disposed of.

6.4	U.S. Securities Laws Exemption

Notwithstanding any provision herein to the contrary, the Parties each agree that the Plan of Arrangement will be carried out with the intention that all SeaSpine Shares and Exchangeable Shares to be issued to Company Shareholders in exchange for their Company Shares pursuant to the Plan of Arrangement will be issued and exchanged in reliance on the exemption from the registration requirements of the U.S. Securities Act as provided by section 3(a)(10) thereof and applicable state securities laws, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement.

6.5	International Securities Laws Exemptions

Notwithstanding any provision herein or in the Letter of Transmittal and Election Form to the contrary, to the extent that any SeaSpine Share Consideration is to be issued to a Person resident in, or otherwise subject to the applicable securities Laws of, a jurisdiction in respect of which of which the applicable securities Laws of such jurisdiction would require SeaSpine or the Purchaser to file a registration statement, prospectus or offering memorandum, or otherwise take any such steps to be registered by or comply with the securities Laws of such jurisdiction in order to issue the SeaSpine Share Consideration (which, as at the date hereof, are anticipated to include Chile, Hong Kong, Israel and the Netherlands), the Purchaser may direct the Depositary to, promptly on or following the Effective Date, effect the orderly sale in the market of such SeaSpine Share Consideration and remit the proceeds thereof (less any commissions or fees payable in respect of such sale) to such Persons in full satisfaction of the Purchaser’s obligation to pay the SeaSpine Share Consideration.

Article 7

RIGHTS OF CALLCO TO ACQUIRE EXCHANGEABLE SHARES

7.1	Callco Liquidation Right

(a)

Callco shall have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of the Purchaser or any other distribution of the assets of the Purchaser among its shareholders for the purpose of winding up its affairs, pursuant to section 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is the Parent, its affiliates or the Purchaser) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Callco of an amount per share (the “Liquidation Call Purchase Price”) equal to the Current Market Price of SeaSpine Shares on the last Business Day prior to the Liquidation Date plus the Dividend Amount, which shall be satisfied in full by Callco delivering or causing to be delivered to such holder one SeaSpine Share plus any Dividend Amount. In the event of the exercise of the Liquidation Call Right by Callco, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to Callco on the Liquidation Date on payment by Callco to the holder of the Liquidation Call Purchase Price for each such share, and the Purchaser shall have no obligation to pay any Liquidation Amount (as defined in the Exchangeable Share Provisions) or Dividend Amount to the holders of such shares so purchased by Callco.

(b)

To exercise the Liquidation Call Right, Callco must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and the Purchaser of Callco’s intention to exercise such right at least 45 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of the Purchaser or any other voluntary distribution of the assets of the Purchaser among its shareholders for the purpose of winding up its affairs, and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of the Purchaser or any other involuntary distribution of the assets of the Purchaser among its shareholders for the purpose of winding up its affairs. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not Callco has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by Callco. If Callco exercises the Liquidation Call Right, then on the Liquidation Date, Callco will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

(c)

For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Callco shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, direct registration advices or book entry notations representing the aggregate number of SeaSpine Shares which Callco shall deliver or cause to be delivered pursuant to Section 7.1(a) and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco representing the aggregate Dividend Amount, if any, in payment of the total Liquidation Call Purchase Price, in each case less any amounts withheld pursuant to Section 6.3. Provided that Callco has complied with the immediately preceding sentence, on and after the Liquidation Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the aggregate Liquidation Call Purchase Price without interest, unless payment of the aggregate Liquidation Call Purchase Price for the Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the following provisions of this Section 7.1(c), in which case the rights of the holders shall remain unaffected until the aggregate Liquidation Call Purchase Price has been paid in the manner herein provided. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and articles of the Purchaser and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Callco shall transfer to such holder, the SeaSpine Shares to which such holder is entitled and as soon as reasonably practicable thereafter the Transfer Agent shall deliver to such holder direct registration advices or book entry notations representing the SeaSpine Shares to which the holder is entitled and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco representing the Dividend Amount, if any, and when received by the Transfer Agent, all dividends and other distributions with respect to such SeaSpine Shares with a record date on or after the Liquidation Date and before the date of the transfer of such SeaSpine Shares to such holder, less any amounts withheld pursuant to Section 6.3. If Callco does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date, the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Liquidation Amount (as defined in the Exchangeable Share Provisions) otherwise payable by the Purchaser in connection with the liquidation, dissolution or winding-up of the Purchaser or any distribution of the assets of the Purchaser among its shareholders for the purpose of winding up its affairs pursuant to section 5 of the Exchangeable Share Provisions.

7.2	Callco Redemption Right

In addition to Callco’s rights contained in the Exchangeable Share Provisions, including the Retraction Call Right (as defined in the Exchangeable Share Provisions), Callco shall have the following rights in respect of the Exchangeable Shares:

(a)

Callco shall have the overriding right (the “Redemption Call Right”), notwithstanding the proposed redemption of the Exchangeable Shares by the Purchaser pursuant to the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is the Parent, its affiliates or the Purchaser) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Callco to each holder of an amount per Exchangeable Share (the “Redemption Call Purchase Price”) equal to the Current Market Price of a SeaSpine Share on the last Business Day prior to the Redemption Date plus the Dividend Amount, which shall be satisfied in full by Callco delivering or causing to be delivered to such holder one SeaSpine Share plus any Dividend Amount. In the event of the exercise of the Redemption Call Right by Callco, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to Callco on the Redemption Date on payment by Callco to the holder of the Redemption Call Purchase Price for each such share, and the Purchaser shall have no obligation to redeem, or to pay any Dividend Amount in respect of, such shares so purchased by Callco.

(b)

To exercise the Redemption Call Right, Callco must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and the Purchaser of Callco’s intention to exercise such right at least 60 days before the Redemption Date, except in the case of a redemption occurring as a result of a SeaSpine Control Transaction (as defined in the Exchangeable Share Provisions), an Exchangeable Share Voting Event as defined in the Exchangeable Share Provisions) or an Exempt Exchangeable Share Voting Event (as defined in the Exchangeable Share Provisions), in which case Callco shall so notify the Transfer Agent and the Purchaser on or before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not Callco has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Callco. If Callco exercises the Redemption Call Right, on the Redemption Date Callco will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

(c)

For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, Callco shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, direct registration advices or book entry notations representing the aggregate number of SeaSpine Shares which Callco shall deliver or cause to be delivered pursuant to Section 7.2(a) and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco representing the aggregate Dividend Amount, if any, in payment of the aggregate Redemption Call Purchase Price, in each case less any amounts withheld pursuant to Section 6.3. Provided that Callco has complied with the immediately preceding sentence, on and after the Redemption Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the aggregate Redemption Call Purchase Price without interest, unless payment of the aggregate Redemption Call Purchase Price for the Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the following provisions of this Section 7.2(c), in which case the rights of the holders shall remain unaffected until the aggregate Redemption Call Purchase Price has been paid in the manner herein provided. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and articles of the Purchaser and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Callco shall transfer to such holder, the SeaSpine Shares to which such holder is entitled and as soon as reasonably practicable thereafter the Transfer Agent shall deliver to such holder direct registration advices or book entry notations representing the SeaSpine Shares to which the holder is entitled and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco representing the Dividend Amount, if any, and when received by the Transfer Agent, all dividends and other distributions with respect to such SeaSpine Shares with a record date on or after the Redemption Date and before the date of the transfer of such SeaSpine Shares to such holder, less any amounts withheld pursuant to Section 6.3. If Callco does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the redemption price otherwise payable by the Purchaser in connection with the redemption of the Exchangeable Shares pursuant to the Exchangeable Share Provisions.

Article 8

AMENDMENTS

8.1	Amendments to Plan of Arrangement

(a)

The Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time with the prior written consent of the Purchaser and the Parent, provided that any such amendment, modification and/or supplement must be contained in a written document that is filed with the Court and, if made after the Company Meeting, approved by the Court and communicated to the Company Shareholders if and as required by the Court.

(b)

Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company, with the prior written consent of the Purchaser and the Parent, at any time before or at the Company Meeting with or without any other prior notice or communication and, if so proposed and accepted by the Persons voting at the Company Meeting in the manner required under the Interim Order, shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (i) it is consented to in writing by the Company, the Purchaser and the Parent and, (ii) if required by the Court, it is consented to by the Company Shareholders voting in the manner directed by the Court.

(d)

Subject to applicable law, any amendment, modification or supplement to this Plan of Arrangement may be made after the Effective Date unilaterally by the Purchaser, provided it concerns a matter that, in the reasonable opinion of the Purchaser and the Company, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any Company Shareholder.

Article 9

TERMINATION

This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement. Upon the termination of this Plan of Arrangement pursuant to section 7.1 of the Arrangement Agreement, no Party shall have any liability or further obligation to any other Party hereunder other than as set out in the Arrangement Agreement.

Article 10

FURTHER ASSURANCES

10.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Arrangement Agreement will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

10.2	Paramountcy

From and after the Effective Time:

(a)	this Plan of Arrangement shall take precedence and priority over any and all rights related to the securities of the Company issued prior to the Effective Time;

(b)	the rights and obligations of the holders of the securities of the Company and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement; and

(c)

all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to securities of the Company shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

10.3	Notice

Any notice to be given by a Party to the Company Shareholders pursuant to the Arrangement will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the Company Shareholders at their addresses as shown on the applicable register of such holders maintained by the Company and will be deemed to have been received on the first day following the date of mailing which is a Business Day.

The provisions of this Plan of Arrangement, the Arrangement Agreement and the Letter of Transmittal and Election Form apply notwithstanding any accidental omission to give notice to any one or more the Company Shareholders and notwithstanding any interruption of mail services in Canada, the United States or elsewhere following mailing. In the event of any interruption of mail service following mailing, the Parties intend to make reasonable efforts to disseminate any notice by other means, such as publication.

APPENDIX I: EXCHANGEABLE SHARE PROVISIONS

see attached

APPENDIX I

TO THE PLAN OF ARRANGEMENT

PROVISIONS ATTACHING TO THE EXCHANGEABLE SHARES

The Exchangeable Shares shall have the following rights, privileges, restrictions and conditions:

1	Interpretation

(1) For the purposes of these share provisions:

“AcquireCo” means Project Maple Leaf Acquisition ULC, an unlimited liability company incorporated under the laws of British Columbia and the issuer of the Exchangeable Shares pursuant to the Arrangement, and any successor thereto.

“affiliate” has the meaning ascribed thereto in National Instrument 45-106 — Prospectus Exemptions, as amended.

“Agency” means any domestic or foreign court, tribunal, federal, state, provincial or local government or governmental agency, department or authority or other regulatory authority (including NASDAQ) or administrative agency or commission (including the Securities Commissions and the SEC) or any elected or appointed public official.

“Agent” means any chartered bank or trust company in Canada selected by AcquireCo for the purposes of holding some or all of the Liquidation Amount or Redemption Price in accordance with Section 5 or Section 7, respectively.

“Arrangement” means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations made in accordance with the Arrangement Agreement or Section 8.1 of the Plan of Arrangement or made at the direction of the Court with the prior written consent of the Parties, each acting reasonably.

“Arrangement Agreement” means the arrangement agreement made as of March 22, 2021 among AcquireCo, SeaSpine, 7D Surgical Inc., Michael Cadotte and Joel Rose (including the Schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with its terms.

“BCBCA” means the Business Corporations Act (British Columbia).

“Board of Directors” means the board of directors of AcquireCo.

“business day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario or San Diego, California.

“Callco” means Project Maple Leaf Holdings ULC, an unlimited liability company incorporated under the laws of British Columbia.

“Callco Call Notice” has the meaning ascribed thereto in Section 6(3) of these share provisions.

“Certificate of Arrangement” means the certificate of arrangement issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement.

“Common Shares” means the common shares in the capital of AcquireCo.

“Court” means the Ontario Superior Court of Justice (Commercial List), or other court as applicable.

“Current Market Price” means, in respect of a SeaSpine Share on any date, the closing price of one SeaSpine Share on the NASDAQ on such date; provided, however, that if in the opinion of the board of directors of SeaSpine, acting reasonably, the public distribution or trading activity of SeaSpine Shares during such period does not reflect the fair market value of a SeaSpine Share, then the Current Market Price of a SeaSpine Share shall be determined by the board of directors of the SeaSpine, based upon the advice of such qualified independent financial advisors as the board of directors of SeaSpine may deem to be appropriate; and provided further that any such selection, opinion or determination by the board of directors of SeaSpine shall be conclusive and binding, absent manifest error.

“Director” means the Director appointed pursuant to Section 278 of the OBCA.

“Dividend Amount” means an amount equal to all declared and unpaid dividends on an Exchangeable Share held by a holder on any dividend record date which occurred prior to the date of purchase, redemption or other acquisition of such share by Callco or SeaSpine from such holder pursuant to Section 5(1), Section 6(1) or Section 7(1).

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Exchangeable Shares” means the non-voting, exchangeable shares in the capital of AcquireCo, having the rights, privileges, restrictions and conditions set forth herein.

“Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of AcquireCo and in respect of which the Board of Directors determines in good faith that after giving effect to such matter the economic equivalence of the Exchangeable Shares and the SeaSpine Shares is maintained for the holders of Exchangeable Shares (other than SeaSpine, its affiliates and AcquireCo).

“Exempt Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of AcquireCo in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change would be required to maintain the economic equivalence of the Exchangeable Shares and the SeaSpine Shares.

“holder” means, when used with reference to the Exchangeable Shares, a holder of Exchangeable Shares shown from time to time in the register maintained by or on behalf of AcquireCo in respect of the Exchangeable Shares.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Liquidation Amount” has the meaning ascribed thereto in Section 5(1) of these share provisions.

“Liquidation Call Right” has the meaning ascribed thereto in the Plan of Arrangement.

“Liquidation Date” has the meaning ascribed thereto in Section 5(1) of these share provisions.

“NASDAQ” means the Nasdaq Global Select Market.

“OBCA” means the Business Corporations Act (Ontario), as amended.

“Other Corporation” has the meaning ascribed thereto in Section 12(3)(c) of these share provisions.

“Other Shares” has the meaning ascribed thereto in Section 12(3)(c) of these share provisions.

“person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Agency, syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means the plan of arrangement to which these share provisions are attached proposed under Section 182 of the OBCA, and any amendments or variations made in accordance with Section 9.1 of the Arrangement Agreement or Section 8.1 of the Plan of Arrangement or made at the direction of the Court with the consent of the Parties, each acting reasonably.

“Purchase Price” has the meaning ascribed thereto in Section 6(3) of these share provisions.

“Redemption Call Purchase Price” has the meaning ascribed thereto in the Plan of Arrangement.

“Redemption Call Right” has the meaning ascribed thereto in the Plan of Arrangement.

“Redemption Date” means the date, if any, established by the Board of Directors for the redemption by AcquireCo of all but not less than all of the outstanding Exchangeable Shares pursuant to Section 7 of these share provisions, which date shall be no earlier than the fifth anniversary of the date on which Exchangeable Shares first are issued, unless:

(a)

there are fewer than five percent (5%) of the Exchangeable Shares issued pursuant to the Plan of Arrangement outstanding (other than Exchangeable Shares held by SeaSpine, its affiliates and AcquireCo, and as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares), in which case the Board of Directors may accelerate such redemption date to such date prior to the fifth anniversary of the date on which Exchangeable Shares first are issued as they may determine, upon at least 90 days’ prior written notice to the holders of the Exchangeable Shares;

(b)

a SeaSpine Control Transaction occurs, in which case, provided that the Board of Directors determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such SeaSpine Control Transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares is necessary to enable the completion of such SeaSpine Control Transaction in accordance with its terms, the Board of Directors may accelerate such redemption date to such date prior to the fifth anniversary of the date on which Exchangeable Shares first are issued as it may determine, upon such number of days’ prior written notice to the holders of the Exchangeable Shares as the Board of Directors may determine to be reasonably practicable in such circumstances;

(c)

an Exchangeable Share Voting Event that is not an Exempt Exchangeable Share Voting Event is proposed and (i) the holders of the Exchangeable Shares fail to take the necessary action, at a meeting or other vote of holders of Exchangeable Shares, to approve or disapprove, as applicable, the Exchangeable Share Voting Event or the holders of the Exchangeable Shares do take the necessary action but, in connection therewith, the holders of more than 2% of the outstanding Exchangeable Shares (other than those held by SeaSpine, its affiliates and AcquireCo) exercise rights of dissent under the BCBCA, and (ii) the Board of Directors determines in good faith that it is not reasonably practicable to accomplish the business purpose (which business purpose must be bona fide and not for the primary purpose of causing the occurrence of the Redemption Date) intended by the Exchangeable Share Voting Event in a commercially reasonable manner that does not result in an Exchangeable Share Voting Event, in which case the Redemption Date shall be the business day following the day on which the later of the events described in (i) and (ii) above occur;

(d)

an Exempt Exchangeable Share Voting Event is proposed and holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event in which case the Redemption Date shall be the business day following the day on which the holders of the Exchangeable Shares failed to take such action; or

(e)

the Income Tax Act (Canada) is amended to permit the holders of Exchangeable Shares to effect an exchange for SeaSpine Shares without creating a taxable event under the Income Tax Act (Canada) for the holders of Exchangeable Shares, provided, however, that the accidental failure or omission to give any notice of redemption under clauses (a), (b), (c) or (d) above to any of the holders of Exchangeable Shares shall not affect the validity of any such redemption.

“Redemption Price” has the meaning ascribed thereto in Section 7(1) of these share provisions.

“Retracted Shares” has the meaning ascribed thereto in Section 6(1)(a) of these share provisions.

“Retraction Call Right” has the meaning ascribed thereto in Section 6(1)(c) of these share provisions.

“Retraction Date” has the meaning ascribed thereto in Section 6(1)(b) of these share provisions.

“Retraction Price” has the meaning ascribed thereto in Section 6(1) of these share provisions.

“Retraction Request” has the meaning ascribed thereto in Section 6(1) of these share provisions.

“SeaSpine” means SeaSpine Holdings Corporation, a corporation incorporated under the laws of Delaware.

“SeaSpine Control Transaction” means:

(a)

any persons, or group of persons acting jointly or in concert, acquires, directly or indirectly, any voting security of SeaSpine and, immediately after such acquisition, directly or indirectly owns, or exercises control and direction over, voting securities representing more than 50% of the total voting power of all the then outstanding voting securities of SeaSpine, by way of take-over bid, tender offer or otherwise;

(b)

the shareholders of a SeaSpine approve a merger, consolidation, recapitalization or reorganization of SeaSpine, other than any such transaction which would result in the holders of outstanding voting securities of SeaSpine immediately prior to such transaction directly or indirectly owning, or exercising control and direction over, voting securities representing more than 50% of the total voting power of all of the voting securities of the surviving entity outstanding immediately after such transaction;

(c)	the shareholders of SeaSpine approve a liquidation of SeaSpine; or

(d)	SeaSpine sells or disposes of all or substantially all of its assets.

“SeaSpine Dividend Declaration Date” means the date on which the board of directors of SeaSpine declares any dividend or other distribution on the SeaSpine Shares that would require a corresponding payment to be made in respect of the Exchangeable Shares.

“SeaSpine Shares” means the common stock in the capital of SeaSpine.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Commissions” means the securities regulatory authorities in each of the provinces of Canada.

“Support Agreement” means the agreement made between SeaSpine, Callco and AcquireCo substantially in the form and content of Appendix II to the Plan of Arrangement.

“Transfer Agent” means AcquireCo, a third party transfer agent or such other person as may from time to time be appointed by AcquireCo as the registrar and transfer agent for the Exchangeable Shares.

2	Ranking of Exchangeable Shares

The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of AcquireCo, whether voluntary or involuntary, or any other distribution of the assets of AcquireCo among its shareholders for the purpose of winding up its affairs, but only to the extent of an amount per Exchangeable Share equal to the Current Market Price of one SeaSpine Share plus any Dividend Amount which shall be satisfied in full by AcquireCo delivering or causing to be delivered to the holder of the Exchangeable Share one SeaSpine Share plus any Dividend Amount.

3	Dividends

(1)

A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each SeaSpine Dividend Declaration Date, declare a dividend on each Exchangeable Share:

(a)

in the case of a cash dividend declared on the SeaSpine Shares, in an amount in cash for each Exchangeable Share equal to the cash dividend declared on each SeaSpine Share on the SeaSpine Dividend Declaration Date;

(b)

in the case of a stock dividend declared on the SeaSpine Shares to be paid in SeaSpine Shares, by the issue or transfer by AcquireCo of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of SeaSpine Shares to be paid on each SeaSpine Share unless in lieu of such stock dividend AcquireCo elects to effect a corresponding and contemporaneous and economically equivalent (as determined by the Board of Directors in accordance with Section 3(5) hereof) subdivision of the outstanding Exchangeable Shares; or

(c)

in the case of a dividend declared on the SeaSpine Shares in property other than cash or SeaSpine Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent (to be determined by the Board of Directors as contemplated by Section 3(5) hereof) to the type and amount of property declared as a dividend on each SeaSpine Share.

Such dividends shall be paid out of money, assets or property of AcquireCo properly applicable to the payment of dividends, or out of authorized but unissued shares of AcquireCo, as applicable. The holders of Exchangeable Shares shall not be entitled to any dividends other than or in excess of the dividends referred to in this Section 3(1).

(2)

Cheques of AcquireCo payable at par at any branch of the bankers of AcquireCo shall be issued in respect of any cash dividends contemplated by Section 3(1)(a) hereof and the sending of such cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Written evidence of the book entry issuance or transfer to the registered holder of Exchangeable Shares shall be delivered in respect of any stock dividends contemplated by Section 3(1)(b) hereof or any subdivision of the Exchangeable Shares under Section 3(1)(b) hereof, and the sending of such written evidence to each holder of an Exchangeable Share shall satisfy the stock dividend or other distribution represented thereby. Such other type and amount of property in respect of any dividends contemplated by Section 3(1)(c) hereof shall be issued, distributed or transferred by AcquireCo in such manner as it shall determine and the issuance, distribution or transfer thereof by AcquireCo to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against AcquireCo any dividend that is represented by a cheque that has not been duly presented to AcquireCo’s bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

(3)

The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3(1) hereof shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the SeaSpine Shares. The record date for the determination of the holders of Exchangeable Shares entitled to receive Exchangeable Shares in connection with any subdivision, redivision or change of the Exchangeable Shares under Section 3(1)(b) hereof and the effective date of such subdivision shall be the same dates as the record and payment date, respectively, for the corresponding stock dividend declared on the SeaSpine Shares.

(4)

If on any payment date for any dividends declared on the Exchangeable Shares under Section 3(1) hereof the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which AcquireCo shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

(5)

The Board of Directors shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of these share provisions, including Section 3(1) hereof, and each such determination shall be conclusive and binding on AcquireCo and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(a)	in the case of any stock dividend or other distribution payable in SeaSpine Shares, the number of such shares issued in proportion to the number of SeaSpine Shares previously outstanding;

(b)

in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase SeaSpine Shares (or securities exchangeable for or convertible into or carrying rights to acquire SeaSpine Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price;

(c)

in the case of the issuance or distribution of any other form of property (including any shares or securities of SeaSpine of any class other than SeaSpine Shares, any rights, options or warrants other than those referred to in Section 3(5)(b) hereof, any evidences of indebtedness of SeaSpine or any assets of SeaSpine), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding SeaSpine Share and the Current Market Price of a SeaSpine Share; and

(d)

in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of SeaSpine Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing withholding taxes and marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

4	Certain Restrictions

(1)

So long as any of the Exchangeable Shares are outstanding, AcquireCo shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 11(2) of these share provisions:

(a)

pay any dividends on the Common Shares or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in Common Shares (as applicable) or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

(b)	redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares;

(c)

redeem or purchase any other shares of AcquireCo ranking equally with the Exchangeable Shares with respect to the payment of dividends or the distribution of assets in the event of the liquidation, dissolution or winding-up of AcquireCo, whether voluntary or involuntary, or any other distribution of the assets of AcquireCo among its shareholders for the purpose of winding up its affairs; or

(d)

issue any Exchangeable Shares or any other shares of AcquireCo ranking equally with, or superior to, the Exchangeable Shares other than by way of stock dividends to the holders of such Exchangeable Shares.

The restrictions in Sections 4(1)(a), (b), (c) and (d) hereof shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid to date on the SeaSpine Shares shall have been declared and paid on the Exchangeable Shares.

(2)	Until the earlier to occur of:

(a)	one year and one day following the date on which no Exchangeable Shares are held by a person other than SeaSpine, Callco or their affiliates; and

(b)	six years and one day following the Effective Date,

AcquireCo shall not without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 11(2) of these share provisions, voluntarily liquidate, dissolve, wind-up or distribute its assets among its shareholders for the purposes of winding up its affairs.

5	Distribution on Liquidation

(1)

In the event of the liquidation, dissolution or winding-up of AcquireCo or any other distribution of the assets of AcquireCo among its shareholders for the purpose of winding up its affairs, subject to the exercise by Callco of the Liquidation Call Right, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of AcquireCo in respect of each Exchangeable Share held by such holder on the effective date (the “Liquidation Date”) of such liquidation, dissolution, winding-up or other distribution, before any distribution of any part of the assets of AcquireCo among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share (the “Liquidation Amount”) equal to the Current Market Price of an SeaSpine Share on the last business day prior to the Liquidation Date plus the Dividend Amount, which shall be satisfied in full by AcquireCo delivering or causing to be delivered to such holder one SeaSpine Share, plus an amount equal to the Dividend Amount.

(2)

On or promptly after the Liquidation Date, and provided the Liquidation Call Right has not been exercised by Callco, AcquireCo shall pay or cause to be paid to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the Articles of AcquireCo and such additional documents, instruments and payments as the Transfer Agent and AcquireCo may reasonably require, at the registered office of AcquireCo or at any office of the Transfer Agent as may be specified by AcquireCo by notice to the holders of the Exchangeable Shares. Payment of the Liquidation Amount for such Exchangeable Shares shall be made by transferring or causing to be transferred to each holder the SeaSpine Shares to which such holder is entitled and by delivering to such holder, on behalf of AcquireCo, SeaSpine Shares (which shares shall be fully paid and shall be free and clear of any lien, claim or encumbrance) and a cheque of AcquireCo payable at par at any branch of the bankers of AcquireCo in respect of the Dividend Amount, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom. On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive the Liquidation Amount without interest, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Liquidation Amount has been paid in the manner hereinbefore provided. AcquireCo shall have the right at any time after the Liquidation Date to transfer or cause to be issued or transferred to, and deposited with, the Agent the Liquidation Amount in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof, such Liquidation Amount to be held by the Agent as trustee for and on behalf of, and for the use and benefit of, such holders. Upon such deposit being made, the rights of a holder of Exchangeable Shares after such deposit shall be limited to receiving its proportionate part of the Liquidation Amount for such Exchangeable Shares so deposited, without interest, and when received by the Agent, all dividends and other distributions with respect to the SeaSpine Shares to which such holder is entitled with a record date on or after the date of such deposit and before the date of transfer of such SeaSpine Shares to such holder (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom) against presentation and surrender of the certificates for the Exchangeable Shares held by them in accordance with the foregoing provisions.

(3)

After AcquireCo has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to Section 5(1) of these share provisions, such holders shall not be entitled to share in any further distribution of the assets of AcquireCo.

6	Retraction of Exchangeable Shares by Holder

(1)

A holder of Exchangeable Shares shall be entitled at any time, subject to the exercise by Callco of the Retraction Call Right and otherwise upon compliance with, and subject to, the provisions of this Section 6, to require AcquireCo to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to the Current Market Price of a SeaSpine Share on the last business day prior to the Retraction Date plus the Dividend Amount (the “Retraction Price”), which shall be satisfied in full by AcquireCo delivering or causing to be delivered to such holder one SeaSpine Share (which on issue will be admitted to listing and trading by the NASDAQ (subject to official notice of issuance)) for each Exchangeable Share presented and surrendered by the holder together with, on the designated payment date therefor, the Dividend Amount. To effect such redemption, the holder shall present and surrender at the registered office of AcquireCo or at any office of the Transfer Agent as may be specified by AcquireCo by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have AcquireCo redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the Articles of AcquireCo and such additional documents, instruments and payments as the Transfer Agent and AcquireCo may reasonably require, and together with a duly executed statement (the “Retraction Request”) in the form of Schedule A hereto or in such other form as may be acceptable to AcquireCo;

(a)

specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the “Retracted Shares”) redeemed by AcquireCo;

(b)

stating the business day on which the holder desires to have AcquireCo redeem the Retracted Shares (the “Retraction Date”), provided that the Retraction Date shall be not less than 10 business days nor more than 15 business days after the date on which the Retraction Request is received by AcquireCo and further provided that, in the event that no such business day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the 15th business day after the date on which the Retraction Request is received by AcquireCo and subject also to Section 6(8); and

(c)

acknowledging the overriding right (the “Retraction Call Right”) of Callco to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Callco in accordance with the Retraction Call Right on the terms and conditions set out in Section 6(3) hereof.

Notwithstanding the foregoing, a holder of Exchangeable Shares shall not be entitled to require AcquireCo to redeem fewer than the lesser of (i) 2,500 Exchangeable Shares (as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares) and (ii) all of the Exchangeable Shares registered in the name of such holder.

(2)

Provided that Callco has not exercised the Retraction Call Right, upon receipt by AcquireCo or the Transfer Agent in the manner specified in Section 6(1) of a certificate or certificates representing the number of Retracted Shares, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6(7), AcquireCo shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall transfer or cause to be issued or transferred to such holder the SeaSpine Shares to which such holder is entitled and shall comply with Section 6(4) hereof. If only a part of the Exchangeable Shares represented by any certificate is redeemed (or purchased by Callco pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of AcquireCo.

(3)

Subject to the provisions of this Section 6, upon receipt by AcquireCo of a Retraction Request, AcquireCo shall immediately notify Callco thereof and shall provide to Callco a copy of the Retraction Request. In order to exercise the Retraction Call Right, Callco must notify AcquireCo of its determination to do so (the “Callco Call Notice”) within five business days of notification to Callco by AcquireCo of the receipt by AcquireCo of the Retraction Request. If Callco does not so notify AcquireCo within such five business day period, AcquireCo will notify the holder as soon as possible thereafter that Callco will not exercise the Retraction Call Right. If Callco delivers the Callco Call Notice within such five business day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6(7), the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to Callco in accordance with the Retraction Call Right. In such event, AcquireCo shall not redeem the Retracted Shares and Callco shall purchase from such holder and such holder shall sell to Callco on the Retraction Date the Retracted Shares for a purchase price (the “Purchase Price”) per share equal to the Retraction Price per share. To the extent that Callco pays the Dividend Amount in respect of the Retracted Shares, AcquireCo shall no longer be obligated to pay any declared and unpaid dividends on such Retracted Shares to the holder of Retractable Shares. For the purpose of completing a purchase pursuant to the Retraction Call Right, on the Retraction Date, Callco shall transfer or cause to be issued or transferred to the holder of the Retracted Shares the SeaSpine Shares to which such holder is entitled. Provided that Callco has complied with the immediately preceding sentence and Section 6(4) hereof, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by AcquireCo of such Retracted Shares shall take place on the Retraction Date. In the event that Callco does not deliver a Callco Call Notice within such five business day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6(7), AcquireCo shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Section 6.

(4)

AcquireCo or Callco, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant holder written evidence of the book entry issuance in uncertificated form of SeaSpine Shares (which shares shall be fully paid and shall be free and clear of any lien, claim or encumbrance and which on issue will be admitted to listing and trading by NASDAQ (subject to official notice of issuance)), and, if applicable and on or before the payment date therefor, a cheque payable at par at any branch of the bankers of AcquireCo or Callco, as applicable, representing the aggregate Dividend Amount, in payment of the Retraction Price or the Purchase Price, as the case may be, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom, and such delivery of such SeaSpine Shares and cheques on behalf of AcquireCo or by Callco, as the case may be, or by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Price or Purchase Price, as the case may be, to the extent that the same is represented by such share certificates and cheques (plus any tax deducted and withheld therefrom and remitted to the proper tax authority).

(5)

On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the Retraction Price or Purchase Price, as the case may be, without interest, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the Retraction Price or the Purchase Price, as the case may be, shall not be made as provided in Section 6(4) hereof, in which case the rights of such holder shall remain unaffected until the Retraction Price or the Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the Retraction Price or the Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by AcquireCo or purchased by Callco shall thereafter be a holder of the SeaSpine Shares delivered to it.

(6)

Notwithstanding any other provision of this Section 6, AcquireCo shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If AcquireCo believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that Callco shall not have exercised the Retraction Call Right with respect to the Retracted Shares, AcquireCo shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two business days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by AcquireCo. In any case in which the redemption by AcquireCo of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law, AcquireCo shall redeem Retracted Shares in accordance with Section 6(2) of these share provisions on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of AcquireCo, representing the Retracted Shares not redeemed by AcquireCo pursuant to Section 6(2) hereof. If AcquireCo would otherwise be obligated to redeem the Retracted Shares pursuant to Section 6(2) of these share provisions but is not obligated to do so as a result of solvency requirements or other provisions of applicable law, the holder of any such Retracted Shares not redeemed by AcquireCo pursuant to this Article 6 as a result of solvency requirements or other provisions of applicable law shall be deemed by giving the Retraction Request to have instructed the Transfer Agent to require SeaSpine to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by SeaSpine to such holder of the Purchase Price for each such Retracted Share.

(7)

A holder of Retracted Shares may, by notice in writing given by the holder to AcquireCo before the close of business on the business day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Callco shall be deemed to have been revoked.

(8)	Notwithstanding any other provision of this Section 6, if:

(a)

exercise of the rights of the holders of the Exchangeable Shares, or any of them, to require AcquireCo to redeem any Exchangeable Shares pursuant to this Section 6 on any Retraction Date would require listing particulars or any similar document to be issued in order to obtain the approval of NASDAQ to the listing and trading (subject to official notice of issuance) of, the SeaSpine Shares that would be required to be delivered to such holders of Exchangeable Shares in connection with the exercise of such rights; and

(b)

as a result of (a) above, it would not be practicable (notwithstanding the reasonable endeavours of SeaSpine) to obtain such approvals in time to enable all or any of such SeaSpine Shares to be admitted to listing and trading by NASDAQ (subject to official notice of issuance) when so delivered, that Retraction Date shall, notwithstanding any other date specified or otherwise deemed to be specified in any relevant Retraction Request, be deemed for all purposes to be the earlier of (i) the second business day immediately following the date the approvals referred to in Section 6(8)(a) are obtained, and (ii) the date which is 30 business days after the date on which the relevant Retraction Request is received by AcquireCo, and references in these share provisions to such Retraction Date shall be construed accordingly.

7	Redemption of Exchangeable Shares by AcquireCo

(1)

Subject to applicable law, and provided Callco has not exercised the Redemption Call Right, AcquireCo shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per share (the “Redemption Price”) equal to the Current Market Price of a SeaSpine Share on the last business day prior to the Redemption Date plus the Dividend Amount, which shall be satisfied in full by AcquireCo causing to be delivered to each holder of Exchangeable Shares one SeaSpine Share for each Exchangeable Share held by such holder, together with an amount equal to the Dividend Amount.

(2)

In any case of a redemption of Exchangeable Shares under this Section 7, AcquireCo shall, at least 60 days before the Redemption Date (other than a Redemption Date established in connection with a SeaSpine Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event), send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by AcquireCo or the purchase by Callco under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. In the case of a Redemption Date established in connection with a SeaSpine Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, the written notice of the redemption by AcquireCo or the purchase by Callco under the Redemption Call Right will be sent on or before the Redemption Date, on as many days prior written notice as may be determined by the Board of Directors to be reasonably practicable in the circumstances. In any such case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right.

(3)

On or after the Redemption Date and provided that the Redemption Call Right has not been exercised by Callco, AcquireCo shall pay or cause to be paid to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share, upon presentation and surrender at the registered office of AcquireCo or at any office of the Transfer Agent as may be specified by AcquireCo in such notice of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the Articles of AcquireCo and such additional documents, instruments and payments as the Transfer Agent and AcquireCo may reasonably require. Payment of the Redemption Price for such Exchangeable Shares shall be made by transferring or causing to be issued or transferred to each holder the SeaSpine Shares to which such holder is entitled and by delivering to such holder, on behalf of AcquireCo, written evidence of the book entry issuance in uncertificated form of SeaSpine Shares (which shares shall be fully paid and shall be free and clear of any lien, claim or encumbrance), and, if applicable, a cheque of AcquireCo payable at par at any branch of the bankers of AcquireCo in payment of the Dividend Amount, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive the Redemption Price without interest, unless payment of the Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Redemption Price has been paid in the manner hereinbefore provided. AcquireCo shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to transfer or cause to be issued or transferred to, and deposited with, the Agent named in such notice the Redemption Price for the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, less any amounts withheld on account of tax required to be deducted and withheld therefrom, such aggregate Redemption Price to be held by the Agent as trustee for and on behalf of, and for the use and benefit of, such holders. Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the aggregate Redemption Price for such Exchangeable Shares, without interest, and when received by the Agent, all dividends and other distributions with respect to the SeaSpine Shares to which such holder is entitled with a record date on or after the later of the date of such deposit and the Redemption Date and before the date of transfer of such SeaSpine Shares to such holder (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom), against presentation and surrender of the certificates for the Exchangeable Shares held by them in accordance with the foregoing provisions.

8	Purchase for Cancellation

Subject to applicable law, AcquireCo may at any time and from time to time purchase for cancellation all or any part of the Exchangeable Shares by private agreement with the holder thereof.

9	Voting Rights

Except as required by applicable law and by Section 11 hereof, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of AcquireCo or to vote at any such meeting. Without limiting the generality of the foregoing, the holders of the Exchangeable Shares shall not have class votes except as required by applicable law. For greater certainty, the holders of the Exchangeable Shares will not be entitled to receive notice of or to attend any meeting of the shareholders of SeaSpine or to vote at any such meeting.

10	Tax Matters

The amount specified in respect of each Exchangeable Share for the purposes of subsection 191(4) of the Income Tax Act (Canada) shall be an amount equal to $[t]. AcquireCo shall make an election under subsection 191.2(1) of the Income Tax Act (Canada) in respect of the Exchangeable Shares in the manner and within the time required by such subsection.

11	Amendment and Approval

(1)

The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

(2)

Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares in accordance with applicable law shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law, subject to a minimum requirement that such approval be evidenced by a written resolution in accordance with applicable law or a resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 25% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 25% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the chair of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

12	Reciprocal Changes, etc. in Respect of SeaSpine Shares

(1)

Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that so long as any Exchangeable Shares not owned by SeaSpine, its affiliates or AcquireCo are outstanding, SeaSpine will not without the prior approval of AcquireCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(2) of these share provisions:

(a)

issue or distribute SeaSpine Shares (or securities exchangeable for or convertible into or carrying rights to acquire SeaSpine Shares) to the holders of all or substantially all of the then outstanding SeaSpine Shares by way of stock dividend or other distribution, other than an issue of SeaSpine Shares (or securities exchangeable for or convertible into or carrying rights to acquire SeaSpine Shares) to holders of SeaSpine Shares (i) who exercise an option to receive dividends in SeaSpine Shares (or securities exchangeable for or convertible into or carrying rights to acquire SeaSpine Shares) in lieu of receiving cash dividends, or (ii) pursuant to any dividend reinvestment plan or similar arrangement;

(b)

issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding SeaSpine Shares entitling them to subscribe for or to purchase SeaSpine Shares (or securities exchangeable for or convertible into or carrying rights to acquire SeaSpine Shares); or

(c)	issue or distribute to the holders of all or substantially all of the then outstanding SeaSpine Shares:

(i)	shares or securities of SeaSpine of any class (other than SeaSpine Shares or securities convertible into or exchangeable for or carrying rights to acquire SeaSpine Shares);

(ii)	rights, options or warrants other than those referred to in Section 12(1)(b) above;

(iii)	evidence of indebtedness of SeaSpine; or

(iv)	assets of SeaSpine,

unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares and at least 7 days prior written notice thereof is given to the holders of Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by SeaSpine in order to give effect to and to consummate, in furtherance of or otherwise in connection with the transactions contemplated by, and in accordance with, the Plan of Arrangement.

(2)

Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that so long as any Exchangeable Shares not owned by SeaSpine, its affiliates or AcquireCo are outstanding, SeaSpine will not without the prior approval of AcquireCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(2) of these share provisions:

(a)	subdivide, redivide or change the then outstanding SeaSpine Shares into a greater number of SeaSpine Shares;

(b)	reduce, combine, consolidate or change the then outstanding SeaSpine Shares into a lesser number of SeaSpine Shares; or

(c)	reclassify or otherwise change the SeaSpine Shares or effect an amalgamation, merger, reorganization or other transaction affecting the SeaSpine Shares,

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares and at least 7 days prior written notice is given to the holders of Exchangeable Shares, The Support Agreement further provides, in part, that the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 11(2) of these share provisions.

(3)	Notwithstanding the foregoing provisions of this Section 12, in the event of a SeaSpine Control Transaction:

(a)

in which SeaSpine merges or amalgamates with, or in which all or substantially all of the then outstanding SeaSpine Shares are acquired by one or more other corporations to which SeaSpine is, immediately before such merger, amalgamation or acquisition, related within the meaning of the Income Tax Act (Canada) (otherwise than virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of the definition of such term in Section 1(1) of these share provisions; and

(c)

in which all or substantially all of the then outstanding SeaSpine Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such SeaSpine Control Transaction, owns or controls, directly or indirectly, SeaSpine, then all references herein to “SeaSpine” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “SeaSpine Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of shares pursuant to these share provisions or Article 7 of the Plan of Arrangement immediately subsequent to the SeaSpine Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, option or retraction of such shares pursuant to these share provisions or Article 7 of the Plan of Arrangement had occurred immediately prior to the SeaSpine Control Transaction and the SeaSpine Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required,

13	Actions by AcquireCo under Support Agreement

(1)

AcquireCo will take all such actions and do all such things as shall be necessary to perform and comply with and to ensure performance and compliance by SeaSpine, Callco and AcquireCo with all provisions of the Support Agreement applicable to SeaSpine, Callco and AcquireCo, respectively, in accordance with the terms thereof including taking all such actions and doing all such things as shall be necessary to enforce for the direct benefit of AcquireCo all rights and benefits in favour of AcquireCo under or pursuant to such agreement.

(2)

AcquireCo shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 11(2) of these share provisions other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

(a)

adding to the covenants of the other parties to such agreement provided that the board of directors of each of AcquireCo, Callco and SeaSpine shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares thereunder;

(b)

making such amendments or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the board of directors of AcquireCo, Callco and SeaSpine, it may be expedient to make, provided that the boards of directors shall be of the good faith opinion, after consultation with counsel, that such amendments and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

(c)

making such changes in or corrections to such agreement which, on the advice of counsel to AcquireCo, Callco and SeaSpine, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the board of directors of each of AcquireCo, Callco and SeaSpine shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

14	Legend; Call Rights; Withholding Rights

(1)

The certificates evidencing the Exchangeable Shares shall, in addition to legends prescribed by applicable corporate and securities laws, contain or have affixed thereto a legend in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the provisions of the Plan of Arrangement relating to the Liquidation Call Right and the Redemption Call Right, and the Retraction Call Right.

(2)

Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, in each case, in favour of Callco, and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of AcquireCo or any other distribution of the assets of AcquireCo among its shareholders for the purpose of winding up its affairs, or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of Callco as therein provided.

(3)

AcquireCo, Callco, SeaSpine and the Transfer Agent shall be entitled to deduct and withhold from any dividend, distribution or consideration otherwise payable to any holder of Exchangeable Shares such amounts as AcquireCo, Callco, SeaSpine or the Transfer Agent is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or United States tax laws or any provision of provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing Agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, AcquireCo, Callco, SeaSpine and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to AcquireCo, Callco, SeaSpine or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and AcquireCo, Callco, SeaSpine or the Transfer Agent shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

15	Notices

(1)

Any notice, request or other communication to be given to AcquireCo by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by first class mail (postage prepaid) or by telecopy or by delivery to the registered office of AcquireCo and addressed to the attention of the Secretary of AcquireCo. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by AcquireCo.

(2)

Any presentation and surrender by a holder of Exchangeable Shares to AcquireCo or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of AcquireCo or the retraction or redemption of Exchangeable Shares shall be made by first class mail (postage prepaid) or by delivery to the registered office of AcquireCo or to such office of the Transfer Agent as may be specified by AcquireCo, in each case, addressed to the attention of the Secretary of AcquireCo, Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by AcquireCo or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by first class mail (postage prepaid) shall be at the sole risk of the holder mailing the same.

(3)

Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of AcquireCo shall be in writing and shall be valid and effective if given by first class mail (postage prepaid) or by delivery to the address of the holder recorded in the register of shareholders of AcquireCo or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third business day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by AcquireCo pursuant thereto.

(4)

In the event of any interruption of mail service immediately prior to a scheduled mailing or in the period following a mailing during which delivery normally would be expected to occur, AcquireCo shall make reasonable efforts to disseminate any notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada are not open for the deposit of mail, any notice which AcquireCo or the Transfer Agent may give or cause to be given hereunder will be deemed to have been properly given and to have been received by holders of Exchangeable Shares if (i) it is given to a stock exchange for dissemination or (ii) it is published once in the national edition of The Globe and Mail and in the daily newspapers of general circulation in each of the French and English languages in the City of Montreal, provided that if the national edition of The Globe and Mail is not being generally circulated, publication thereof will be made in the National Post or any other daily newspaper of general circulation published in the City of Toronto.

Notwithstanding any other provisions of these share provisions, notices, other communications and deliveries need not be mailed if AcquireCo determines that delivery thereof by mail may be delayed. Persons entitled to any deliveries (including certificates and cheques) which are not mailed for the foregoing reason may take delivery thereof at the office of the Transfer Agent to which the deliveries were made, upon application to the Transfer Agent, until such time as AcquireCo has determined that delivery by mail will no longer be delayed. AcquireCo will provide notice of any such determination not to mail made hereunder as soon as reasonably practicable after the making of such determination and in accordance with this Section 15(4). Such deliveries in such circumstances will constitute delivery to the persons entitled thereto.

16	Disclosure of Interests in Exchangeable Shares

AcquireCo shall be entitled to require any holder of an Exchangeable Share or any person who AcquireCo knows or has reasonable cause to believe holds any interest whatsoever in an Exchangeable Share to confirm that fact or to give such details as to whom has an interest in such Exchangeable Share as would be required (if the Exchangeable Shares were a class of “equity shares” of AcquireCo) under section 5.2 of National Instrument 62-104 — Take-Over Bids and Issuer Bids or as would be required under the Articles of SeaSpine or any laws or regulations, or pursuant to the rules or regulations of any regulatory Agency, if the Exchangeable Shares were SeaSpine Shares.

SCHEDULE A TO APPENDIX I

RETRACTION REQUEST

[TO BE PRINTED ON EXCHANGEABLE SHARE CERTIFICATES]

To: Project Maple Leaf Acquisition ULC (“AcquireCo”), Project Maple Leaf Holdings ULC (“Callco”) and SeaSpine Holding Corporation (“SeaSpine”)

This notice is given pursuant to Section 6 of the provisions (the “Share Provisions”) attaching to the Exchangeable Shares of AcquireCo represented by this certificate and all capitalized words and expressions used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.

The undersigned hereby notifies AcquireCo that, subject to the Retraction Call Right referred to below, the undersigned desires to have AcquireCo redeem in accordance with Section 6 of the Share Provisions:

☐	all share(s) represented by this certificate; or

☐	_____________share(s) only represented by this certificate.[1]

The undersigned hereby notifies AcquireCo that the Retraction Date shall be _______________________.

NOTE: The Retraction Date must be a business day and must not be less than 10 business days nor more than 15 business days after the date upon which this notice is received by AcquireCo, If no such business day is specified above, the Retraction Date shall be deemed to be the 15th business day after the date on which this notice is received by AcquireCo.

The undersigned acknowledges the overriding Retraction Call Right of Callco to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to Callco in accordance with the Retraction Call Right on the Retraction Date for the Purchase Price and on the other terms and conditions set out in Section 6(3) of the Share Provisions. This Retraction Request, and this offer to sell the Retracted Shares to Callco, may be revoked and withdrawn by the undersigned only by notice in writing given to AcquireCo at any time before the close of business on the business day immediately preceding the Retraction Date.

The undersigned acknowledges that if, as a result of solvency provisions of applicable law, AcquireCo is unable to redeem all Retracted Shares, and provided that Callco has not exercised the Retraction Call Right with respect to the Retracted Shares, the Retracted Shares will be automatically exchanged pursuant to the Support Agreement so as to require SeaSpine to purchase the unredeemed Retracted Shares.

The undersigned hereby represents and warrants to Callco, SeaSpine and AcquireCo that the undersigned:

☐	is

(select one)

☐	is not

a non-resident of Canada for purposes of the Income Tax Act (Canada). The undersigned acknowledges that in the absence of an indication that the undersigned is not a non-resident of Canada, withholding on account of Canadian tax may be made from amounts payable to the undersigned on the redemption or purchase of the Retracted Shares.

[1]	Note: To be not less than 2,500.

The undersigned hereby represents and warrants to Callco, SeaSpine and AcquireCo that the undersigned is not a person within the United States of America, its territories or possessions or any state thereof, or the District of Columbia (collectively, the “United States”) or a U.S. person (within the meaning of Regulation S under the United States Securities Act of 1933, as amended) and is not making this Retraction Request for the account or benefit of a person within the United States or such a U.S. person.

The undersigned hereby represents and warrants to Callco, SeaSpine and AcquireCo that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by Callco, SeaSpine or AcquireCo, as the case may be, free and clear of all liens, claims and encumbrances.

(Date)	(Signature of Shareholder)	(Guarantee of Signature)

Please check box if the certificates for SeaSpine Shares and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent, failing which such certificates and cheque(s) will be mailed to the last address of the shareholder as it appears on the register.

NOTE: This panel must be completed and this certificate, together with such additional documents and payments (including, without limitation, any applicable Stamp Taxes) as the Transfer Agent may require, must be deposited with the Transfer Agent. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of AcquireCo and the certificates for SeaSpine Shares and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.

Date:

Name of Person in Whose Name Securities or Cheque(s) Are to be Registered, Issued or Delivered (please print):

Street Address or P.O. Box:

Signature of Shareholder:

City, Province and Postal Code:

Signature Guaranteed by:

NOTE: If this Retraction Request is for less than all of the shares represented by this certificate, a certificate representing the remaining share(s) of AcquireCo represented by this certificate will be issued and registered in the name of the shareholder as it appears on the register of AcquireCo, unless the Share Transfer Power on the share certificate is duly completed hi respect of such share(s).

APPENDIX II: SUPPORT AGREEMENT

see attached

APPENDIX II

TO THE PLAN OF ARRANGEMENT

SUPPORT AGREEMENT

MEMORANDUM OF AGREEMENT made as of the [] day of [], 2021, among SeaSpine Holdings Corporation, a corporation existing under the laws of Delaware (“SeaSpine”), Project Maple Leaf Acquisition ULC, an unlimited liability company incorporated under the laws of British Columbia (“AcquireCo”), Project Maple Leaf Holdings ULC, an unlimited liability company incorporated under the laws of British Columbia (“Callco”), Michael Cadotte, an individual residing in Chatham, Ontario and Joel Rose, an individual residing in Toronto, Ontario (together, the “Shareholder Representatives”).

RECITALS:

(A)

in connection with an arrangement agreement (the “Arrangement Agreement”) made as of March 22, 2021 among AcquireCo, SeaSpine, 7D Surgical Inc. and the Shareholder Representatives, the Exchangeable Shares are to be issued to certain holders of securities of 7D Surgical Inc. pursuant to the Plan of Arrangement contemplated by the Arrangement Agreement; and

(B)	pursuant to the Arrangement Agreement, SeaSpine, AcquireCo and Callco are required to enter into this agreement.

In consideration of the foregoing and the mutual agreements contained herein (the receipt and sufficiency of which are acknowledged), the parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Defined Terms

Each initially capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of AcquireCo and the following terms shall have the following meanings:

“Automatic Exchange Right” means the benefit of the obligation of SeaSpine to effect the automatic exchange of Exchangeable Shares for SeaSpine Shares pursuant to Section 3.9.

“Automatic Exchange Right Purchase Price” has the meaning ascribed thereto in Section 3.9(c).

“Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than SeaSpine, its affiliates or AcquireCo.

“Exchange Right” has the meaning ascribed thereto in Section 3.1(a).

“Exchange Right Purchase Price” has the meaning ascribed thereto in Section 3.4.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Insolvency Event” means (i) the institution by AcquireCo of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of AcquireCo to the institution of bankruptcy, insolvency or winding-up proceedings against it, or (ii) the filing by AcquireCo of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), or the failure by

AcquireCo to contest in good faith any such proceedings commenced in respect of AcquireCo within 30 days of becoming aware thereof, or the consent by AcquireCo to the filing of any such petition or to the appointment of a receiver, or (iii) the making by AcquireCo of a general assignment for the benefit of creditors, or the admission in writing by AcquireCo of its inability to pay its debts generally as they become due, or (iv) AcquireCo not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6(2) of the Share Provisions.

“Liquidation Event” has the meaning ascribed thereto in Section 3.9(b).

“Liquidation Event Effective Date” has the meaning ascribed thereto in Section 3.9(c).

1.2	Interpretation Not Affected by Headings

The division of this agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this agreement. Unless otherwise specified, references to an “Article” or “Section” refer to the specified Article or Section of this agreement.

1.3	Number, Gender

Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4	Date for any Action

If any date on which any action is required to be taken under this agreement is not a business day, such action shall be required to be taken on the next succeeding business day. For the purposes of this agreement, a “business day” means a day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario, Vancouver, British Columbia or San Diego, California.

ARTICLE 2

COVENANTS OF SEASPINE AND ACQUIRECO

2.1	Covenants Regarding Exchangeable Shares

So long as any Exchangeable Shares not owned by SeaSpine, its affiliates or AcquireCo are outstanding, SeaSpine shall, whether directly or indirectly through its subsidiaries or otherwise:

(a)

not declare or pay any dividend or make any other distribution on the SeaSpine Shares unless (i) AcquireCo shall (A) on the same day declare or pay, as the case may be, an equivalent dividend or other distribution (as provided for in the Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”), and (B) have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such Equivalent Dividend, or (ii) AcquireCo shall, in the case of a dividend that is a stock dividend on the SeaSpine Shares (A) effect a corresponding, contemporaneous and economically equivalent subdivision of the Exchangeable Shares in lieu of a stock dividend thereon (as provided for in the Share Provisions) in a similar proportion to that in respect of the SeaSpine Shares (an “Equivalent Stock Subdivision”), and (B) have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;

(b)

advise AcquireCo sufficiently in advance of the declaration by SeaSpine of any dividend or other distribution on the SeaSpine Shares and take all such other actions as are necessary or desirable, in co-operation with AcquireCo, to ensure that (i) the respective declaration date, record date and payment date for an Equivalent Dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend or other distribution on the SeaSpine Shares, or (ii) the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the corresponding stock dividend on the SeaSpine Shares;

(c)	ensure that the record date for any dividend or other distribution declared on the SeaSpine Shares is not less than 7 days after the declaration date of such dividend or other distribution;

(d)

take all such actions and do all such things as are necessary to enable and permit AcquireCo, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by SeaSpine, its affiliates or AcquireCo) upon the liquidation, dissolution or winding-up of AcquireCo or any other distribution of the assets of AcquireCo among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by AcquireCo, as the case may be, including all such actions and all such things as are necessary or desirable to enable and permit AcquireCo to cause to be delivered SeaSpine Shares to the holders of Exchangeable Shares in accordance with the provisions of Sections 5, 6 or 7, as the case may be, of the Share Provisions;

(e)

take all such actions and do all such things as are necessary or desirable to enable and permit Callco, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including all such actions and all such things as are necessary or desirable to enable and permit Callco to cause to be delivered SeaSpine Shares to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be; and

(f)

not exercise its vote or other right as either a shareholder or creditor to initiate the voluntary liquidation, dissolution or winding up of AcquireCo or any other distribution of the assets of AcquireCo among its shareholders for the purpose of winding up its affairs, nor take any action or omit to take any action (which, for greater certainty, shall not require SeaSpine to advance additional funding to, or make an investment in, AcquireCo) that is designed to result in the liquidation, dissolution or winding up of AcquireCo or any other distribution of the assets of AcquireCo among its shareholders for the purpose of winding up its affairs.

2.2	Contribution and Segregation of Funds

SeaSpine shall contribute to AcquireCo (as a capital contribution or as the subscription price for shares of AcquireCo) from time to time sufficient funds, assets or other property as is necessary to enable AcquireCo to pay the dividends required to be paid by AcquireCo on the Exchangeable Shares as the result of dividends being declared on the SeaSpine Shares, which funding shall occur in sufficient time to permit AcquireCo to pay any such dividends in accordance with the terms and conditions of this Agreement. In addition, AcquireCo shall deposit a sufficient amount of funds in a separate account of AcquireCo and segregate a sufficient amount of such other assets and property as is necessary to enable AcquireCo to pay dividends on the Exchangeable Shares when due and to pay or otherwise satisfy its respective obligations under Sections 5, 6 and 7 of the Share Provisions, as applicable and AcquireCo shall use such funds, assets and property so segregated exclusively for such purposes.

2.3	Reservation of SeaSpine Shares

SeaSpine hereby represents, warrants and covenants in favour of AcquireCo and Callco that SeaSpine has reserved for issuance and shall, at all times while any Exchangeable Shares (other than Exchangeable Shares held by SeaSpine, its affiliates or AcquireCo) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of SeaSpine Shares (or other shares or securities into which SeaSpine Shares may be reclassified or changed as contemplated by Section 2.7): (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and (b) as are now and may hereafter be required to enable and permit SeaSpine to meet its obligations under any security or commitment pursuant to which SeaSpine may now or hereafter be required to issue SeaSpine Shares, to enable and permit Callco or SeaSpine, as the case may be, to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right and to enable and permit AcquireCo to meet its obligations hereunder and under the Share Provisions.

2.4	Notification of Certain Events

In order to assist SeaSpine to comply with its obligations hereunder and to permit Callco or SeaSpine to exercise, as the case may be, the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, AcquireCo shall notify SeaSpine and Callco of each of the following events at the time set forth below:

(a)

in the event of any determination by the Board of Directors of AcquireCo to institute voluntary liquidation, dissolution or winding-up proceedings with respect to AcquireCo or to effect any other distribution of the assets of AcquireCo among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)

promptly, upon the earlier of receipt by AcquireCo of notice of and AcquireCo otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of AcquireCo or to effect any other distribution of the assets of AcquireCo among its shareholders for the purpose of winding up its affairs;

(c)	immediately, upon receipt by AcquireCo of a Retraction Request;

(d)	on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Share Provisions; and

(e)

as soon as practicable upon the issuance by AcquireCo of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares pursuant to the Arrangement).

2.5	Delivery of SeaSpine Shares to AcquireCo and Callco

In furtherance of its obligations under Section 2.1(d) and Section 2.1(e), upon notice from AcquireCo or Callco of any event that requires AcquireCo or Callco to cause to be delivered SeaSpine Shares to any holder of Exchangeable Shares, SeaSpine shall forthwith allot, issue and deliver or cause to be delivered to the relevant holder of Exchangeable Shares as directed by AcquireCo or Callco the requisite number of SeaSpine Shares to be allotted to, received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares (but, for the avoidance of doubt, not to AcquireCo or Callco). All such SeaSpine Shares shall be duly authorized and validly issued as fully paid and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such SeaSpine Share, AcquireCo or Callco, as the case may be, shall ascribe a cash amount or pay a purchase price to SeaSpine equal to the Current Market Price of such SeaSpine Shares (which may be satisfied through the issuance of common shares of AcquireCo or Callco, as the case may be, to SeaSpine).

2.6	Qualification of SeaSpine Shares

If any SeaSpine Shares (or other shares or securities into which SeaSpine Shares may be reclassified or changed as contemplated by Section 2.7) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any United States or Canadian federal, state, provincial or territorial securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority in the United States or the fulfillment of any other United States legal requirement before such shares (or such other shares or securities) may be issued by SeaSpine and delivered by SeaSpine at the direction of Callco or AcquireCo, if applicable, to the holder of surrendered Exchangeable Shares or in order that such shares (or such other shares or securities) upon such issuance shall not be “restricted securities” as defined in Rule 144 under the U.S. Securities Act of 1933, as amended, but shall instead be freely-tradable through the facilities of a U.S. stock exchange (other than any restrictions of general application on transfer by reason of a holder being a “control person” for purposes of Canadian federal, provincial or territorial securities law or an “affiliate” under United States securities laws), SeaSpine shall use its commercially reasonable efforts (which, for greater certainty, shall not require SeaSpine to consent to a term or condition or approval which SeaSpine reasonably determines could have a material adverse effect on SeaSpine to cause such SeaSpine Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under United States law. SeaSpine shall use its commercially reasonable efforts (which, for greater certainty, shall not require SeaSpine to consent to a term or condition or approval which SeaSpine reasonably determines could have a material adverse effect on SeaSpine, to cause all SeaSpine Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding SeaSpine Shares (or such other shares or securities) have been listed by SeaSpine and remain listed and are quoted or posted for trading at such time.

2.7	Economic Equivalence

So long as any Exchangeable Shares not owned by SeaSpine, its affiliates or AcquireCo are outstanding:

(a)	SeaSpine shall not without prior approval of AcquireCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(2) of the Share Provisions:

(i)

issue or distribute SeaSpine Shares (or securities exchangeable for or convertible into or carrying rights to acquire SeaSpine Shares) to the holders of all or substantially all of the then outstanding SeaSpine Shares by way of stock dividend or other distribution, other than an issue of SeaSpine Shares (or securities exchangeable for or convertible into or carrying rights to acquire SeaSpine Shares) to holders of SeaSpine Shares (i) who exercise an option to receive dividends in SeaSpine Shares (or securities exchangeable for or convertible into or carrying rights to acquire SeaSpine Shares) in lieu of receiving cash dividends, or (ii) pursuant to any dividend reinvestment plan or similar arrangement; or

(ii)

issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding SeaSpine Shares entitling them to subscribe for or to purchase SeaSpine Shares (or securities exchangeable for or convertible into or carrying rights to acquire SeaSpine Shares); or

(iii)

issue or distribute to the holders of all or substantially all of the then outstanding SeaSpine Shares (A) shares or securities (including evidence of indebtedness) of SeaSpine of any class (other than SeaSpine Shares or securities convertible into or exchangeable for or carrying rights to acquire SeaSpine Shares), or (B) rights, options, warrants or other assets other than those referred to in Section 2.7(a)(ii);

unless in each case the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares and at least seven days prior written notice thereof is given to the holders of Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by SeaSpine in order to give effect to and to consummate, is in furtherance of or is otherwise in connection with the transactions contemplated by, and in accordance with, the Plan of Arrangement.

(b)	SeaSpine shall not without the prior approval of AcquireCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(2) of the Share Provisions:

(i)	subdivide, redivide or change the then outstanding SeaSpine Shares into a greater number of SeaSpine Shares; or

(ii)	reduce, combine, consolidate or change the then outstanding SeaSpine Shares into a lesser number of SeaSpine Shares; or

(iii)	reclassify or otherwise change SeaSpine Shares or effect an amalgamation, merger, arrangement, reorganization or other transaction affecting SeaSpine Shares;

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares and at least seven days prior written notice is given to the holders of Exchangeable Shares.

(c)

SeaSpine shall ensure that the record date for any event referred to in Section 2.7(a) or Section 2.7(b), or (if no record date is applicable for such event) the effective date for any such event, is not less than five business days after the date on which such event is declared or announced by SeaSpine (with contemporaneous notification thereof by SeaSpine to AcquireCo).

(d)

The Board of Directors of AcquireCo shall determine, acting in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in Section 2.7(a) or Section 2.7(b) and each such determination shall be conclusive and binding on SeaSpine. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of AcquireCo to be relevant, be considered by the Board of Directors of AcquireCo:

(i)	in the case of any stock dividend or other distribution payable in SeaSpine Shares, the number of such shares issued in proportion to the number of SeaSpine Shares previously outstanding;

(ii)

in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase SeaSpine Shares (or securities exchangeable for or convertible into or carrying rights to acquire SeaSpine Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price of a SeaSpine Share;

(iii)

in the case of the issuance or distribution of any other form of property (including any shares or securities of SeaSpine of any class other than SeaSpine Shares, any rights, options or warrants other than those referred to in Section 2.7(d)(ii), any evidences of indebtedness of SeaSpine or any assets of SeaSpine), the relationship between the fair market value (as determined by the Board of Directors of AcquireCo in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding SeaSpine Share and the Current Market Price of a SeaSpine Share; and

(iv)

in the case of any subdivision, redivision or change of the then outstanding SeaSpine Shares into a greater number of SeaSpine Shares or the reduction, combination, consolidation or change of the then outstanding SeaSpine Shares into a lesser number of SeaSpine Shares or any amalgamation, merger, arrangement, reorganization or other transaction affecting SeaSpine Shares, the effect thereof upon the then outstanding SeaSpine Shares.

(e)

AcquireCo agrees that, to the extent required, upon due notice from SeaSpine, AcquireCo shall use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by AcquireCo, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the SeaSpine Shares and Exchangeable Shares as provided for in this Section 2.7.

2.8	Tender Offers

In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to SeaSpine Shares (an “Offer”) is proposed by SeaSpine or is proposed to SeaSpine or its shareholders and is recommended by the board of directors of SeaSpine, or is otherwise effected or to be effected with the consent or approval of the board of directors of SeaSpine, and the Exchangeable Shares are not redeemed by AcquireCo or purchased by Callco pursuant to the Redemption Call Right, SeaSpine and AcquireCo shall expeditiously and in good faith take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than SeaSpine, its affiliates and AcquireCo) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of SeaSpine Shares, without discrimination. Without limiting the generality of the foregoing, SeaSpine and AcquireCo shall expeditiously and in good faith take all such actions and do all such things as are necessary or desirable to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against AcquireCo (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of AcquireCo to redeem (or Callco to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of a SeaSpine Control Transaction.

2.9	Ownership of Outstanding Shares

Without the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(2) of the Share Provisions, SeaSpine covenants and agrees that, as long as any outstanding Exchangeable Shares are owned by any person other than SeaSpine, its affiliates or AcquireCo, SeaSpine shall be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of AcquireCo and Callco. Notwithstanding the foregoing, but subject to Article 4, SeaSpine shall not be in violation of this Section 2.9 if any person or group of persons acting jointly or in concert acquire all or substantially all of the assets of SeaSpine or the SeaSpine Shares pursuant to any merger of SeaSpine pursuant to which SeaSpine was not the surviving corporation.

2.10	SeaSpine and Affiliates Not to Vote Exchangeable Shares

SeaSpine covenants and agrees that it shall appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. SeaSpine further covenants and agrees that it shall not, and shall cause its affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the BCBCA (or any successor or other corporate statute by which AcquireCo may in the future be governed) with respect to any Exchangeable Shares held by it or by its affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11	Ordinary Market Purchases

For certainty, nothing contained in this agreement, including the obligations of SeaSpine contained in Section 2.8, shall limit the ability of SeaSpine (or any of its subsidiaries including, without limitation, Callco or AcquireCo) to make ordinary market purchases of SeaSpine Shares in accordance with applicable laws and regulatory or stock exchange requirements.

ARTICLE 3

EXCHANGE AND AUTOMATIC EXCHANGE

3.1	Grant of Exchange Right and Automatic Exchange Right

(a)

SeaSpine hereby grants to the Shareholder Representatives as trustees for and on behalf of, and for the use and benefit of the Beneficiaries, (i) the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require SeaSpine to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary and (ii) the Automatic Exchange Right, all in accordance with the provisions of this agreement. SeaSpine hereby acknowledges receipt from the Shareholder Representatives as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Right by SeaSpine to the Shareholder Representatives.

(b)

During the term of this agreement and subject to the terms and conditions of this agreement, the Shareholder Representatives shall possess and be vested with full legal ownership of the Automatic Exchange Right and the Exchange Right and shall be entitled to exercise all of the rights and powers of an owner with respect to the Automatic Exchange Right and the Exchange Right, provided that the Shareholder Representatives shall:

(i)

hold the Automatic Exchange Right and the Exchange Right and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this agreement; and

(ii)	except as specifically authorized by this agreement, have no power or authority to exercise or otherwise deal in or with the Automatic Exchange Right or the Exchange Right.

(c)	The obligations of SeaSpine to issue SeaSpine Shares pursuant to the Automatic Exchange Right or the Exchange Right are subject to all applicable laws and regulatory or stock exchange requirements.

3.2	Legended Share Certificates

AcquireCo shall cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

(a)	their right to instruct the Shareholder Representatives with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

(b)	the Automatic Exchange Right.

3.3 General Exercise of Exchange Right

The Exchange Right shall be and remain vested in and exercisable by the Shareholder Representatives. The Shareholder Representatives shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 3 from Beneficiaries entitled to instruct the Shareholder Representatives as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Shareholder Representatives shall not exercise or permit the exercise of the Exchange Right.

3.4	Purchase Price

The purchase price payable by SeaSpine for each Exchangeable Share to be purchased by SeaSpine under the Exchange Right (the “Exchange Right Purchase Price”) shall be an amount per share equal to (i) the Current Market Price of a SeaSpine Share on the day before the exchange, which shall be satisfied in full by SeaSpine issuing to the Beneficiary one SeaSpine Share, plus (ii) an additional amount equal to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange. In connection with each exercise of the Exchange Right, SeaSpine shall provide to the Shareholder Representatives an officer’s certificate setting forth the calculation of the Exchange Right Purchase Price.

3.5	Exercise Instructions

Subject to the terms and conditions set forth herein, a Beneficiary shall be entitled upon the occurrence and during the continuance of an Insolvency Event, to instruct the Shareholder Representatives to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of AcquireCo. To cause the exercise of the Exchange Right by the Shareholder Representatives, the Beneficiary shall deliver to the Shareholder Representatives, in person or by certified or registered mail, at such place as the Shareholder Representatives may from time to designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires SeaSpine to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as the Shareholder Representatives, AcquireCo and SeaSpine may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Beneficiary thereby instructs the Shareholder Representatives to exercise the Exchange Right so as to require SeaSpine to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by SeaSpine free and clear of all liens, claims, security interests and encumbrances, (iii) the names in which the certificates (or the electronic equivalent thereof) representing SeaSpine Shares issuable in connection with the exercise of the Exchange Right are to be issued, and (iv) the names and addresses of the persons to whom such new certificates (or the electronic equivalent thereof) should be delivered, and (b) payment (or evidence satisfactory to the Shareholder Representatives, AcquireCo and SeaSpine of payment) of the taxes (if any) payable as contemplated by Section 3.7 of this agreement. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Shareholder Representatives are to be purchased by SeaSpine under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of AcquireCo.

3.6	Delivery of SeaSpine Shares; Effect of Exercise

Promptly after the receipt by the Shareholder Representatives of the certificates representing the Exchangeable Shares which the Beneficiary desires SeaSpine to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any payable as contemplated by Section 3.7 or evidence thereof), duly endorsed for transfer to SeaSpine, the Shareholder Representatives shall notify SeaSpine and AcquireCo of its receipt of the same, which notice to AcquireCo and SeaSpine shall constitute exercise of the Exchange Right by the Shareholder Representatives on behalf of the Beneficiary in respect of such Exchangeable Shares, and SeaSpine shall promptly thereafter deliver or cause to be delivered to the Shareholder Representatives, for delivery to the Beneficiary in respect of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the Exchange Right Purchase Price deliverable in connection with the exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Shareholder Representatives, AcquireCo and SeaSpine of the payment of) the taxes (if any) payable as contemplated by Section 3.7 of this agreement. Immediately upon the giving of notice by the Shareholder Representatives to SeaSpine of the exercise of the Exchange Right, as provided in this Section 3.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Beneficiary of such Exchangeable Shares shall be deemed to have transferred to SeaSpine all of such Beneficiary’s right, title and interest in and to such Exchangeable Shares and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the Exchange Right Purchase Price unless such Exchange Right Purchase Price is not delivered by SeaSpine to the Shareholder Representatives for delivery to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary) within three business days of the date of the giving of such notice by AcquireCo, in which case the rights of the Beneficiary shall remain unaffected until such Exchange Right Purchase Price is delivered by SeaSpine and any cheque included therein is paid. Upon delivery of such Exchange Right Purchase Price to the Shareholder Representatives, the Shareholder Representatives shall promptly deliver such Exchange Right Purchase Price to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary). Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the SeaSpine Shares delivered to it pursuant to the Exchange Right.

3.7	Stamp or Other Transfer Taxes

Upon any sale of Exchangeable Shares to SeaSpine pursuant to the Exchange Right or the Automatic Exchange Right, the share certificate or certificates representing SeaSpine Shares to be delivered in connection with the payment of the Exchange Right Purchase Price or the Automatic Exchange Right Purchase Price (as applicable) therefor shall be issued in the name of the Beneficiary in respect of the Exchangeable Shares so sold or in such names as such Beneficiary may otherwise direct in writing without change to the holder of the Exchangeable Shares so sold; provided, however, that such Beneficiary (a) shall pay (and none of the Shareholder Representatives, SeaSpine nor AcquireCo shall be required to pay) any documentary, stamp, transfer of other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have evidenced to the satisfaction of Shareholder Representatives, SeaSpine and AcquireCo that such taxes, if any, have been paid.

3.8	Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, AcquireCo shall provide notice of such Insolvency Event to SeaSpine and mail to each Beneficiary a notice of such Insolvency Event in the form provided by SeaSpine, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right together with any necessary documentation that would need to be completed in order to exercise such Exchange Right. In the event that a Beneficiary has exercised its retraction right under Section 6 of the Share Provisions to require AcquireCo to redeem any or all of the Exchangeable Shares held by the Beneficiary (the “Retracted Shares”) and is notified by AcquireCo pursuant to Section 6(6) of the Share Provisions that AcquireCo will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, subject to receipt by the Shareholder Representatives of written notice to that effect from AcquireCo, and provided that Callco shall not have exercised its Retraction Call Right with respect to the Retracted Shares and that the Beneficiary shall not have revoked the retraction request delivered by the Beneficiary to AcquireCo pursuant to Section 6(7) of the Share Provisions, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Shareholder Representative instructing the Shareholder Representative to exercise the Exchange Right with respect to those Retracted Shares that AcquireCo is unable to redeem. In any such event, AcquireCo hereby agrees with the Shareholder Representatives, and in favour of the Beneficiary, promptly to notify the Shareholder Representatives of such prohibition against AcquireCo and to forward or cause to be forwarded to the Shareholder Representatives all relevant materials delivered by the Beneficiary to

AcquireCo or to the Transfer Agent in connection with such proposed redemption of the Retracted Shares and the Shareholder Representatives will thereupon exercise the Exchange Right with respect to the Retracted Shares that AcquireCo is not permitted to redeem and will require SeaSpine to purchase such shares in accordance with the provisions of this Article 3.

3.9	Automatic Exchange or Liquidation of SeaSpine

(a)	SeaSpine shall give AcquireCo written notice of each of the following events at the time set forth below:

(i)

in the event of any determination by the board of directors of SeaSpine to institute voluntary liquidation, dissolution or winding-up proceedings with respect to SeaSpine or to effect any other distribution of assets of SeaSpine among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii)

as soon as practicable following the earlier of (A) receipt by SeaSpine of notice of, and (B) SeaSpine otherwise becoming aware of any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of SeaSpine or to effect any other distribution of assets of SeaSpine among its shareholders for the purpose of winding up its affairs, in each case where SeaSpine has failed to contest in good faith any such proceeding commenced in respect of SeaSpine within 30 days of becoming aware thereof.

(b)

As soon as practicable following receipt by AcquireCo from SeaSpine of notice of any event (a “Liquidation Event”) contemplated by Section 3.9(a), AcquireCo shall give notice thereof to the Beneficiaries. Such notice shall be provided to AcquireCo by SeaSpine and shall include a brief description of the automatic exchange of Exchangeable Shares for SeaSpine Shares provided for in Section 3.9(c).

(c)

In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of SeaSpine Shares in the distribution of assets of SeaSpine in connection with a Liquidation Event, immediately prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event, all of the then outstanding Exchangeable Shares (other than Exchangeable Shares owned by SeaSpine, its affiliates or AcquireCo) shall be automatically exchanged for SeaSpine Shares. To effect such automatic exchange, SeaSpine shall purchase each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Date and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by it at such time, free and clear of any lien, claim or encumbrance, for a purchase price per share (the “Automatic Exchange Right Purchase Price”) equal to (i) the Current Market Price of a SeaSpine Share on the day prior to the Liquidation Event Effective Date, which shall be satisfied in full by SeaSpine issuing to the Beneficiary one SeaSpine Share, plus (ii) an additional amount equal to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange. Upon payment by SeaSpine of such Automatic Exchange Right Purchase Price, the relevant Beneficiary shall cease to have any right to be paid by AcquireCo any amount in respect of declared and unpaid dividends on each Exchangeable Share.

(d)

The closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for SeaSpine Shares shall be deemed to have occurred immediately prior to the Liquidation Event Effective Date, and each Beneficiary shall be deemed to have transferred to SeaSpine all of the Beneficiary’s right, title and interest in and to such Beneficiary’s Exchangeable Shares free and clear of any lien, claim or encumbrance and each such Beneficiary shall cease to be a holder of such Exchangeable

Shares and SeaSpine shall issue to the Beneficiary the SeaSpine Shares issuable upon the automatic exchange of Exchangeable Shares for SeaSpine Shares and on the applicable payment date shall deliver to the Shareholder Representatives for delivery to the Beneficiary a cheque for the balance, if any, of the Automatic Exchange Right Purchase Price for such Exchangeable Shares, without interest, in each case less any amounts withheld pursuant to Section 3.10. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall become the holder of the SeaSpine Shares issued pursuant to the automatic exchange of such Beneficiary’s Exchangeable Shares for SeaSpine Shares and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with SeaSpine pursuant to such automatic exchange shall thereafter be deemed to represent SeaSpine Shares issued to the Beneficiary by SeaSpine pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent SeaSpine Shares, duly endorsed in blank and accompanied by such instruments of transfer as SeaSpine may reasonably require, SeaSpine shall deliver or cause to be delivered to the Beneficiary certificates (or the electronic equivalent thereof) representing the SeaSpine Shares of which the Beneficiary is the holder.

3.10	Withholding Rights

SeaSpine and AcquireCo shall be entitled to deduct and withhold from any dividend, distribution, price or other consideration otherwise payable under this agreement to any holder of Exchangeable Shares or SeaSpine Shares such amounts as SeaSpine or AcquireCo is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or United States tax laws or any provision of provincial, state, local or foreign tax law, in each case as amended or succeeded. AcquireCo may act and rely on the advice of counsel with respect to such matters. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, SeaSpine and AcquireCo are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to SeaSpine or AcquireCo, as the case may be, to enable it to comply with such deduction or withholding requirement and SeaSpine or AcquireCo shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

ARTICLE 4

SEASPINE SUCCESSORS

4.1	Certain Requirements in Respect of Combination, etc.

So long as any Exchangeable Shares not owned by SeaSpine, its affiliates or AcquireCo are outstanding, SeaSpine shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)

such other person or continuing corporation (the “SeaSpine Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the SeaSpine Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such SeaSpine Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of SeaSpine under this agreement; and

(b)

such transaction shall be upon such terms and conditions as to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.

4.2	Vesting of Powers in Successor

Whenever the conditions of Section 4.1 have been duly observed and performed, the parties, if required by Section 4.1, shall execute and deliver the supplemental agreement provided for in Section 4.1(a) and thereupon the SeaSpine Successor and such other person that may then be the issuer of the SeaSpine Shares shall possess and from time to time may exercise each and every right and power of SeaSpine under this agreement in the name of SeaSpine or otherwise and any act or proceeding by any provision of this agreement required to be done or performed by the board of directors of SeaSpine or any officers of SeaSpine may be done and performed with like force and effect by the directors or officers of such SeaSpine Successor.

4.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing (i) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of SeaSpine (other than AcquireCo or Callco) with or into SeaSpine, (ii) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of SeaSpine (other than AcquireCo or Callco), provided that all of the assets of such subsidiary are transferred to SeaSpine or another wholly-owned direct or indirect subsidiary of SeaSpine, or (iii) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of SeaSpine (other than AcquireCo or Callco) among the shareholders of such subsidiary for the purpose of winding up its affairs, and any such transactions are expressly permitted by this Article 4.

4.4	Successorship Transaction

Notwithstanding the foregoing provisions of Article 4, in the event of a SeaSpine Control Transaction:

(a)

in which SeaSpine merges or amalgamates with, or in which all or substantially all of the then outstanding SeaSpine Shares are acquired by, one or more other corporations to which SeaSpine is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)

in which all or substantially all of the then outstanding SeaSpine Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) or another corporation (the “Other Corporation”) that, immediately after such SeaSpine Control Transaction, owns or controls, directly or indirectly, SeaSpine;

then all references herein to “SeaSpine” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “SeaSpine Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or Article 7 of the Plan of Arrangement immediately subsequent to the SeaSpine Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or Article 7 of the Plan of Arrangement had occurred immediately prior to the SeaSpine Control Transaction and the SeaSpine Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

ARTICLE 5

GENERAL

5.1	Term

This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person other than SeaSpine, its affiliates and AcquireCo.

5.2	Changes in Capital of SeaSpine and AcquireCo

At all times after the occurrence of any event contemplated pursuant to Section 2.7 and Section 2.8 or otherwise, as a result of which either SeaSpine Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which SeaSpine Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

5.3	Severability

If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.4	Amendments, Modifications

(a)

Subject to Section 5.2, Section 5.3 and Section 5.5 this agreement may not be amended or modified except by an agreement in writing executed by AcquireCo, Callco and SeaSpine and approved by the holders of the Exchangeable Shares in accordance with Section 11(2) of the Share Provisions.

(b)	No amendment or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

5.5	Ministerial Amendments

Notwithstanding the provisions of Section 5.4, the parties to this agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this agreement for the purposes of:

(a)

adding to the covenants of any or all parties provided that the board of directors of each of AcquireCo, Callco and SeaSpine shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)

making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of AcquireCo, Callco and SeaSpine, it may be expedient to make, provided that each such boards of directors shall be of the good faith opinion, after consultation with counsel, that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(c)

making such changes or corrections which, on the advice of counsel to AcquireCo, Callco and SeaSpine, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the boards of directors of each of AcquireCo, Callco and SeaSpine shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

5.6	Meeting to Consider Amendments

AcquireCo, at the request of SeaSpine, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 5.4. Any such meeting or meetings shall be called and held in accordance with the bylaws of AcquireCo, the Share Provisions and all applicable laws.

5.7	Enurement

This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns including, in respect of any amalgamation undertaken under applicable corporate law.

5.8	Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this agreement shall be sufficiently given if delivered in person or if sent by email transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

(i)	In the case of SeaSpine, Callco or AcquireCo to the following address:

c/o SeaSpine Holdings Corporation
5770 Armada Drive
Carlsbad, CA 92008

Attention:	Patrick Keran
Email:	Patrick.Keran@seaspine.com

(ii)	In the case of the Shareholder Representatives to the following addresses:

Michael Cadotte
[***]
[***]
[***]
Email:	[***]

Joel Rose
[***]
[***]
[***]
Email:	[***]

or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this section, and if so given the same shall be deemed to have been received on the date of such delivery or sending.

5.8	Notices to Beneficiaries

Any notice, request or other communications to be given to a Beneficiary shall be given or sent to the address of the holder recorded in the securities register of AcquireCo or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder, in any manner permitted by the articles of AcquireCo, and shall be deemed received at the time specified by such articles.

5.9	Counterparts

This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

5.10	Jurisdiction

This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising hereunder or related hereto.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

SEASPINE HOLDINGS CORPORATION

Name:
Title:

PROJECT MAPLE LEAF HOLDINGS ULC

Name:
Title:

PROJECT MAPLE LEAF ACQUISITION ULC

Name:
Title:

Michael Cadotte

Joel Rose

APPENDIX III: NEW SHARE TERMS OF THE COMPANY

see attached

7D SURGICAL INC.

(the “Corporation”)

The articles of the Corporation be amended as follows:

(a)	to create an unlimited number of New Common Shares (the “New Common Shares”);

(b)	to create an unlimited number of Preferred Shares (the “Preferred Shares”); and

(c)	to provide that the rights, privileges, restrictions and conditions attaching to the New Common Shares and the Preferred Shares are as set out in the attached Schedule I,

with the result that upon the issuance of a Certificate of Arrangement effecting the foregoing, the authorized capital of the Corporation shall consist of: (i) an unlimited number of common shares, (ii) an unlimited number of New Common Shares; and (iii) an unlimited number of Preferred Shares.

SCHEDULE I

DESCRIPTION OF SHARE CAPITAL

The rights, privileges, restrictions and conditions attached to each class and series of shares are as follows:

NEW COMMON SHARES

The rights, privileges, restrictions, and conditions attaching to the New Common Shares in the capital of the Corporation shall be as follows:

1.	VOTING RIGHTS

1.1	Entitlement to Vote

Each holder of New Common Shares is entitled to receive twenty days’ notice of and to attend all meetings of shareholders of the Corporation and to vote at such meetings, except meetings at which only holders of another specified class of shares or specified series of shares are entitled to vote.

1.2	Number of Votes

Each New Common Share entitles the holder thereof to one vote in respect of each New Common Share.

1.3	Class Voting

Except for matters where the holders of New Common Shares or the holders of common shares or Preferred Shares are entitled to vote as a separate class by law or as may otherwise be provided for herein, the holders of New Common Shares shall vote together with the holders of common shares as a single class.

2.	DIVIDENDS

2.1	Entitlement to Dividends

Subject to the rights of the holders of any other class or series of shares ranking senior, the holders of New Common Shares shall be entitled to receive dividends if and when declared by the board of directors. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to the holders of New Common Shares, the board of directors may in its sole discretion declare dividends on the New Common Shares to the exclusion of any other class of shares of the Corporation.

3.	LIQUIDATION

3.1	Remaining Assets

Upon a liquidation, dissolution or winding-up of the Corporation or other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of New Common Shares have the right to receive, ratably among the holders of common shares and New Common Shares, any assets remaining available for distribution, subject to the rights, if any, of holders of any other class of shares to receive a portion of such remaining assets.

PREFERRED SHARES

The rights, privileges, restrictions, and conditions attaching to the Preferred Shares in the capital of the Corporation shall be as follows:

1.	VOTING RIGHTS

1.1	Entitlement to Vote

The holders of Preferred Shares shall not be entitled (except as expressly provided to the contrary in the provisions of the Business Corporations Act (Ontario)) to receive notice of or to attend any meeting of the shareholders of the Corporation and shall not be entitled to vote at any such meeting.

2.1.	Number of Votes

To the extent entitled to vote, each Preferred Share entitles the holder thereof to one vote in respect of each Preferred Share.

3.	DIVIDENDS

3.1.	Entitlement to Dividends

The Corporation may, from time to time and in the absolute discretion of the directors, pay dividends on the Preferred Shares at such time and place as the directors may determine in a maximum amount of 8 % per annum calculated on the Preferred Redemption Amount. For greater certainty, the board of directors may, from time to time, declare that no dividend is payable on the Preferred Shares and at such time the board of directors may declare a dividend on the common shares, the New Common Shares or any other class ranking junior to the Preferred Shares.

4.	REDEMPTION

4.1	The Preferred Shares are redeemable as follows:

i.	The directors may determine, at any time and from time to time, to redeem the whole or any part of the then outstanding Preferred Shares (“Redeemed Share” or “Redeemed Shares” as the case may be).

ii.	The procedure for such redemption, including the giving of notice, if any, shall be determined by the directors, acting reasonably.

iii.	The Preferred Shares may be redeemed either on a pro-rata basis or otherwise.
iv.

The redemption price shall be CAD$1.00 per share plus all declared and unpaid non-cumulative cash dividends on such share (with the aggregate redemption price referred to, in the case of each registered holder, as the “Preferred Redemption Amount”).

v.

On or after the date specified for redemption (the “Redemption Date”) the registered holders of the Redeemed Shares shall be entitled to payment of the Preferred Redemption Amount on presentation and surrender at the Corporation’s registered office or other place designated by the directors in the notice of redemption, of certificates for the Redeemed Shares, endorsed for transfer to the Corporation.

vi.

If less than all of the Preferred Shares represented by any certificate are redeemed, the registered holder shall be entitled to receive a new certificate for the number of shares represented by the original certificate which are not redeemed.

vii.

From and after the Redemption Date, the holders of the Redeemed Shares shall cease to be entitled to dividends and shall not be entitled to exercise any of the rights of shareholders in respect of the Redeemed Shares unless the Corporation has defaulted on payment of the Preferred Redemption Amount.

5	RETRACTION

5.1	The Preferred Shares are retractable as follows:

a.

Any holder of Preferred Shares shall be entitled, with the consent of the directors, to require the Corporation to redeem, at any time and from time to time, all or any of the Preferred Shares registered in the name of such holder (such share or shares are referred to as the “Retracted Share” or “Retracted Shares” as the case may be).

b.

A certificate or certificates for the Retracted Shares, endorsed for transfer to the Corporation, shall be tendered to the Corporation at the registered office of the Corporation together with a notice in writing specifying:

i.

that the registered holder desires to have the Preferred Shares represented by such certificate(s) redeemed, or the number of shares which the holder desires to have redeemed if such number is less than the total number of shares represented by the certificate(s); and

ii.	the business day (“Retraction Date”) on which the holder desires to have the Corporation redeem such shares.

c.	The Retraction Date shall not, without the consent in writing of the Corporation, be less than 30 days after the day on which the notice in writing is given to the Corporation.

d.	The Corporation shall redeem the Retracted Shares on the Retraction Date.

e.	The aggregate retraction price shall be, in the case of each registered holder, the Preferred Redemption Amount.

f.

If less than all of the Preferred Shares represented by any certificate are redeemed, the registered holder shall be entitled to receive a new certificate for the number of shares represented by the original certificate which are not redeemed.

g.

From and after the Retraction Date, the holders of the Retracted Shares shall cease to be entitled to dividends and shall not be entitled to exercise any of the rights of shareholders in respect of the Retracted Shares unless the Corporation has defaulted on payment of the Preferred Redemption Amount.

6	LIQUIDATION

In the event of any liquidation, dissolution or winding-up of the Corporation or other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the Preferred Shares shall be entitled to receive from the property of the Corporation a sum equivalent to the aggregate Preferred Redemption Amount payable in respect of all of the Preferred Shares held by them up to the effective time of such event, respectively, before any amount shall be paid or any property of the Corporation distributed to the holders of the common shares, the New Common Shares or any other class of shares ranking junior to the Preferred Shares. Following the receipt of such proceeds, if any, the holders of the Preferred Shares shall not be entitled to share in any further distribution of the property of the Corporation.

SCHEDULE B

ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.

The arrangement (the “Arrangement”) under section 182 of the Business Corporations Act (Ontario) (the “OBCA”) of 7D Surgical Inc. (the “Company”), as more particularly described and set forth in the management information circular (the “Circular”) dated [•], 2021 of the Company accompanying the notice of meeting (as the Arrangement may be amended, modified or supplemented in accordance with the arrangement agreement (the “Arrangement Agreement”) made as of March 22, 2021, among the Company, SeaSpine Holdings Corporation, Project Maple Leaf Acquisition ULC, an indirect, wholly-owned subsidiary of SeaSpine Holdings Corporation, and the shareholder representatives named therein), is hereby authorized, approved and adopted.

2.

The plan of arrangement of the Company (as it has been or may be amended, modified or supplemented in accordance with the terms thereof (the “Plan of Arrangement”)), the full text of which is set out in [Appendix/Exhibit [•]] to the Circular, is hereby authorized, approved and adopted.

3.

The (i) Arrangement Agreement and related transactions, (ii) actions of the directors of the Company in approving the Arrangement Agreement, and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4.

The Company be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List), or other court as applicable, to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5.

Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Company or that the Arrangement has been approved by the Ontario Superior Court of Justice (Commercial List), or other court as applicable, the directors of the Company are hereby authorized and empowered to, without notice to or approval of the shareholders of the Company, (i) amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted thereunder and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

6.

Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver for filing with the Director under the OBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7.

Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

B-1

SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser and the Parent, on the date hereof and on the Effective Date, as follows (it being understood that, for the purpose of each representation or warranty made in this Schedule C, representations and warranties made with respect to the “Company” shall be deemed to include Company and each of its Subsidiaries unless otherwise indicated or where the context requires otherwise).

(1)	Formation and Authority

(a)

The Company Entities are duly incorporated and validly existing corporations under the laws of their jurisdiction of incorporation. The Company Entities have all necessary power and authority to enter into and perform their obligations under this Agreement and to carry out the Arrangement, and are duly qualified to do business and are in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification; except where the failure to be so qualified or in good standing would not have an adverse effect on any of the Company Entities that is material. Section 3.1(1)(a) of the Company Disclosure Letter sets forth all jurisdictions in which the Company Entities are qualified, authorized, registered or licensed to do business as a foreign corporation or other legal entity. Other than the Interim Order, the Final Order, the Required Approval, and approval by the Board of the Company Circular and matters relating to the Company Meeting, the Company has obtained all corporate approvals necessary to validly execute and deliver and perform its obligations under the Agreement.

(b)

The Company Entities have the necessary corporate power, authority and capacity to own or lease their properties and assets and to carry on their businesses as presently conducted and as proposed to be conducted.

(c)

True and correct copies of the Constating Documents of the Company Entities, each as in effect on the date hereof, have been made available to the Purchaser. Such documents are in full force and effect. The Company Entities are not in material violation of any of the provisions of such documents.

(d)

The minute books of each of the Company Entities contain accurate and complete records of all meetings, in all material respects, and accurately reflect, in all material respects, all other actions taken by, as applicable, the shareholders, boards of directors and other governing bodies of each of the Company Entities since the date of inception. Complete and accurate copies of all such minute books have been made available to the Purchaser.

(e)

The execution and delivery of, and performance by the Company of, this Agreement and the consummation of the Arrangement, have been duly authorized by all necessary corporate action on the part of the Company (other than the Interim Order, the Final Order, the Required Approval, and approval by the Board of the Company Circular and matters relating to the Company Meeting).

(f)	No Insolvency Event has occurred and is continuing in relation to the Company or any Company Entity.

(g)

No act or proceeding has been taken or authorized by or against Company with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, Company nor have any such proceedings been authorized by any other Person, other than the Plan of Arrangement.

(2)	Non Contravention

Assuming receipt of the Required Approval, all of the Regulatory Approvals and the Final Order and except as set forth in Section 3.1(2) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement does not (or with the giving of notice, the lapse of time or the happening of any other event or condition) directly or indirectly:

(a)

contravene, conflict with or result in a violation of (i) any provision of any of the Constating Documents of the Company Entities, or (ii) any resolution adopted by the Board or the Company Shareholders;

(b)

contravene, conflict with or result in a violation of any Law or Order applicable to the Company Entities, the Company Business, the Company Shares or any of the Company Entities’ assets or properties;

(c)

contravene, conflict with, result in a violation or breach of any term of, constitute a default or an event that (with or without notice or lapse of time) would, or would reasonably be expected to, constitute a material default under, result in the acceleration of or create in any Person the right to revoke, withdraw, suspend, cancel, terminate, accelerate the maturity or performance of or modify in any material respect, or declare a material default under, (i) any Material Contract to which the Company, or any Company Entity, is a party, or (ii) any License or Company Permit;

(d)

result in the creation or imposition of any Lien (other than Permitted Liens) on any assets or properties of the Company Entities or the Company Shares, or will give rise to or result in any acceleration of any material obligation under any Contract to which a Company Entity is a party; or

(e)

require the Company to obtain or make any Consent, Order, notice, release, declaration, or filing with or notice to any Authority, except in connection with obtaining the Interim Order and Final Order under the Plan of Arrangement.

(3)	Enforceability of Obligations

This Agreement has been duly executed and delivered on behalf of the Company and constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, provided that (i) enforceability may be limited by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, and (ii) specific performance, injunctive relief and other equitable remedies may only be granted in the discretion of a court of competent jurisdiction from which they are sought.

(4)	Consents

Except for (i) the Required Approval, (ii) the Interim Order and any approvals required by the Interim Order; (iii) the Final Order; (iv) filings with the Director under the OBCA; (v) the Regulatory Approvals; (vi) compliance with Securities Law and stock exchange rules and policies; and (vii) as set forth in Section 3.1(4) of the Company Disclosure Letter, no consent, waiver, approval or Authorization of, or declaration, filing or registration with, any Authority or any other Person is required to be made or obtained by the Company Entities, prior to, or as a condition of, the consummation of the Arrangement.

(5)	Capitalization

(a)

Section 3.1(5)(a) of the Company Disclosure Letter sets forth a complete and accurate list of each of the Company Entities, together with (A) their jurisdiction of incorporation, (B) the authorized, issued and outstanding shares and other equity securities of each Company

Entity (the “Company Securities”), and (C) the name of each record holder of the issued and outstanding shares and other Equity Interests of the Company which are held by such holders free and clear of all Liens, have been duly authorized and validly issued in compliance with all applicable Laws, and are owned of record or beneficially by a Company Entity. Other than the issued and outstanding Company Securities set out in Section 3.1(5)(a) of the Company Disclosure Letter, no other shares, Equity Interest, or equity security of any kind of the Company Entities are issued or outstanding. The Company has made available to Purchaser true and complete copies of each option agreement evidencing each outstanding Company Option. Section 3.1(5)(a) of the Company Disclosure Letter further sets forth a true, correct and complete list, as of the date of this Agreement, of each outstanding Company Option, including: (i) the Company Optionholder to whom the Company Option was granted; (ii) the number of Company Shares subject to such Company Option; (iii) the exercise price per Company Share of such Company Option; (iv) the date on which such Company Option was granted; (v) the vesting schedule, if any, and any acceleration rights applicable to such Company Option; (vi) the extent to which such Company Option is vested and exercisable as of the date hereof; (vii) the date on which such Company Option expires; (viii) whether for U.S. federal income Tax purposes such Company Option is intended to qualify as an “incentive stock option” as defined in Section 422 of the Code, as a non-qualified stock option exempt from Section 409A of the Code, or for alternative Tax treatment; and (ix) whether such Company Option was granted with an “early exercise” right in favor of the holder. All Company Options granted through the Closing Date have been granted in compliance in all material respects with all applicable Laws, including federal and state securities Laws. With respect to the Company Options, (a) each grant of an option was duly authorized no later than the date on which the grant of such option was by its terms to be effective by all necessary corporate action, (b) all options have an exercise price equal to no less than the fair market value of the underlying Company Shares on the grant date, (c) each award of Company Options has been made under the Company Stock Option Plan using a standard form of award agreement, a true, correct and complete copy of which has been made available to Parent and Purchaser, and (d) there is no agreement, arrangement or understanding (written or oral) to amend, modify or supplement any such award agreement in any case. The treatment of Company Options under Section 2.7 of this Agreement is permitted under the Company Stock Option Plan, applicable Laws, and the underlying individual award agreements without obtaining the consent of any Company Optionholder. The Company has no outstanding commitments to grant Company Options or similar awards as of the date hereof.

(b)

Other than pursuant to the Constating Documents, none of the Company Entities has granted any pre-emptive rights, rights of first refusal or similar rights with respect to any of the Company Securities, and other than as set forth in Section 3.1(5)(b) of the Company Disclosure Letter or pursuant to the Constating Documents or the Plan of Arrangement, there are no offers, options, warrants, rights, agreements or commitments of any kind granted by any Company Entity relating to the issuance, conversion, registration, voting, sale or transfer of any Company Securities or obligating any Company Entity to issue, sell, purchase or redeem any Company Securities. Other than the Constating Documents and the Voting Support Agreements, there are no voting trusts, shareholder agreements, voting trust agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Securities. All outstanding Company Securities have been duly and validly authorized and issued in compliance with all applicable Laws and all prior restructurings of the Company, the Company Entities or their predecessors have been conducted in compliance with all applicable Law. No power of attorney, proxy or other equivalent right has been granted by any shareholder or by anyone else in respect of any rights attaching to the Company Securities except as contemplated by this Agreement.

(c)

All of the registered capital of any Company Entity has been duly approved, and, other than the capital of the Company, is owned, both beneficially and of record, by the Company or another Company Entity, free and clear of all Liens of any kind or nature (except for Permitted Liens and restrictions imposed by applicable securities Laws and under the Constating Documents), and are not subject to any options, warrants, commitments or agreements of any character with respect to their ownership, control or voting. Except for Company Options set forth in Section 3.1(5)(c) of the Company Disclosure Letter or pursuant to the Plan of Arrangement, there are no options, warrants, calls, rights, commitments or agreements of any character to which any Company Entity is a party or by which it is bound, obligating any Company Entity to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any registered capital of any Company Entity or obligating any Company Entity to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Up to date of this Agreement, there are no, accrued or unpaid dividends on any shares in the capital of the Company or any Company Entity.

(d)

Except as set forth in Section 3.1(5)(d) of the Company Disclosure Letter, there are no corporations, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect Equity Interest or any right (contingent or otherwise) to acquire the same.

(e)

As of the Effective Time, no Person (other than the Parent and the Purchaser pursuant to the terms of this Agreement) will have any Equity Interest, agreement, option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement (including convertible securities or warrants) for the purchase, subscription or issuance of any unissued shares, securities or warrants of the Company. As of the Effective Time, there will not be any voting trusts, shareholder agreements, voting trust agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares in the capital of the Company, other than this Agreement or pursuant to the Arrangement.

(f)	Except as set forth on Section 3.1(5)(f) of the Company Disclosure Letter, none of the Company Entities has a direct or indirect Equity Interest in any other Person.

(6)	Compliance with Laws, Licenses, Permits and Authorizations

(a)

The Company Entities are conducting and have conducted their business and operations, in all material respects, in compliance with all applicable Laws. The Company Entities have not received any notice or other communication in writing from any Authority regarding any actual or potential violation of, or failure to comply with, any applicable Law. None of the Company Entities is subject to any Order, or is in violation of any Order.

(b)

The Company Entities possess all material authorizations, registrations, waivers, privileges, exemptions, qualifications, licenses, permits, grants, easements, variances, exceptions, consents, certificates, approvals, clearances, and orders of any Authority that are necessary for them to own, lease and otherwise hold and operate their properties and other assets (including terrestrial repeaters) and to carry on the Company Business, including but not limited to developing, manufacturing, and marketing the Company Products (the “Company Permits”). All of the Company Permits (including the names of such Company Permits and their respective dates of issuance and expiration) are listed in Section 3.1(6)(b) of the Company Disclosure Letter and all Company Permits are in full force and effect and to the knowledge of the Company, no suspension, cancellation or withdrawal of any such Company Permit is pending or threatened. The Company Entities are in compliance with all terms and conditions of the Company Permits in all material respects and to the knowledge of the Company there are no facts or circumstances that would reasonably be expected to result in any breach of any Company Permit that would reasonably be expected to result in a Material Adverse Effect.

(c)

None of the Company Entities have received any written or oral notice or other communication from any Authority regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Company Permit, (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Permit, or (iii) any non-compliance (or that any of the Company Entities are under investigation by any an Authority for alleged non-compliance) with any applicable Laws.

(d)	The Company Entities are up-to-date on all of their payments of fees required for the Company Permits.

(e)

Except for obtaining the Required Approval, the Interim Order, the Final Order, or any approval required by the Interim Order or the Final Order, and except as otherwise listed in Section 3.1(6)(e) of the Company Disclosure Letter, no Authorization or filing with, notice to, or waiver from any Authority is required to be obtained or made by any of the Company Entities to avoid the loss of any material License or Company Permit, or to permit the Company Entities to carry on the Company Business after the completion of the Arrangement as the Company Business is currently carried on by the Company Entities.

(7)	Regulatory Compliance

(a)

Anti-Corruption and Money Laundering Laws. None of the Company Entities, nor, to the Knowledge of the Company, any director, officer, employee, representative, agent or any other Person acting on behalf of any of the Company Entities, has (i) violated any applicable Anti-Corruption Law or Money-Laundering Laws; or (ii) illegally offered, paid, given, promised or authorized the payment of, anything of value (including money, checks, wire transfers, tangible and intangible gifts, favors, services or entertainment and travel) directly or indirectly to any employee, officer, or representative of, or any Person otherwise acting in an official capacity for or on behalf of an Authority, whether elected or appointed, including an officer or employee of a state-owned or state-controlled enterprise, a political party, political party official or employee, candidate for public office, or an officer or employee of a public international organization (such as the World Bank, United Nations, International Monetary Fund, or Organization for Economic Cooperation and Development) (any such Person, a “Government Official”) (A) for the purpose of (1) influencing any act or decision of a Government Official or any other Person in his or her official capacity, (2) inducing a Government Official or any other Person to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4) inducing a Government Official or any other Person to influence or affect any act or decision of any Authority or (5) assisting any of the Company Entities, or any of their directors, officers, employees, agents, representatives or any other Persons acting on behalf of any of the Company Entities in obtaining or retaining business or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage.

(b)	FDA Regulatory Compliance

(i)

The Company Entities, the Company Products, and the facilities in which the Company Products are developed, tested, made, processed, labeled, packaged, handled or stored are in compliance in all material respects with all applicable requirements of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., all applicable regulations promulgated by the United States Food and Drug Administration and all similar laws and regulations issued by any other similar Device Regulatory Authority.

(ii)

The Company Entities have made all necessary and appropriate applications and other submissions to all applicable Device Regulatory Authorities as applicable to the Company Entities’ current business activities and past business activities relating to the Company Products.

(iii)

Set forth on Section 3.1(7)(b)(iii) of the Company Disclosure Letter is a list of all Device Regulatory Authorizations. Except as set forth in Section 3.1(7)(b)(iii) of the Company Disclosure Letter, the Company Entities possess all Device Regulatory Authorizations necessary for the Company Entities to conduct their business as currently conducted. The Device Regulatory Authorizations are in full force and effect.

(iv)

No proceeding is pending or, to the knowledge of Company Entities, threatened regarding the revocation of any Device Regulatory Authorization. As of the date of this Agreement, the Company Entities have not received any written communication from any Device Regulatory Authority, including but not limited to FDA, threatening to withdraw or suspend any Device Regulatory Authorization. The Company Entities are not in material violation of the terms of any Regulatory Approval. The Company Entities, the Company Products, and the facilities in which the Company Products are developed, tested, made, processed, labeled, packaged, handled or stored are not now subject (nor have they been subject during the previous two (2) years) to any adverse inspection, finding, recall, penalty assessment, audit, compliance or enforcement action, or investigation by any Device Regulatory Authority , and to the knowledge of the Company Entities, no third party which receives, packages, labels, or distributes the Company Products, supplies goods or services in relation to the Company Products, is subject (or has been subject during the previous two (2) years) to any of the aforesaid such adverse matters with regard to the Company Products.

(v)	Except as set forth on Section 3.1(7)(b)(v) of the Company Disclosure Letter, no clinical trials are being conducted by or on behalf of the Company Entities as of the date of this Agreement.

(vi)

None of the Company Entities or, to the knowledge of the Company Entities any third party engaged by the Company Entities in connection with the manufacture of a Company Product , has received any FDA Warning Letter or untitled letter in the two years prior to the date of this Agreement with respect to any facility manufacturing such Company Product.

(vii)

During the two years immediately preceding the date of this Agreement, none of the Company Entities or, to the knowledge of the Company Entities any of their employees, or any third party engaged by the Company Entities or any officer, employee, or agent thereof, who has undertaken any activities with respect to the development or manufacture of the Company Products, has been convicted of any crime or engaged in any conduct that in any such case has resulted in debarment under 21 U.S.C. Section 335a, nor, to the knowledge of the Company Entities, are any such persons or entities the subject of a conviction described in such section.

(8)	Healthcare Laws

(a)

The Company Entities are in compliance in all material respects with all Healthcare Laws except where non-compliance would not, individually or in the aggregate, reasonably be expected to result in material liability to the Purchaser. The Company Entities have not received notice from any Authority, or other Person alleging any failure to comply with any applicable Healthcare Laws.

(b)	The Company Entities hold or possess each of the permits, licenses, approvals, certificates and authorizations issued by any Authority necessary under any Healthcare Law to conduct business substantially as currently conducted, except for such permits, licenses, approvals, certificates and authorizations the absence of which would not, individually or in the aggregate, reasonably be expected to result in material Liability to the Company Entities. There is no action or proceeding pending or to the Company Entities’ knowledge, threatened in writing that seek the revocation, cancellation, or termination of any such permits, licenses, approvals, certificates and authorizations.

(c)

The Company Entities meet all of the applicable requirements of any Federal Health Care Programs (as defined in 42 U.S.C. § 1320a-7(b)) (“Programs”) in which they participate except where the failure to meet any such requirement would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company Entities. There is no Claim pending or to the Company’s Knowledge, threatened in writing against any Company Entities which relates to failure to comply with the applicable requirements of any Program.

(d)

Except as set forth on Section 3.1(8)(d) of the Company Disclosure Letter, there are not any outstanding deficiencies or plans of correction claimed or imposed by any Authority having jurisdiction over the Company Business. Section 3.1(8)(d) of the Company Disclosure Letter sets forth a true and complete list of all deficiencies or plans of correction related to any Authority having jurisdiction over Company Business that have been imposed during the past three (3) years.

(e)

Neither the Company Entities nor any of their respective directors, officers, employees or independent contractors at the time of becoming a director, officer, employee or independent contractors or while they were serving as a director, officer, employee or independent contractors was listed on HHS/OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov) or the General Services Administration’s Excluded Parties List System (http://www.epls.gov) as being excluded or debarred from participation in any Program. The Company Entities have verified the required credentials of employees and independent contractors as required by any applicable Laws, rules, regulations, codes, ordinances, and applicable orders of any Authority.

(f)

Except as set forth on Section 3.1(8)(f) of the Company Disclosure Letter, none of the Company Entities (i) is a party to a corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services, (ii) has reporting obligations pursuant to any settlement agreement entered into with any Authority, (iii) to the Company’s knowledge, has been the subject of any Program investigation conducted by any federal or state enforcement agency, (iv) has been a defendant in any qui tam/False Claims Act litigation (other than by reason of a sealed complaint of which the Company may have no knowledge), (v) has been served with or received any search warrant, subpoena, civil investigation demand, contact letter, or, to the Company Entities’ knowledge, contact by or from any federal or state enforcement agency and (vi) to the Company Entities’ knowledge has received any complaints through any compliance “hotline” from employees, independent contractors, vendors, physicians, patients, or any other Persons that could reasonably be considered to indicate that the Company Entities had violated, or is currently in violation of, any applicable laws, rules, regulations, codes, ordinances, and applicable orders of any Authority.

(9)	Books and Records

The Books and Records of the Company Entities (i) have been maintained in accordance with applicable Law and good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of the Company Entities, and (iii) accurately and fairly reflect the basis for the Company Financial Statements, in all material respects. The minute books of each of the Company Entities are correct and complete and have been maintained in accordance with applicable Law in all material respects. The share certificate book, register of shareholders, register of transfers and register of directors and officers (or equivalent documents) contained in the minute book of each of the Company Entities are correct, complete and accurate in all respects. Except as set out in Section 3.1(9) of the Company Disclosure Letter, all Books and Records are in the full possession and exclusive control of, and are owned exclusively by, the Company.

(10)	Company Financial Statements

(a)

Except as disclosed in Section 3.1(10)(a) of the Company Disclosure Letter, the Company Financial Statements for the years ended March 31, 2019 and March 31, 2020, and the nine-month period ended December 31, 2020 have been prepared in accordance with ASPE, consistently applied, and present fairly and accurately, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), the financial position, results of operations and cash flows of the Company Entities as of the dates thereof and for the periods covered thereby.

(b)

All accounts receivable, book debts and other debts due or accruing to the Company Entities are bona fide and, subject to an allowance for doubtful accounts that have been reflected on the financial books and records of the Company Entities in accordance with ASPE on a basis consistent with prior periods, collectible without set-off or counterclaim.

(c)

Since December 31, 2020 up to the date of this Agreement, the Company has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and since December 31, 2020, the Company has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so.

(d)

Except as disclosed in Section 3.1(10)(d) of the Company Disclosure Letter, the Company maintains a system of internal accounting controls designed and sufficient to provide reasonable assurance for a company at a similar stage of business operations as the Company that (i) transactions are executed with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit, at fiscal year end, preparation of financial statements in conformance with ASPE, (iii) access to the Company’s assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company is not a party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K under the Exchange Act).

(e)

True and complete copies of the Company Financial Statements for the years ended March 31, 2019 and March 31, 2020, and the nine-month period ended December 31, 2020 are attached to Section 3.1(10)(e) of the Company Disclosure Letter.

(11)	Bank Accounts

Set forth in Section 3.1(11) of the Company Disclosure Letter a true is a complete and accurate list of all accounts or safe deposit boxes maintained by, or for the benefit of, the Company Entities at any bank, trust company, brokerage firm or other financial institution, including the name and address of such financial institution, the account number, each Person authorized to draw on such account or make withdrawals therefrom and the name of each Person holding a power of attorney from any of the Company Entities and a summary of the terms thereof.

(12)	No Material Change

Since December 31, 2020 there has been no Material Adverse Effect on the Company or any of the Company Entities, nor do any circumstances exist which could result in a Material Adverse Effect on the Company or any of the Company Entities.

(13)	Absence of Undisclosed Liabilities

The Company Entities have not incurred any Liabilities or obligations (whether accrued, absolute, contingent or otherwise), except (i) as disclosed in the Company Financial Statements; (ii) as set forth in Section 3.1(13) of the Company Disclosure Letter; or (iii) as incurred in the Ordinary Course since December 31, 2020. The Company Entities do not have any “off-balance sheet arrangements”, as such term is defined under ASPE. Without limiting the foregoing, the Company is not party to or bound by any agreement, Contract or commitment providing for the guarantee, assumption or endorsement with respect to the obligations or Liabilities, contingent or otherwise, of any other Person.

(14)	Tax Matters

Except as otherwise disclosed in Section 3.1(14) of the Company Disclosure Letter:

(a)

The Company Entities have duly and timely filed all income Tax Returns and all other material Tax Returns required to be filed by them with the appropriate Authority and all such Tax Returns were true, correct and complete in all material respects. Complete and correct copies of all Tax Returns and copies of all correspondence with taxing Authorities have been made available to the Purchaser, to the extent relating to periods that remain open for assessment or reassessment on the date hereof.

(b)	The Company Entities have duly and timely paid all income Taxes and all other material Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it.

(c)

Adequate provision has been made in the Company Financial Statements and the books and records of the Company Entities for all Taxes of the Company Entities which are not yet due and payable and relate to periods ending on or before March 31, 2020. The provisions for Taxes in the Company Financial Statements are sufficient to cover all Liabilities for Taxes (including Tax instalments) whether or not assessed, whether or not disputed, or that are accruing in respect of the Company Entities for all periods ending on or before March 31, 2020.

(d)	There are no Liens, other than Permitted Liens, against the Company Entities or any of its assets for unpaid Taxes.

(e)

To the knowledge of the Company, the liability of the Company Entities for Taxes (to the extent subject to Tax) has been assessed by all relevant Authorities for all periods up to and including March 31, 2020. There are no notices of objection or appeals outstanding with respect to any assessment, reassessment or determination of the Taxes of the Company Entities by any Authority. To the knowledge of the Company Entities, there are no assessments, reassessments, actions, suits, audits, investigations, claims or other proceedings pending or, threatened, against the Company Entities in respect of any Taxes that would, if the Taxes underlying such assessments or reassessments became due and payable, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect. There are no outstanding agreements, waivers or other arrangements providing for an extension of time with respect to (i) the filing of any Tax Return or the payment of any Taxes by the Company Entities or (ii) the period during which any Authority may assess or collect Taxes of the Company Entities.

(f)

The Company Entities have duly and on a timely basis withheld from any amount paid or credited by them to or for the account of the benefit of any Person, including any employees, officers or directors and any non-resident persons, the amount of all material Taxes and other deductions required or permitted by any Law, rule or regulation to be withheld from any such amount and has duly and on a timely basis remitted the same to the appropriate Authority.

(g)

The Company Entities have not directly or indirectly, other than by way of dividends or capital distributions, transferred property to or supplied services to any Person with whom they were not dealing at arm’s length (for purposes of the Tax Act) for consideration other than consideration not materially less than the fair market value of the property or services at the time of the transfer or supply of such property or services. The Company Entities are not subject to any liability for Taxes of any other Person (other than the Company and any of its Subsidiaries), including, with respect to the U.S. Subsidiary, under U.S. Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local, non-U.S. or other Law). The U.S. Subsidiary has never been a member of a consolidated, combined, unitary or aggregate group (other than a group the common parent of which was the Company).

(h)

All transactions or arrangements between the Company, any of its Subsidiaries and/or any other companies or persons affiliated to the Company are and were effected at arm’s length terms and have been made in material compliance with applicable transfer pricing law and regulations of each applicable Law (including the Treasury Regulations promulgated under Section 482 of the Code and Section 247 of the Tax Act). The Company and its Subsidiaries have at all times been in compliance in all material respects with any documentation and recordkeeping requirements under applicable transfer pricing Laws. At no time has the Company or any of its Subsidiaries purchased or received a property or service from a person or individual with which it does not deal at arm’s length for the purposes of the Tax Act for an amount that is materially less than the fair market value of the property or services at the time of the acquisition or receipt of such property or services.

(i)

There are no circumstances which exist and would reasonably be expected to result in, or have existed and resulted in, the application of any of section 17, section 78, section 79, or sections 80 to 80.04 of the Tax Act, or any equivalent provision of the Tax legislation of any province or any other jurisdiction, to the Company Entities at any time up to and including the Effective Date in respect of any transaction entered into.

(j)

No claim has ever been made by any Authority in a jurisdiction in which a Company Entity does not file a Tax Return that such Company Entity is or may be subject to taxation in that jurisdiction. The Company is not required to file any Tax Returns in any jurisdiction outside Canada and the U.S. Subsidiary is not required to file any Tax Returns in any jurisdiction outside of the United States.

(k)	The Company is resident of Canada and is a taxable Canadian corporation for purposes of the Tax Act.

(l)

At no time since its incorporation has more than 50% of the fair market value of the shares in the capital of the Company been derived directly or indirectly from one or any combination of: (i) real or immovable property situated in Canada, (ii) “Canadian resource property” (as defined in the Tax Act), (iii) “timber resource property” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of the foregoing, whether or not the property exists.

(m)	The Company Entities have (i) complied with their obligations under any law relating to all sales, use, value added, goods and services and similar Taxes (“VAT”), (ii) collected all

VAT required to be collected and (iii) timely remitted such Taxes to the appropriate Authority in accordance with applicable Laws.

(n)

All input tax credits and all input tax credit refunds claimed by the Company pursuant to the Excise Tax Act (Canada) (“ETA”) have been proper, correctly calculated and documented in accordance with the requirements of the ETA.

(o)

There is currently no limitation on the utilization of capital losses, non-capital losses, or SR&ED expenditures of the Company under Subsections 111(4) and (5) or Section 37, respectively, of the Tax Act or any equivalent provision under provincial, state, local or foreign law. All SR&ED tax credits, investment tax credits and other tax credits (“Tax Credits”) were claimed by the Company in accordance with the Tax Act or other applicable Law and the relevant provincial legislation and the Company has at all times satisfied in all material respects the relevant criteria and conditions necessary to entitle the Company to such Tax Credits. All refunds of Tax Credits received or receivable by the Company in any taxation year were claimed in accordance with the Tax Act or other applicable Law and the relevant provincial legislation and the Company has at all times satisfied in all material respects the relevant criteria and conditions necessary to entitle the Company to claim a refund of such Tax Credits.

(p)	The Company has not received any requirement from any Authority pursuant to Section 224 of the Tax Act that remains unsatisfied in any respect.

(q)

Any amounts received by the Company under the Canadian Emergency Wage Subsidy were claimed by the Company in accordance with the rules of the Canadian Emergency Wage Subsidy and the Company satisfied at all times the relevant criteria and conditions entitling it to such amounts.

(r)	To the Knowledge of the Company, the Company is not, and has never been, a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(s)

No Company Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of: (i) any closing agreement with any Authority executed on or prior to the Effective Date, (ii) any intercompany transaction entered into prior to the Effective Date; (iii) any installment sale or open transaction made on or prior to the Effective Date; (iv) any change in method of accounting made on or prior to the Effective Date; (v) with respect to the U.S. Subsidiary, any election under Section 965 of the Code made prior to the Effective Date; or (vi) any prepaid amount received on or prior to the Effective Date.

(t)	The U.S. Subsidiary has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Sections 355 or 361 of the Code.

(u)

The U.S. Subsidiary has not consummated or participated in, and is not currently participating in any “listed transaction” or “reportable transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4.

(v)

The U.S. Subsidiary has not: (i) deferred payment of the employer or employee portion of any Tax pursuant to Section 2302 of the U.S. Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) (as may be amended or modified) (the “CARES Act”) or any other provision of the CARES Act, the U.S. Families First Coronavirus Response Act (Pub. L. 116-127), any U.S. executive order relating to the deferral of U.S. federal payroll Taxes, or any U.S. Treasury Regulations or other official guidance promulgated with respect to the foregoing (collectively with the CARES Act, the “2020 U.S. Tax Acts”), or (ii)

claimed the employee retention credit pursuant to Section 2301 of the CARES Act or any other Tax credit applicable to employment Taxes under any provision of the 2020 Tax Acts. The U.S. Subsidiary has not filed any amended Tax Return or other claim for a Tax refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Effective Date under Section 172 of the Code, as amended by Section 2303 of the CARES Act (or any corresponding or similar provision of state, local or foreign Tax Law).

(15)	Absence of Certain Changes or Events

Since December 31, 2020, except as set forth in Section 3.1(15) of the Company Disclosure Letter or as contemplated by this Agreement or the Plan of Arrangement, the Company Entities have conducted their business in the Ordinary Course and in particular, but without limitation, have not:

(a)	amended or changed the Constating Documents of the Company or any Company Entity;

(b)

up to the date of this Agreement, directly or indirectly, declared, set aside for payment or paid any distribution or dividend on or in respect of any of the Company Shares or any shares in the capital of the Company Entities;

(c)

other than in connection with the exercise of Company Options, redeemed, purchased, retired or otherwise acquired, directly or indirectly, any of the Company Shares or any shares in the capital of the Company Entities;

(d)	issued or sold any shares or other Equity Interests, except Company Shares issued pursuant to the exercise of Company Options;

(e)

sold, granted, or amended any option, warrant or right to purchase any of its shares or other securities, except for the grant of Company Options and the acceleration of the vesting of any Company Options, or issued any security convertible into Company Shares (other than Company Options), granted any registration rights or otherwise made any change to its authorized or issued share capital;

(f)	purchased or otherwise acquired any interest in any securities of any other Person;

(g)

disposed of or revalued any of the assets reflected on the balance sheet forming part of the most recent Company Financial Statements, except sales of Company Products or inventory in the Ordinary Course;

(h)	made any material change to the method of billing or invoicing customers or clients, or the credit terms made available to customers or clients;

(i)	made any material modification to the terms of, or benefits payable under, any Employee Plans;

(j)	removed any auditor or director, or terminated any executive officers or other senior employee of the Company Entities;

(k)	made any material acquisition, lease, sale, Lien (other than Permitted Liens) or other disposition of property or Assets of the Company Entities other than in the Ordinary Course;

(l)

mortgaged, pledged, granted a security interest in or created a Lien on any of the property or assets of the Company Entities, except in the Ordinary Course of Business and in amounts which, individually and in the aggregate are not material to the financial condition of Company Entities or the operation of the Company Business;

(m)

failed to pay or otherwise satisfy any accounts payable, Liabilities or obligations that, individually or in the aggregate, exceed $150,000 when due and payable other than in the Ordinary Course, and other than those accounts payable, Liabilities or obligations that the Company Entities are contesting in good faith, or any material change to the practices and policies relating to the payment and collection of accounts payable and accounts receivable of the Company Entities;

(n)

incurred, created, assumed or guaranteed any Indebtedness other than in the Ordinary Course, or become a party to any other commitment by which any Company Entity is, or is contingently, responsible for such Indebtedness or other liability or obligation;

(o)

with respect to any Company Employee, made or declared any bonus, profit sharing distribution, dividend or similar payment or increase in any wages, salary, severance, pension or other compensation or benefits of any kind except in the Ordinary Course or as may be required by a Contract or Employee Plan;

(p)

other than in the Ordinary Course, written off, settled, cancelled or waived any accounts receivable of the Company Entities which are individually or in the aggregate greater $150,000 and that have previously not been reserved against as doubtful accounts;

(q)	made any change to the terms of employment of any Company Employee;

(r)	incurred any material damage, destruction or loss with respect to any of the material assets or properties of the Company (whether or not insured);

(s)	canceled or reduced any of the Company Entities’ insurance coverage;

(t)	entered into any Material Contract other than in the Ordinary Course;

(u)

terminated, cancelled, modified or amended in any material respect or received notice or a request for termination, cancellation, modification or amendment of any Material Contract or taken or failed to take any action that would entitle any party to a Material Contract to terminate, modify, cancel or amend any Material Contract;

(v)	made any capital expenditures which are individually or in the aggregate greater than $300,000;

(w)	settled or compromised of any Claim against any of the Company Entities in excess of $150,000;

(x)

made any material change in the accounting methods (including any change in depreciation or amortization policies or rates), principles or practices of the Company, or any revaluation by the Company or any Company Entity of any of its assets; or

(y)	made any authorization, agreement or commitment to do any of the foregoing.

(16)	Assets

(a)

Except as set forth in Section 3.1(16)(a) of the Company Disclosure Letter, the Company Entities have, and immediately following the Effective Time will continue to have, good and valid title to (or a valid and enforceable right to use) (A) all of the assets, properties and rights of any kind, tangible or intangible, which are necessary to enable them to carry on the Company Business as currently conducted, and (B) all of the assets reflected in the Company Financial Statements (other than any such asset disposed of in the Ordinary Course), in each case free and clear of all Liens other than the Permitted Liens. To the knowledge of the Company Entities, no Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase or other acquisition from the Company Entities of any of their assets.

(b)

Section 3.1(16)(b) of the Company Disclosure Letter contains a true and correct summary of the fixed assets by asset class owned by the Company Entities as of the date hereof, organized by asset class and location, with exceptions as set forth in Section 3.1(16)(b) of the Company Disclosure Letter. Except as set forth in Section 3.1(16)(b) of the Company Disclosure Letter, the fixed assets are adequate and suitable for the uses to which they are being put and are in good operating condition and repair having regard to their use and age. Except as set forth in Section 3.1(16)(b) of the Company Disclosure Letter, none of the fixed assets or other property owned by the Company Entities are in need of maintenance or repairs except for routine maintenance and repairs in the Ordinary Course that are not material in nature or cost.

(c)

The Company Business is the only business operation carried on by the Company Entities. The assets owned or leased by the Company Entities include all rights and property necessary to enable the Company Entities to conduct the Company Business after the Effective Time substantially in the same manner as it was conducted immediately prior to the Effective Time. Except as set forth in Section 3.1(16)(b) of the Company Disclosure Letter, all assets owned or leased by the Company Entities are in the possession of the Company Entities.

(17)	Leases of Real Property

(a)

Section 3.1(17)(a) of the Company Disclosure Letter sets forth the address of each Leased Property and lists all leases, assignments or subleases for the Leased Property, including all amendments and modifications in connection therewith (the “Leases”). The Leased Property constitutes all Real Property that is used, or held for use in, or otherwise related to, the Company Business or the Company Entities. True, correct and complete copies of each of the Leases have been made available to the Purchaser.

(b)

Each Lease is valid and binding on the Company or the Company Entities, as applicable, and, to the knowledge of the Company Entities, each of the other parties thereto. The Company or the Company Entities, as applicable, is the beneficial owner of the leasehold interest in each Leased Property free and clear of all material Liens other than Liens affecting the landlord’s interest in the Leased Property and Permitted Liens. None of the Company Entities has subleased, licensed or otherwise granted any other Person the right to use or occupy any Leased Property or any portion thereof.

(c)

Each of the Company Entities, as applicable, have and, immediately following the Effective Time, will continue to have, a valid leasehold interest in the Leased Property, free and clear of any Liens (other than Permitted Liens) or title defects that have materially affected or (with or without notice or the lapse of time) would, or would reasonably be expected to, materially affect Company Entities’ current use or occupancy, or the value, of any Leased Property.

(d)

Except as disclosed in Section 3.1(17)(d) of the Company Disclosure Letter, the Company and the Company Entities, as applicable, are not in breach of or default under any Lease in any material respect and, to the knowledge of the Company and the Company Entities, as applicable, none of the other parties to any of the Leases is in breach or default under any Lease in any material respect. All amounts due and owing under the Leases have been paid and no material waiver, indulgence or postponement of the Company’s or the Company Entities’, as applicable, obligations under any of the Leases has been granted by the landlord.

(e)

The Company and the Company Entities are not a party to, or under any agreement to become a party to, or have any right or interest in, any lease, license, occupancy agreement or other agreement with respect to Real Property other than the Leases.

(f)

To the knowledge of the Company, (A) the Leased Property is in material compliance with all applicable deed restrictions or covenants and all applicable building and use, zoning and subdivision Laws, and (B) the Company or the Company Entities, as applicable, has adequate rights of ingress and egress into each Leased Property for the operation of the Company Business.

(g)

None of the Company Entities have received any written notice or other communication regarding: (A) any condemnation, eminent domain or similar proceeding affecting any portion of the Leased Property or any access thereto; (B) any special assessment or pending improvement liens or other Liens which may affect any Leased Property; or (C) any violations by any of the Company Entities of any Lease or any material building codes or zoning or other ordinances or other applicable Laws with respect to the Leased Property, and no such matters are pending, or, to the knowledge of Company Entities, threatened.

(18)	Owned Real Property

The Company Entities do not own any Real Property and is neither obligated nor has any contractual rights or options to acquire any Real Property or interests therein.

(19)	Litigation

Except as set forth in Section 3.1(19) of the Company Disclosure Letter, there are no Claims pending or, to the knowledge of the Company Entities, threatened against the Company Entities or any of their respective officers or directors in their capacity as such, or any of their respective properties or assets or title thereto, nor have there been any such Claims within the last three (3) years. The Company Entities are not the plaintiff or complainant in any Claim relating to the Company Business other than Claims related to the collection of outstanding accounts receivable being undertaken in the Ordinary Course. To the knowledge of the Company Entities, except as set forth in Section 3.1(19) of the Company Disclosure Letter, there are no facts and circumstances that would reasonably be expected to give rise to any Claim described in this paragraph. There is no Order outstanding against or affecting any of the Company Entities, or any of their respective property or assets, or any director or officer of the Company Entities (in their capacities as such), nor have there been any such Orders within the last three (3) years. There are no internal investigations or inquiries being conducted by the Company Entities or any third party at the request of the Company Entities concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues, nor have there been any such internal investigations or inquiries within the last three (3) years.

(20)	Non-Arm’s Length Transactions

(a)

The Company Entities have not made any payment or loan to, or borrowed any monies from or are otherwise indebted to, any officer, director or shareholder of the Company, any Company Employee or Affiliates or any associates or relatives of any of the foregoing, or any other Person with whom the Company Entities are not dealing at arm’s length or any affiliate of any of the foregoing, except as disclosed in the Company Financial Statements or compensation paid to such officers, directors and Company Employees paid in the Ordinary Course.

(b)

Other than the share terms contained in the Constating Documents of the Company, employment agreements entered into in the Ordinary Course, and as otherwise listed in Section 3.1(20)(b) of the Company Disclosure Letter, there are no Contracts between the Company Entities and any officer or director of the Company Entities, Company Employee or other Person with whom the Company Entities are not dealing at arm’s length or any affiliate of the foregoing, nor does any such Person have any interest (other than as an officer, director or Company Employee) in any other Contract to which the Company Entities are a party. No officer or director of any of the Company Entities owns any interest in any competitor, customer, supplier or distributor of the Company Entities.

(21)	Customers and Suppliers; Adequacy of Supply

(a)

Section 3.1(21)(a) of the Company Disclosure Letter lists the ten (10) (if any) largest suppliers of the Company, taken as a whole and based on aggregate Company’s spend, for the twelve (12) months ended December 31, 2020 and 2019.

(b)

Section 3.1(21)(b) of the Company Disclosure Letter lists the top ten (10) (if any) customers of the Company, taken as a whole and based on consolidated revenue of the Company, for the twelve (12) months ended December 31, 2020 and 2019 (each, a “Material Customer”).

(c)

Section 3.1(21)(c) of the Company Disclosure Letter lists the top ten (10) (if any) distributors of the Company, taken as a whole and based on consolidated revenue of the Company, for the twelve (12) months ended December 31, 2020 and 2019 (each, a “Material Distributor”).

(d)

No active customer and no current supplier or distributor of the Company has canceled or otherwise terminated its customer, supplier or distributor relationship with the Company in writing, or threatened to the Company to cancel or otherwise terminate its relationship with the Company or has, at any time on or after December 31, 2020, decreased materially its services to the Company, in the case of any such distributor, or services or supplies to the Company, in the case of any such supplier, or its usage of the services or products of the Company, in the case of such customer, and, no such distributor, supplier or customer has indicated either orally or in writing that it intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company, as the case may be. The Company has not knowingly breached, so as to provide a benefit to the Company that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer, supplier or distributor of the Company. The Company has no knowledge of any facts or circumstances which would make it difficult for the Company to obtain, in reasonable quantities and necessary quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of any Company Product.

(22)	Material Contracts

(a)	Except as set forth in Section 3.1(22) of the Company Disclosure Letter, the Company Entities are not a party to or bound by any of the following (collectively, the “Material Contracts”):

(i)	any Contract (except for Contracts with Company Employees) that contemplates any exchange of consideration within a year during the term of the Contract with an aggregate value greater than $300,000;

(ii)	any Contract for the purchase or sale of any Real Property, equipment or fixed or capital assets having a fair market value in excess of $300,000;

(iii)	any Contract relating to the acquisition or disposition of any business, or shares or assets of another Person or any Real Property (or any interest therein), including any options, or rights of first offer or first refusal, in each case (i) entered into within the past three (3) years, or (ii) for which there remain obligations that have not been fully performed;

(iv)

any trust indenture, mortgage, promissory note, loan agreement or other Contract or commitment for the borrowing of money or the deferral of any payment obligation (of the Company Entities to another Person) for an amount in excess of $300,000;

(v)

any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person for an amount in excess of $300,000, other than as may be included in any Employee Plan or any Contract in the Ordinary Course;

(vi)

any license or royalty agreement relating to any of the Company’s Intellectual Property for an amount in excess of $300,000, other than non-exclusive licenses granted in the Ordinary Course to end users of the Company Products and licenses granted to service providers solely for purposes of providing services to the Company;

(vii)	the Leases, and any leasing transaction of the type required to be capitalized in accordance with ASPE other than as set forth in the Company Financial Statements;

(viii)

any Contract that provides to any Person any “most favoured nation” or similar preferential pricing arrangement or granting any exclusive rights to any party in connection with any product or technology of the Company (including any right of first refusal, right of first offer or right of first negotiation);

(ix)	any Contract for the employment of any current officer or employee with annual base salary in excess of US$100,000 (other than any Employee Plan);

(x)	any Contract with a supplier or vendor involving expenditures in excess of US$300,000 per calendar year;

(xi)	any Contract with a Material Customer;

(xii)	any Contract with a Material Distributor;

(xiii)	any Contract with a Surgeon Advisor;

(xiv)	any Contract limiting the freedom of the Company Entities to engage in any line of business, compete with any other Person or otherwise conduct its business;

(xv)	any Contract with a group purchasing organization;

(xvi)	any Contract for the establishment of a joint venture, partnership or other similar arrangement involving the sharing of profits, losses, costs or Liabilities;

(xvii)	any Contract that provides for any Change in Control Payment (other than accelerated vesting of Company Options granted under the Company Stock Option Plan);

(xviii)	any staffing agreement or any other agreement whereby any of the Company Entities retains the services of any staffing agency or professional employer organization;

(xix)	any Collective Agreement to which any of the Company Entities is a party;

(xx)

any confidentiality, secrecy, non-disclosure, non-competition, non-solicitation or non-hire Contract or similar Contract (pursuant to which any of the Company Entities is an obligor), other than confidentiality agreements entered into in the Ordinary Course of business and confidentiality agreements entered into in connection with negotiations or discussions relating to potential merger and acquisition transactions with no remaining obligations other than confidentiality restrictions;

(xxi)	any Contracts entered into with an Authority; or

(xxii)	any other Contract that is material to the operation of the Company Business.

(b)

Each Material Contract is valid and binding on the Company or the Company Entities, as applicable, and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in all material respects and in accordance with its terms as in effect prior to the Effective Time (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditor’s rights or by general equity principles). Neither the Company nor the Company Entities, nor, to the knowledge of the Company or the Company Entities, any of the other parties thereto, are in breach of, or default under any Material Contract or have given notice of an intention to breach, terminate, cancel, fail to renew or change, in a manner that would reasonably be expected to result in a Material Adverse Effect, the terms of any Material Contract. Except as set forth in Section 3.1(22)(b) of the Company Disclosure Letter, no Material Contract has a “change of control” or similar provision, nor is any Consent or notice required to be obtained or given thereunder in connection with the transactions contemplated in this Agreement. Neither the entering into of this Agreement nor the consummation of the Arrangement shall give rise to a right of termination under any Material Contract. The Company is not a party to any Material Contract that is an oral contract, agreement or other arrangement, except as set forth in Section 3.1(22) of the Company Disclosure Letter.

(23)	Employment Matters

(a)

Section 3.1(23)(a)(i) of the Company Disclosure Letter sets forth a complete and up-to-date list of all Company Employees, specifying the age, date of hire, length of service (including any prior service or service with predecessor employers that would impact the length of service calculation), job title or classification, annual base salary or hourly wage rate, bonus opportunity and commissions eligibility, primary work location, full-time or part-time status, eligibility for overtime, accrued and unpaid overtime (if any), vacation entitlement, accrued and unused vacation and other paid time off entitlement, active or inactive status (together with the reason for any inactive employment and the anticipated return date from any inactive employment), immigration status and Employee Plan eligibility. Except as set forth in Section 3.1(23)(a) of the Company Disclosure Letter, no current Company Employees have threatened or indicated in writing their intent to terminate employment, nor has the Company given notice of termination to any current Company Employees. The Company has not entered into any employment contracts or similar agreements or arrangements except as described in Section 3.1(23)(a) of the Company Disclosure Letter.

(b)

Section 3.1(23)(b) of the Company Disclosure Letter sets forth a complete and up-to-date list of all Company Employees who: (i) are on secondment, maternity leave or other extended leave of absence (including the reason for the leave and expected return date); (ii) are employed under a contract of employment that is not terminable by the Company on three (3) months’ notice or less; (iii) have given notice to terminate their contract of employment or who will be entitled, by reason of the transactions contemplated by this Agreement, to any one-off payment, bonus or commission or to terminate their employment other than on normal contractual terms; or (iv) are in receipt of any workers’ compensation benefits on account of their employment by the Company.

(c)

Except as set forth in Section 3.1(23)(c) of the Company Disclosure Letter, no Company Employee is on long-term disability leave, receiving benefits under workers safety and insurance legislation, or is otherwise an inactive Company Employee. Except as set forth in Section 3.1(23)(c) of the Company Disclosure Letter, (i) the Company has not implemented any furloughs, salary reductions, hours reductions, temporary layoffs, group termination or reduction-in-force, or any other adverse employment action as a result of or related to the COVID-19 pandemic, and (ii) no Company Employee, consultant, or independent contractor of the Company has brought or threatened any material Claim or other material action arising out of either any action taken (or failed to be taken) by the Company as a result of or related to the COVID-19 pandemic. The Company (i) is and has been in compliance in all material respects with all Laws related to or arising out of the COVID-19 pandemic with respect to employees, independent contractors, and consultants, including without limitation all applicable leave Laws, stay-at-home orders, and other Laws implemented as a result of or arising out of the COVID-19 pandemic; (ii) has not had any employees, independent contractors, or consultants presumed to have contracted COVID-19on Company premises; and (iii) has used commercially reasonable efforts to follow or implement all applicable guidelines and safety measures issued by governmental Authorities relating to workplace safety and health with respect to COVID-19.

(d)

The Company has made available to the Purchaser complete and accurate copies of employment agreements, offer letters, restrictive covenant agreements (including but not limiting to agreements containing non-disclosure, non-competition, non-solicitation, and/or proprietary rights provisions), stock option agreements and other materials relating to the employment of employees by the Company, or termination thereof, including all settlement and/or separation agreements entered into by the Company and any former Company Employees, and such agreements have not been amended as of the date hereof. No Company Employees are subject to an oral employment contract with the Company, and no Company Employees have any oral entitlements in addition to their entitlements under their written employment agreements with the Company.

(e)

All Company Entities are in compliance in all material respects with all Laws concerning employment and employment practices, including, but not limited to, those Laws relating to terms and conditions of employment, pay equity, wages, hours of work, eligibility for overtime, employment standards, human rights, accessibility, background checks, whistleblowing, wrongful termination, hiring, termination and promotion of employees, worker classification, discrimination, harassment, retaliation, human rights, pay equity, meal and rest periods, employment insurance, reductions in force, reasonable accommodation, disability rights and benefits, leave of absence requirements, workers’ compensation, and wages (including overtime wages) and hours.

(f)

The Company has made available to the Purchaser complete and accurate copies of agreements with all current individual independent contractors of the Company and such agreements have not been amended as of the date hereof. Each and every independent contractor is properly classified as a contractor and the Company has no material direct or indirect obligation or liability with respect to any misclassification of any Person as an independent contractor rather than as an employee.

(g)	No outstanding offer of employment has been made by the Company to any Person, nor has any Person accepted an offer of employment made by the Company but who has not yet commenced employment.

(h)

To the Knowledge of the Company (i) the Company has not hired or engaged any employee, consultant or independent contractor in violation of any restrictive covenant, non-compete agreement or non-solicitation agreement to which such employee, consultant or independent contractor is a party, (ii) no Person has made a written allegation or asserted a Claim in writing against the Company to the effect that the Company has hired or engaged any employee, consultant or independent contractor in violation of any such restrictive covenant, non-compete agreement or non-solicitation agreement, (iii) no employee, consultant or independent contractor of the Company is subject to or bound by any restrictive covenant, non-compete agreement or non-solicitation agreement for the benefit of any Person (including without limitation any former employer or Person to whom they provided services) other than the Company, and (iv) no employee, consultant or independent contractor is or is likely to be in breach of any non-competition agreement as a result of providing services to the Company. Section 3.1(23)(h) of the Company Disclosure Letter sets forth a list of each instance in the last five (5) years that the Company has sought to enforce a non-competition, non-solicitation, non-disparagement or similar agreement covering a current or former Company Employee and describes the circumstances and outcome of each such attempt.

(i)

The Company has paid in full: (i) to all Company Employees and former Company Employees any wages, salaries, commissions bonuses, benefits, compensation, overtime, cash outs of accrued unused vacation, paid time-off or other leave and severance and any other amounts due upon termination of employment that are due and payable as of the date hereof; (ii) to all consultants, independent contractors, or temporary employees any fees for services that are due and payable as of the date hereof; and (iii) any and all other material ongoing and accrued employment costs in respect of Company Employees, including but not limited to, premium contributions, remittance and assessments for employment and unemployment insurance (as applicable), employer health tax, Canada Pension Plan, Quebec Pension Plan, income Tax withheld, workplace safety insurance, workers’ compensation insurance, wages, Taxes due and payable by the Company, salaries, bonuses, retention, commissions and employee benefit plan payments, contributions and premiums.

(j)

Except as set forth in Section 3.1(23)(j) of the Company Disclosure Letter, there are no material outstanding, pending, threatened or anticipated assessments, actions, administrative matters, arbitrations, causes of action, complaints, grievances, demands, orders, prosecutions or suits or anticipated Claims against the Company and/or any Company Entity or their respective directors, officers or agents: (i) relating to any labour or employment matters; (ii) pursuant to or under any applicable employment related rules, regulations, orders or Laws, including but not limited to, Canada Pension Plan, Quebec Pension Plan, unemployment insurance, Tax, employer health tax, employment standards, labour relations, occupational health and safety, human rights, gender equality, workplace safety, sexual harassment and insurance and pay equity Laws; or (iii) otherwise concerning or affecting any current or former, employees, independent contractors, consultants, or temporary employees of any Company Entity. No event has occurred or circumstance exists (including the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby) which would give rise to or serve as a valid basis for the commencement of any such assessments, actions, administrative matters, arbitrations, causes of action, claims, complaints, grievances, demands, orders, prosecutions or suits, as described above.

(k)	The Company Entities are in compliance in all material respects with all applicable Laws relating to occupational safety and health. Except as set forth in Section 3.1(23)(k) of the

Company Disclosure Letter, there have been no workplace accidents, injuries, or illnesses (including with respect to COVID-19) in the last twelve (12) months involving any Company Employee, consultant or independent contractor which would reasonably be expected to result in a claim for workers’ compensation payments or benefits or a material violation of Law. There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workers’ compensation and/or workplace safety and insurance legislation and the Company Entities have not been reassessed under such legislation during the past three (3) years and no audit of the Company Entities is currently being performed pursuant to any applicable workers compensation and/or workplace safety and insurance legislation.

(l)

Neither the Company nor any Company Entity nor any predecessor to the Company or any Company Entity has within the past five (5) years: (i) been or is currently a party to any Collective Agreement; or (ii) made commitments to or conducted negotiations with any Union with respect to any future Collective Agreements. No Union has any bargaining rights acquired by either certification or voluntary recognition with respect to the Company Employees. There is not now, and there has not been within the past five (5) years, any threat of any (i) Union organizing activity, (ii) Labour Disturbance, or (iii) outstanding labour or employment proceedings of any kind (including grievances, arbitrations or applications for declaration of related or successor employer), in respect of any Company Employees.

(m)

Every Company Employee is legally authorized to work in the country and state in which they are providing services, and neither the Company nor any Company Entity have hired, recruited, or referred for a fee any person who is not legally authorized to work or be employed or engaged for work in the state and country in which such person is providing, has provided, or will provide services.

(24)	Employee Plans

(a)

Section 3.1(24)(a) of the Company Disclosure Letter sets forth a complete and accurate list of all material Employee Plans, other than (i) offer letters or employment agreements that do not provide for severance or Change in Control Payments, in which instance only the form of such offer letter or employment agreement should be listed, and (ii) option agreements underlying Company Options that do not materially deviate from the Company’s standard form, in which instance only such standard form of option agreement should be listed. Neither the Company nor any Company Entity has made any plan or commitment to establish any new Employee Plan or to modify any Employee Plan (except (A) as disclosed to Purchaser in writing before the date of this Agreement, (B) to the extent required to conform any such Employee Plan to the requirements of any applicable Law, or (C) as expressly required by this Agreement).

(b)

The Company has made available to Purchaser with respect to the Employee Plans, to the extent applicable: (i) correct and complete copies of all plan documents, including all amendments thereto and all related trust documents (or a summary of any oral Employee Plan), (ii) if an Employee Plan is funded, the most recent annual accounting of Employee Plan assets, (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, with respect to any Employee Plan, and (iv) all material correspondence to or from any governmental agency within the past five (5) years relating to any Employee Plan.

(c)

Each Employee Plan has been established and maintained in accordance with its terms and in compliance with applicable Law in all material respects. There are no actions, suits or Claims pending or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits and appeals therefrom) against any Employee Plan or against the assets of any Employee Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any Authority with respect to any Employee Plan. The Company and each Company Entity have timely made (or corrected without continuing Liability) all contributions and other payments required by and due under the terms of the Employee Plans in all material respects. To the Company’s knowledge, there is no event that could give rise to loss of the tax-qualified or tax-exempt status of any Employee Plan.

(d)	Neither the Company nor any Company Entity has any outstanding Liabilities under the Tax Act or any other Tax Laws with respect to the Employee Plans, other than Liabilities not yet due.

(e)

No Employee Plan is a defined benefit pension plan, and except as required by Law, no Employee Plan provides welfare benefits to retirees or to Company Employees after termination of employment or provides for retroactive charges or premium increases.

(f)	Neither the Company nor any Company Entity has in the past five (5) years maintained, established, sponsored, participated in or contributed to any self-insured group health plan

(g)

There are no participants or other individuals entitled to participate in any Employee Plan other than Company Employees, former Company Employees of the Company, and current and former directors and officers of the Company and the Company Entities.

(h)	At no time has the Company or any Company Entity contributed to or been obligated to contribute to any multiemployer plan.

(i)

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including taking into account any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any employee, (ii) result in any forgiveness of indebtedness of any employee, (iii) materially increase any benefits otherwise payable by the Company or any Company Entity to any employee or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

(j)

Each Employee Plan providing for group retirement or welfare benefits can be amended, terminated or otherwise discontinued at any time in accordance with its terms, without liabilities to the Company other than ordinary administrative expenses typically incurred in a termination event, and subject to applicable Law. The Company has no commitment or obligation and has not made any representations to any Company Employee, officer, director, contractor or consultant, whether or not legally binding, to adopt, amend, modify or continue any Employee Plan or any Collective Agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(k)

No event has occurred or circumstances exist, other than in relation to the COVID-19 pandemic, that would reasonably be expected to result in (A) an increase in premium costs of any Employee Plan that is insured or (B) an increase in benefit costs of any Employee Plan that is self-insured.

(l)

Each Employee Plan that is a “nonqualified deferred compensation plan” has been at all times in documentary and operational compliance with Code Section 409A. Neither the Company nor any Company Entity is a party to, or otherwise obligated under, any Contract that provides for a reimbursement or gross up of Taxes imposed by Code Section 409A and any similar state Law.

(m)	Neither the Company nor any Company Entity has made any payments, or is obligated to make any payments, that, taking into account all such payments, would reasonably be expected not to be deductible under Section 280G of the Code or result in the an excise tax under Section 4999 of the Code.

(25)	Insurance

(a)

Section 3.1(25)(a) of the Company Disclosure Letter sets forth a list of all insurance policies and bonds with respect to which the Company Entities, or the assets, properties, Company Business, operations, employees, officers or directors of Company Entities, are an insured (the “Insurance Policies”) and, except as otherwise specified therein, such coverages are in full force and effect and all due premiums have been paid. Section 3.1(25)(a) of the Company Disclosure Letter sets forth, in respect of each such Insurance Policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, whether such Insurance Policy may be terminated upon consummation of the Arrangement. The Company has made available to the Purchaser a true, complete and accurate copy of each Insurance Policy. Such Insurance Policies are (and immediately following the consummation of the Arrangement shall remain) in full force and effect.

(b)

The Company Entities are and have at all times complied, in all material respects, with the terms of the Insurance Policies. None of the Company Entities are in default, whether as to payment of premium or otherwise, under the terms of any such Insurance Policy, nor has any of the Company Entities failed to give any notice or present any claim under any such Insurance Policy in a due and timely fashion or received notice, or otherwise has knowledge of any intent of an insurer to either claim any default on its part or not to renew any Insurance Policy on its expiry. Excluding insurance policies that have expired and been replaced with comparable policies in the Ordinary Course, no Insurance Policy or other Company insurance policy has been cancelled, not renewed or otherwise terminated.

(c)

To the knowledge of the Company Entities, there are no circumstances in respect of which any Person could make a claim under any such Insurance Policy. There has not been any material adverse change in the relationship of the Company Entities with their insurers, the availability of coverage, or in the premiums payable pursuant to the Insurance Policies. Section 3.1(25)(c) of the Company Disclosure Letter sets forth a list of any and all individual insurance claims in excess of $50,000, with reasonable particulars, made under any Insurance Policies maintained by or for the benefit of the Company Entities over the past five (5) calendar years prior to the date of this Agreement.

(26)	Intellectual Property and Information Technology

(a)	Company Intellectual Property Rights

(i)	Disclosure of Certain Intellectual Property. Section 3.1(26)(a)(i) of the Company Disclosure Letter is a complete and accurate list of:

(A)

all Company Registered Intellectual Property, grouped by Patents , Trademarks, Copyrights, domain names and other Company Registered Intellectual Property; setting forth for each of the foregoing as applicable, the nature of the right, title or interest held by Company, and the title, application number, filing date, issuance or grant date, jurisdiction, and registration number for each such item of Company Registered Intellectual Property; and

(B)	all material common law Trademarks owned by the Company or used by the Company in connection with the conduct of the Company Business.

The Company has delivered to the Purchaser correct and complete copies of all registrations and pending applications for Company Registered Intellectual Property.

(ii)

Company Registered IP—Enforceability; No Challenges. Each item of Company Registered Intellectual Property is subsisting and in good standing. Each item of Company Registered Intellectual Property that has been issued, registered or granted is valid and to the Company’s Knowledge, enforceable. To the Company’s Knowledge, there are no facts, information, or circumstances (including any facts or information that would constitute prior art) that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would preclude the issuance of or otherwise affect any pending application for any Company Registered Intellectual Property. All Company Registered Intellectual Property has been prosecuted in good faith and neither the Company nor any of its agents or counsel have misrepresented, or failed to disclose, any facts or information in any application for any Company Registered Intellectual Property that would constitute fraud, a misrepresentation or other inequitable conduct with respect to such application or that would otherwise affect the enforceability of any Company Registered Intellectual Property. With respect to each item of Company Registered Intellectual Property and each item of Company Licensed Intellectual Property that is Registered Intellectual Property and is exclusively licensed to Company, Company has not received notice of any inventorship challenge, opposition, cancellation, inter partes reviews, derivative proceeding, re-examination (including supplemental re-examination), post-grant review, interference, invalidity, unenforceability, or other action or proceeding before any Registration Office or other Authority relating to such Intellectual Property, nor to the Company’s Knowledge does there exist any fact that could lead to the commencement of any such action or proceeding.

(iii)

Proper Filing. With respect to each item of Company Registered Intellectual Property and each item of Company Licensed Intellectual Property that is Registered Intellectual Property, is exclusively licensed to the Company, all necessary filing, examination, registration, maintenance, renewal and other fees and taxes due on or prior to the Effective Date have been timely paid in full, all necessary documents (including responses to office actions and other correspondence from a Registration Office) and certificates have been timely filed with all relevant Registration Offices for the purposes of maintaining such Intellectual Property, and all foreign filing licenses have been properly and timely applied for and obtained, in each case in accordance with applicable Law and to avoid loss or abandonment thereof except where the Company has reasonably elected to let the applicable application lapse or be abandoned. The records shown in each applicable Registration Office with respect to all Company Registered Intellectual Property are current and accurate (including records regarding the change of ownership and assignments) and, each Applicable Registration Office’s records show Company as the record owner and assignee of each item of Company Registered Intellectual Property.

(iv)

Post-Closing Actions. Section 3.1(26)(a)(iv) of the Company Disclosure Letter is a complete and accurate list as of March 19, 2021 of all actions that must be taken within one hundred twenty (120) days after March 19, 2021 with respect to any of the Company Registered Intellectual Property and any Company Licensed Intellectual Property that is Registered Intellectual Property and is exclusively licensed to Company, including the payment of any filing, examination, registration, maintenance, renewal and other fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing such Intellectual Property and to avoid loss or abandonment thereof, in each case in accordance with applicable Law.

(v)

Copyrights and Trademarks. The Company neither owns nor purports to own any registered Copyrights. With respect to Trademarks included in the Company Registered Intellectual Property and material common law Trademarks owned by the Company, Company has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain such Trademarks and the full value of and goodwill associated with such Trademarks, including taking appropriate quality control measures with respect to any third party licensee of any such Trademarks.

(vi)

Patents. With respect to all Patents included in the Company Registered Intellectual Property, and all Patents for which Company had or has the right to prosecute and/or maintain the Patents, review and/or comment on any Patent, or correspond with the applicable Registration Office regarding the Patents, in each case such Patents are not subject to any terminal disclaimer other than terminal disclaimers submitted in response to double patenting rejections during the prosecution of the Patents. Without limiting the foregoing, Company has not taken any actions that would result in a Patent included in the Company Registered Intellectual Property being invalid, including any disclosure, publication or sale of the invention more than one (1) year prior to the date of the applicable Patent application.

(vii)

Trade Secrets. The Company has taken all measures and precautions reasonable under the circumstances to protect and maintain the confidentiality and value of all Trade Secrets included in the Company Intellectual Property. The Company has not disclosed any Trade Secrets in which the Company has (or purports to have) any right, title or interest (or any tangible embodiment thereof) without having such Person execute a valid, binding, enforceable written agreement regarding the non-disclosure and non-use thereof. All use, disclosure or appropriation of any Trade Secret not owned by Company has been pursuant to the terms of a valid, binding, enforceable written agreement between Company and the owner of such Trade Secret, or is otherwise lawful. The Company has not received any written notice from any Person that there has been an unauthorized use or disclosure of any Trade Secrets included in the Company Intellectual Property.

(b)	Ownership; No Liens and Sufficiency

(i)

The Company is the sole and exclusive owner of and has good, valid and marketable title to all Company Owned Intellectual Property free and clear of all Liens other than Permitted Liens. For clarity, the foregoing sentence does not apply to Intellectual Property that cannot be assigned or transferred to the Company by employees, consultants and contractors under applicable Laws; and regarding such Intellectual Property that cannot be assigned or transferred to the Company under applicable Laws, the Company is the sole and exclusive licensee or beneficiary of such Intellectual Property, free and clear of all Liens and such Intellectual Property shall be Company Owned Intellectual Property for purposes of this Agreement. The Company has the sole and exclusive right to bring claims and/or suits against any other Person for past, present or future infringement of Company Owned Intellectual Property. Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property to any Person, and Company has not permitted the rights of Company in any Company Intellectual Property to enter into the public domain. Without limiting any other representation or warranty in this Agreement, except as set forth in Section 3.1(26)(b)(i) of the Company Disclosure Letter, each of the inventors identified on each of the Patents included in the Company Registered Intellectual Property was an employee of Company or an affiliate of Company at the time of the conception of the inventions claimed in such Patents.

(ii)

The Company has a valid, legally enforceable right to use, license, practice or otherwise exploit all Company Licensed Intellectual Property and all other Intellectual Property used or exploited by the Company, in each case as currently used or otherwise exploited by the Company. The Company Owned Intellectual Property and Company Licensed Intellectual Property constitutes all of the Intellectual Property used by the Company and necessary in connection with the conduct of the Company Business, including as necessary to make, use, offer for sale, sell or import the Company Products. The Company has not received any written notice that any portion of the Company Licensed Intellectual Property is subject to any Lien that might impact the Company’s rights to use any Company Licensed Intellectual Property.

(c)	Agreements Related to Company Intellectual Property.

(i)

Disclosure of Outbound Licenses. Section 3.1(26)(c)(i) of the Company Disclosure Letter is a complete and accurate list of all Contracts (excluding non-disclosure and confidentiality agreements, non-exclusive licenses granted in the ordinary course to end users of the Company Products, licenses granted to service providers solely for purposes of providing services to the Company, and non-exclusive licenses granted under the Ryerson Agreement for non-commercial use) pursuant to which the Company or any affiliate of the Company granted or is required to grant to any Person any right under or license to any Company Owned Intellectual Property, including but not limited to any covenant not to assert or sue or other immunity from suit under or any other rights, to any current or future Intellectual Property, or where Company or any Affiliate of Company has undertaken or assumed any obligation not to assert any current or future Intellectual Property against any Person prior to asserting such Intellectual Property against any other Person or any obligation to exhaust remedies as to any Intellectual Property against one or more Persons prior to seeking remedies against any other Person.    No Patents owned by Company are subject to any “License on Transfer” (aka “LOT”), network, or commitment pursuant to which such Patents may not be enforced once the Patents are sold or assigned to any other Person.

(ii)

Disclosure of Inbound Licenses. Section 3.1(26)(c)(ii) of the Company Disclosure Letter is a complete and accurate list of all Contracts (excluding non-exclusive licenses on standard, non-negotiable terms for consideration of less than $25,000 and Contracts governing the use of Public Software) pursuant to which any Person granted or is required to grant to Company or any subsidiary of the Company any right under or license to Intellectual Property, including but not limited to any covenant not to assert or sue or other immunity from suit under or any other rights, to any current or future Intellectual Property, or where Company or any Affiliate of Company has undertaken or assumed any obligation not to assert any current or future Intellectual Property against any Person prior to asserting such Intellectual Property against any other Person or any obligation to exhaust remedies as to any Intellectual Property against one or more Persons prior to seeking remedies against any other Person.

(iii)

Disclosure of Other Intellectual Property Agreements. Except for the Contracts listed in Section 3.1(22)(a) of the Company Disclosure Letter (Material Contracts) or Section 3.1(26)(c)(iii) of the Company Disclosure Letter, the Company is not a party to any Contract: (A) regarding joint development of any Company Products or Technology and a complete and accurate description of (x) the Company Products and Technology that was developed under such Contracts and (y) whether any such Technology or related Intellectual Property is used in the Company Products or otherwise in the Company Business; (B) by which Company or any existing or future affiliate of Company grants, granted or is required to grant any ownership right or title to any Intellectual Property, (C) by which Company is assigned or granted an ownership interest in any Intellectual Property (other than written agreements with employees and independent contractors that assign or grant to Company ownership of Intellectual Property developed in the course of providing services to Company); (D) under which Company grants or receives an option or right of first refusal or right of first negotiation relating to any Intellectual Property, separated by those granted by and those received by Company; (E) under which any Person is granted any right to access Company Source Code or to use Company Source Code, including the right to create derivative works of Company Products (other than employees and independent contractors that have access to Company Source Code solely for purposes of performing services for or on behalf of Company or a Company Subsidiary); (F) pursuant to which Company has deposited or is required to deposit with an escrow agent or any other Person the Company Source Code or other Technology, or the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of the Company Source Code; (G) regarding Company granting any Person most favored nations status in terms of pricing, royalties, license fees or other contractual terms and conditions, (H) Company being granted most favored nations status in terms of pricing, royalties, license fees or other contractual terms and conditions and (I) limiting Company’s ability to transact business in any market, field or geographical area or with any Person and the nature of the limitation, or that restricts the use, sale, transfer, delivery or licensing of Intellectual Property or Company Products, including any covenant not to compete, and the nature of such restrictions.

(iv)

Royalties. Except as disclosed in Contracts listed in Section 3.1(22)(a) of the Company Disclosure Letter (Material Contracts), the Company is not a party to any Contract requiring Company to pay any royalties, license fees or other amounts (excluding non-exclusive licenses on standard, non-negotiable terms for consideration of less than $25,000). Except for the Contracts listed in Section 3.1(22)(a) of the Disclosure Letter (Material Contracts), the Company is not a party to any Contract requiring the payment of any other consideration to any Person by reason of ownership, use, exploitation, practice, sale or disposition of any Intellectual Property or Technology or reproducing, making, using, selling, offering for sale, distributing or importing any Company Product (excluding non-exclusive licenses on standard, non-negotiable terms for consideration of less than $25,000). The consummation of the Arrangement contemplated by this Agreement will not result in any increase or other change to any such royalties, license fees or other amounts or consideration.

(v)

Indemnification. Except as disclosed in Contracts listed in Section 3.1 (22)(a) of the Company Disclosure Letter (Material Contracts), the Company has not entered into any Contract to defend, indemnify or hold harmless any Person against any charge of infringement, misappropriation, violation or similar claims with respect to any Intellectual Property, other than such indemnity provided by the Company to customers and contract manufacturers for Company Products sold to such customers and contract manufacturers, in all cases in the Ordinary Course. No customer or other Person has requested that the Company defend or indemnify the customer or such Person from a third party claim, suit or action related to an allegation that a Company Product infringes, violates or misappropriate a third party’s Intellectual Property. For greater certainty, references to “customers” in this Section (26)(c)(v) includes distributors, end-users and resellers.

(vi)	No Breach. Neither the Company nor, to the Company’s Knowledge, any other Person is in breach of any Contract described in Section 3.1(26)(c) and the

Company has not notified any Person and no Person has notified the Company in writing of any such breach.

(d)	No Third Party Rights in Company Intellectual Property. Except as set forth in Section 3.1(26)(d) of the Company Disclosure Letter:

(i)	No Joint Ownership. The Company does not jointly own or claim any right, title or interest with any other Person of any Company Owned Intellectual Property.

(ii)

No Employee Ownership. No current or former officer, manager, director, shareholder, member, employee, consultant or independent contractor of the Company has any right, title or interest in, to or under any Company Owned Intellectual Property that has not been either (a) irrevocably assigned or transferred to the Company or (b) licensed (with the right to grant sublicenses) to the Company under an exclusive, irrevocable, worldwide, royalty free, fully paid and assignable license. The Company has timely paid all employee inventor compensation (i) as required by applicable Laws with respect to employee inventor compensation and (ii) as individually agreed with the respective inventors. The contractual commitments and internal policies adopted by the Company with respect to employee inventor compensation have complied with applicable Laws, and the Company has complied with such contractual commitments and internal policies.

(iii)

No Challenges. No Person has asserted or threatened a claim against the Company in writing, there is no proceeding pending or threatened against the Company, and to the Company’s Knowledge, there are no facts which could give rise to any challenge, claim, demand or proceeding, which would adversely affect, (a) the Company’s ownership of or right to use or exploit any Company Owned Intellectual Property, or (b) any Contract or other arrangement under which Company claims any license, right, title or interest under the Company Licensed Intellectual Property.

(iv)

No Restrictions. The Company is not a party to any proceeding or outstanding decree, order, judgment or stipulation by a relevant court of law restricting in any manner (A) the use, transfer or licensing by the Company of the Company Intellectual Property, (B) the use, manufacture, transfer, sale, importation or licensing of any Company Products, or (C) the validity, use or enforceability of any Company Intellectual Property.

(v)

No Infringement by Other Persons. To the Knowledge of the Company, no Company Owned Intellectual Property or Company Licensed Intellectual Property that is exclusively licensed to Company is being or has been infringed, misappropriated or violated by any Person. The Company has not notified any Person (including any demand letter, unsolicited offer to license or any cease and desist letter) or made any assertions to any Person that such Person is infringing, misappropriating or violating any Company Owned Intellectual Property or Company Licensed Intellectual Property that is exclusively licensed to the Company.

(e)

No Infringement by Company. The conduct of the Company Business, including the making, using, offering for sale, selling, distributing and/or importing of any Company Product has not, and does not violate, infringe, or constitute contributory infringement, inducement to infringe, misappropriation, dilution or unlawful use of the Intellectual Property of any Person. Without limiting the foregoing, the Company is not aware of any Patent that might be infringed in connection with the conduct of the Company Business. No Person has asserted in writing or to the Knowledge of the Company threatened a claim against the Company, and the Company has not received any written notification that the Company Business or Company Technology violates, infringes, or constitutes contributory infringement, inducement to infringe, misappropriation, dilution or unlawful use of any Person’s Intellectual Property, and to the Knowledge of the Company there are no facts that could give rise to such a claim. No Person has sent the Company a cease and desist letter related to the Company’s use of any Person’s Intellectual Property. The Company has not received any unsolicited written offer to license (or any written notice that the Company requires a license to) any Person’s Intellectual Property.

(f)	No Unfair Trade Practices. The Company and its Affiliates have not conducted the Company Business using deceptive, misleading or unfair business or trade practices.

(g)

Employee and Contractor Agreements. Except as set forth in Section 3.1(26)(g) of the Company Disclosure Letter, all current and former employees, consultants and independent contractors of the Company who are or were involved in or contributed in any manner in the creation or development of any Company Owned Intellectual Property have executed and delivered to the Company a valid, binding, enforceable written agreement (containing no exceptions to or exclusions from the scope of its coverage) regarding the protection of proprietary information and the irrevocable present assignment to the Company of all right, title and interest in the applicable Company Owned Intellectual Property. Where any such assignment is not permitted under applicable Laws, the applicable employees and contractors have granted to the Company irrevocable, exclusive, worldwide, royalty-free, fully paid, transferrable and sublicensable licenses or usage rights, each, to the extent permitted by applicable Laws, to the Company of such non-assignable Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor is in violation of any term of any such agreement. Where necessary under applicable Law, the Company has claimed the rights in employee inventions in accordance with applicable Law, so that the inventors’ rights were assigned to the Company. For clarity, the representations and warranties in this Section 3.1(26)(g) shall not limit the scope of the representations and warranties of the Company in this Section 3.1(26)(g).

(h)

Moral Rights. Except as set forth in Section 3.1(26)(h) of the Company Disclosure Letter, all authors of any works of authorship in Company Owned Intellectual Property have waived their Moral Rights, in each case, to the extent permitted by applicable Law or such authors otherwise prepared such works in jurisdictions that do not recognize Moral Rights.

(i)

No Standards Bodies. Company is not now nor has ever been, and no previous owner of any Company Owned Intellectual Property was during the duration of their respective ownership, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that requires or obligates Company or the previous owner to grant or offer to any other Person any license or other right to the Company Owned Intellectual Property, including any future Technology and Intellectual Property developed, conceived, made or reduced to practice by Company or any affiliate of Company after the Closing Date. With regard to any disclosure in Section 3.1(26)(i) of the Disclosure Letter, Company (and all prior owners of any Patents owned by Company) has complied with all commitments, obligations, agreements and policies with respect to its participation in such patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization.

(j)

No Government Funding. Except as set out in Section 3.1(26)(j) of the Company Disclosure Letter, no funding, facilities, resources (other than the provision of customer data), or research grants have been provided by any Authority or any university, college, or multi-national, bi-national or international organization for the development or creation, in whole or in part, of any Company Owned Intellectual Property, and no employee, independent contractor, or other service provider who was involved in, or who contributed to, the creation or development of any Company Product, Company Owned Intellectual Property or Company Technology has performed services for any Authority or any university, college, other educational institution, multi-national, bi-national or international organization or research center, in each case, during a period of time during which such employee, contractor or other service provider was also performing services for the Company (collectively, “Government Involvement”). With respect to any such Government Involvement identified in Section 3.1(26)(j) of the Company Disclosure Letter, the Company has complied with the provisions of all applicable Law and the applicable Contract(s) with respect to such Government Involvement, including protecting Intellectual Property, and providing notices, information and documents to the applicable Authority in order to (A) not lose ownership or other rights in or to any Intellectual Property or Technology and (B) not grant broader rights or licenses to any Authority under any Intellectual Property or Technology than those rights and licenses required to be granted under applicable Law or those rights and licenses granted under the applicable Contract related to such Government Involvement. With respect to any such Government Involvement identified in Section 3.1(26)(j) of the Company Disclosure Letter, involving a U.S. authority or university, college, other educational institution, multi-national, bi-national or international organization, the Company has (i) timely made all required disclosures regarding any Patents or patentable inventions resulting from or conceived during the development of any portion of any Company Intellectual Property or Company Technology developed under a Contract with any Authority such that the Authority does not have the right to take or claim title to such Patents or patentable inventions and (ii) timely made all required disclosures (on the appropriate Authority schedule) of all technical data and technical information resulting from the development of any portion of any Company Intellectual Property or Company Technology developed under any Contract with any Authority in which the Authority has unlimited, limited, restricted, government purpose or specifically negotiated rights. Company has provided copies of all such required disclosures described in (i) and (ii) above to Purchaser.

(k)

No Limits on Purchaser’s Rights. The execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any condition set forth herein will not contravene, conflict with or result in any termination of or new or additional limitations on the Purchaser’s right, title or interest in or to the Company Intellectual Property following the Closing, nor will it cause: (i) the Company to grant to any other Person any right to or with respect to any Intellectual Property owned by, or licensed to the Company, (ii) Company to be bound by, or subject to, any non-compete or other restriction on the operation or scope of the Company Business, or (iii) the Company to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any Person in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.

(l)

Transferability of Intellectual Property. All Company Owned Intellectual Property is and will be fully transferable, alienable and licensable by the Company without restriction and without payment of any kind to any other Person.

(m)

Company Products. A complete and accurate list of each of the Company Products, together with a brief description of each, is set forth in Section 3.1(26)(m) of the Company Disclosure Letter. Except as set forth in Section 3.1(26)(m) of the Company Disclosure Letter:

(i)	each Company Product designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by Company to any

Person conforms and complies with the terms and requirements of all applicable warranties, the Contract related to such Company Product (other than warranty claims resolved by Company in the ordinary course), and with all applicable Laws;

(ii)

no customer or other Person has asserted or threatened to assert any claim against the Company (a) under or based upon any contractual obligation or warranty provided by or on behalf of the Company, or (b) under or based upon any other warranty relating to any Company Product; and

(iii)

the Company’s list of known software bugs maintained by its development or quality control groups with respect to all Company Products has been provided to the Purchaser and such list is a complete and accurate list of software bugs which are part of Company’s Products which have been identified by Company’s development and quality control groups as of January 31, 2021. The Company has disclosed in writing to Purchaser all information relating to any problem or issue with respect to any Company Product that materially adversely affects, or may reasonably be expected to materially adversely affect, the value, functionality or fitness for the intended purpose of such Company Product. Without limiting the generality of the foregoing, other than as disclosed by the Company in Section 3.1(26)(m)(iii) of the Company Disclosure Letter (x) there are no defects, malfunctions or nonconformities in any of such Company Product that materially adversely affect or may reasonably expected to materially adversely affect the functionality or fitness for the intended purpose of such Company Product; (y) there have been, and are, no claims (other than resolved warranty claims in the Ordinary Course) asserted against Company or any of its customers or distributors related to any Company Product; and (z) the Company has not recalled any Company Products and Company has not been or is currently required to recall any Company Products.

(n)	Patent Marking. The Company has not engaged in any manner of false patent marking and has complied with all applicable Laws with respect to marking Company Products with proper references to Patents.

(o)

User Documentation. All Company Products perform in all material respects in accordance with the design specifications to which such Company Products were developed at the time of sale, and there are no errors in the user documentation associated with any such Company Products that materially adversely affect or may reasonably expected to materially adversely affect the functionality or fitness for the intended purpose of such Company Product. All services performed by or on behalf of the Company for any other Person, including all installation services, integration services, development services, repair services, maintenance services, support services, training services and upgrade services, have been performed in a good and workmanlike manner and in material conformance with the applicable Contract and applicable Laws.

(p)

No Release of Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of the Company Source Code other than past disclosures of Company Source Code to Persons engaged by Company for completing activities related to development, quality assurance, compliance who were bound by Contracts described in Section 3.1(26)(g).

(q)

No Viruses, Spyware or Malware in Company Products. No Company Products, at the time of their delivery from Company to any owner of the Company Product, contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “malware,” “spyware,” “malicious code,” “drop dead device,” “virus” or other software routines or hardware components designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) damaging or destroying any data or file without the user’s consent (collectively, “Viruses”). The Company has taken reasonably appropriate steps consistent with industry standards to prevent the introduction of Viruses into Company Technology. None of the Company Products perform the following functions, without the knowledge and consent of the owner or user of a computer system or device: (i) collects personal information stored on the computer system; (ii) interferes with the owner’s or an authorized user’s control of the computer system or device; (iii) changes or interferes with settings, preferences or commands already installed or stored on the computer system or device without the knowledge of the owner or an authorized user of the computer system or device; (iv) changes or interferes with data that is stored, accessed or accessible on any computer system or device in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the computer system or device; (v) causes the computer system or device to communicate with another computer system or device without the authorization of the owner or an authorized user of the computer system or device; or (vi) installs a computer program that may be activated by a Person without the knowledge of the owner or an authorized user of the computer system or device.

(r)

Export Control for Company Products. Section 3.1(26)(r) of the Company Disclosure Letter is a complete and accurate list of any export licenses or license exceptions upon which the Company has relied for the export or re-export of any Company Product in the preceding five years. The Company has been, in the preceding five years, in full compliance with all applicable Foreign Export and Import Laws and applicable Canadian Export and Import Laws (as defined herein) and U.S. Export and Import Laws (as defined herein), and (i) has not made any voluntary disclosures with respect to such laws ; (ii) has prepared and timely applied for and obtained all import and export licenses required in accordance with such laws for the conduct of its business; and (iii) has at all times been in compliance with all applicable legal requirements relating to trade embargoes and sanctions. There is no export-related or import-related Claim or other proceeding, and, to the knowledge of the Company, there is no investigation or inquiry, pending or, to the knowledge of the Company, that has been threatened against the Company or any officer or director of the Company (in his or her capacity as an officer or director of the Company) by or before (or, in the case of a threatened matter, that would come before) any Authority.

(s)	Public Software

(i)	Section 3.1(26)(s)(i) of the Company Disclosure Letter is a complete and accurate list, grouped by Company Product, of the following:

(A)	a description of each such Company Product and relevant Public Software incorporated into, distributed with or linked to such Company Product;

(B)

for each item of Public Software disclosed in Section 3.1(26)(s)(i), the Open License Terms applicable to each such Public Software and a reference to where such Open License Terms may be found (e.g., a link to the site from which the Public Software was obtained that has the applicable Open License Terms);

(C)

for each item of Public Software disclosed in Section 3.1(26)(s)(i), whether such Public Software has been distributed by Company, is provided solely as part of a hosted, cloud or Internet offering (e.g., a SaaS offering) or is only used internally by Company as a tool or part of Company’s computing infrastructure;

(D)	for each item of Public Software disclosed in Section 3.1(26)(s)(i), whether Company has modified such Public Software;

(E)

for each item of Public Software disclosed in Section 3.1(26)(s)(i), a complete and accurate statement of how the identified Public Software is incorporated into, used within, or linked to Company’s proprietary software; and

(F)

for each item of Public Software disclosed in Section 3.1(26)(s)(i) identifies whether such Public Software is licensed to Company under the terms of a commercial or proprietary license, but that is also available as Public Software.

(ii)	Except as set forth in Section 3.1(26)(s)(i) of the Company Disclosure Letter, no Public Software has, in whole or part, been incorporated into, linked to, or distributed with any Company Product.

(iii)

The Company is in compliance with all Open License Terms applicable to any Public Software licensed to or used by Company. The Company has not received any notice alleging that Company is in violation or breach of any Open License Terms. The Company’s use, modification, and distribution of any Public Software does not (a) require the Company to make available the source code or any other information regarding any Work or any Related Software; (b) require the Company to grant permission to create modifications to or derivative works of any Work or any Related Software; (c) require the Company to grant a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under Intellectual Property (including Patents) regarding any Work alone, any Related Software alone or any Work or Related Software in combination with other hardware or software; or (d) impose on the Company any restriction on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property through any means. The information disclosed by Company to Purchaser regarding Public Software has been and is complete and accurate in all respects.

(t)	Security Measures; Audits

(i)

The Company has implemented and maintained, consistent with industry standard practices and its contractual and other obligations to other Persons, security and other measures reasonably necessary to protect all Systems from Viruses and from unauthorized access, use, modification, disclosure or other misuse.

(ii)

The Systems used in the Company Business are sufficient to conduct the Company Business. The Systems are in sufficiently good working condition (subject to routine maintenance and scheduled refreshes) to effectively perform all information technology operations necessary for the conduct of the Company Business as currently conducted and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats, or otherwise) as necessary for the conduct of the Company Business as currently conducted.

(iii)	None of the Systems have experienced any bugs, errors, incidents, malfunctions, failures, breakdowns, substandard performance or other deficiency in the past three (3) years that has caused or could be expected to cause any material disruption or material interruption in or to the use of any System or to the Company Business.

(iv)

In the last three (3) years, there has been no unauthorized access, use, intrusion, or breach of security (including any cyberattack), or failure, breakdown, performance reduction or other adverse event or incident adversely affecting any System, including any such event that has caused or could reasonably be expected to cause any: (i) disruption of or interruption in or to the use of any System or to the Company Business or (ii) unauthorized access, loss, destruction, damage, or harm of or to the Company Business, any System, in each case other than normal wear of physical Systems or ordinary course minor outages or minor connectivity issues which were remedied, substituted or replaced promptly in the ordinary course.

(v)

The Company has taken reasonable actions consistent with industry standards and the Company’s security policies and other documentation, to protect and maintain the performance, integrity and security of the Systems and the data and other information stored or processed thereon. The Company maintains commercially reasonable documentation regarding the Systems and their support and maintenance.

(vi)

The Company maintains reasonable backup and data recovery, disaster recovery, business continuity and cybersecurity plans and procedures designed to provide for the back-up and recovery of the data and information necessary to the conduct of the Company Business as currently conducted without material disruption to or material interruption in the Company Business (collectively, the “Backup Plans”). The Company has not had to implement any Backup Plan as a result of any incident, event or circumstance in the three (3) year period prior to the date of this Agreement. The Company has provided to the Purchaser complete and accurate copies of the Backup Plans and the results of such testing.

(vii)

Company has conducted risk assessments of the Company Products that address security, including information security, risks applicable to the Company Products. Company has implemented reasonable security controls to address all security risks identified in the Company Products risk assessments. The hosting environments used to store the Company Source Code of the Company Products and quality management software used for the Company Products are ISO-27001 certified third party-provided hosting environments.

(27)	Accounts Receivable

Section 3.1(27) of the Company Disclosure Letter contains the aggregate amount of accounts receivable of the Company Entities as of December 31, 2020, such amount is true and accurate in all material respects. All of such accounts receivable represent valid obligations of customers, arising from bona fide transactions entered into in the Ordinary Course, and are good and collectible at their face amounts (subject to no defense, counterclaim or set-off known to the Company Entities) except to the extent of any reserves provided for doubtful accounts in the Ordinary Course, consistent with past practice. No Person has any Lien on any accounts receivable of the Company Entities or any part thereof and, except in the Ordinary Course, no Contract for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any accounts receivable of the Company Entities. There is no pending Claim with respect to the validity of any amount of any accounts receivable of the Company Entities. All accounts payable of the Company Entities are reflected accurately and properly, in all material respects, on the Books and Records of the Company Entities.

(28)	Privacy

(a)

The Company is, and at all times has been, in material compliance with (i) the HIPAA Regulations and all other applicable Laws pertaining to (A) privacy, data security, cyber security, data loss, theft and breach of security notification obligations, and e-commerce and (B) the collection, storage, use, access, disclosure, processing, security, and transfer (including, without limitation, any transfer across national borders) of Personal Data (referred to collectively in this Agreement as “Data Activities”) ((A) and (B) together “Privacy Laws”); (ii) all applicable industry guidelines and self-regulatory programs that are binding on the Company, including self-regulatory programs for online behavioural advertising; and (iii) all Contracts (or portions thereof) to which the Company is a party that are applicable to Data Activities (collectively, “Privacy Agreements”). The Company has delivered to Purchaser accurate and complete copies of all Privacy Agreements. The Company does not collect, process, store, or accept as a method of payment any payment cards, nor does any Person accept or process payment cards on behalf of the Company.

(b)

The Company has implemented written policies relating to Data Activities, including, without limitation, a publicly posted website privacy policy and a comprehensive information security program that includes appropriate written information security policies (“Privacy and Data Security Policies”). The Company has made available a true, correct, and complete copy of each Company Privacy and Data Security Policy in effect at any time since inception of the Company. At all times, the Company has been and is in compliance with all such Privacy and Data Security Policies, and Company does not engage in any Data Activities contrary to such Privacy and Data Security Policies. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate any of the Privacy Agreements, Privacy and Data Security Policies, or any applicable Privacy Laws. The Company has commercially reasonable physical, technical, organizational and administrative security measures in place to protect all Personal Data collected by it or on its behalf from and against unauthorized access, use or disclosure.

(c)

Company has provided notifications to, and has obtained consent from, Persons regarding its Data Activities where such notice or consent is required by Privacy Laws. Company has collected all Personal Data in accordance with its Privacy Policies and Privacy Laws, and Company’s collection of such Personal Data or any other data from third parties is in accordance with any requirements from such third parties, including written website terms and conditions. The Company has not experienced any Breach of Unsecured Protected Health Information or Electronic Protected Health Information or Personal Data or any Security Incident (as such terms are defined in the HIPAA Regulations).

(d)

There is no pending, nor has there ever been any, complaint, audit, proceeding, investigation, or claim against the Company initiated by, or notice pertaining to the foregoing provided to or received from Company, by (i) any person or entity; (ii) any United States federal authority including without limitation the Federal Trade Commission, the United States Department of Health and Human Services, the Office for Civil Rights, or any state attorney general or similar state official or agency; (iii) any other Authority, foreign or domestic; or (iv) any regulatory or self-regulatory entity – alleging that any Data Activity of the Company: (A) is in violation of any applicable Privacy Laws, (B) is in violation of any Privacy Agreements, (C) is in violation of any Privacy and Data Security Policies, or (D) otherwise constitutes an unfair, deceptive, or misleading trade practice.

(e)

At all times, the Company has taken all reasonable steps (including, without limitation, implementing, maintaining, and monitoring compliance with government-issued or industry standard measures with respect to administrative, technical and physical security) to ensure that all Personal Data in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. There has been no unauthorized access, use, or disclosure of Personal Data in the possession or control of the Company and any of its contractors with regard to any Personal Data obtained from or on behalf of the Company. The Company contractually requires all third parties, including vendors and other persons providing services to the Company that have access to or receive Personal Data from or on behalf of the Company to take reasonable steps to ensure that all Company Personal Data in such third parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.

(f)

Company is, and at all times has been in compliance with all Laws pertaining to sales, marketing, and electronic communications, including, without limitation, Canada’s Anti-Spam Law, the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule.

(29)	Finders’ Fees

Other than as set forth in Section 3.1(29) of the Company Disclosure Letter, the Company Entities have not engaged any broker, investment banker, financial advisor or other agent in connection with the Arrangement and, accordingly, other than as discussed in Section 3.1(29) of the Company Disclosure Letter, there is no commission, fee or other remuneration payable to any broker, investment banker, financial advisor or agent who purports or may purport to act or have acted for the Company Entities.

(30)	Investment Canada Act

(a)	The Company is not a Cultural Business.

(b)

The applicable threshold for requiring that the Purchaser to submit an application for review under Part IV of the Investment Canada Act will not be exceeded through the purchase of the Company Shares by the Purchaser on the terms of this Agreement.

(31)	Board Approval

(c)

The Board has: (i) determined that the Consideration to be received by the Company Shareholders pursuant to the Arrangement and this Agreement is fair from a financial point of view to such holders and that the Arrangement is in the best interests of the Company; (ii) authorized the entering into of this Agreement and the performance by the Company of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations.

(d)

Each of the directors and officers of the Company has advised the Company and the Company believe that they intend to vote or cause to be voted all Company Shares beneficially held by them in favour of the Arrangement Resolution and the Company shall make a statement to that effect in the Company Circular.

SCHEDULE D

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND PURCHASER

The Purchaser and the Parent jointly and severally represent and warrant to the Company, on of the date hereof, and on the Effective Date, as follows:

(1)	Formation and Authority

(a)

Each of the Parent and Purchaser is duly incorporated and validly existing as a corporation under the laws of its jurisdiction of incorporation and has the corporate power and authority to own and operate its assets and conduct its business as now owned and conducted. Each of the Parent and Purchaser has all necessary power and authority to enter into and perform its obligations under this Agreement and to carry out the Arrangement. Each of the Parent and Purchaser has obtained all approvals necessary to validly execute and deliver and perform its obligations under this Agreement.

(b)

The execution and delivery of, and performance by each of the Parent and Purchaser of, this Agreement and the consummation of the Arrangement, have been duly authorized by all necessary corporate action on the part of each of the Parent and Purchaser.

(c)	No Insolvency Event has occurred and is continuing in relation to the Parent or any of its Affiliates.

(2)	Non Contravention

Assuming receipt of all of the Regulatory Approvals and the Final Order, the execution, delivery and performance by each of the Parent and Purchaser of this Agreement does not (or with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation, or result in a default under, or allow any Person to exercise any rights (including any right of termination or right of first refusal) under:

(i)	the Constating Documents of either the Parent or Purchaser;

(ii)	any judgment, decree, order or award of any court, Authority or arbitrator having jurisdiction over either the Parent or Purchaser of which either the Parent or Purchaser has knowledge;

(iii)	any material contract or permit to which either the Parent or Purchaser is a party or by which either the Parent or Purchaser is bound; or

(iv)	applicable Law,

except, in the case of paragraph (iii), for any violations that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or adversely impair or materially delay the consummation of the Arrangement.

(3)	Enforceability of Obligations

This Agreement has been duly executed and delivered on behalf of each of the Parent and Purchaser and constitutes a legal, valid and binding obligation of each of the Parent and Purchaser enforceable in accordance with its terms, provided that (i) enforceability may be limited by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, and (ii) specific performance, injunctive relief and other equitable remedies may only be granted in the discretion of a court of competent jurisdiction from which they are sought.

(4)	Consents

Except for (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order; (iii) filings with the Director under the OBCA; (iv) the Regulatory Approvals; and (v) compliance with Securities Law and stock exchange rules and policies, no consent, approval or authorization of, or declaration, filing or registration with, any Authority or any other Person is required to be made or obtained by either the Parent or Purchaser, prior to, or as a condition of, the consummation of the Arrangement, except to the extent that the failure to obtain any such consents, approvals or authorizations or to make any declarations, filings or registrations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the consummation of the Arrangement.

(5)	Sufficient Funds

The Parent has, and the Purchaser will have at the Effective Time, sufficient funds available to satisfy the aggregate Cash Consideration payable by the Purchaser pursuant to the Arrangement in accordance with the terms of this Agreement and the Plan of Arrangement, and to satisfy all other obligations payable by the Purchaser pursuant to this Agreement and the Arrangement, and has furnished to the Company documentation and evidence of such funds satisfactory to the Company, acting reasonably.

(6)	SeaSpine Share Consideration and Exchangeable Share Consideration

The issuance of the Exchangeable Share Consideration pursuant to the terms and conditions of this Agreement has, or prior to the Effective Time will have been duly and validly authorized by the Purchaser, and the issuance of the SeaSpine Share Consideration pursuant to the terms and conditions of this Agreement has, or prior to the Effective Time will have been duly and validly authorized by the Parent. Such Exchangeable Shares and SeaSpine Shares will be registered in the name of the Company Shareholders (other than Dissenting Shareholders, that remain entitled to be paid fair value) in accordance with the Letter of Transmittal and Election Form submitted by each Company Shareholder and will be issued in compliance with all applicable Laws and the Company Shareholders will have good and legal title to such shares.

(7)	Finders’ Fees

No investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of either the Parent or Purchaser, or any of its affiliates or any of its or their officers, directors or employees who is entitled to any fee, commission or other payment from the Company or any of its Subsidiaries upon consummation of the Arrangement.

(8)	Litigation

There are no Claims pending against, or, to the knowledge of either the Parent or Purchaser, threatened against or affecting either the Parent or Purchaser that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or in any manner challenge or seek to prevent, enjoin, alter or materially delay the Arrangement.

(9)	Tax Matters

(a)	The Purchaser is a resident of Canada and is a taxable Canadian corporation for purposes of the Tax Act.

(b)	The Parent and its Affiliates (including the Purchaser and Callco) are not specified financial institutions for purposes of the Tax Act.

(c)

The Parent and its Affiliates have duly and timely filed all income Tax Returns and all other material Tax Returns required to be filed by them with the appropriate Authority and all such Tax Returns were true, correct and complete in all material respects.

(d)

The Parent and its Affiliates have duly and timely paid all income Taxes and all other material Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it.

(e)

There are no notices of objection or appeals outstanding with respect to any assessment, reassessment or determination of the Taxes of the Parent or its Affiliates by any Authority. To the knowledge of the Parent, there are no assessments, reassessments, actions, suits, audits, investigations, claims or other proceedings pending or, threatened, against the Parent or its Affiliates in respect of any Taxes that would, if the Taxes underlying such assessments or reassessments became due and payable, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect. There are no outstanding agreements, waivers or other arrangements providing for an extension of time with respect to (i) the filing of any Tax Return or the payment of any Taxes by the Parent or its Affiliates or (ii) the period during which any Authority may assess or collect Taxes of the Parent or its Affiliates.

(f)

The Parent and its Affiliates have duly and on a timely basis withheld from any amount paid or credited by them to or for the account of the benefit of any Person, including any employees, officers or directors and any non-resident persons, the amount of all material Taxes and other deductions required or permitted by any Law, rule or regulation to be withheld from any such amount and has duly and on a timely basis remitted the same to the appropriate Authority.

(g)

All transactions or arrangements between the Parent, any of its Subsidiaries and/or other companies or persons affiliates to the Parent are and were effected at arm’s length terms and have been made in material compliance with applicable transfer pricing law and regulations of each applicable Law (including the Treasury Regulations promulgated under Section 482 of the Code and Section 247 of the Tax Act). The Parent and its Subsidiaries have at all times been in compliance in all material respects with any documentation and recordkeeping requirements under applicable transfer pricing Laws.

(10)	SEC Reports

(a)

Parent has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2018 (all such forms, documents and reports, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC documents at the time they were filed or furnished contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading. None of the Parent’s Subsidiaries is, or at any time since January 1, 2018, has been required to file any forms, reports or other documents with the SEC.

(b)

The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents (the “Parent Financial Statements”) at the time they were filed or furnished (i) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (except, in the case of unaudited statements, subject to normal year-end audit adjustments, the absence of notes and to any other adjustments described therein, including in any notes thereto or with respect to pro forma financial information, subject to the qualifications stated therein), (ii) were prepared in conformity with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the U.S. Securities Act.

(c)

As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent SEC Documents. As of the date hereof, none of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review.

(d)

The Parent is an SEC registrant. There is no Order delisting, suspending or cease trading any securities of the Parent. The SeaSpine Shares are listed and posted for trading on the NASDAQ, and are not listed or quoted on any market other than the NASDAQ, and Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ. No Authority, other competent authority or stock exchange in Canada or the United States has issued any order which currently outstanding prevent or suspending trading in any securities of the Parent, and no such proceeding is, to the knowledge of the Parent, pending, contemplated or threatened and neither the Parent nor any of its Affiliates is in material default of any requirement of any Laws relating to trading in any securities of the Parent.

(11)	Compliance with Laws; No Orders

Each of Parent and its Affiliates has complied with Laws in all material respects and is not in violation of any Laws in any material respect except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(12)	Capitalization

(a)

Parent is authorized to issue (i) 15,000,000 shares of preferred stock, par value US$0.01, of which none are issued and outstanding as at the date hereof; and (ii) 60,000,000 shares of common stock, par value US$0.01, of which 27,942,275 shares are outstanding as at the date hereof. Parent has reserved for issuance the SeaSpine Shares to be issued on the Effective Date and to be issued upon exchange of the Exchangeable Shares.

(b)

The authorized capital of the Purchaser consists of an unlimited number of common shares. All of the issued and outstanding common shares of the Purchaser are owned, directly or indirectly, by the Parent.

(c)

Upon completion of the Arrangement, all of the shares in the capital of the Purchaser other than the Exchangeable Shares required to be issued by the Purchaser under the Plan of Arrangement will be owned, directly or indirectly, legally and beneficially, by the Parent.

(13)	WTO Investor

Parent is a “WTO investor” within the meaning of the Investment Canada Act.

(14)	Undisclosed Liabilities

There are no liabilities or obligations of Parent or Purchaser or any of their Affiliates of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations: (i) disclosed in the Parent Financial Statements, (ii) incurred in the ordinary course of business since the balance sheet date of the most recent Parent Financial Statements, (iii) incurred in connection with this Agreement or (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(15)	Intellectual Property

Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Parent and its Subsidiaries, as applicable, own or possess, or have a licence to or otherwise have the right to use, all Intellectual Property which is material and necessary for the conduct of tis business as presently conducted; and (ii) to the knowledge of the Parent, neither the Parent nor any of its Subsidiaries is infringing on any intellectual property right of any third party.

(16)	No Material Change

Since the date of the most recent Parent Financial Statements, other than as disclosed in the Parent SEC Documents:

(a)

there has not been any Material Adverse Effect with respect to the Parent and there are no material facts, transactions, events or occurrences which, to the knowledge of the Parent, would reasonably be expected to have a Material Adverse Effect with respect to the Parent;

(b)

the Parent and its Affiliates have not issued, sold, transferred, disposed of, acquired, redeemed, granted options or rights to purchase, rights of first refusal or subscription rights, or sold any securities of the Parent or its Affiliates or permitted any reclassifications of any securities of the Parent or any of its Affiliates;

(c)	the Parent and its Affiliates have not amended or modified their Constating Documents;

(d)	the Parent and its Affiliates have not declared, paid or otherwise set aside for payment any dividend or other distribution with respect to securities of the Parent;

(e)

the Parent and its Affiliates have not merged or consolidated with, or acquired all or substantially all the assets of, or otherwise acquired, any business, business organization or division thereof, or any other Person;

(f)

no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect has been incurred;

(g)	there has not been any material change to the accounting practices used by the Parent and its Affiliates;

(h)

there has not been any satisfaction or settlement of any material claims or material liabilities by the Parent or its Affiliates, other than the settlement of claims or liabilities in the ordinary course of business; and

(i)	the Parent and its Affiliates have conducted their business only in the ordinary and normal course consistent with past practice, except for the transactions contemplated by this Agreement.

(17)	Anti-Corruption and Money Laundering Laws

None of the Parent or its Affiliates, nor, to the Knowledge of the Parent, any director, officer, employee, representative, agent or any other Person acting on behalf of any of the Parent or its Affiliates, has (i) violated any applicable Anti-Corruption Law or Money-Laundering Laws; or (ii) illegally offered, paid, given, promised or authorized the payment of, anything of value (including money, checks, wire transfers, tangible and intangible gifts, favors, services or entertainment and travel) directly or indirectly to any Government Official (A) for the purpose of (1) influencing any act or decision of a Government Official or any other Person in his or her official capacity, (2) inducing a Government Official or any other Person to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4) inducing a Government Official or any other Person to influence or affect any act or decision of any Authority or (5) assisting any of the Parent or its Affiliates, or any of their directors, officers, employees, agents, representatives or any other Persons acting on behalf of any of the Parent or its Affiliates in obtaining or retaining business or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage.

SCHEDULE E

REGULATORY APPROVALS

(1)

Canada: Company to obtain a consent from Health Canada to amend the Canadian medical device license(s) to list the new license holder name and address required by submitting a Medical Devices Licence Amendment Fax-Back Form—Guidance for Changes to the Manufacturer’s Name and/or Address of Existing Device Licences Only to Health Canada. This will also require the Company to update its MDSAP ISO 13485 quality systems certificates.

(2)	United States: In order to make a FDA Change to 510k holder the Company must update the online database for Device Registration and Listing via Access Electronic Registration.

(3)	United States: Parent to obtain the NASDAQ Approval.

(4)	European Union: Company to submit a Significant Change Form to notified body.

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SCHEDULE F

CONDUCT OF BUSINESS OF THE PARENT

Section 4.2(1)(a)

The Parent plans to amend its Certificate of Incorporation to add a “federal forum provision”. The proposed amendment was approved by the board of directors of the Parent in February, 2021. The Parent intends to seek approval of the proposed amendment from its stockholders at the next annual meeting to be held on June 2, 2021.

Section 4.2(1)(c)

The Parent will continue to allow “net-settlement” when employee restricted stock units vest (whereby the Parent issues the employee fewer shares and uses the value of the shares not issued to cover the employee’s tax withholding obligations).

F-1

SCHEDULE G

R&W INSURANCE POLICY

G-1

SCHEDULE H

FORM OF CONFIRMATORY ASSIGNMENT AGREEMENT

(See attached.)

H-1

EXHIBIT I

NET WORKING CAPITAL

(See attached.)